CREDIT AGREEMENT



          This CREDIT AGREEMENT is dated as May 30,
  1995 and entered into by and among CIRCUS AND ELDORADO
  JOINT VENTURE, a Nevada general partnership ("Partnership"), THE FINANCIAL INSTITUTIONS LISTED ON THE
  SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), FIRST INTERSTATE BANK OF NEVADA, N.A. ("FIB" and, in its capacity as Arranger and Administrative Agent for Lenders, "Agent"), THE LONG-TERM CREDIT BANK OF JAPAN,
  LTD., LOS ANGELES AGENCY ("LTCBJ") and SOCIETE
  GENERALE ("SocGen"), collectively, as Managing Agents for Lenders (FIB, LTCBJ and SocGen in such capacity, "Managing Agents") and BANK OF AMERICA, N.T. & S.A. ("BofA"),
  CIBC INC. ("CIBC") and CREDIT LYONNAIS, LOS
  ANGELES BRANCH ("Lyonnais"), collectively, as Co-Agents for Lenders (BofA, CIBC and Lyonnais in such capacity, "Co-Agents").


                     R E C I T A L S

          Partnership has begun to develop and construct the Project (such term and other defined terms used herein being defined in subsection 1.1 hereof) which consists of a hotel casino complex with approximately 1,700 hotel rooms situated on the Premises.

          Partnership desires to obtain financing from Lenders for the completion, use and operation of the Project and, after the Conversion, general business purposes.

          Lenders agreed to make the Loans upon the terms and conditions set forth and provided in this Agreement.

          NOW, THEREFORE, in consideration of the
  premises and the agreements, provisions and covenants herein contained, Partnership, Lenders, Managing Agents, Co-Agents and
  Agent agree as follows:


  Section 1.   DEFINITIONS

  1.1     Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings:

          "Adjusted Eurodollar Rate" means, for any Interest
  Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing
  (i) the offered quotation, if any, to FIB (or an Affiliate of FIB) by prime banks for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of FIB for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (Pacific time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Advance" means any disbursement of proceeds of a Pre-Conversion Loan made pursuant to subsection 2.1A(i).

          "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

          "Affected Loans" has the meaning assigned to that term in subsection 2.6C.

          "Affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Agent appointed pursuant to subsection 9.5.

          "Agreement" means, as of any date, this Credit
  Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "All-In Eurodollar Rate Margin" has the meaning assigned to that term in subsection 2.2A(iii) as illustrated on
  Schedule 1.1 hereto.

          "Applicable Base Rate Margin" has the meaning assigned to that term in subsection 2.2A(iv) as illustrated on
  Schedule 1.1 hereto.

          "Applicable Eurodollar Rate Margin" has the meaning assigned to the term "Applicable Eurodollar Rate Margin" in the Circus Revolving Loan Agreements as such term was defined therein as of the Closing Date as illustrated on Schedule 1.1 hereto, determined by reference to Circus' Funded Debt Ratio and Senior
  Debt Rating (each as defined in the Circus Revolving Loan
  Agreements); provided that if the Circus Revolving Loan
  Agreements are amended, supplemented or otherwise modified in a manner such that the data necessary to calculate the amount described by the term "Applicable Eurodollar Rate Margin" as used therein on the Closing Date is no longer available or for any other reason such referenced term no longer adequately reflects Circus' credit standing, then Partnership and Lenders shall discuss an alternative definition for "Applicable Eurodollar Rate Margin," and if agreement on such alternative definition cannot be reached, Supermajority Lenders shall make a good faith determination of a definition for "Applicable Eurodollar Rate Margin" for purposes of this Agreement that adequately reflects Circus' credit standing and this Agreement shall be amended (without further action or consent by Partnership) to substitute such definition notwithstanding Partnership's failure to agree thereto. If the "Applicable Eurodollar Margin" under the Circus Revolving Loan Agreements changes as a result of a change in Circus' Funded Debt Ratio (as defined therein) or Circus' Senior Debt Rating (as defined therein), the Applicable Eurodollar Rate Margin hereunder shall change on the same date that the "Applicable Eurodollar Margin" changes under the Circus Revolving Loan Agreements.

          "Appraisal" means an appraisal of the Project prepared by an appraiser acceptable to Agent and Lenders and licensed as an appraiser in the State of Nevada which shall (a) be satisfactory in form, scope and substance to Agent, (b) contain a separate appraisal of the stabilized value of the Project as a going concern following completion of construction and (c) contain a certification in form and substance satisfactory to Agent from the appraiser to Agent that it was prepared in compliance with the standards of Financial Institutions Reform, Recovery and
  Enforcement Act.

          "Architect" means Urban Design Group, P.C., or, with Agent's and Lenders' prior written approval, such other architect or architects as may be engaged by Partnership from time to time to take responsibility for primary architectural services required in connection with the Project.

          "Architect's Contract" means, as of any date, the Agreement Between Owner And Architect dated as of
  February 1994, by and between Partnership and Mitchell Cohan Architects, Inc., as assigned to Architect pursuant to that undated Assignment by and among Partnership, Mitchell Cohan Architects, Inc., UDG, Inc. d/b/a Urban Design Group, Inc. and Architect, as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Asset Sale" means the sale by Partnership or any of its Subsidiaries to any Person other than Partnership or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Partnership's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Partnership or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Partnership or any of its Subsidiaries outside of the ordinary course of business (including, without limitation, sale of the Premises); provided, in each case, that no such sale or disposition shall be an Asset Sale for purposes of this Agreement unless the fair market value of the assets sold or disposed exceeds $3,000,000 for any given transaction or series of related transactions or $6,000,000 in the aggregate in any calendar year.

          "Assignment Agreement" means an Assignment
  Agreement in substantially the form of Exhibit VIII annexed hereto.

          "Assignment of Rents and Revenues" means, as of any date, the Assignment of Rents and Revenues executed and delivered by Partnership and Agent on the Closing Date, substantially in the form of Exhibit XXI annexed hereto, as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Attraction" means a restaurant and/or other casino adjacent facility of approximately 32,000 square feet on the mezzanine level of the casino portion of the Project.

          "Auditor's Letter" means a letter, substantially in the form of Exhibit IX annexed hereto, acknowledged and agreed to by Partnership and Arthur Andersen LLP and delivered to Agent pursuant to subsection 4.1Z.

          "BofA" has the meaning assigned to that term in the introduction to this Agreement.

          "Bankruptcy Code" means Title 11 of the United
  States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "Base Rate" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

          "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "Budget" means, at any time, the budget for the Project delivered to Lenders pursuant to subsection 4.1T, as modified pursuant to the terms of subsection 4.2B, at such time.

          "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Nevada, New York or California or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.

          "Capital Lease," as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Cash" means money, currency or a credit balance in a Deposit Account.

          "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors
  Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that, at the time of the acquisition of such certificates or acceptances (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's, and (vi) overnight repurchase agreements executed with Lenders; provided that the terms of such repurchase agreements require physical delivery of securities (which must be "Cash Equivalents" as described in clauses (i) - (iv) above), except in the case of treasury obligations delivered through the Federal Reserve book entry system.

          "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit X annexed hereto delivered by a Lender to Agent pursuant to subsection 2.7B(iii).

          "CIBC" has the meaning assigned to that term in the introduction to this Agreement.

          "Change Orders" means any written order to the General Contractor signed by the Partnership in accordance with the Architect's Contract including, without limitation, subsection 1.4.15 of the Supplementary Conditions thereof ordering or authorizing changes in the work to be performed under the General Contractor's Contract, the price for such work or the schedule upon which such work is to be completed in accordance with Section 12 of the General Conditions of the General Contractor's Contract.

          "Circus" means Circus Circus Enterprises, Inc., a
  Nevada corporation.

          "Circus Bridge" means the elevated building structure that spans Fifth Street and connects the Improvements with the buildings located on the adjacent real property owned by Circus Circus Casinos, Inc., a Nevada corporation.

          "Circus Completion Guaranty" means, as of any date, the Circus Completion Guaranty executed and delivered by Circus and Agent on the Closing Date, substantially in the form of
  Exhibit XIII-A annexed hereto, as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Circus Revolving Loan Agreements" means that certain Reducing Revolving Loan Agreement dated as of September 30, 1993, among Circus, the Banks named therein, LTCBJ, FIB, SocGen, Credit Lyonnais Los Angeles Branch, Credit Lyonnais Cayman Island Branch, as Co-Agents, CIBC Inc., as Co-Managing Agent and Bank of America National Trust and Savings Association, as Managing Agent and that certain Revolving Loan Agreement dated as of September 30, 1993, among Circus, the Banks named therein, LTCBJ, FIB, SocGen, Credit Lyonnais Los Angeles Branch, Credit Lyonnais Cayman Island Branch, as Co-Agents, CIBC Inc., as Co-Managing Agent and Bank of America National Trust and Savings Association, as Managing Agent, in each case, as in effect as of the Closing Date.

          "Co-Agents" has the meaning assigned to that term in the introduction to this Agreement.

          "Closing Date" means the date on or before May 31, 1995, on which the initial Loans are made.

          "Collateral" means all the real, personal and mixed property made subject to a Lien pursuant to the Collateral
  Documents.

          "Collateral Account Agreement" means, as of any date, the Collateral Account Agreement executed and delivered by Partnership and Agent on the Closing Date, substantially in the form of Exhibit XI annexed hereto, pursuant to which Partnership may pledge cash to Agent to secure the obligations of Partnership to reimburse Issuing Lender for payments made under one or more
  Letters of Credit as provided in Section 8, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Collateral Documents" means the Security
  Agreement, the Collateral Account Agreement, the Deed of Trust and the Assignment of Rents and Revenues and all other instruments or documents now or hereafter granting Liens on property of the Partnership or its Subsidiaries to Agent for benefit of Lenders.

          "Combined Lien Waiver" means a "Partial and
  Conditional Release and Waiver of Lien of the Current Amount
  Due and Unconditional Release and Waiver of Lien of all Previous Items Provided on the Project" in the form reproduced in
  Schedule 2 to the Requisition.

          "Commitment" means, prior to the Conversion, the Pre-Conversion Commitment of any Lender and on and after the Conversion Date, the Post Conversion Commitment of any Lender, and "Commitments" means such commitments of all Lenders in the aggregate at the time of reference.

          "Commitment Termination Date" means the earlier of the date that is (i) six years after the Closing Date and (ii) five years after the Conversion Date.

          "Complete Construction", "Completion of
  Construction", "Completed Construction" and any similar terms mean to cause (i) construction of the Project to have been substantially completed pursuant to the Plans and the Loan
  Documents (except with respect to construction related to Later
  Opening Rooms and the Attraction), (ii) all governmental approvals, including, without limitation, a temporary certificate of occupancy for all of the Improvements (excluding the Later Opening Rooms and the Attraction) and for the Skyways, and such gaming, liquor and other licenses (copies of which shall have been delivered to Agent), as may be necessary for the opening for business to the public and operation of the Project to have been obtained (except with respect to construction related to Later Opening Rooms and the Attraction that occurs after the last Business Day of the month immediately preceding the Completion of Construction Date),
  (iii) the release of all equitable liens, mechanics liens and any other Liens (other than Liens created pursuant to the terms of the Collateral Documents and Permitted Encumbrances) against or directly related to the Project to have been provided for (except with respect to construction related to Later Opening Rooms and the Attraction that occurs after the last Business Day of the month immediately preceding the Completion of Construction Date) and all indebtedness secured by such Liens to have been paid or provided for, to the reasonable satisfaction of Agent and (iv) substantially all casino and public space (other than the Attraction) and approximately 1,300 hotel rooms of the Project as set forth in the Plans to become open for business to the public.

          "Completion of Construction Certificate" means an Officers' Certificate substantially in the form set forth in Exhibit XX annexed hereto.

          "Completion of Construction Date" means the date on which Partnership delivers to Agent the Completion of Construction Certificate.

          "Compliance Certificate" means a certificate substan-tially in the form of Exhibit V annexed hereto delivered to Agent and Lenders by Partnership pursuant to subsection 6.1(iv).

          "Consent to Assignment of General Contractor's
  Contract" means the Consent to Assignment of General
  Contractor's Contract in substantially the form of Exhibit XIX annexed hereto.

          "Consolidated Adjusted EBITDA" means, for any period, Consolidated EBITDA for that period plus, to the extent they reduce Consolidated EBITDA, Pre-Opening Expenses.

          "Consolidated Available Cash Flow" means, for any period, an amount equal to Consolidated EBITDA for such period minus the sum, without duplication, of the amounts actually paid for such period of Scheduled Facility Reductions, Consolidated Capital Expenditures, Consolidated Cash Interest Expense, Permitted
  General Partner Subordinated Debt Payments, Tax Distributions permitted under subsection 7.5(ii), Other Partnership Distributions permitted under subsections 7.5(iii) and (iv), and Other Permitted Indebtedness Payments.

          "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the consolidated balance sheet of Partnership and its Subsidiaries) by Partnership and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Partnership and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Partnership and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Partnership minus to the extent covered by clause (i) or (ii) of this definition, Construction Costs incurred by Partnership in connection with the Project.

          "Consolidated Cash Interest Expense" means
  Consolidated Interest Expense paid or payable in cash, other than Consolidated Interest Expense accrued but unpaid with respect to the General Partner Subordinated Debt.

          "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, to the extent such items were subtracted in the determination of Consolidated Net
  Income, the sum of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income,
  (iii) total depreciation expense, (iv) total amortization expense, and
  (v) other non-cash items reducing Consolidated Net Income less, to the extent such items were added in the determination of Consolidated Net Income, the sum of the amounts for such period of (i) Pre-Opening Expenses and (ii) non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Partnership and its Subsidiaries in conformity with GAAP.

          "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Partnership and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Partnership and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, all amounts referred to in subsection 2.3 payable to Agent and Lenders, or any of them, on or before the Closing Date.

          "Consolidated Net Income" means, for any period, the net income (or loss) of Partnership and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Partnership) in which any other Person (other than Partnership or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Partnership or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Partnership or is merged into or consolidated with Partnership or any of its Subsidiaries or that Person's assets are acquired by Partnership or any of its Subsidiar-ies, (iii) the income of any Subsidiary of Partnership to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

          "Construction Consultant's Contract" means, as of any date, the letter agreement between Partnership and Smith-Casino Advisory dated as of November 18, 1993, as amended by Addendum One to Letter Agreement for Project C dated as of January 24, 1995, as amended by Addendum Two to Letter
  Agreement for Silver Legacy dated as of March 10, 1995, as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Construction Contracts" means the General
  Contractor's Contract, each Consultant's Contract and each other material agreement, deed or other document to which Partnership or any of its Subsidiaries becomes a party, intended to create legally binding obligations, and reasonably necessary or desirable, as determined by Agent, to Finally Complete Construction; provided that Construction Contracts shall not include those contracts the payment for the performance of which is properly characterized as Pre-Opening Expenses hereunder or contracts that will be performed in the course of operations following Completion of Construction.

          "Construction Costs" means, collectively, without duplication, (i) the aggregate costs of all labor, materials, equipment, fixtures and furnishings necessary for the construction and equipping of the Project, (ii) the costs of acquiring the Premises and (iii) all "soft costs" of constructing, equipping and opening the Project, including, without limitation, architectural and engineering fees, contractors' fees, interest and fees payable with respect to the Loans or advances made by any Person to fund construction, real estate taxes, survey costs, title insurance premiums and attorneys' fees. Construction Costs shall include any item of Pre-Opening Expenses.

          "Construction Schedule" has the meaning assigned to such term in subsection 4.1U.

          "Consultant" means any Contractor that has a Consultant's Contract other than the General Contractor.

          "Consultant's Contract" means the Architect's
  Contract, the Construction Consultant's Contract and any other
  Construction Contract set forth on Schedule I to the Security
  Agreement other than the General Contractor's Contract.

           "Consulting Engineer" means (i) such independent third-party consultants, including, without limitation, inspecting engineers, as Agent reasonably deems necessary, selected and retained by Agent, at any time after a Material Overrun, at Partnership's expense, or (ii) any employee of Agent, as Agent reasonably deems necessary, selected, in each case, to provide various services to Agent and Lenders, including, without limitation, the following services: (a) review and approve the Plans and specifications; (b) review the Construction Schedule;
  (c) conduct compliance inspections with respect to the progress of construction of the Project and approve each element of a request for disbursement relating to Construction Costs; and (d) perform the Consulting Engineer's contemplated functions under this Agreement and such other services as may, from time to time, be reasonably required by Agent to oversee the performance of any undertaking reasonably necessary or desirable, as determined by Agent, to Finally Complete Construction, or to protect or assess the value of the Collateral or to assist in enforcing the Lenders' rights under any of the Loan Documents.

          "Contractors" means the General Contractor and all other contractors, subcontractors, materialmen and suppliers whose services or supplies could reasonably be expected to be necessary to Finally Complete Construction.

          "Contingent Obligation," as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agree-ments relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another,
  (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. For purposes of this definition, the amount of any Contingent Obligation at any time of determination shall be computed as the amount that, in light of all the facts and circumstances existing at such time represents the amount that reasonably can be expected at such time of determination to become an actual or matured liability.

          "Contractual Obligation," as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (which other instrument is for the payment of money) to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Conversion" means the automatic change of all Pre-Conversion Loans and all other amounts owing under the Pre-Conversion Commitments to Post-Conversion Loans and amounts owing under the Post-Conversion Commitments without any repayment of Pre-Conversion Loans and subsequent funding of Post-Conversion Loans.

          "Conversion Date" means the date that is the earlier of (i) the Completion of Construction Date and (ii) one year after the Closing Date.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap, currency collar agreement or other similar agreement or arrangement designed to protect Partnership or any of its Subsidiaries against fluctuations in currency values.

          "Deed of Trust" means, as of any date, that certain
  Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents executed and delivered on or prior to the Closing Date, substantially in the form of Exhibit XV annexed hereto by Partnership in favor of Agent, as beneficiary thereunder, pursuant to which Partnership granted to First American Title Company of Nevada, as trustee, for the benefit of Agent a first priority Lien on, among other things, the Premises and the Improvements to secure the obligations of the Partnership, in form and substance satisfactory to Agent and Lenders, as it may be amended, supplemented or otherwise modified from time to time through such date.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Direct Costs" means costs described in clause (i) of the definition of "Construction Costs."

          "Dispute" has the meaning assigned to that term in subsection 10.19.

          "Documentary Support" means documentary support for any Advance including, without limitation, Lien Waivers, consultants' approvals, applications for payment by subcontractors and other documentary support similar to that required of General Contractor in subsections 9.3.1.1 and 9.3.1.2 of the General Conditions of the General Contractor's Contract as in effect as of the Closing Date.

          "Documents" has the meaning assigned to that term in subsection 10.19.

          "Dollars" and the sign "$" mean the lawful money of the United States of America.

          "Eldorado Bridge" means the elevated building structure that spans Fourth Street and connects the Improvements with the buildings located on the adjacent real property owned by Eldorado Hotel Associates.

          "Eldorado Completion Guaranty" means, as of any date, the Eldorado Completion Guaranty executed and delivered by Eldorado Hotel Associates, Recreational Enterprises and Hotel-Casino Management on the Closing Date, substantially in the form of Exhibit III-B annexed hereto, as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Eldorado Hotel Associates" means Eldorado Hotel
  Associates Limited Partnership, a Nevada limited partnership and a member of Eldorado LLC.

          "Eldorado LLC" means Eldorado Limited Liability
  Company, a Nevada limited liability company.

          "Eligible Assignee" means (A)(i) a commercial bank organized under the laws of the United States or any state thereof;
  (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; and (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Partnership, Circus or Eldorado Hotel Associates shall be an Eligible Assignee.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by Partnership or any of its ERISA Affiliates.

          "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, abatement order, cleanup order, removal order, or other order or direction (conditional or otherwise) by any governmental authority or any Person for any injury, loss or damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions or to compel cleanup or remediation, in each case relating to, resulting from or in connection with any Hazardous Material and relating to Partnership, any of its Subsidiaries or any Facility.

          "Environmental Indemnities" means, as of any date, each of the Environmental Indemnities from Circus, Eldorado Hotel Associates and Partnership in favor of Agent for the benefit of Lenders dated as of the Closing Date, substantially in the form of
  Exhibit XVII annexed hereto, pursuant to which Circus, Eldorado Hotel Associates and Partnership indemnify Agent for the benefit of Lenders against environmental risks, as they may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies, decrees, permits, guidance documents, and any other requirements of Governmental Authorities relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Material, (ii) the presence, generation, use, storage, transportation or disposal of Hazardous Material, or
  (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Partnership or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and
  Liability Act (42 U.S.C. section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. section 1251 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42
  U.S.C. section 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes, ordinances and other laws, and rules and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

          "ERISA" means the Employee Retirement Income
  Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate", as applied to any Person, means
  (i) any Person that is, or was at any time, a member of a controlled group of Persons within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of
  Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any Person described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

          "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;
  (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Partnership or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension
  Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Partnership or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Partnership or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Partnership or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under
  Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Partnership or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under
  Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Partnership or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under
  Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension
  Plan.

          "Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

          "Event of Default" means each of the events set forth in Section 8.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Executive Committee" means the executive committee of Partnership organized in accordance with subsection
  5.7 of the Joint Venture Agreement as in effect on the Closing
  Date.

          "Executive Committee Signatories" means the individuals from time to time serving as Partnership's Director of Finance and Administration and General Manager each of whom shall have been authorized to sign on behalf of the Executive
  Committee and the Partnership pursuant to a resolution of the Executive Committee.

          "Facility" and "Facilities" mean any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Partnership or any of its Subsidiaries.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
  Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

          "Fee Letter" means that certain letter agreement dated as of February 22, 1995, between Partnership and Agent.

          "FIB" has the meaning assigned to that term in the introduction to this Agreement.

          "Finally Complete Construction", "Final
  Completion of Construction", "Finally Completed Construction" and any similar term means to cause (i) Completion of Construction and to complete construction of the remainder of the Project (including Later Opening Rooms and the Skyways, but not including the Attraction), pursuant to the Plans and the Loan Documents, (ii) all governmental approvals, including, without limitation, a final certificate of occupancy (or a temporary certificate of occupancy together with evidence satisfactory to Agent in its reasonable discretion that Partnership will not expend greater than $5 million to satisfy the requirements to obtain such final certificate) for all of the Improvements and the Skyways, and all gaming, liquor and other licenses (copies of which shall have been delivered to Agent), necessary for the opening for business to the public and operation of the Project to have been obtained (including with respect to Later Opening Rooms and the Skyways, but not including with respect to the Attraction), (iii) the release of all equitable liens, mechanics liens and any other Liens (other than Liens created pursuant to the terms of the Collateral Documents and Permitted Encumbrances) against or directly related to the Project to have been provided for (including with respect to Later Opening Rooms and the Skyways, but not including with respect to the Attraction) and all indebtedness secured by such Liens to have been paid or provided for, to the reasonable satisfaction of Agent, and
  (iv) all casino and public space (other than the Attraction) and hotel rooms of the Project as set forth in the Plans to become open for business to the public.

          "Final Completion Certificate" means an Officer's
  Certificate substantially in the form set forth in Exhibit XX annexed hereto.

          "Final Completion Date" means the date upon which Partnership delivers to Agent the Final Completion Certificate.

          "Fiscal Quarter" means a fiscal quarter of Partnership as at the Closing Date.

          "Fiscal Year" means the fiscal year of Partnership as determined under GAAP as applied by Partnership as at the Closing Date.

          "Flood Act" means the National Flood Insurance Act of 1968 as amended by the Flood Disaster Protection Act of 1973
  (42 U.S.C. section 4013 et. seq.).

          "Full and Final Lien Waiver" means a "Full and
  Final Unconditional Release of all Claims and Waiver of Lien" in the form reproduced in Schedule 2 to the Requisition.

          "Funding and Payment Office" means the office of Agent located at the address set forth on the signature pages hereof.

          "Funding Date" means, with respect to any particular
  Loan, the date of the funding of that Loan.

          "Gaming Board" means, collectively, (a) the Nevada
  Gaming Commission, (b) the Nevada State Gaming Control Board, and (c) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Partnership and its Subsidiaries within its jurisdiction.

          "Gaming Laws" means all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents (including, without limitation, the Nevada Gaming Control Act (N.R.S. Ch. 463)) pursuant to which any Gaming
  Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Partnership and its Subsidiaries within its jurisdiction.

          "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession (including, without limitation, in the AICPA Audit and Accounting Guide: Audits of Casinos), in each case as the same are applicable to the circumstances as of the date of determination.

          "General Contractor" means Perini Building
  Company, U.S. Western Division, an Arizona corporation, or, with Agent's and Lenders' prior written approval, such other contractor or contractors as may be engaged by Partnership from time to time to serve as general contractor in connection with the Project.

          "General Contractor's Contract" means, as of any date, the Contract for Construction between Partnership and General Contractor dated as of February 7, 1994, as amended by Change
  Order Nos. 1 - 10, as amended, supplemented or modified from time to time pursuant to subsection 4.2E through such date.

          "General Partners" means, at any time, Galleon, Inc., a Nevada corporation and a wholly-owned Subsidiary of Circus, and Eldorado LLC, a Nevada limited liability company, each a general partner of Partnership, and their respective successors and assigns at such time.

          "General Partner Subordinated Debt" means any Subordinated Indebtedness of Partnership issued to any General Partner, Circus or any of Circus' wholly-owned Subsidiaries pursuant to the Subordinated Debt Documents substantially in the form of Exhibit XVIII and, in the case of the Subordination and Debt Put Agreement, Exhibit XXII annexed hereto.

          "Governmental Authority" means any of the United
  States government, the government of the State of Nevada or any other state and any political subdivision, agency, department, commission, court, board, bureau or instrumentality of any of them, including any local authorities.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

          "Hazardous Material" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Law or publication promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluid, produced water and other waste associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substance or explosive; (v) any radioactive material; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) any pesticide; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health and safety or the environment if released into the workplace or the environment.

          "Hotel-Casino Management" means Hotel-Casino
  Management, Inc., a Nevada corporation and a member of Eldorado LLC and general partner of Eldorado Hotel Associates.

          "Improvements" means all buildings, structures, facilities and other improvements of every kind and description now or hereafter located on the Premises, including all parking areas, roads, driveways, walks, fences, walls, beams, recreation facilities, drainage facilities, lighting facilities and other site improvements, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and personal property of every kind and description now or hereafter located on the Premises or attached to the improvements (excluding the Skyways but including any support structures attached to the improvements with respect to the Skyways and including the Silver Legacy Bridge and the Tunnel) that by the nature of their location thereon or attachment thereto are real property under applicable law; and including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, equipment, fixtures, structures and improvements.

          "Incurred" means, with respect to Construction Costs
  (other than (i) interest and fees on the Loans, (ii) payments for licenses or permits and (iii) purchase order deposits), the labor or service has been performed or the materials have been supplied and incorporated into the Project (or, with respect to materials, are stored on or nearby the Premises, have been paid for and are owned by Partnership, are reasonably appropriate for the then current stage of construction, are covered by the insurance required under this Agreement and are subject to a first-priority security interest in favor of Agent), payment therefor has been requested by the contractor, provider or supplier thereof, and such contractor, provider or supplier is entitled thereto. "Incurred" means, with respect to Construction Costs that consist of (i) interest and fees on the Loans, that such amounts are then due and payable hereunder,
  (ii) payments for licenses or permits, that such amounts are then due and payable and (iii) purchase order deposits, that such amounts are then due and payable and such purchase order is reasonably appropriate to the then current stage of construction.

          "Indebtedness," as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money,
  (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (excluding, as an example, any trade payables payable in the ordinary course of business that are not so due or so evidenced) and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency
  Agreements constitute Contingent Obligations and not Indebtedness. Indebtedness under this Agreement shall be determined by reference to Total Utilization of Commitments on any date of determination.

          "Indemnitee" has the meaning assigned to that term in subsection 10.3.

          "Intellectual Property" means all patents, trademarks, tradenames, customer lists, copyrights, technology, know-how and processes (i) used in or necessary for the conduct of the business of Partnership and its Subsidiaries as currently conducted and as proposed to be conducted and (ii) that are material to the condition (financial or otherwise), business or operations of Partnership and its Subsidiaries, taken as a whole.

          "Interest Payment Date" means (i) with respect to any Base Rate Loan, the last day of each month of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          "Interest Period" has the meaning assigned to that term in subsection 2.2B.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Partnership or any of its Subsidiaries against fluctuations in interest rates.

          "Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

          "Internal Revenue Code" means the Internal
  Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

          "Investment" means (i) any direct or indirect purchase or other acquisition by Partnership or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Partnership or any Subsidiary of Partnership from any Person other than Partnership or any of its Subsidiaries, of any equity Securities of such Subsidiary, or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Partnership or any of its Subsid-iaries to any other Person, other than any indebtedness or account receivable or both from that other Person that is a current asset or arose from sales to that other Person in the ordinary course of busi-ness. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "Issuing Lender" means Agent.

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Joint Venture Agreement" means, as of any date, the Circus and Eldorado Joint Venture Agreement, dated as of March 1, 1994, between the General Partners as amended by the First Amendment to Agreement of Joint Venture of Circus and Eldorado Joint Venture, dated as of July 27, 1994, as amended, supplemented or otherwise modified from time to time in accordance with the terms of subsection 7.14B through such date.

          "Later Opening Rooms" means approximately 439 rooms in the hotel furnished and equipped in a manner comparable to the 1300 hotel rooms initially opened to the public, available for occupancy by hotel guests, not complete at the Completion of Construction Date but expected as of the Closing Date to be open to the public for occupancy on or before May 31, 1996.

          "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1. The term "Lenders" when used without a modifier or when modified only by "the" means Requisite Lenders.

          "Letter of Credit" or "Letters of Credit" means
  Standby Letters of Credit issued or to be issued by Issuing Lender for the account of Partnership pursuant to subsection 3.1.

          "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Partnership (reimbursement out of the proceeds of Loans pursuant to subsection 3.3B shall be considered reimbursement by Partnership for purposes hereof).

          "Leverage Increment" has the meaning assigned to that term in subsection 2.2A(iii).

          "Leverage Ratio" means, as of the date of determination, the ratio of (i) the sum of the average of the daily Total Utilization of Commitments during the immediately preceding Fiscal Quarter plus Other Permitted Indebtedness outstanding as of the last day of such period plus Indebtedness outstanding in respect of Capital Leases as of the last day of such period to
  (ii) Consolidated Adjusted EBITDA, determined for the four consecutive Fiscal Quarter period ending on the date as of which the determination is being made.

          "License Revocation" means the revocation, failure to renew (other than with respect to particular types of gambling or gaming activities (e.g. Keno or Pai Gow) that Partnership has elected no longer to pursue) or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Partnership or any of its Subsidiaries.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest and any mechanic's liens) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Lien Waivers" shall mean, collectively, Combined
  Lien Waivers and Full and Final Lien Waivers.

          "Loan Documents" means this Agreement, any Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Partnership in favor of an Issuing Lender relating to, the Letters of Credit), the Collateral Documents, the Circus
  Completion Guaranty, the Eldorado Completion Guaranty, the
  Make-Well Agreement, the Subordination and Debt Put Agreement and the Environmental Indemnities.

          "Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender's Commitment and (ii) after the termination of the Commitments, the sum of (a) the aggregate outstanding principal amount of the Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Partnership.

          "Loan Party" means any of Partnership,
  Partnership's Subsidiaries and General Partners and "Loan Parties" means Partnership, Partnership's Subsidiaries and General Partners, collectively.

          "Loans" means the Pre-Conversion Loans and the Post-Conversion Loans.

          "LTCBJ" has the meaning assigned to that term in the introduction to this Agreement.

          "Lyonnais" has the meaning assigned to that term in the introduction to this Agreement.

          "Make-Well Agreement" means, as of any date, the Make-Well Agreement executed and delivered by Circus and Agent on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, as such agreement may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Manager" means the Person elected to manage the affairs of a limited liability company.

          "Managing Agents" has the meaning assigned to that term in the introduction to this Agreement.

          "Managing Partner" means, at any time, Galleon, Inc., a Nevada corporation and a wholly-owned subsidiary of Circus, or its successors or assigns, in the capacity of managing partner of Partnership under the Joint Venture Agreement, at such time.

          "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal
  Reserve System as in effect from time to time.

          "Material Adverse Effect" means (i) a material adverse effect upon (a) the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party and its Subsidiaries taken as a whole, (b) the validity, priority or enforceability of any of the Loan Documents or any Lien created or intended to be created thereby, or (c) the construction, use, occupancy or operation of all or any material part of the Project or
  (ii) the impairment of the ability of any Loan Party materially to perform, or of Agent or Lenders to enforce, the Obligations.

          "Material Overrun" means (i) total costs to Finally
  Complete Construction exceed, or are projected to exceed, by 10% or more the total amount projected in the Budget as delivered on the Closing Date as necessary to Finally Complete Construction, or
  (ii) Construction Contracts or changes to Construction Contracts are agreed to that, if fully performed by the parties thereto, could cause such total costs to exceed by 10% or more the total amount projected in the Budget as delivered on the Closing Date as necessary to Finally Complete Construction and, in each case, Overrun Contributions concurrently made or previously made do not, in the aggregate, equal or exceed the aggregate Overrun Excess Amount.

          "Maximum Consolidated Capital Expenditure
  Amount" has the meaning assigned to that term in subsection 7.8.

          "Maximum Facility Availability" means the aggregate amount of the Commitments available as of the date of determination whether or not drawn or outstanding or used as Loans or for Letters of Credit.

          "Multiemployer Plan" means a "multiemployer plan", as defined in Section 3(37) of ERISA, to which Partnership or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Partnership or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

          "New Change Orders" has the meaning assigned to such term in subsection 4.2E.

          "Notes" means, as of any date, any promissory notes of Partnership issued pursuant to subsection 2.1E to evidence the Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto, as they may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Partnership to Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Partnership to Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

          "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit III annexed hereto delivered by Partnership to Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

          "Obligations" means all obligations of every nature of any Loan Party, from time to time owed to Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and whether or not the obligation is allowed as a claim in any proceeding referred to in
  Section 8.6 or 8.7.

          "Officers' Certificate" means, as applied to any corporation or partnership, a certificate executed on behalf of such corporation or partnership by its or its general partner's or its Manager's, as the case may be, chairman of the board (if an officer) or its or its general partner's or its Manager's, as the case may be, president or a vice president and by its or its general partner's or its Manager's, as the case may be, chief financial officer or treasurer or, in each case, another duly authorized representative (or, if such corporation has, in accordance with law, only a single officer, then that officer); provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

          "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          "Other Partnership Distributions" means
  distributions to the General Partners pursuant to the terms of the Joint Venture Agreement other than Tax Distributions and Permitted General Partner Subordinated Debt Payments.

          "Other Permitted Indebtedness" means Indebtedness permitted under subsection 7.1(vi)

          "Other Permitted Indebtedness Payments" means payments of principal and interest on Other Permitted Indebtedness.

          "Overrun Contribution" has the meaning assigned to that term in subsection 4.2C.

          "Overrun Excess Amount" has the meaning assigned to that term in subsection 4.2C.

          "Partnership" has the meaning assigned to that term in the introduction to this Agreement.

          "Partnership Parents" means General Partners,
  Circus, Eldorado Hotel Associates, Recreational Enterprises, Hotel-Casino Management, Inc. and their respective successors and assigns.

          "PBGC" means the Pension Benefit Guaranty
  Corporation (or any successor thereto).

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Percentage Interests" has the meaning assigned to that term in the Joint Venture Agreement.

          "Permitted Encumbrances" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by
  ERISA):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (iii) easements, rights of tenants, reservations, covenants, rights-of-way, restrictions, minor defects, minor encroachments or minor irregularities in title and other similar immaterial charges or encumbrances that (i) arise prior to Closing and are approved in writing by the Agent or
       (ii) arise after Closing and would not, individually or in the aggregate, result in a Material Adverse Effect; and

          (iv) Liens arising solely from filing UCC financing statements relating solely to leases permitted by this Agree-ment.

          "Permitted General Partner Subordinated Debt
  Payments" means payments of principal and interest permitted on the General Partner Subordinated Debt under subsection 7.5(i).

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, limited liability companies or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Plans" means, as of any date, all preliminary and, as they are developed in accordance with the provisions hereof or have been approved hereunder, final drawings, plans, specifications and other documents (including, without limitation, architectural, structural, mechanical, electrical and sprinkler systems) prepared by Partnership, the Architect, General Contractor or any other architect and/or engineer and/or other Persons, as such Plans may be amended, supplemented or otherwise modified in accordance with subsection 4.2E through such date.

          "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "Post-Conversion Commitment" and "Post-
  Conversion Commitments" have meanings assigned to those terms in subsection 2.1(A)(ii).

          "Post-Conversion Loans" means the loans made by Lenders to Partnership on and after the Conversion Date pursuant to subsection 2.1A(ii).

          "Pre-Conversion Commitment" and "Pre-
  Conversion Commitments" have the meanings assigned to those terms in subsection 2.1A(i).

          "Pre-Conversion Loans" means the loans made by Lenders to Partnership prior to the Conversion Date pursuant to subsection 2.1A(i).

          "Pre-Opening Expenses" means costs related to the period before opening of the Project to the public for business that are properly deferred and charged to expense as of commencement of operations, in each case in accordance with GAAP.

          "Premises" means the real property situated in Reno, Nevada, and more particularly described in Schedule A annexed hereto.

          "Primary Item" means at any time the line items in the Budget for land acquisition; architectural/engineering work; base building construction costs; special attractions; furniture, fixtures and equipment; contingency; legal; insurance; working capital; construction period interest; pre-opening expense and real estate tax; and any similar line items used from time to time in the Budget to track Project costs at such time.

          "Prime Rate" means the rate that FIB announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. FIB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "Project" means the hotel, casino and entertainment complex presently under construction in Reno, Nevada, as of the Closing Date, including, without limitation, the Premises; the Improvements (including, without limitation, the Later Opening
  Rooms, the Attraction, the Silver Legacy Bridge and the Tunnel);
  the Skyways, all street work; drainage; plantings; signalization; and other installations, equipment and facilities located off of the Premises and required of Partnership by Governmental Authorities in connection with development of the Premises to be operated as the Silver Legacy Hotel & Casino.

          "Projected Completion of Construction Date" means the date projected in the Construction Schedule, as amended from time to time in accordance with the terms hereof, to be the Completion of Construction Date.

          "Projected Final Completion Date" means May 31,
  1996.

          "Pro Rata Share" means, with respect to each Lender, the percentage obtained by dividing (x) the Loan Exposure of that Lender by (y) the aggregate Loan Exposure of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The Pro Rata Share of each Lender on the Closing Date is set forth opposite the name of that Lender in
  Schedule 2.1 annexed hereto.

          "Recreational Enterprises" means Recreational
  Enterprises, Inc., a Nevada corporation and member of Eldorado
  LLC and general partner of Eldorado Hotel Associates.

          "Reference Period" has the meaning assigned to that term in subsection 7.8.

          "Register" has the meaning assigned to that term in subsection 2.1D.

          "Regulation D" means Regulation D of the Board of
  Governors of the Federal Reserve System, as in effect from time to time.

          "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          "Requirements and Restrictions" has the meaning set forth in subsection 4.1L.

          "Requisite Lenders" means Lenders having or holding 66 % or more of the aggregate Loan Exposure of all Lenders.

          "Requisition" means an Officers' Certificate in the form of Exhibit XVI, dated as of the date of the Notice of Borrowing delivered with respect to the Advance requested under such Requisition.

          "Restricted Junior Payment" means (i) any distribution of cash or property or other distribution, direct or indirect, on account of any partnership interest in Partnership now or hereafter outstanding, except a distribution payable solely in interests of that class of partnership interest to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any interests of any class of partnership interest in Partnership now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any interests of any class of partnership interests in Partnership now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

          "Scheduled Facility Reductions" means reductions to Post-Conversion Commitments made pursuant to subsection 2.4A.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Security Agreement" means, as of any date, the Security Agreement executed and delivered by Partnership and Agent on the Closing Date, substantially in the form of Exhibit XII annexed hereto, pursuant to which Partnership grants to Agent on behalf of Lenders a security interest in all of Partnership's assets including personal property and fixtures (including gaming devices and accessories), as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Senior Officer" means, with respect to any Person, any Chief Executive Officer, President, Executive Vice President, Vice President, Chief Financial Officer, Treasurer or Controller of such Person, or any individual holding an equivalent position with such Person or any partner or member of such Person, including without limitation, the General Manager and Chief Financial Officer of Partnership.

          "Short Term General Partner Subordinated Debt" means any General Partner Subordinated Debt that has economic terms satisfactory to Requisite Lenders issued in exchange for monetary contributions to the Partnership in connection with the Project prior to the Closing Date in excess of the equity contributions required to have been made in subsection 4.1I the proceeds of which are applied to Construction Costs, which contributions (i) are not made pursuant to the Make-Well Agreement, the Circus Completion Guaranty or the Eldorado Completion Guaranty and (ii) are not otherwise prohibited by the terms of this Agreement.

          "Silver Legacy Bridge" means the elevated building structure that connects the hotel portion of the Project with the casino portion of the Project.

          "Skyway Easements" means those two certain Bridge Easements recorded in the Official Records of Washoe County, Nevada, one by and between Partnership and Eldorado Hotel Associates and the other by and between Partnership and Circus Circus Casinos, Inc., pursuant to which, among other things, Partnership was granted perpetual easements for pedestrian access to and from the Improvements via the Eldorado Bridge and the Circus Bridge, respectively.

          "Skyways" means the Circus Bridge and the Eldorado
  Bridge; the Skyways are owned by Circus and Eldorado Hotel
  Associates, respectively, and are subject to the terms and provisions of the Skyway Easements. The Skyways do not include the Silver
  Legacy Bridge.

          "SocGen" has the meaning assigned to that term in the introduction to this Agreement.

          "Solvent" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and
  (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person;
  (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and
  (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting
  (i) Indebtedness of Partnership or any of its Subsidiaries in respect of industrial revenue or development bonds or financings,
  (ii) workers' compensation liabilities of Partnership or any of its Subsidiaries, (iii) the obligations of third party insurers of Partnership or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, and (iv) perfor-mance, payment, deposit or surety obligations of Partnership or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables, (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code), or (c) any Indebtedness or Contingent Obligation of Partnership or any of its Subsidiaries if such Indebtedness or Contingent Obligation is secured by real property of Partnership or such Subsidiary located in the State of California.

          "Subordination and Debt Put Agreement" means, as of any date, the Subordination and Debt Put Agreement executed and delivered by Circus, Partnership and Agent on the Closing Date, substantially in the form of Exhibit XXII annexed hereto, as it may hereafter be amended, supplemented or otherwise modified from time to time through such date.

          "Subordinated Indebtedness" means (i) the General
  Partner Subordinated Debt and (ii) any other Indebtedness of
  Partnership subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Agent and Lenders.

          "Subordinated Debt Documents" means, as of any date, the Subordination and Debt Put Agreement, the Loan
  Agreement dated as of even date herewith by and between Circus and Partnership, and, to the extent secured in accordance with the terms of this Agreement and the Subordination and Debt Put Agreement, the deed of trust by Partnership as trustor for the benefit of Circus, the environmental indemnity by and between Partnership and Circus, the security agreement between Partnership and Circus, UCC-1 fixture filings and financing statements with respect thereto together with all other documents and instruments evidencing, securing or pertaining to the General Partner Subordinated Debt, as they may hereafter be amended, supplemented or otherwise modified from time to time through such date. As used in any Loan Document, the phrase "the documentation evidencing the General Partner Subordinated Debt" or "the documents evidencing the General Partner Subordinated Debt" shall be deemed a reference to the Subordinated Debt Documents.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "Supermajority Lenders" means Lenders having or holding 75% or more of the aggregate Loan Exposure of all Lenders.

          "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

          "Tax Distributions" means distributions to the General Partners of cash or property pursuant to subsection 4.1(a) of the Joint Venture Agreement as in effect on the Closing Date made in order to satisfy the General Partners' federal tax liability accruing in the Fiscal Year with respect to which such distributions are made assuming each General Partner's tax liabilities accrue at the maximum marginal federal income tax rate that applies to such General Partner as set forth in subsection 4.2 of the Joint Venture Agreement as in effect on the Closing Date.

          "Title Company" has the meaning assigned to such term in subsection 4.1F.

          "Title Policy" has the meaning assigned to such term in subsection 4.1F.

          "Total Utilization of Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Loans (other than Loans made for the purpose of reimbursing the Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

          "Tunnel" means the tunnel beneath Sierra Street that connects the casino portion of the Project to the hotel portion of the Project.

          "Unutilized Amount" has the meaning assigned to that term in subsection 7.8.

          "Unauthorized Encroachment" has the meaning assigned to such term in subsection 8.18.

          "Working Capital Loan" means any Pre-Conversion
  Loan that, when aggregated with all other Working Capital Loans, does not exceed the amount permitted in subsection 2.1A(i) and is made pursuant to a Notice of Borrowing that states that the proceeds of such Loan shall be used for working capital purposes.

  1.2     Accounting Terms; Utilization of GAAP for Purposes of
            Calculations Under Agreement.

          Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.
  Financial statements and other information required to be delivered by Partnership to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with GAAP as in effect at the time such calculations are made.

  1.3     Other Definitional Provisions.

          References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.


  Section 2.   AMOUNTS AND TERMS OF COMMITMENTS
  AND LOANS

  2.1     Commitments; Making of Loans; the Register; Optional
  Notes.

     A. (i) Pre-Conversion Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, each Lender hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Pre-Conversion Loans permitted to be outstanding from time to time, to lend to Partnership from time to time during the period from the Closing Date to but excluding the Conversion Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Pre-Conversion Commitments to be used for the pur-poses identified in subsection 2.5A(i); provided that no more than $10,000,000 of Pre-Conversion Loans may be Working Capital
  Loans. Each Lender's commitment to make Pre-Conversion Loans pursuant to this subsection 2.1A(i) is herein called its "Pre-Conversion Commitment," and such commitments of all Lenders in the aggregate are herein called the "Pre-Conversion
  Commitments."  The amount of each Lender's Pre-Conversion
  Commitment on the Closing Date is set forth opposite its name on
  Schedule 2.1 annexed hereto and the aggregate original amount of the Pre-Conversion Commitments is $230,000,000; provided that the Pre-Conversion Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 10.1; and provided, that the amount of the Pre-
  Conversion Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii) or terminated as set forth in Section 8. Each Lender's Pre-Conversion Commitment shall expire on the Conversion Date and the Conversion shall occur on that date without the reissuance of the Notes, if any; provided, that each Lender's Pre-Conversion Commitment shall expire immediately and without further action on May 31, 1995 if the initial Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(i) and repaid may not be reborrowed as Pre-Conversion Loans.

          Anything contained in this Agreement to the contrary notwithstanding, the Loans and the Pre-Conversion Commitments shall be subject to the limitations that:

               (a) in no event shall the Total Utilization of
            Commitments at any time exceed the Commitments then in effect; and

               (b) at no time prior to the Conversion Date
            shall any Advance cause the Total Utilization of Commitments to exceed the Construction Costs Incurred after the Closing Date and through the date of the Requisition with respect to such Advance plus Short Term General Partner Subordinated Debt (other than Short Term General Partner Subordinated Debt that is to be repaid with the proceeds of such Advance) plus the aggregate amount of all Working Capital Loans.

          (ii) Post-Conversion Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, each Lender hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Post-Conversion Loans permitted to be outstanding from time to time, to lend to Partnership from time to time during the period on and after the Conversion Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata
  Share of the aggregate amount of the Post-Conversion Commitments to be used for the purposes identified in subsection 2.5A(ii). Each Lender's commitment to make Post-Conversion Loans pursuant to this subsection 2.1A(ii) is herein called its "Post-Conversion Commitment," and such commitments of all Lenders in the aggre-gate are herein called the "Post-Conversion Commitments". The amount of each Lender's Post-Conversion Commitment on the Conversion Date shall equal the amount of such Lender's Pre-Conversion Commitment immediately prior to Conversion; provided that the Post-Conversion Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 10.1; provided, further that the amount of the Post-Conversion Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections
  2.4A, 2.4B(ii) and 2.4B(iii) or terminated as set forth in Section 8; provided, further that the Post-Conversion Loans on the Conversion Date shall be in an aggregate amount of the Pre-Conversion Loans automatically converted pursuant to the Conversion plus the amount of any Loans made on the Conversion Date. Each Lender's Post-Conversion Commitment shall expire on the Commitment Termina-tion Date and all Post-Conversion Loans and all other amounts owed hereunder with respect to the Post-Conversion Loans and the Post-Conversion Commitments shall be paid in full no later than that date; provided that each Lender's Post-Conversion Commitment shall expire immediately and without further action on May 31, 1995 if the initial Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Commitment Termination
  Date.

          Anything contained in this Agreement to the contrary notwithstanding, the Loans and the Post-Conversion Commitments shall be subject to the limitation that in no event shall the Total Utilization of Commitments at any time exceed the Commitments then in effect.

     B.   Borrowing Mechanics.  Loans made on any Funding
  Date (other than Loans made pursuant to subsection 3.3B for the purpose of reimbursing Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and, on and after the Conversion
  Date, integral multiples of $100,000 in excess of that amount; provided that Loans made on any Funding Date as Eurodollar Rate
  Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Subject to the next following paragraph, whenever Partnership desires that Lenders make Loans it shall deliver to Agent a Notice of Borrowing no later than 8:30 A.M. (Pacific time) at least three Business Days in advance of the pro-posed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business
  Day), (ii) the amount of Loans requested, (iii) in the case of Loans made prior to the Completion of Construction Date, that such Loans shall be Base Rate Loans, (iv) in the case of Loans made on and after the Completion of Construction Date, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, (v) if Pre-Conversion Loans, whether and what amount of such Loans will be used for reimbursement of Short Term General Partner
  Subordinated Debt or will be Working Capital Loans and (vi) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Loans may be contin-ued as or converted into Base Rate Loans and Eurodollar Rate
  Loans in the manner provided in subsection 2.2D.

          Unless Agent, in its sole and absolute discretion, has notified Partnership to the contrary, a Loan may be requested by telephone by a duly authorized officer or other Person authorized to borrow on behalf of Partnership, in which case Partnership shall confirm such request by delivering promptly a Notice of Borrowing with respect to such Loan in person or by telecopier to Agent. Partnership and Lenders may enter a memorandum of understanding that sets forth specific procedures for such telephonic requests; if Lenders comply with the procedures set forth in such memorandum
  (or if no such memorandum is entered), neither Agent nor any Lender shall incur any liability to any Loan Party in acting upon any such telephonic notice that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Partnership or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Partnership shall have effected Loans hereunder.

          Partnership shall notify Agent prior to the funding of any Loans in the event that any of the matters to which Partnership is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Partnership of the proceeds of any Loans shall constitute a re-certification by Partnership, as of the applicable Funding Date, as to the matters to which Partnership is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan
  (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Partnership shall be bound to make a borrowing in accordance therewith.

     C.   Disbursement of Funds.  All Loans under this
  Agreement shall be made by Lenders severally and simultaneously and in proportion to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereun-der. Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent, in same day funds in Dollars, at the Funding and Payment Office, not later than 1:00 P.M. (Pacific time) on the applicable Funding Date. Except as provided in subsection 3.3B with respect to Loans used to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date), 4.2 (in the case of Pre-Conversion Loans), 4.3 (in the case of Post-Conversion Loans) and
  4.4 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Partnership on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Agent from Lenders to be credited to the account of Partnership at the Funding and Payment Office.

          Unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Agent the amount of such Lender's
  Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding
  Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Partnership a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Partnership and Partnership shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Partnership may have against any Lender as a result of any default by such Lender hereunder.

     D.   The Register.

          (i) Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitment and Loans of each Lender from time to time (the "Register").
       The Register shall be available for inspection by Partnership, any Lender or any Gaming Board and their respective agents at any reasonable time and from time to time upon reasonable prior notice.

          (ii) Agent shall record in the Register the Commitment and the Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be presumed to be correct; provided that failure to make any such recordation, or any error in such recordation, shall not affect Partnership's Obligations in respect of the applicable Loans.

          (iii) Each Lender shall record on its internal records (including, without limitation, any Note held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be presumed to be correct; provided that failure to make any such recordation, or any error in such recordation, shall not affect Partnership's Obligations in respect of the applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

          (iv) Partnership, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitment or Loans.

          (v) Partnership hereby designates FIB to serve as Partnership's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Partnership hereby agrees that, to the extent FIB serves in such capacity, FIB and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

     E. Optional Notes. If so requested by any Lender by written notice to Partnership (with a copy to Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Partnership shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Partnership's receipt of such notice) a promissory note to evidence such Lender's Loans, substantially in the form of
  Exhibit IV annexed hereto with appropriate insertions.

  2.2     Interest on the Loans.

     A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity
  (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Partnership initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

          Subject to the provisions of subsections 2.2E and 2.6, the Loans shall bear interest through maturity as follows:

     (i)  Prior to the Conversion Date at the Base Rate.

     (ii) On and after the Conversion Date and prior to the fifth consecutive Fiscal Quarter following the Conversion Date, if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Eurodollar Rate Margin plus 0.50% per annum.

     (iii) Commencing with the fifth consecutive Fiscal Quarter following the Conversion Date, if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the sum (the "All-In Eurodollar Rate Margin") of (x) the Applicable Eurodollar Rate Margin plus (y) a percentage per annum (the "Leverage
  Increment") determined pursuant to either clause (a) or clause (b) below;

                          EITHER

               (a) If the Leverage Ratio (determined by reference to the most recent Compliance Certificate delivered pursuant to subsection 6.1(iv)) exceeds 3.00:1.00, 0.50% per annum commencing on the first day of the Fiscal Quarter immediately following delivery of such Compliance Certifi-cate and throughout such Fiscal Quarter or, if no Compliance Certificate has been delivered with respect to the immediately preceding Fiscal Quarter as required by subsection 6.1(iv), 0.50% per annum commencing on the first day of the Fiscal Quarter immediately following the date on which delivery of such Compliance Certificate was due and throughout such Fiscal Quarter;

                            OR

               (b) If the Leverage Ratio (determined by reference to the most recent Compliance Certificate delivered pursuant to subsection 6.1(iv)) is less than or equal to 3.00:1.00, 0.25% per annum commencing on the first day of the Fiscal Quarter immediately following delivery of such Compliance Certificate and throughout such Fiscal Quarter or, if no Compliance Certificate has been delivered with respect to the immediately preceding Fiscal Quarter as required by subsection 6.1(iv), 0.50% per annum commencing on the first day of the Fiscal Quarter immediately following the date on which delivery of such Compliance Certificate was due and throughout such Fiscal Quarter.

     (iv) On and after the Conversion Date, if a Base Rate Loan, then at the sum of the Base Rate plus a percentage per annum (the "Applicable Base Rate Margin") equal to the then applicable All-In Eurodollar Rate Margin minus 1.00% per annum; provided that the Applicable Base Rate Margin shall not be less than zero.

     B.   Interest Periods.  In connection with each Eurodollar
  Rate Loan, Partnership may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be appli-cable to such Loan, which Interest Period shall be, at Partnership's option, either a one, two, three or six month period; provided that:

          (i)  the initial Interest Period for any Eurodollar
       Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last
       Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Commitment
       Termination Date;

          (vi) no Interest Period with respect to any portion of the Loans shall extend beyond the date on which a permanent reduction of the Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date plus
       (c) the excess of the Commitments then in effect over the Total Utilization of Commitments as of such date equals or exceeds the permanent reduction of the Commitments that is scheduled to occur on such date;

          (vii) there shall be no more than ten Interest Periods outstanding at any time; and

          (viii) in the event Partnership fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/
  Continuation, Partnership shall be deemed to have selected an Interest Period of one month.

     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans
  (or, if earlier, at final maturity).

     D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Partnership shall have the option at any time on or after the Conversion Date (i) to convert all or any part of its outstanding Post-Conversion Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

          Subject to the next following paragraph, Partnership shall deliver a Notice of Conversion/Continuation to Agent no later than 10:00 A.M. (Pacific time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day),
  (ii) the amount and type of the Post-Conversion Loan to be convert-ed/continued, (iii) the nature of the proposed conversion/ continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing.

     Unless Agent, in its sole and absolute discretion, has notified Partnership to the contrary, a Loan may be requested by telephone by a duly authorized officer or other Person authorized to borrow on behalf of Partnership, in which case Partnership shall confirm such request by delivering promptly a Notice of Borrowing with respect to such Loan in person or by telecopier to Agent.
  Partnership and Lenders may enter a memorandum of understanding that sets forth specific procedures for such telephonic requests; if Lenders comply with the procedures set forth in such memorandum
  (or if no such memorandum is entered), neither Agent nor any Lender shall incur any liability to Partnership in acting upon any such telephonic notice that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Partnership or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Partnership shall have effected a conversion or continuation, as the case may be, hereunder.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Partnership shall be bound to effect a conversion or continuation in accordance therewith.

     E. Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment (which may be revoked by Partnership to the extent such revocation will not result in the incurrence of costs by Agent or any Lender or, if incurred, such costs are reimbursed by Partnership), by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

     F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

  2.3     Fees.

     A. Commitment Fees. Partnership agrees to pay to Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Commitment Termination
  Date equal: (i) to the average of the daily excess of the Maximum Facility Availability over the Total Utilization of Commitments multiplied by (ii) (a) prior to the fifth consecutive Fiscal Quarter following the Conversion Date, 0.50% per annum and
  (b) commencing with such fifth consecutive Fiscal Quarter, the applicable Leverage Increment, such commitment fees to be calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and
  December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination
  Date.

     B. Upfront Fee. Partnership agrees to pay to Agent, on the Closing Date, a non-refundable one-time upfront fee in an amount set forth in the Fee Letter for distribution to each Lender in the amount set forth in a letter from Agent to such Lender.

     C. Arrangement Fee and Servicing Fee. Partnership agrees to pay to Agent a non-refundable arrangement fee and a non-refundable servicing fee, payable in amounts set forth in the Fee Letter.

  2.4     Prepayments and Reductions in Commitments; General
            Provisions Regarding Payments.

     A.   Scheduled Reductions of Commitments.  The
  Commitments shall be permanently reduced on the dates and in the amounts set forth below:

                                        Scheduled
  Reduction
         Date                                of
  Commitments

        September 30, 1996            6,250,000
        December 31, 1996             6,250,000
        March 31, 1997                6,250,000
        June 30, 1997                 6,250,000
        September 30, 1997            5,000,000
        December 31, 1997             5,000,000
        March 31, 1998                5,000,000
        June 30, 1998                 6,000,000
        September 30, 1998            6,000,000
        December 31, 1998             6,000,000
        March 31, 1999                6,000,000
        June 30, 1999                 6,000,000
        September 30, 1999            6,000,000
        December 31, 1999             6,000,000
        March 31, 2000                6,000,000
        June 30, 2000                 7,000,000
        September 30, 2000                  Remaining
  Outstanding
                                             Loans

     ; provided that the scheduled reductions of the Commitments set forth above shall be (i) reduced in connection with any voluntary or mandatory reductions of the Commitments in accordance with subsection 2.4B(iv) and (ii) accelerated to the extent acceleration of the Loans occurs pursuant to subsection 8.20B.

     B.   Prepayments and Unscheduled Reductions in
  Commitments.

          (i) Voluntary Prepayments. Partnership may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Agent by 10:00 A.M. (Pacific time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be paid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such notice may be revoked by Partnership to the extent such revocation will not result in the incurrence of costs by Agent or any Lender or, if incurred, such costs are reimbursed by Partnership. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

          (ii) Voluntary Reductions of Commitments.
       Partnership may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization of Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Partnership's notice to Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Partnership's notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Commitments shall be applied as specified in subsection 2.4B(iv).

          (iii)     Mandatory Prepayments and Mandatory
       Reductions of Commitments.

               (a)  Prepayments and Reductions Due to
            Reversion of Surplus Assets of Pension Plans. On the date of return to Partnership or any of its Subsidiaries of any surplus assets of any pension plan (as defined in Section 3(2) of ERISA) of Partnership or any of its Subsidiaries, Partnership shall prepay the Loans, and the Commitments shall be permanently reduced, in an amount equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof. Any such mandatory prepayments or reductions of the Commitments shall be applied as specified in subsection 2.4B(iv).

               (b)  Prepayments Due to Reductions or
            Restrictions of Commitments. Partnership shall prepay the Loans to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect. Partnership shall make any prepayment required under this subsection 2.4B(iii)(b) within three (3) Business Days of the earlier of (x) the date on which any Senior Officer of the Partnership learns that such excess exists or (y) the date on which Partnership receives written notice from any Lender that a payment is due under this subsection 2.4B(iii)(b).
            Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

               (c)  Prepayments from Consolidated Available
            Cash Flow.  Upon delivery of each Compliance
            Certificate delivered at, but, in any case, no later than 45 days after, the end of each of the eight full Fiscal Quarters commencing with the first full Fiscal Quarter beginning after the Conversion Date, Partnership shall prepay the Loans, and the Commitments shall be permanently reduced, in an amount equal to 50% of the Consolidated Available Cash Flow for such full
            Fiscal Quarter. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

     (iv) Application of Prepayments and Unscheduled
            Reductions of Commitments.

               (a)  Application of Prepayments to Base
            Rate Loans and Eurodollar Rate Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before applica-tion to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Partnership pursuant to subsection 2.6D.

               (b)  Application of Unscheduled Reductions
            of Commitments. Any voluntary or mandatory reduction of the Commitments pursuant to subsection 2.4B(ii) or 2.4B(iii) shall be applied to reduce the scheduled reductions of the Commitments set forth in subsection 2.4A in reverse chronological order.

     C.   General Provisions Regarding Payments.

          (i) Manner and Time of Payment. All payments by Partnership of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Agent not later than 12:00 Noon (Pacific time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Partnership on the next succeeding Business Day.
       Partnership hereby authorizes Agent to charge its accounts with Agent upon the occurrence and during the continuance of an Event of Default, in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose) and after such a charge is made on sufficient funds available, payment of principal, interest and fees under this subsection 2.4C shall be deemed to have been made; provided however that until such occurrence and continuance of an Event of Default Agent shall not charge Partnership's accounts with Agent until receipt by Agent of written authorization from Partnership in accordance with the provisions of subsection 10.8.

          (ii) Application of Payments to Principal and
       Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

          (iii)     Apportionment of Payments.  Aggregate
       principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Agent and the commitment fees of such Lender when received by Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base
       Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

          (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

          (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of any Loan Party hereunder or under such Note with respect to any Loan or any pay-ments of principal or interest on such Note.

  2.5     Use of Proceeds.

     A. (i) Pre-Conversion Loans. The proceeds of the Pre-Conversion Loans shall be applied by Partnership, together with other funds available to Partnership, (a) for Construction Costs and
  (b) to reimburse Circus or Circus' Subsidiaries for Short Term General Partner Subordinated Debt (including interest accrued thereon). Partnership may apply the proceeds of Working Capital Loans for working capital purposes.

          (ii) Post-Conversion Loans.  The proceeds of the
  Post-Conversion Loans, together with other funds available to Partnership, shall be applied by Partnership for (a) general business purposes, including, without limitation, working capital purposes and (b) any Construction Costs not paid with the proceeds of the Pre-Conversion Loans.

     B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Partnership or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

  2.6     Special Provisions Governing Eurodollar Rate Loans.

          Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. As soon as practicable after 8:30 A.M. (Pacific time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Partnership and each Lender.

     B. Inability to Determine Applicable Interest Rate. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Partnership and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Partnership and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Partnership with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Partnership.

     C.   Illegality or Impracticability of Eurodollar Rate
  Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Partnership and Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, central bank directive, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Partnership and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Partnership pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected
  Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Partnership pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Partnership shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert
  Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D.   Compensation For Breakage or Non-
  Commencement of Interest Periods. Partnership shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reason-able losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain:
  (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan,
  (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Partnership, or (iv) as a consequence of any other default by Partnership in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F.   Assumptions Concerning Funding of Eurodollar
  Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection
  2.7A.

     G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Partnership may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/ Continuation given by Partnership with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Partnership.

  2.7     Increased Costs; Taxes; Capital Adequacy.

     A.   Compensation for Increased Costs and Taxes.
  Subject to the provisions of subsection 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar
       Rate); or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

  and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Partnership shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Partnership (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B.   Withholding of Taxes.

          (i) Payments to Be Free and Clear. All sums payable by Partnership under this Agreement and the other
       Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Partnership or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii) Grossing-up of Payments. If Partnership or any other Person is required by law to make any deduction or withholding on account of any such Tax (other than a Tax on the overall net income of any Lender) from any sum paid or payable by Partnership to Agent or any Lender under any of the Loan Documents:

               (a)  Partnership shall notify Agent of any
            such requirement or any change in any such requirement as soon as Partnership becomes aware of it;

               (b)  Partnership shall pay any such Tax
            (other than a Tax on the overall net income of any Lender) before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Partnership) for its own account or (if that liability is imposed on Agent or such Lender, as the case may be) on behalf of and in the name of Agent or such Lender;

               (c)  the sum payable by Partnership in
            respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

               (d)  within 30 days after paying any sum
            from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Partnership shall deliver to Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

          (iii)     Evidence of Exemption from U.S. Withholding
       Tax.

               (a)  Each Lender that is organized under the
            laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Agent for transmission to Partnership, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Partnership or Agent (each in the reasonable exercise of its discretion),
            (1) two original copies of Internal Revenue Service
            Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or state-ment of exemption required under the Internal
            Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in
            Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form
            1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8
            (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

               (b)  Each Lender required to deliver any
            forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Agent for transmission to Partnership two new original copies of Internal
            Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduc-tion or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Agent and Partnership of its inability to deliver any such forms, certificates or other evidence.

               (c) Partnership shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of subsection 2.7B(iii)(a); provided that if such Lender shall have satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Partnership of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitment or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Partnership from such Lender of the statement referred to in the next sentence, Partnership shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Partnership (with a copy to Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

  2.8     Obligation of Lenders and Issuing Lender to Mitigate.

          Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Partnership agrees to pay all incremental expenses incurred by such Lender or Issuing
  Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Partnership pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing
  Lender to Partnership (with a copy to Agent) shall be conclusive absent manifest error.


  Section 3.   LETTERS OF CREDIT

  3.1     Issuance of Letters of Credit and Lenders' Purchase of
            Participations Therein.

     A. Letters of Credit. In addition to Partnership requesting that Lenders make Loans pursuant to subsection 2.1A, Partnership may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Commitment Termination Date, that Issuing Lender issue Letters of Credit for the account of Partnership for the purposes specified in the definition of Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, Issuing Lender shall be obligated, as provided in subsection 3.1B(ii), to issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Partnership shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Commitments would exceed the Commitments then in effect;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed
       $5,000,000;

          (iii)     any Standby Letter of Credit having an
       expiration date later than the earlier of (a) the Commitment Termination Date and (b) the date that is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; provided, further that Issuing Lender shall deliver a written notice to Agent setting forth the last day on which Issuing Lender may give notice that it will not extend such Standby Letter of Credit (the "Notification Date" with respect to such Standby Letter of Credit) at least ten Business Days prior to such Notification Date; and provided, further that, unless Lenders otherwise consent, Issuing Lender shall give notice that it will not extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing on such Notification Date; or

          (iv) any Letter of Credit denominated in a currency other than Dollars.

     B.   Mechanics of Issuance.

          (i) Notice of Issuance. Whenever Partnership desires the issuance of a Letter of Credit, it shall deliver to Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 10:00 A.M. (Pacific time) at least 5 Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit,
       (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary that, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

               Partnership shall notify the Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Partnership is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Partnership shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Partnership is required to certify in the applicable Notice of Issuance of Letter of Credit.

          (ii) Issuing Lender. Subject to the terms and conditions hereof, upon receipt by Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, Agent shall be the Issuing Lender with respect thereto. Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Agent, when aggregated with Agent's outstanding Loans, may exceed Agent's Commitment then in effect.

          (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.5, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

          (iv) Notification to Lenders. Upon the issuance of any Letter of Credit the Issuing Lender shall promptly notify each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice, Agent shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

          (v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, Issuing Lender shall deliver to each other Lender a report setting forth the average for such calendar quarter of the daily maximum amount available to be drawn under the Letters of Credit issued by Issuing
       Lender that were outstanding during calendar quarter.

     C.   Lenders' Purchase of Participations in Letters of
  Credit. Immediately upon the issuance of each Letter of Credit, each Lender (including the Lender that acts as Issuing Lender) shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

  3.2     Letter of Credit Fees.

          Partnership agrees to pay the following amounts to Issuing Lender with respect to Letters of Credit issued by it:

          (A) with respect to each Standby Letter of Credit, a letter of credit fee (calculated, in the case of clause (i), on the basis of a 360-day year and the actual number of days elapsed) in an amount equal to the greater of (i) the product of the maximum aggregate amount that is, or at any time, may become available for drawing with respect to such Letter of Credit multiplied by the All-In Eurodollar Rate
       Margin and (ii) $500; which amount shall be payable in advance upon issuance for the term of such Letter of Credit.

          (B) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder (in addition to the fees payable under clause (i) above), documentary and processing charges in accordance with Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

  Promptly upon receipt by Issuing Lender of any amount described in clause (A) of this subsection 3.2, Issuing Lender shall distribute to each other Lender its Pro Rata Share of such amount.

  3.3     Drawings and Reimbursement of Amounts Drawn Under
            Letters of Credit.

     A.   Responsibility of Issuing Lender With Respect to
  Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

     B.   Reimbursement by Partnership of Amounts Drawn
  Under Letters of Credit. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Partnership and Agent, and Partnership shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Partnership shall have notified Agent and Issuing Lender prior to 8:30 A.M. (Pacific time) on the date of such drawing that Partnership intends to reimburse Issuing Lender for the amount of such drawing with funds other than the proceeds of Loans, Partnership shall be deemed to have given a timely
  Notice of Borrowing to Agent requesting Lenders to make Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject only to satisfaction or waiver of the conditions specified in subsection 4.5B, Lenders shall, on the Reimbursement Date, make Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse Issuing
  Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Partnership shall reimburse Issuing
  Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Loans, if any, that are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Loans on the terms and conditions set forth in this Agreement, and Partnership shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Loans under this subsection 3.3B.

     C.   Payment by Lenders of Unreimbursed Drawings
  Under Letters of Credit.

          (i)  Payment by Lenders.  In the event that
       Partnership shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share. Each
       Lender shall make available to Issuing Lender an amount equal to its respective pro rata participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 1:30 P.M. (Pacific time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender. In the event that any Lender fails to make available to Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal
       Funds Effective Rate for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing
       Lender.

          (ii) Distribution to Lenders of Reimbursements
       Received From Partnership. In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Lender's Pro Rata Share of all payments subsequently received by Issuing
       Lender from Partnership in reimbursement of such drawing within five (5) Business Days of the date when such payments are received by Issuing Lender. Any such distri-bution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

     D.   Interest on Amounts Drawn Under Letters of
  Credit.

          (i)  Payment of Interest by Partnership.
       Partnership agrees to pay to Issuing Lender, with respect to drawings made under any Letters of Credit issued by it, interest on the amount paid by Issuing Lender in respect of each such drawing from and including the date of such drawing to but excluding the date such amount is reimbursed by Partnership (including any such reimbursement out of the proceeds of Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Loans that are Base Rate Loans; provided that in no event shall interest accrue for two days when a drawing and the reimbursement of amounts paid in respect of such drawing occur on consecutive days. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

          (ii) Distribution of Interest Payments by Issuing
       Lender. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing under a Letter of Credit issued by it, in the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Lender's proportionate share (based on the amount reimbursed to the Issuing Lender pursuant to subsection 3.3C(i)) of any interest received by Issuing Lender in respect of that portion of such drawing so reimbursed by other
       Lenders for the period from the date on which Issuing
       Lender was so reimbursed by other Lenders to and including the date on which such portion of such drawing is reimbursed by Partnership. Any such distribution shall be made by Issuing Lender within five (5) Business Days of its receipt of such payment from Partnership to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

  3.4     Obligations Absolute.

          The obligation of Partnership to reimburse Issuing
  Lender for drawings made under the Letters of Credit issued by it and to repay any Loans made by Lenders pursuant to subsection
  3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which Partnership or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Partnership, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Partnership or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

          (iii)     any draft, demand, certificate or other
       document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by the Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

          (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Partnership or any of its Subsidiaries;

          (vi) any breach of this Agreement or any other
       Loan Document by any party thereto;

          (vii)     any other circumstance or happening
       whatsoever, whether or not similar to any of the foregoing;
       or

          (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

  provided, in each case, that payment by the Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

  3.5     Indemnification; Nature of Issuing Lender's Duties.

     A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Partnership hereby agrees to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

     B.   Nature of Issuing Lender's Duties.  As between
  Partnership and Issuing Lender, Partnership assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, but subject to the last paragraph of this subsection 3.5, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
  (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to Partnership.

          Notwithstanding anything to the contrary contained in this subsection 3.5, Partnership shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

  3.6     Increased Costs and Taxes Relating to Letters of Credit.

          In the event that Issuing Lender or any Lender shall determine (which determination shall be presumed to be correct) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Lender or any Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by Issuing Lender;

          (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar require-ment in respect of any Letters of Credit issued by Issuing Lender or participations therein purchased by any Lender; or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

  and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Partnership shall promptly pay to such Issuing
  Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be neces-sary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to Partnership a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing
  Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


  Section 4.   CONDITIONS TO LOANS AND LETTERS OF
  CREDIT

          The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

  4.1     Conditions to Initial Loans.

          The obligations of Lenders to make any Loans to be made on the Closing Date are, in addition to satisfaction of the conditions precedent specified in subsection 4.4, subject to prior or concurrent satisfaction of the following conditions:

     A.   Partnership Documents.  On or before the Closing
  Date, Partnership shall deliver or cause to be delivered to Lenders (or one originally executed copy to Agent and, in the case of the Credit Agreement, sufficient originally executed copies for each Lender to Agent) the following, each, unless otherwise noted, dated the Closing Date:

          (i)  Copies of the Joint Venture Agreement
       certified by an Executive Committee Signatory, together with a certified fictitious business name statement from the Secretary of State of Nevada, any recorded Statement of Partnership filed with the county recorder for the County of Washoe and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of any state in which Partnership does business, each dated a recent date prior to the Closing Date;

          (ii) Resolutions of the Board of Directors of each General Partner, in each case, in its capacity as a general partner of Partnership, and of the Executive Committee, each approving and authorizing the execution, delivery and perfor-mance of this Agreement and the other Loan Documents to which Partnership is a party, and the certificates and notices related thereto or to be delivered thereunder on behalf of Partnership, certified, in the case of each General Partner's resolutions as of the Closing Date by such General Partner's or its Manager's secretary or an assistant secretary and by an Executive Committee Signatory, respectively, as being in full force and effect without modification or amendment and, in each case, copies so certified of resolutions authorizing each General Partner or its Manager in its capacity as manager of such General Partner to execute this Agreement and the other Loan Documents to which Partnership is a party;

          (iii) Signature and incumbency certificates of officers of each General Partner or its Manager and Executive Committee Signatories executing this Agreement, the other Loan Documents and all certificates related thereto or to be delivered thereunder to which Partnership is a party.

          (iv) Executed originals of this Agreement, any Notes, the Security Agreement, the Deed of Trust, the Assignment of Rents and Revenues, the Collateral Account Agreement, the Subordination and Debt Put Agreement and the other Loan Documents to which Partnership is a party; and

          (v)  Such other documents as Agent may
       reasonably request.

     B. Certain Partnership Parents' Documents. On or before the Closing Date, each of Circus, Recreational Enterprises, Hotel-Casino Management, Eldorado Hotel Associates and General Partners shall deliver or cause to be delivered to Lenders (or to Agent for Lenders) the following, each, unless otherwise noted, dated the Closing Date:

          (i) Certified copies of its Articles of Incorporation or Organization or charter documents, together with, as applicable, a good standing certificate from the Secretary of State of the state of its incorporation or organization and each other state in which it is qualified as a foreign corporation, partnership or limited liability company to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Closing Date;

          (ii) Copies of its Bylaws or Operating Agreement, certified as of the Closing Date by its or its managing general partner's secretary or an assistant secretary;

          (iii) Resolutions of its or its managing general partner's Board of Directors, approving and authorizing the execution, delivery and performance of the Environmental Indemnities and each other Loan Document to which it is a party, certified as of the Closing Date by its or its managing general partner's secretary or an assistant secretary as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of officers of its or its managing general partner executing the Loan Documents to which it is a party;

          (v)  Executed originals of the Circus Completion
       Guaranty, the Make-Well Agreement, the Eldorado
       Completion Guaranty and/or the other Loan Documents to which it is a party; and

          (vi) An Officers' Certificate from Circus dated as of the Closing Date attesting that attached thereto are true, correct and complete copies of the Circus Revolving Loan
       Agreements and all amendments thereto, supplements thereto or modifications thereof.

     C. Opinions of Loan Parties' Counsel. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Fox, Rothschild, O'Brien and Frankel, special counsel for Partnership and Circus, Jones, Jones, Close & Brown, Chartered, Nevada counsel for Partnership and Circus, and MacDonald Carano Wilson
  McCune Bergin Frankovich & Hicks, counsel with respect to certain zoning issues, for Partnership, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VI annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request and
  (ii) evidence satisfactory to Agent that Partnership has requested such counsel to deliver such opinions to Lenders.

     D. Opinions of Agent's Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers, counsel to Agent, dated as of the Closing Date, substantially in the form of Exhibit VII annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request.

     E. Perfection of Security Interests. Partnership shall have taken or caused to be taken such actions in such a manner so that Agent, for the benefit of Lenders, has a valid and perfected first priority security interest in all Collateral in which a Lien is purported to be granted by the Collateral Documents or any of them, executed as of the Closing Date. Such actions shall include, without limitation: (i) the delivery to Agent of Uniform
  Commercial Code financing statements, executed by Partnership as to the Collateral granted by Partnership for all jurisdictions as may be necessary or desirable to perfect Agent's security interest in such collateral; (ii) evidence that counterparts of the Deed of Trust and Assignment of Rents and Revenues were recorded in all locations to the extent necessary or desirable, in the reasonable judgment of Agent, effectively to create a valid and enforceable first priority Lien (subject only to Permitted Encumbrances) on the Premises in favor of Agent for the benefit of Lenders and (iii) evidence reasonably satisfactory to Agent that all other filings, recordings and other actions Agent deems necessary or advisable to establish, preserve and perfect the first priority Liens (subject to the Liens permitted under subsection 7.2) granted to Agent, for the benefit of Lenders, in the Collateral shall have been made.

     F. Title Policy. Agent and Lenders shall have received an American Land Title Association ("ALTA") extended coverage mortgagee form of title insurance policy (the "Title Policy") (with proof of the payment of the premiums thereon) or commitment therefor in form and substance acceptable to Lenders issued by a title company approved by Lenders (the "Title Company"), together with coinsurance and reinsurance from title insurance companies approved by Lenders, insuring the lien of the Deed of Trust to be a first lien against the Premises, free and clear of all defects, encumbrances and exceptions, except those approved by Lenders and its counsel, together with such affirmative insurance as Lenders may require. The Title Policy shall contain, among other things:

          (i) full coverage against mechanic's liens (filed and inchoate)

          (ii) a foundation endorsement;

          (iii)     a contiguity endorsement;

          (iv) a reference to the survey but no survey exceptions except those theretofore approved in writing by Agent and its counsel;

          (v)  Form 100, 116 and 116.1 endorsements;

          (vi) an access to public streets endorsement;

          (vii)     a variable interest rate endorsement; and

          (viii)    a "revolving credit line endorsement".

     G. Survey. Agent and Lenders shall have received a current survey prepared by a surveyor acceptable to Lenders and licensed as a land surveyor in the State of Nevada, that shall (a) be satisfactory, in form, scope and substance, to Lenders, and
  (b) contain the legal description of the Premises and certifications in form, scope and substance satisfactory to Agent, from the surveyor to Agent and the Title Company.

     H. Flood Insurance. Agent shall have been provided with satisfactory evidence, which may be in the form of a letter from an insurance broker, municipal engineer, land surveyor or other knowledgeable source unaffiliated with Partnership, as to whether (a) the Premises is located in an area designated by the Department of Housing and Urban Development as having special flood or mudslide hazards, and (b) the community in which the Project is located is participating in the National Flood Insurance Program. If both of the aforesaid conditions exist, Agent shall receive satisfactory policies of flood insurance covering the Improvements as required by the Flood Act.

     I. Equity Contribution. Agent shall have received an Officers' Certificate from officers of each General Partner and Executive Committee Signatories that attest to contributions to Partnership by the General Partners in the form of Cash and the Premises, with an aggregate value of not less than $130,000,000 (including as the value of the Premises the amount set forth therefor in Section 2 of the Joint Venture Agreement as in effect as of the Closing Date) to be used for the acquisition and development of the Project, in exchange for any combination of partnership interests of Partnership and General Partner Subordinated Debt, together with copies of the Subordinated Debt Documents.

     J. Governmental Authorizations. Agent shall have received a certificate executed by Executive Committee Signatories that Partnership has obtained all Governmental Authorizations (including, without limitation, Governmental Authorizations from Gaming Boards) necessary to permit the construction of the Project to have progressed to the point reached by the Closing Date, to permit such construction to continue unhindered from and after the Closing Date and to ensure that operation of the Project, if completed in accordance with the Plans, may commence upon Completion of Construction.

     K. Insurance. Agent shall have received evidence, satisfactory to Agent, of insurance required to be procured and maintained pursuant to subsection 6.4 hereof and Section 8 of the Security Agreement and subsection 6 of the Deed of Trust indicating that, with respect to casualty insurance, such policies of insurance have been endorsed to name Agent, on behalf of Lenders, as loss payee pursuant to a standard mortgagee clause and, with respect to liability insurance, such policies of insurance name Agent, on behalf of Lenders, as an additional insured.

     L. Opinion from Architect. An opinion of the Architect, or other person acceptable to Agent, in form and substance satisfactory to Agent addressed to Agent and each Lender that to the best of such Architect's knowledge and belief after review of the Plans and all the drawings, plans, specifications and other documents prepared in connection with all Change Orders:

          (i) the Plans have been prepared in conformity with all statutes, codes, rules, orders, ordinances, regulations or requirements of any Governmental Authorities applicable to the Improvements (including, but not limited to, zoning, environmental, ecological, landmark and all other applicable categories) and restrictions, covenants, leases and easements affecting the Premises (collectively the "Requirements and Restrictions") and the Project, if constructed in accordance with the Plans, will not violate any of the Requirements and Restrictions;

          (ii) the Project, if constructed in accordance with the Plans, can be constructed without zoning variances or other extraordinary planning permits; and

          (iii) the Project, if constructed in accordance with the Plans, will comply with the Americans With Disabilities Act.

          Such opinion shall also contain such other matters as Agent or its counsel may reasonably request.

     M. UCC and Judgment Searches. Agent shall have received current searches of the UCC filing offices and judgment searches with the Offices of the Secretary of State of Nevada and the local recorder's office in Washoe County and elsewhere showing no security interests or judgments affecting the Premises, the Project or Partnership other than those provided for herein.

     N. Condemnation. Agent shall have received an Officers' Certificate in form and substance satisfactory to it to the effect that no condemnation proceedings shall be pending or threatened by any representative of any condemning authority against the Premises that would in any way impair the construction or full utilization of the Project.

     O. Appraisal. Agent shall have received the Appraisal which shall demonstrate that the Commitments, as of the Closing
  Date, do not exceed 75% of the stabilized value of the Project.

     P. Necessary Consents. On or before the Closing Date, each Loan Party shall have obtained all consents to the transactions contemplated under this Agreement and the other Loan Documents, of any Person required under any Contractual Obligation of any Loan Party, including, without limitation, approval of the terms of the Loans by the Executive Committee pursuant to subsection 5.9(c) of the Joint Venture Agreement and by the General Partners, all of the foregoing in form and substance satisfactory to Agent.

     Q. Environmental Indemnities. Lenders shall have received the Environmental Indemnities in form, scope and substance satisfactory to Lenders.

     R.   Construction Consultant's Contract.  Agent and
  Lenders shall have received a copy of the Construction Consultant's
  Contract.

     S. Utility Services. Partnership shall have furnished evidence satisfactory to the Lenders that all utility services required for the Project are available and in adequate supply at the respective connection points to the Project on or at the Premises.

     T. The Budget. Agent and Lenders shall have received and approved the Budget.

     U. Construction Schedule. Agent and Lenders shall have received and approved a detailed schedule for the construction of the Project and corresponding expenditures (the "Construction Schedule"), which Construction Schedule shall show, among other things, a trade-by-trade breakdown of the estimated periods of commencement and completion of the work of each such trade and the Projected Completion of Construction Date.

     V. Plans. Agent and Lenders shall have approved the Plans for the Project, to the extent available as of the Closing Date. The Plans shall be scheduled by sheet number, title, date and revised date, which schedule shall be true and correct, and such Plans will include the filed plans referred to in any site permit for the Project and show the construction and labor, materials, equipment and fixtures necessary to Finally Complete Construction.

     W. Architect's Contract. Agent and Lenders shall have received and approved a true, correct and complete copy of the fully executed contract by and between Partnership and Architect.

     X.   General Contractor's Contract, Consultant's
  Contracts and Change Orders.  Agent and Lenders shall have
  (a) received and approved (i) a list of all Contractors (1) who have executed subcontracts or (2) who are conducting negotiations to work on the Project and (ii) copies of the General Contractor's Contract, the General Contractor's standard form subcontract and a copy of the Consent to Assignment of General Contractor's
  Contract executed by the General Contractor and (b) reviewed and approved copies of each Change Order and pending Change Order submitted to Partnership as of the Closing Date; provided however, that Partnership need only deliver to Agent copies of the signature page of such Change Orders and grid summary pages that set forth the total amount approved by such Change Order. Partnership shall have used its best efforts to obtain and deliver to Agent consents to the assignment of the Consultant's Contracts pursuant to the Security Agreement from each of the Consultants.

     Y. Cost to Complete. Agent and Lenders shall have determined in the exercise of their reasonable discretion that the Project can be built for an amount less than or equal to the amount specified therefor in the Budget.

     Z. Auditor's Letter. Agent shall have received an executed Auditor's Letter.

     AA. Fees. Partnership shall have paid to Agent, for distribution (as appropriate) to Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

     BB.  No Material Adverse Effect.  Since December 31,
  1994, no Material Adverse Effect (in the sole discretion of Agent and Lenders) shall have occurred.

     CC.  Representations and Warranties; Performance of
  Agreements. Partnership shall have delivered to Agent an Officers' Certificate from each General Partner and Executive Committee Signatories, in form and substance satisfactory to Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date and that Partnership shall have performed all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agent and Lenders.

     DD. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

  4.2     Conditions to Subsequent Advances Under the Pre-
            Conversion Loans.

          The obligations of Lenders to make any Advances
  (other than Advances that are Working Capital Loans which
  Advances shall be made subject only to the provisions of subsections 4.2A and 4.4) after the Closing Date but prior to the Conversion Date are, in addition to satisfaction of the conditions precedent specified in subsection 4.4, subject to the prior or concurrent satisfaction of the following conditions:

          A.   General Conditions.

          (i) Advances shall be made no more often than weekly and not closer together than five (5) days after the date of the immediately preceding Advance (unless the Lenders otherwise shall consent) and shall be used for the purposes set forth in subsection 2.5A(i).

          (ii) Each Advance shall be in the amount requested by Partnership subject to the minimum amounts set forth in subsection 2.1B; provided that such amount shall not cause the Total Utilization of Commitments to exceed the Construction Costs Incurred after the Closing Date and through the date of the Requisition with respect to such Advance plus the Short Term General Partner Subordinated Debt (other than Short Term General Partner Subordinated Debt which is to be repaid with the proceeds of such Advance) plus the aggregate amount of all Working Capital Loans; provided further that Agent shall be satisfied that there exists adequate Documentary Support for the amount requested; provided further that the amount of any Advance shall be reduced to the extent Agent reasonably determines that amounts previously Advanced on the basis of one or more previously delivered Requisitions exceed the amounts for which there exists Documentary Support satisfactory to Agent.

          (iii)     Prior to each Advance, Agent shall have
       received from the Title Company an endorsement to the Title Policy extending the coverage to be provided thereby to include the date and the full amount of the requested disbursement, without exception for mechanics' liens or claims of liens, or any other matter not previously approved by Agent in writing. Such endorsement shall insure the Deed of Trust to be a first lien on the Project, subject only to the Liens permitted to exist pursuant to the Deed of Trust as at the Closing Date and Permitted Encumbrances.

          (iv) The Project shall not have been materially damaged by fire or other casualty, or if damaged, Agent as loss payee shall have received insurance proceeds in the manner, amount and as contemplated by subsection 7 of the Deed of Trust and such proceeds shall be sufficient in the judgment of Agent to effect the satisfactory restoration of the Project and to permit the Completion of Construction to occur prior to the Projected Completion of Construction Date set forth on the Construction Schedule and in accordance with all of the terms and provisions of this Agreement.

          (v)  Advances shall be payable within one (1)
       Business Day after satisfaction of all conditions to the requested disbursement.

          B.   Modifications to the Budget or Construction
  Schedule. From time to time, Partnership or Lenders may determine that modifications are necessary to the budget amounts set forth in the Budget because of actual or anticipated changes in Construction Costs or to the Construction Schedule because of actual or anticipated changes to the timing set forth therein. If a Material Overrun has at any time occurred and is continuing and Partnership and Lenders do not agree on what modifications need to be made to the Budget, the determination of Lenders shall control for purposes of this Agreement, unless Partnership delivers a letter of credit or other security acceptable to Lenders in its sole discretion for the disputed amount. No changes shall be made to the Construction Schedule that would postpone either the Projected Completion of Construction Date or the Projected Final Completion Date by more than 45 days, in either case without the consent of Lenders.

          C. Material Overrun. If a Material Overrun occurs, Partners, Partnership Parents or any of them shall, within ten days after such Material Overrun, contribute cash (the
  "Overrun Contribution") to Partnership, in exchange for General Partner Subordinated Debt, in an amount at least equal to the excess necessary or projected as necessary to Finally Complete
  Construction over the 10% threshold amount that triggers a Material Overrun (the amount of such excess, the "Overrun Excess
  Amount"); provided that if none of Partners, Partnership Parents or any of them makes such contribution then Requisite Lenders may elect not to make, and Partnership shall not be entitled to receive, Loans or other disbursements pursuant hereto (excluding Loans for interest drawn by and paid to Agent on behalf of Lenders or for the purpose of reimbursing Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) and may exercise any of the other remedies available to them under subsection 8.20; provided further that this Agreement shall not obligate Eldorado Hotel Associates, Recreational Enterprises or Hotel-Casino Management to make such Overrun Contribution. The next Construction Costs Incurred after such Material Overrun shall be paid from such Overrun Contribution and no Construction Costs Incurred shall be paid with the proceeds of the Loans until such Overrun Contribution is exhausted.

          D. Draw Request Documents. With each request for an Advance, Partnership shall furnish to Agent and Agent shall have received and approved of a Requisition, that includes or attaches:

          (i) a schedule that sets forth the Primary Items, Construction Costs Incurred and paid against such Primary Items to the date of such Requisition, estimated Construction Costs to Finally Complete Construction, Construction Costs for which Partnership is committed pursuant to contract to the date of such Requisition, together with the break-out of Primary Items (including Pre-Opening Expenses), all in substantially the form prepared for internal Project funding prior to the Closing Date;

          (ii) a certification from Partnership that the conditions of this subsection 4.2 have been complied with;

          (iii)     calculations showing whether a Material
                      Overrun has occurred;

          (iv) a request for Lenders' consent to any changes in the Budget or the Construction Schedule or in any other item for which Lenders' consent is required but has not yet been obtained;

          (v) copies of Change Order signature pages and grid summary pages that set forth the total amount approved by all Change Orders since the immediately preceding Requisition, a list of all Change Orders then contemplated or under negotiation, and a representation by Partnership as to whether Change Orders executed or to be executed after the Closing Date that would cause the Primary Item entitled
       "Base Building Construction" plus the Primary Item entitled "Contingency" to exceed $263,359,608 by $25 million or more individually or in the aggregate; and

          (vi) to the extent requested by Agent, after Advances have been decreased pursuant to subsection
       4.2A(ii) by $10,000,000 or more in the aggregate or upon the occurrence and during the continuation of an Event of
       Default:

               (a)  Documentary Support;

               (b) copies of all subcontracts, inspection or test reports, licenses, permits, approvals, payment and performance bonds and proofs of payment not previously delivered to Agent;

               (c)  an updated list of the subcontractors
            (and copies of their contracts) who will be working on the Project; and

               (d)  As to a phase of construction that has
            been completed, copies of any required reports or approvals covering structural and mechanical work and certifications or other appropriate written statements from the Community Development
            Services for the City of Reno, Nevada for electrical work with respect to such phase.

          E. Change Orders. Any non-material changes in the Construction Contracts or Plans and specifications need not be submitted to Agent for prior approval; provided, however, if (i) Change Orders are executed or will be executed in addition to those Change Orders that are accounted for in the Budget as of the Closing Date either as (a) part of the General Contractor's Contract or (b) within the contingency line item of the Budget ("New
  Change Orders") and (ii) such New Change Orders individually or in the aggregate, when added to any increase in Construction Costs that were to be incurred as part of the General Contractor's Contract as of the Closing Date but since have been contracted for separately, will cause the Primary Item entitled "Base Building Construction" plus the Primary Item entitled "Contingency" to exceed $263,359,608 by $25 million or more, then, commencing with the Change Order that will cause such aggregate total to exceed $263,359,608 by $25 million or more, each subsequent
  Change Order must be approved by Requisite Lenders prior to its execution or commencement of any work pursuant to such Change
  Order, which consent shall not be withheld unreasonably.

          F. Conditions After Material Overrun. Upon the occurrence and during the continuation of a Material Overrun:

          (i) Agent and Consulting Engineer, if any, shall have the right to review, and Agent or Requisite Lenders shall have the right to approve or disapprove all Contractors that will execute Construction Contracts prior to their engagement.

          (ii) All Governmental Authorizations from
       Governmental Authorities necessary to complete the work contemplated by the Plans shall be obtained and furnished to Agent and Consulting Engineer, if any, as soon as available and in any case within 5 days of receipt, and if Agent or Requisite Lenders shall deem any such Governmental Authorizations inadequate to complete the work contemplated in the Plans, no Advances shall be made;

          (iii) Agent, Lenders and Consulting Engineer, if any, shall receive notice of all proposed revisions to the Plans and, if Agent or Requisite Lenders so request, Agent shall receive a letter from the Architect to the effect that any proposed revision to the Plans not reviewed by the Architect at the time of delivery of the Architect's Letter are in conformity with the Plans, or, if not, an adequate description of the variations from the Plans;

          (iv) If requested by Agent or Requisite Lenders,
       Agent and Lenders shall receive a report from Consulting
       Engineer with respect to any proposed revision to the Plans, the Budget or the Construction Schedule in form, scope and substance satisfactory to Agent;

          (v)  If requested by Agent or Requisite Lenders,
       Agent and Lenders shall receive completed form certificates from General Contractor, and/or the Architect with respect to the state of completion and, in the case of General Contractor, the amounts paid to subcontractors at the Premises within 5 days of such request; and

          (vi) If necessary in the judgment of Agent or Requisite Lenders or the Title Company, Partnership, within thirty (30) days after written notice to Partnership, shall furnish to Agent a survey certified to Agent and the Title Company updated by inspection with respect to all relevant requirements and information.

          G.   Advances Without Requests.

          (i)  Notwithstanding anything herein to the
       contrary and without regard to the minimum Pre-Conversion
       Loan amounts set forth in subsection 2.1B, Partnership hereby authorizes Agent, acting at the direction of Requisite Lenders, to disburse proceeds of the Loans to pay: (a) after an Event of Default, interest and fees owing on the Loans on the dates when interest and fees are due and owing in accordance with the terms of any Notes and the other Loan Documents; (b) all costs of title searches or abstracts, document taxes, stamp taxes and recording expenses that have not been paid directly by Partnership in a timely manner; (c) after a Material Overrun, any Consulting
       Engineer's fees and expenses incurred that have not been paid directly by Partnership in a timely manner; (d) after an Event of Default, fees and expenses for any services of any Consulting Engineer that may be required in addition to those normally contemplated by this Agreement; and
       (e) notwithstanding that Partnership may not have requested an Advance of such amount, after the occurrence of a Potential Event of Default or an Event of Default and subject to the further provisions of the Deed of Trust, all costs, fees and expenses due to (A) contractors, subcontractors, laborers, materialmen or other persons furnishing labor, services or materials used or to be used on or in connection with the Project, (B) taxing authorities or insurers in payment of taxes or hazard, liability or title insurance premiums when due, and/or (C) the holder of any Lien on the Premises or Project or Partnership's interest therein, as necessary to discharge such Lien. With the consent of Requisite Lenders, Agent in its sole discretion without Partnership's consent may make such Advances notwithstanding the fact there has been a Material Overrun, that a Potential Event of Default or an Event of Default exists under the terms of this Agreement or any of the other Loan Documents. The authorization hereby granted shall be irrevocable, and no further direction or authorization from Partnership shall be necessary for Agent to make such disbursements. The provisions of this subsection 4.2G, however, shall neither require Agent to make such Advances, nor prevent Partnership from paying interest and fees from its own funds. Any Pre-Conversion Loan so made shall be deemed to be a Base Rate Loan made to and received by Partnership and shall be added to the unpaid principal balance of the Pre-Conversion Loans. Agent will promptly advise Partnership of the making of any Loan pursuant to this subsection 4.2G, and such notice shall set forth, in detail, a description of those items that were paid with the proceeds of such Loans.

          (ii) If Lenders consider that Lenders' best interests and the best interests of the Project lie in accelerating the amounts to be advanced pursuant to this subsection 4.2 for payment of Construction Costs Lenders shall be entitled to do so and no person dealing with the Partnership or General Contractor or any other person shall have standing to demand any different performance from Lenders.

          (iii) Notwithstanding the provisions of subsection 2.1C, disbursements may be made by Agent directly to the third parties entitled to payment. All sums so advanced by direct payment shall satisfy pro tanto the obligations of Lenders under this Agreement; and Lenders shall have no obligation to see to the disposition by any such Person of any direct payments made to such Person.

  4.3     Conditions to Advances under the Post-Conversion Loans.

          The obligations of Lenders to make any Post-
  Conversion Loans to be made on and after the Conversion Date are, in addition to satisfaction of the conditions precedent specified in subsection 4.4, subject to the prior or concurrent satisfaction of the following conditions:

     A. Conversion. Pre-Conversion Loan Commitments shall have terminated and the Conversion shall have occurred.

     B. Title Policy. Agent shall have received from the Title Company an endorsement to the Title Policy extending the coverage to be provided thereby to include the Conversion Date and the full amount of the Post-Conversion Commitments, without exception for mechanic's liens or clauses of liens, or any matter not previously approved by Agent in writing. Such endorsement shall insure the Deed of Trust to be a first lien on the Project, subject only to the Liens permitted to exist pursuant to the Deed of Trust and Permitted Encumbrances.

     C.   Lien Waivers.  Partnership shall have obtained
  Combined Lien Waivers with respect to all items of Direct Costs and any other portion of Construction Costs payment of which is secured, or with notice or passage of time or both could be secured, by a mechanic's lien against the Premises that waive and release all such liens conditioned only on receipt of a check for amounts currently due and that unconditionally and fully waive and release all mechanic's liens, or equitable liens and any bond rights in connection therewith with respect to all amounts previously paid. Partnership shall obtain all such Combined Lien Waivers with respect to amounts distributed to the General Contractor no later than concurrently with such distribution to the General Contractor and with respect to amounts distributed to other Persons no later than concurrently with such distribution to such Person.
  Partnership shall have obtained Full and Final Lien Waivers with respect to all Direct Costs and any portion of Construction Costs payment of which is secured or with notice or passage of time or both could be secured, by a mechanic's lien against the Premises from all Persons against whom Partnership maintains no retention of funds.

  4.4     Conditions to All Loans.

          The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

          A.   Agent shall have received before that Funding
  Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Managing Partner on behalf of Partnership or by any executive officer of Managing Partner on behalf of Partnership designated by any of the above-described officers on behalf of Partnership or by two Executive Committee Signatories in a writing delivered to Agent.

          B.   As of that Funding Date:

          (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

          (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

          (v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or
       Regulation X of the Board of Governors of the Federal
       Reserve System; and

          (vi) There shall not be pending or, to the knowl-edge of any Senior Officer of Partnership or Executive Committee Signatory, threatened, any action, suit, pro-ceeding, governmental investigation or arbitration against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that is required to be disclosed but has not been disclosed by Partnership in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development in any such action, suit, proceeding, governmental investigation or arbitration so disclosed by Partnership in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or in the case of the initial Loans, prior to the execution of this Agreement), that, in either event, in the opinion of such Senior Officer or Executive Committee Signatory could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

     C.   Since December 31, 1994, no Material Adverse Effect
  (as determined in the reasonable discretion of Agent and Lenders) shall have occurred.

  4.5     Conditions to Letters of Credit.

          The issuance of any Letter of Credit hereunder
  (whether or not the Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

     A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

     B. On or before the date of issuance of such Letter of Credit, Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Managing Partner on behalf of Partnership or by any executive officer of Managing
  Partner on behalf of Partnership designated by any of the above-described officers or by two Executive Committee Signatories in a writing delivered to Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

     C.   Since December 31, 1994, no Material Adverse Effect
  (as determined in the reasonable discretion of Agent and Lenders) shall have occurred.

     D. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.4B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.


  Section 5.   PARTNERSHIP'S REPRESENTATIONS AND
  WARRANTIES

          In order to induce Lenders to enter into this Agree-ment and to make the Loans, to induce Issuing Lender to issue
  Letters of Credit and to induce other Lenders to purchase participations therein, Partnership represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

  5.1     Organization, Powers, Qualification, Good Standing,
            Business and Subsidiaries.

     A. Organization and Powers. Partnership is a general partnership duly organized, validly existing under the laws of the State of Nevada. Partnership has all requisite partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

     B. Qualification and Good Standing. Partnership is qualified to do business in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

     C.   Conduct of Business.  Partnership and its
  Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.13.

     D. Subsidiaries. All of the Subsidiaries of Partnership are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvii). The capital stock of each of the Subsidiaries of Partnership identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Partnership identified in
  Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Partnership and each of its Subsidiaries in each of the Subsidiaries of Partnership identified therein.

  5.2     Authorization of Borrowing, etc.

     A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary partnership action on the part of Partnership.

     B. No Conflict. The execution, delivery and perfor-mance by Partnership of the Loan Documents and the Construction Contracts to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not
  (i) violate any provision of any law or any governmental rule or regulation applicable to Partnership or any of its Subsidiaries which violation or violations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) violate the Certificate or Articles of Incorporation or charter documents or Bylaws or partnership agreement of Partnership or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Partnership or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Con-tractual Obligation of Partnership or any of its Subsidiaries,
  (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of Partnership or any of its Subsid-iaries (other than any Liens created under any of the Loan
  Documents in favor of Agent on behalf of Lenders), or (v) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Partnership or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

     C. Governmental Consents. The execution, delivery and performance by Partnership of the Loan Documents and the Construction Contracts to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) those that have been obtained and copies of which have been delivered to Agent pursuant to subsection 4.1J or the absence of which Agent has deemed satisfactory pursuant to subsection 4.1J, (ii) those notices or informational filings or both that will be required to be given to the Securities and Exchange Commission or any Gaming Board but that are not yet due and (iii) any right of any Gaming Board to object to any Lender or participant in the Loans at any future date.

     D. Binding Obligation. Each of the Loan Documents and the Construction Contracts to which it is a party has been duly executed and delivered by Partnership and General Partners, assuming due execution and delivery by the other parties thereto, and is the legally valid and binding obligation of Partnership, enforceable against Partnership in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     E.   Valid Issuance of General Partner Subordinated
  Debt. Partnership has the partnership power and authority to issue the General Partner Subordinated Debt. The General Partner Subordinated Debt, when issued and paid for, will be the legally valid and binding obligation of Partnership, enforceable against Partnership in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The subordination provisions of the General Partner Subordinated Debt will be enforceable against the holders thereof and the Loans, Letter of Credit reimbursement obligations pursuant to subsection 3.3 and all other monetary Obligations hereunder are and will be within the definition of "Senior Indebtedness" included in such provisions.
  The General Partner Subordinated Debt, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

  5.3     Financial Condition.

          Partnership has heretofore delivered to Lenders, at Lenders' request, an unaudited balance sheet of Partnership and its Subsidiaries as at December 31, 1994. Such balance sheet was prepared in conformity with GAAP and fairly presents the financial position of the entities described in such financial statements as at the date thereof. Partnership does not (and will not as a result of the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment (other than for the construction, operation and equipping of the Project or as otherwise permitted by this Agreement) that is not reflected in the foregoing balance sheet and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Partnership and its Subsidiaries taken as a whole.

  5.4     No Material Adverse Change; No Restricted Junior
  Payments.

          Since December 31, 1994, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Partnership nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

  5.5     Title to Properties; Liens; All Collateral.

          Partnership and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property and easement interests in the Skyway Easements), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted or required by this Agreement, all such properties and assets are free and clear of Liens. The Collateral constitutes all of the assets of Partnership related to those portions of the Project owned by or under the control of Partnership.

  5.6     Litigation; Adverse Facts.

          There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Partnership or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of any Senior Officer of Partnership, threatened against or affecting Partnership or any of its Subsidiaries or any property of Partnership or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Partnership nor any of its Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or
  (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

  5.7     Payment of Taxes.

          Except to the extent permitted by subsection 6.3, all tax returns and reports of Partnership and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Partnership and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Partnership knows of no proposed tax assessment against Partnership or any of its Subsidiaries which is not being actively contested by Partnership or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

  5.8     Performance of Agreements; Materially Adverse
            Agreements.

          A. Neither Partnership nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations or in any of the Construction Contracts, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

          B. Neither Partnership nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

  5.9     Governmental Regulation.

          Neither Partnership nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than Gaming Laws) or which may otherwise render all or any portion of the Obligations unenforceable.

  5.10    Securities Activities.

          A. Neither Partnership nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Partnership only or of Partnership and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Partnership and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

  5.11    Employee Benefit Plans.

          A. Partnership and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

          B. No ERISA Event has occurred or is reasonably expected to occur with respect to Partnership or any or its ERISA Affiliates.

          C.   Except to the extent required under
  Section 4980B of the Internal Revenue Code, no Employee Benefit
  Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Partnership or any of its ERISA Affiliates.

          D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000.

  5.12    Certain Fees.

          No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Partnership hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

  5.13    Environmental Protection.

          Except as set forth in Schedule 5.13 annexed hereto, in each particular instance, with respect to the particular clause of this subsection 5.13 to which such exception is taken:

          (i) to the best knowledge of Partnership, the operations of Partnership and of each of its Subsidiaries and Partnership Parents (including, without limitation, all operations and conditions at or in the Facilities) related to the Project or Facilities comply in all material respects with all Environmental Laws;

          (ii) to the best knowledge of Partnership, each of Partnership, its Subsidiaries and Partnership Parents has obtained all Governmental Authorizations under
       Environmental Laws necessary to its operations related to the Project or Facilities, and all such Governmental Authorizations are in good standing, and Partnership and each of its Subsidiaries and Partnership Parents are in compliance with all material terms and conditions of such Governmental Authorizations;

          (iii) neither Partnership nor any of its Subsidiaries nor, to the best knowledge of Partnership, Partnership
       Parents has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Material related to the Project or Facilities or (b) any letter or request for information under Section 104 of the Comprehensive
       Environmental Response, Compensation, and Liability Act
       (42 U.S.C. section 9604) or comparable state laws, with respect to the Project or Facilities and, to the best of Partnership's
       Senior Officers' knowledge, none of the operations of Partnership or any of its Subsidiaries or any Partnership
       Parent is the subject of any federal or state investigation relating to or in connection with any Hazardous Material at any Facility or any Hazardous Material in any other manner related to the Project;

          (iv) neither of Partnership or any of its Subsidiaries nor, to the best knowledge of Partnership, Partnership
       Parents is a party to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

          (v) none of Partnership, any of its Subsidiaries, any of their respective Facilities or operations or, to the best knowledge of Partnership with respect to such Facilities or operations, Partnership Parents is subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or
       (b) any Environmental Claims;

          (vi) to the best knowledge of Partnership, none of Partnership, any of its Subsidiaries and Partnership Parents has any contingent liability in connection with any Release of any Hazardous Material related to the Project or Facilities which could reasonably be expected to have a Material
       Adverse Effect;

          (vii) none of Partnership or any of its Subsidiaries, and, to the best knowledge of Partnership, none of Partnership Parents and, to the best knowledge of Senior Officers of Partnership none of their respective predecessors has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Material at any Facility and none of Partnership's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

          (viii) no Hazardous Material exists on, under or about any Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and neither Partnership nor any of its Subsidiaries nor, to the best knowledge of Partnership, any of Partnership Parents has filed any notice or report of a Release of any Hazardous Material that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

          (ix) to the best knowledge of Partnership, none of Partnership, any of its Subsidiaries, Partnership Parents and, to the best knowledge of Senior Officers of Partnership, any of their respective predecessors has disposed of any Hazardous Material in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

          (x) to the best knowledge of Partnership, no underground storage tanks or surface impoundments are on or at any Facility; and

          (xi) no Lien in favor of any Person (including, to the best knowledge of Partnership, Partnership Parents) relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

  5.14    Employee Matters.

          There is no strike or work stoppage in existence or, to the best knowledge of Senior Officers of Partnership, threatened involving Partnership or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

  5.15    Solvency.

          Partnership is and, upon the incurrence of any Obligations by Partnership on any date on which this representation is made, will be, Solvent.

  5.16    Disclosure.

          No representation or warranty of Partnership or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Partnership or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Partnership, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circum-stances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Partnership to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

  5.17    Representations and Warranties Incorporated
            From the General Partner Subordinated Debt.

          Each of the representations and warranties given by Partnership in the documentation governing the General Partner Subordinated Debt is true and correct in all material respects as of the Closing Date, except for those specifically relating to another time or times which were or will be true and correct in all material respects as such time or times.

  5.18    Compliance With Laws; Licenses, Permits and
            Authorizations.

          Each of Partnership and its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations, ordinances and orders (including, without limitation, Gaming Laws), noncompliance with which would, individually or in the aggregate, materially adversely affect the ability of any such party to complete or operate those portions of the Project owned by or under the control of Partnership or would, individually or in the aggregate, materially adversely affect the ability of any of Partnership and its Subsidiaries to perform its obligations under the Loan Documents to which it is a party. The planned use of those portions of the Project owned by or under the control of Partnership complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Premises as well as all ecological, landmark, and other applicable laws and regulations (including, without limitation, Gaming Laws), noncompliance with which would, individually or in the aggregate, materially adversely affect the ability of any of Partnership and its Subsidiaries to complete or operate those portions of the Project owned by or under the control of Partnership or would, individually or in the aggregate, materially adversely affect the ability of any of Partnership and its Subsidiaries to perform its obligations under the Loan Documents to which it is a party; and all requirements for such use have been satisfied.
  Those portions of the Project owned by or under the control of Partnership are in compliance, at all times during construction and when completed in accordance with the Plans, will comply with all applicable laws, ordinances, regulations, restrictive covenants and agreements and requirements of Governmental Authorities
  (including, without limitation, Gaming Laws, zoning laws and environmental regulations), noncompliance with which would, individually or in the aggregate, materially adversely affect the ability of any of Partnership and its Subsidiaries to complete or operate those portions of the Project owned by or under the control of Partnership or would, individually or in the aggregate, materially adversely affect the ability of any of Partnership and its Subsidiaries to perform its obligations under the Loan Documents to which it is a party. Except to the extent set forth on Schedule 5.18, all authorizations, plot plan approval, subdivision approval, sewer permits and zoning variances, if any, building and other material permits and Governmental Authorizations required by any Governmental Authority for the construction, use, occupancy and operation of the Premises and/or those portions of the Project owned by or under the control of Partnership for the purposes contemplated herein and by the Plans have been obtained or there is no impediment to obtaining them; and all requirements for such use have been satisfied or there is no impediment to satisfying them. Except to the extent set forth on Schedule 5.18, all construction, if any, already performed on those portions of the Project owned by or under the control of Partnership has been performed in accordance with the Plans and with all applicable laws, rules, regulations, ordinances, orders and any restrictive covenants or agreements applicable thereto. Except to the extent set forth on
  Schedule 5.18, there are no structural defects in those portions of the Project owned by or under the control of Partnership or violations of any requirement of any Governmental Authorities with respect thereto. There are no violations of any permits, approvals, licenses or other requirements of any Governmental Authority with respect to those portions of the Project owned by or under the control of Partnership or the Premises. To the knowledge of Senior Officers of Partnership, all authorizations, plot plan approvals, subdivision approvals, sewer permits, zoning variances, building and other material permits and all requirements for use listed on
  Schedule 5.18 will be obtained prior to the date on which failure by Partnership to have any such authorization, approval, permit, variance or other requirement could constitute a violation of any applicable laws, rules, regulations, ordinances, orders and any restrictive covenants or agreements applicable thereto.

  5.19    Plans.

          The Plans have been approved (to the extent approval thereof is so required), and all amendments and supplements to the Plans that are required to be approved will be approved, by all Governmental Authorities with jurisdiction over the Project, General Contractor and the beneficiary of any restrictive covenant requiring such approval. The Plans conform with generally acceptable building construction practice, including architectural, structural, mechanical and electrical aspects thereof, and the Plans comply with applicable building, height, setback, floor area and zoning laws and regulations and all variances, permits and approvals issued by Governmental Authorities with respect to the Project.


  5.20    Budget and Schedule.

          The Budget accurately reflects in all material respects, the Construction Costs that reasonably are expected as of the Closing Date to be incurred by Partnership in the acquisition, development, equipping, opening and construction of those portions of the Project owned by or under the control of Partnership and is realistic and feasible. On the Closing Date, it is Partnership's reasonable expectation that the Project will be completed substantially in accordance with the Construction Schedule.

  5.21    Requisitions.

          All representations contained in each Requisition presented to Agent, including those that incorporate the representations and warranties set forth herein, constitute a representation of Partnership for purposes of Sections 5 and 8 as of the date of the Requisition.

  5.22    Streets and Utilities.

          All utility services necessary for the construction of those portions of the Project owned by or under the control of Partnership and the operation thereof for its intended purposes are available at the boundaries of the Premises, including water supply, fire protection, storm and sanitary sewer, gas, electric power and telephone facilities. There is lawful, adequate, unobstructed and unimpaired access to public streets from the Premises.

  5.23    Subcontracts.

          Subcontracts are in effect that provide for the construction of those portions of the Project owned by or under the control of Partnership in accordance with the Plans, Budget and Schedule.

  5.24    Intangible Property.

          Each of Partnership and its Subsidiaries is the sole and exclusive owner or licensee of all trade names, unregistered trademarks and service marks, brand names, patents, registered and unregistered copyrights, registered trademarks and service marks, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto, the absence of which would materially adversely affect its business, operations, properties or financial condition or the construction, use, occupancy or operation of those portions of the Project owned by or under the control of Partnership. Schedule 5.24 annexed hereto sets forth a true and complete list of all service marks and registered trademarks (or trademarks for which registration is pending) of Partnership and its Subsidiaries. None of Partnership and its Subsidiaries has been charged with any material infringement of any intangible property of the character described above or been notified or advised of any material claim of any other Person relating to any of the intangible property.

  5.25    Rights to Project Agreements, Permits and
            Licenses.

          From and after the Closing Date, Partnership will be the true owner of all rights in and to all existing agreements, permits and licenses relating to the Project (other than rights of third parties under leases and agreements permitted hereunder), and will be the true owner of all rights in and to all future agreements, permits and licenses relating to the Project (other than rights of third parties under leases and agreements permitted hereunder). Partnership's interest in all such agreements, permits, and licenses will not be subject to any matured claim (other than under the Loan Documents), set-off or deduction other than in the ordinary course of business.


  Section 6.   PARTNERSHIP'S AFFIRMATIVE COVENANTS

          Partnership, and for purposes of subsection 6.10, each General Partner, covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Lenders shall otherwise give prior written consent, Partnership shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this
  Section 6 and each General Partner shall perform its covenants to the extent thereof set forth in subsection 6.10.

  6.1     Financial Statements and Other Reports.

          Partnership will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.
  Partnership will deliver to Agent and Lenders:

          (i) Monthly Financials: as soon as available and in any event within 45 days after the end of each month ending after the Closing Date and prior to the Final
       Completion Date, (a) the balance sheet of Partnership as at the end of such month and the related statements of income, partners' equity and cash flows of Partnership for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Managing Partner on behalf of Partnership that they fairly present the financial condition of Partnership as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report, if any is prepared for presentation to senior management, describing the operations of Partnership in the form so prepared for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

          (ii) Quarterly Financials: as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and, with respect to the fourth Fiscal Quarter of each Fiscal Year, concurrently with the delivery of financial statements pursuant to subdivision (iii) below, (a) the balance sheet of Partnership as at the end of such Fiscal Quarter and the related statements of income, partners' equity and cash flows of Partnership for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all in reasonable detail and certified by the chief financial officer of Managing Partner on behalf of Partnership that they fairly present the financial condition of Partnership as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report, if any is prepared for presentation to senior management, describing the operations of Partnership in the form so prepared for such Fiscal
       Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

          (iii) Year-End Financials: as soon as available and in any event within 100 days after the end of each Fiscal
       Year, (a) the balance sheet of Partnership as at the end of such Fiscal Year and the related statements of income, partners' equity and cash flows of Partnership for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and, when available, the corresponding figures from the plan and financial forecast delivered pursuant to subsection 6.1(xiii) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Managing Partner on behalf of Partnership that they fairly present the financial condition of Partnership as at the dates indicated and the results of its operations and its cash flows for the periods indicated, (b) a narrative report, if any is prepared for presentation to senior management, describing the operations of Partnership in the form so prepared for such Fiscal Year, and (c) in the case of such financial statements, a report thereon of Arthur Andersen
       LLP or other independent certified public accountants of recognized national standing selected by Partnership and satisfactory to Agent, which report shall be without qualification as to the scope of the audit, shall express no doubts about the ability of Partnership to continue as a going concern, and shall state that financial statements fairly present the financial position of Partnership as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

          (iv) Officers' and Compliance Certificates:
       (a) together with each delivery of financial statements of Partnership pursuant to subdivisions (ii) and (iii) above, an Officers' Certificate of Partnership stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Partnership during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Partnership has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements of Partnership pursuant to subdivision (ii) above, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restric-tions contained in Subsections 7.6 and 7.8;

          (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the financial statements of Partnership delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
       (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, financial statements of Partnership for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and
       (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Managing Partner on behalf of Partnership setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

          (vi) Accountants' Certification: together with each delivery of financial statements of Partnership pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit and their report may state that their audit was not directed toward obtaining such knowledge, and (c) stating that based on their audit nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (vii) Accountants' Reports: promptly upon receipt thereof, but in no case later than concurrently with each delivery of financial statements of Partnership pursuant to subdivisions (ii) and (iii) above (unless restricted by applicable professional standards), copies of all reports submitted to Partnership by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Partnership made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

          (viii) SEC Filings and Press Releases: promptly upon their becoming available, and, with respect to (a) and
       (b) below, at and after the time Partnership or a Subsidiary of Partnership becomes subject to the reporting requirements under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Partnership to its security holders or by any Subsidiary of Partnership to its security holders other than Partnership or another Subsidiary of Partnership, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Partnership or any of Partnership's Subsidi-aries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by or on behalf of Partnership or any of Partnership's Subsidiaries to the public concerning material developments in the business of Partnership or any of Partnership's Subsidiaries;

          (ix) Events of Default, etc.: promptly upon any Senior Officer of any General Partner or any Executive Committee member obtaining knowledge, but in no case later than concurrently with each delivery of financial statements of Partnership pursuant to subdivisions (ii) and (iii) above,
       (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Partnership or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2,
       (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, (d) that any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Partnership or any of its Subsidiaries, or (e) any material default under the General Contractor's Contract, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Partnership has taken, is taking and proposes to take with respect thereto;

          (x) Litigation or Other Proceedings: (a) promptly upon any officer of Partnership obtaining knowledge of, but in no case later than concurrently with each delivery of financial statements of Partnership pursuant to subdivisions
       (ii) and (iii) above, (X) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Partnership or any of its Subsidiaries or any property of Partnership or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Partnership to Lenders or (Y) any material development in any Proceeding that, in any case:

               (1)  if adversely determined, has a
            reasonable possibility of giving rise to a Material
            Adverse Effect; or

               (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Partnership to enable Lenders and their counsel to evaluate such matters; and (b) together with each delivery of financial statements pursuant to subdivision (ii) above, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Partnership or any of its Subsidiaries equal to or greater than $5,000,000, and promptly after request by Agent such other information as may be reasonably requested by Agent to enable Agent and its counsel to evaluate any of such Proceedings;

          (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event with respect to Partnership or any of its ERISA Affiliates, but in no case later than concurrently with each delivery of financial statements of Partnership pursuant to subdivisions (ii) and (iii) above, a written notice specify-ing the nature thereof, what action Partnership or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (xii) ERISA Notices: together with each delivery of financial statements of Partnership pursuant to subdivision
       (ii) above, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Partnership or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan since the last such delivery of financial statements; (b) all notices received by Partnership or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event since the last such delivery of financial statements; and
       (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

          (xiii) Financial Plans: concurrent with delivery thereof pursuant to subsection 5.2 (or any successor provision) of the Joint Venture Agreement, and in any event no later than 90 days after the end of each Fiscal Year, a copy of the "Annual Business Plan" (as such term is defined in subsection 5.2 (or any successor provision) of the Joint Venture Agreement) as approved by the Executive
       Committee pursuant to such subsection 5.2;

          (xiv) Insurance: as soon as practicable and in any event no later than 90 days after the end of each Fiscal Year, a report in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Partnership and its Subsidiaries and all material insurance coverage planned to be maintained by Partnership and its Subsidiaries in the immediately succeeding
  Fiscal Year to the extent not included in the information delivered pursuant to subsection 6.1(xiii);

          (xv) Environmental Audits and Reports: promptly upon receipt thereof, but in no case later than concurrently with each delivery of financial statements of Partnership pursuant to subdivisions (ii) and (iii) above, copies of all environmental audits and reports, whether prepared by personnel of Partnership or its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility, that could result in a Material Adverse Effect;

          (xvi)     Certain Changes Within Partnership; Events of
       Bankruptcy: with reasonable promptness, but in no case later than concurrently with each delivery of financial statements of Partnership pursuant to Subdivision (ii) and
       (iii) above, written notice of (a) any change or proposed change in Managing Partner or any change in "General
       Manager" (as such term is used in the Joint Venture Agreement) or (b) the occurrence of any event or action that, with the passage of time, would become an "Event of Bankruptcy" (as such term is defined in subsection 14.1 of the Joint Venture Agreement as in effect as of the Closing
       Date);

          (xvii)    Formation of Subsidiary; Circus Revolving
       Loan Agreements: together with each delivery of financial statements of Partnership pursuant to subdivision (ii) and (iii) above, (a) a written notice with respect to any Person that has become a Subsidiary of Partnership since the last such delivery of financial statements, setting forth (1) the date on which such Person became a Subsidiary of Partnership and
       (2) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Partnership (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement) and (b) copies of any amendment, supplement or modification of the Circus Revolving Loan Agreements since September 30, 1993 that have not previously been delivered;

          (xviii)   Other Information:  with reasonable prompt-
       ness, such other information and data with respect to Partnership or any of its Subsidiaries as from time to time may be reasonably requested by any Lender;

          (xix) Regulation 6.090 Reports: Promptly after the same are available, but in no case later than concurrently with each delivery of the financial statements of Partnership pursuant to subdivisions (ii) and (iii) above, copies of the Nevada "Regulation 6.090 Report" and "6-A Report" and copies of any written communication to Partnership or any of its Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with, any Gaming Law by Partnership or any of its Subsidiaries; and

          (xx) Final Completion Date. Following Conversion and until the Final Completion Date, upon Agent's or Requisite Lenders' reasonable request, together with each delivery of financial statements of Partnership pursuant to subdivision (i) above, (a) copies of the Budget, the Construction Schedule and the Plans, in each case, to the extent modified since the last delivery thereof, (b) a written calculation showing whether there is a Material Overrun,
       (c) to the extent not provided to Agent previously, copies of Documentary Support, Change Order signature pages and grid summary pages and other documents as would be required to be delivered under subsection 4.2D pursuant to request of the Agent or otherwise as set forth in such subsection 4.2D, and (d) any other documents or information related to construction of the Project that Agent or Requisite Lenders reasonably request.

  6.2     Partnership or Corporate Existence, etc.

          Except as permitted under subsection 7.7, Partnership will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its partnership or corporate existence, as applicable, and all rights and franchises material to its business.

  6.3     Payment of Taxes and Claims; Tax Consolidation.

          A. Partnership will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          B. Partnership will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Partnership or any of its Subsidiaries).

  6.4     Maintenance of Properties; Insurance.

          Partnership will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or owned by Partnership and useful in the business of Partnership and its Subsidiaries (including, without limitation, maintenance of Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and will comply fully with the terms and conditions of the subsection 4 of the Deed of Trust. Partnership will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses and will otherwise comply fully with the terms and conditions of subsection 6 of the Deed of Trust. Each such policy of insurance shall name Agent for the benefit of Lenders as the loss payee thereunder for amounts in excess of $1,000,000 and shall provide for at least 30 days prior written notice to Agent of any modification or cancellation of such policy.

  6.5     Inspection; Lender Meeting.

          To the extent not prohibited by applicable law, Partnership shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Partnership or any of its Subsidiaries, including its and their financial and accounting records and any Documentary Support (for the purposes of subsection
  4.2A(ii)), and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Partnership may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, Partnership will, upon the request of Agent or Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Partnership's principal offices (or such other location as may be agreed to by Partnership and Agent) at such time as may be agreed to by Partnership and Agent.

  6.6     Compliance with Laws, etc.

          Partnership shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all Gaming Laws, and to obtain and keep in full force and effect any permit, license, consent, or approval required under this Agreement or in order to complete the Project in accordance with the Plans, in each case, if such noncompliance or failure to obtain and keep in full force and effect could reasonably be expected to cause a Material Adverse Effect. Partnership shall and shall cause each of its Subsidiaries to comply with the requirements of all Gaming Laws applicable to such Person.

  6.7     Environmental Disclosure and Inspection.

          A. Partnership shall, and shall cause each of its Subsidiaries to, exercise due diligence in order to comply and use its best efforts to cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws.

          B. Partnership agrees that Agent may, from time to time and in its sole and absolute discretion, retain, at Partnership's expense, an independent professional consultant to review any report relating to Hazardous Material prepared by or for Partnership and, whether or not any such report exists, upon reasonable notice to Partnership, to conduct its own investigation of any Facility currently or previously owned, leased, operated or used by Partnership or any of its Subsidiaries, and Partnership agrees to use its best efforts to obtain permission for Agent's professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Partnership or any of its Subsidiaries. Partnership hereby grants to Agent and its agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Partnership or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Partnership and Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted with prior notice and so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility.
  Partnership and Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Agent pursuant to this subsection 6.7B will be obtained and shall be used by Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Agent agrees to deliver a copy of any such report to Partnership promptly after its completion, and Partnership acknowledges and agrees that
  (i) it will indemnify and hold harmless Agent and each Lender from any costs, losses or liabilities relating to Partnership's use of or reliance on any such report, (ii) neither Agent nor any Lender makes any representation or warranty with respect to any such report, and (iii) by delivering such report to Partnership, neither Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in any such report; provided, however, that Agent shall not be required by this subsection 6.7B to deliver any such report to Partnership that is protected by the attorney-client privilege or other privilege if and to the extent that to do so could reasonably be expected to result in the waiver or loss of that privilege.

          C. Partnership shall promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency under any applicable
  Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any Release of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency, (provided, however, that Partnership shall not be required by this subsection 6.7C to advise Lenders of the contents of any written communication that is protected by the attorney-client or other privilege if and to the extent that to do so could reasonably be expected to result in the waiver or loss of that privilege), (iii) any remedial action taken by Partnership or any other Person in response to (x) any Hazardous Material on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse
  Effect, or (y) any Environmental Claim that reasonably could have a Material Adverse Effect, (iv) Partnership's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could cause such Facility or any part thereof to be subject to (x) any restrictions on the ownership or transferability thereof or (y) any material restriction on the occupancy or use thereof under any Environmental Laws which restriction on occupancy or use could reasonably be expected to result in a Material Adverse Effect, and (v) any request for information from any governmental agency that indicates such agency is investigating whether Partnership or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Material.

          D.   Partnership shall promptly notify Lenders of
  (i) any proposed acquisition of stock, assets, or property by Partnership or any of its Subsidiaries that could reasonably be expected to expose Partnership or any of its Subsidiaries to, or result in, Environmental Claims that could have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Partnership or any of its Subsidiaries and (ii) any action that Partnership or any of its Subsidiaries proposes to take to commence manufacturing, industrial or other operations that reasonably could be expected to subject Partnership or any of its Subsidiaries to laws, rules or regulations (including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses) not theretofore applicable to the Project, Facilities or operations of Partnership or any of its Subsidiaries.

          E. Partnership shall, at its own expense, provide copies of such documents or information as Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 6.7 (provided, however, that Partnership shall not be required by the provisions of this subsection 6.7E to provide documents or information that is protected by the attorney-client or other privilege if and to the extent that to do so could reasonably be expected to result in the waiver or loss of that privilege).

  6.8     Partnership's Remedial Action Regarding Hazardous
  Material.

          Partnership shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Material on, under or about any Facility in order to comply with all applicable
  Environmental Laws and Governmental Authorizations. In the event Partnership or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility, Partnership or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable
  Environmental Laws and other applicable legal requirements
  (including lawful policies, orders and directives of federal, state and local governmental authorities).

  6.9     Completion of Construction.

          A. Partnership shall Complete Construction on or before the Projected Completion of Construction Date and shall Finally Complete Construction on or before the Projected Final Completion Date; provided that Partnership shall be deemed not to be in default under this subsection 6.9 for such period as Circus and/or Eldorado Hotel Associates or their respective Affiliates diligently is proceeding to Complete Construction or Finally
  Complete Construction in accordance with the terms of the Circus Completion Guaranty or the Eldorado Completion Guaranty, as the case may be, including, without limitation, performance by Circus or Eldorado Hotel Associates or their respective Affiliates within the Time for Performance (as defined in the Circus Completion
  Guaranty and the Eldorado Completion Guaranty, respectively) and neither Partnership nor Circus shall be required to Complete Construction or Finally Complete Construction with respect to any Collateral sold to any Person that is not an Affiliate of Agent or any Lender by Agent under its rights of foreclosure under the Loan Documents.

          B.   Partnership shall deliver to Agent the
  Completion of Construction Certificate promptly upon Completion of Construction, but in no case later than concurrently with the next delivery of financial statements pursuant to subsection 6.1(i) above.

  6.10    Material Overruns.

          If a Material Overrun occurs, General Partners,
  Partnership Parents or any of them shall, within ten days after such Material Overrun occurs, make an Overrun Contribution to Partnership, in exchange for General Partner Subordinated Debt, in an amount at least equal to the Overrun Excess Amount, provided that this Agreement shall not obligate Eldorado Hotel Associates, Recreational Enterprises or Hotel Casino-Management to make such Overrun Contribution. If Eldorado Hotel Associates, Recreational Enterprises or Hotel-Casino Management or any Affiliate of Galleon, Inc. fails to make such Overrun Contribution, Galleon,
  Inc. shall do so.


  Section 7.   PARTNERSHIP'S NEGATIVE COVENANTS

          Partnership covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Lenders shall otherwise give prior written consent, Partnership shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this
  Section 7.

  7.1     Indebtedness.

          Until the first day of the fourth full Fiscal Quarter following the Conversion Date, Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Partnership may become and remain liable with respect to the Obligations;

          (ii) Partnership may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent
       Obligations so extinguished;

          (iii) Partnership may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate principal amount not to exceed $15,000,000;
       provided that such Capital Leases are not prohibited under the terms of subsection 7.8; provided, further that all such Indebtedness incurred pursuant to in this clause (iii) of this subsection 7.1 shall reduce the Other Permitted Indebtedness permitted in clause (vi) of this subsection 7.1;

          (iv) Partnership may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Partnership may become and remain liable with respect to Indebtedness to Partnership; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Partnership to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Partnership under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Partnership or to any of its Subsidiaries for whose benefit such payment is made;

          (v) Partnership may become and remain liable with respect to the General Partner Subordinated Debt and the Short Term General Partner Subordinated Debt; and

          (vi) Partnership may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding minus the amount of Indebtedness outstanding under clause
       (iii) above.

     Thereafter, Partnership may become and remain liable with respect to any Indebtedness (i) if the incurrence thereof would not cause an Event of Default or Potential Event of Default under any other subsection of this Agreement (including, without limitation subsection 7.6B) and (ii) after Partnership delivers to Agent an Officers' Certificate that demonstrates, on a pro forma basis (taking into account the incurrence of such Indebtedness) compliance with subsection 7.6B.

  7.2     Liens and Related Matters.

          A. Prohibition on Liens. Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Partnership or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform
  Commercial Code of any State or under any similar recording or notice statute, except:

          (i)  Permitted Encumbrances;

          (ii) Liens described in Schedule 7.2 annexed hereto;

          (iii)     Liens granted pursuant to the Collateral
       Documents;

          (iv) Liens securing Indebtedness permitted under subsection 7.1(iii); provided that such Liens relate solely to the property financed with such Indebtedness;

          (v) Liens securing Indebtedness permitted under subsection 7.1(vi); provided that such Liens relate solely to the property financed with such Indebtedness;

          (vi) Liens created by or resulting from litigation or a legal proceeding against Partnership or any of its Subsidiaries or both in the ordinary course of business which litigation or legal proceeding currently is being contested in good faith by appropriate proceedings and which litigation or legal proceeding does not result in an Event of Default under subsection 8.8; provided that such Lien shall be bonded or foreclosure of such Lien stayed by order of a court of competent jurisdiction and; provided further, that any such Lien shall cease to be a permitted exception to this subsection 7.2 if any attempt to foreclose thereon could reasonably be expected to occur within the next 60 days;

          (vii) Liens granted to any Lender that becomes a counterparty to any Contingent Obligation permitted under subsection 7.4(ii) to the extent of such Contingent Obligation; provided that such Liens shall rank pari passu with the Liens that secure the Obligations; provided further that prior to the incurrence of such Indebtedness creditors holding such Liens shall enter into intercreditor agreements pursuant to which such creditors agree that their right with respect to the Collateral shall be limited to the right to receive a share of the proceeds of the Collateral and that Lenders shall have the right to make all determinations with respect to the exercise of remedies with respect to the Collateral until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit; and

          (viii)    Liens securing the General Partner
       Subordinated Debt pursuant to the Subordinated Loan
       Documents.

     B. Equitable Lien in Favor of Lenders. If Partnership or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstand-ing the foregoing, this covenant shall not be construed as a consent by Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

     C. No Further Negative Pledges. Except with respect to (i) specific property encumbered pursuant to subsection 7.2A(iv) or (v) to secure payment of particular Indebtedness, (ii) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale or (iii) a Lien created in favor of Agent pursuant to the Collateral Documents, neither Partnership nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its respective properties or assets, whether now owned or hereafter acquired.

     D.   No Restrictions on Subsidiary Distributions to
  Partnership or Other Subsidiaries. Except as provided herein, Partnership will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Partnership or any other Subsidiary of Partnership, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Partnership or any other Subsidiary of Partnership, (iii) make loans or advances to Partnership or any other Subsidiary of Partnership, or (iv) transfer any of its property or assets to Partnership or any other Subsidiary of Partnership.

  7.3     Investments.

          Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

          (i) Partnership and its Subsidiaries may make and own Investments in Cash Equivalents;

          (ii) Partnership and its wholly-owned Subsidiaries may create, and make and own Investments in, wholly-owned Subsidiaries engaged in operations reasonably necessary for the business of Partnership with respect to the Project; provided, however, that (a) the aggregate of all such Investments (without duplication in the case of Investments through multiple tiers of Subsidiaries) may not exceed $10,000,000, (b) no such Subsidiary may (1) create, incur, assume or guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (other than Indebtedness permitted under clause (iv) of subsection 7.1), (2) create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of such Subsidiary (other than Permitted Encumbrances and Liens granted pursuant to the Collateral Documents), or (3) create or become or remain liable with respect to any Contingent Obligation (other than Contingent Obligations under any guarantee of the Obligations);

          (iii)     Partnership and its Subsidiaries may make
       Consolidated Capital Expenditures permitted by subsection
       7.8; and

          (iv) Partnership and its Subsidiaries may make advances to customers in the ordinary course of business substantially consistent with the practice of other gaming institutions in connection with their gaming operations in the State of Nevada.

  7.4     Contingent Obligations.

          Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (i) Partnership may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

          (ii) Partnership may become and remain liable with respect to Interest Rate Agreements; provided that the aggregate notional amount with respect to such Interest Rate Obligations shall not exceed at any time the aggregate amount, without duplication, of the Commitments and the Loans then in effect or outstanding;

          (iii) Partnership may become and remain liable with respect to Contingent Obligations pursuant to indemnity obligations with respect to taxes of Partnership, the Environmental Indemnity, workers compensation for Partnership's employees, a title policy and other indemnity obligations incurred in the ordinary course of business; and

          (iv) Partnership may become and remain liable with respect to indemnity obligations necessary to obtain payment and performance bonds required to Finally Complete
       Construction.

  7.5     Restricted Junior Payments.

          Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order or pay any sum for any Restricted Junior Payment; provided that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or occurs as a result thereof:

          (i) after the first four full Fiscal Quarters immediately following the Conversion Date, Partnership may make principal and interest payments on the General Partner Subordinated Debt from Consolidated Available Cash Flow; provided that (i) any such interest payments are paid at a rate less than or equal to 10% per annum and (ii) until the first eight full Fiscal Quarters immediately following the Conversion Date have elapsed, the aggregate of all such principal payments does not exceed, for any Fiscal Year, the aggregate of one-tenth of the original principal amount of each tranche of General Partner Subordinated Debt as of the date Partnership issued such tranche of General Partner Subordinated Debt, respectively, for all such tranches of General Partner Subordinated Debt;

          (ii) following the Conversion Date, Partnership may make Tax Distributions to General Partners in proportion to their Percentage Interests;

          (iii) after the first eight full Fiscal Quarters immediately following the Conversion Date, Partnership may make Other Partnership Distributions in a cumulative amount of up to 50% of Consolidated Available Cash Flow after the Closing Date (calculated without reduction for such Other Partnership Distribution);

          (iv) if, after the first eight full Fiscal Quarters immediately following the Conversion Date, the Leverage
       Ratio for the Fiscal Quarter immediately preceding the date of such proposed Other Partnership Distribution is less than or equal to 2.50:1.00, then, without including Other Partnership Distributions permitted under clause (iii) above, Partnership may make Other Partnership Distributions in a cumulative amount of up to 75% of Consolidated Available
       Cash Flow since the end of such eight full Fiscal Quarters (calculated without reduction for such Other Partnership Distributions made under clause (iii) above or proposed to be made under this clause (iv)); provided that if Partnership makes other Partnership Distributions pursuant to this clause
       (iv) it may not also make other Partnership Distributions under clause (iii) above for the same period; and

          (v) Partnership may make payments of principal and interest on Short Term General Partner Subordinated Debt with the proceeds of Pre-Conversion Loans; provided that no such payments may be made that would cause the outstanding principal amount of all General Partner Subordinated Debt plus the value of the Premises (as set forth in the Joint Venture Agreement) plus the cash contributed to the Partnership in exchange for partnership interests therein to be less than $130,000,000.

  Neither Partnership nor any of its Subsidiaries may directly or indirectly declare, order, pay or make, or set apart any sum or property for, any Restricted Junior Payment or agree to do so except as permitted by this subsection 7.5.

  7.6     Financial Covenants.

     A. Minimum Coverage Ratio. Partnership shall not permit the ratio of (i) Consolidated Adjusted EBITDA minus Tax Distributions made pursuant to subsection 7.5(ii) minus Other Partnership Distributions made pursuant to subsection 7.5(iii) or 7.5(iv) minus Consolidated Capital Expenditures to (ii) Scheduled Facility Reductions plus Consolidated Cash Interest Expense plus Permitted General Partner Subordinated Debt Payments plus Other Permitted Indebtedness Payments, in each case for or actually made during the periods after the Conversion Date set forth below, to be less than the correlative ratio indicated:

     Fiscal Quarter after Conversion Date
  Minimum Coverage Ratio


     First through sixth
  1.05:1.00


     Seventh through twelfth
  1.10:1.00


     Thirteenth and all full Fiscal Quarters
  1.15:1.00
     thereafter through the Commitment
      Termination Date


  ; provided that amounts shall be calculated for (a) in the case of the first full Fiscal Quarter after the Conversion Date, the three-month period commencing with the first day of the first full Fiscal Quarter after the Conversion Date (b) in the case of the second full Fiscal Quarter after the Conversion Date, the six-month period commencing with the first day of the first full Fiscal Quarter after the Conversion Date; (c) in the case of the third full Fiscal Quarter after the Conversion Date, the nine-month period, commencing with the first day of the first full Fiscal Quarter after the Conversion Date and (d) in the case of the fourth full Fiscal Quarter after the Conversion Date and each subsequent full Fiscal Quarter, the four consecutive Fiscal Quarter period ending as of the last day of such Fiscal Quarter of Partnership; provided further that Partnership shall be deemed not to be in default under this subsection 7.6A during the period from the first Fiscal Quarter after the Conversion Date through the sixth Fiscal Quarter after the Conversion Date so long as Circus and its Affiliates timely make any Additional Contribution (as that term is defined in the Make-Well Agreement) pursuant to the terms of the Make-Well Agreement; provided further that any contribution of cash to Partnership by Circus in exchange for equity of Partnership or General Partner Subordinated Debt shall be included, without duplication, in Consolidated Net Income for the Fiscal Quarter in which such contribution is made
  (or, if made within 10 calendar days of the end of a Fiscal Quarter, for such Fiscal Quarter immediately ended if Circus notifies Agent in writing at the time of such contribution that such contribution is to be so credited) for purposes of determining whether there is an Event of Default under this subsection 7.6A; provided further that, if there has been a change in Managing Partner, no change in the performance standard required of Partnership under this subsection 7.6A that would increase the amount required to be paid by Circus to fulfill the "Make-Well Obligations" under and as defined in the Make-Well Agreement, shall be effective to cause such increase unless Circus shall have received prior notice of such change.

     B. Maximum Leverage Ratio. Partnership shall not permit the Leverage Ratio for any four consecutive Fiscal Quarter period ending as of the last day of any full Fiscal Quarter after the Conversion Date of Partnership set forth below to exceed the correlative ratio indicated:

           Fiscal Quarter           Maximum Leverage Ratio

     Fourth and fifth
  4.75:1.00


     Sixth and seventh
  4.25:1.00


     Eighth and ninth
  4.00:1.00


     Tenth through twelfth
  3.50:1.00


     Thirteenth through fifteenth
  3.00:1.00


     Sixteenth and all full
  2.75:1.00
     Fiscal Quarters thereafter
     through the Commitment Termination Date

  7.7     Restriction on Fundamental Changes; Asset Sales and
  Acquisitions.

          Partnership shall not, and shall not permit any of its Subsidiaries to, alter the corporate, partnership, capital or legal structure of Partnership or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

          (i) any Subsidiary of Partnership may be merged with or into Partnership or any wholly-owned Subsidiary of Partnership, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Partnership or any wholly-owned Subsidiary of Partnership; provided that, in the case of such a merger, Partnership or such wholly-owned Subsidiary shall be the continuing or surviving Person;

          (ii) Partnership and its Subsidiaries may make
       Consolidated Capital Expenditures permitted under subsection 7.8;

          (iii) Partnership and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

          (iv) Partnership and its Subsidiaries may, in the ordinary course of business, sell for cash, equipment that is obsolete or in need of replacement and no longer used or useful in its business;

          (v) Partnership may dispose of personal property to customers or potential customers in connection with promotions in the ordinary course of business substantially consistent with the practice of other gaming institutions in connection with their gaming operations in the State of Nevada; and

          (vi) Partnership and its wholly-owned Subsidiaries may make Investments permitted by subsection 7.3(ii).

  7.8     Consolidated Capital Expenditures.

          Partnership shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any calendar year indicated below, in an aggregate amount in excess of the corresponding amount (the "Maximum Consolidated
  Capital Expenditure Amount") set forth below opposite such calendar year.

                                      Maximum Consolidated
               Calendar Year              Capital Expenditures

     Calendar 1996                         $5,000,000
     Calendar 1997                          5,000,000
     Calendar 1998                          7,000,000
     Each calendar year thereafter          7,000,000

  ; provided that if any portion of the Maximum Consolidated Capital Expenditure Amount for any calendar year (the "Reference
  Period") has not been incurred within such Reference Period (the unutilized portion of such Maximum Consolidated Capital
  Expenditure Amount being referred to as the "Unutilized
  Amount"), Partnership and its Subsidiaries may, in the calendar year immediately following the Reference Period, make additional Consolidated Capital Expenditures in an amount not to exceed the lesser of (i) the Unutilized Amount and (ii) an amount that will not cause the aggregate Consolidated Capital Expenditures for such calendar year to exceed $10,000,000. In determining any amount pursuant to the foregoing clauses (i) or (ii) permitted to be carried forward as Consolidated Capital Expenditures to be made in a succeeding calendar year, such amount shall be determined solely on the basis of the Maximum Consolidated Capital Expenditure
  Amount permitted for that Reference Period and shall not include any Unutilized Amount from any prior period. Notwithstanding the foregoing, in addition to such Maximum Consolidated Capital Expenditure Amount and additional Consolidated Capital
  Expenditures, Partnership and its Subsidiaries may make additional Consolidated Capital Expenditures of up to $7,500,000 for purposes of initial construction of (but not subsequent improvement of) the Attraction.

  7.9     Sales and Lease-Backs.

          Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Partnership or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Partnership or any of its Subsidiaries) or (ii) which Partnership or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Partnership or any of its Subsidiaries to any Person (other than Partnership or any of its Subsidiaries) in connection with such lease.

  7.10    Sale or Discount of Receivables.

          Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable (other than settlements in the ordinary course of business and substantially consistent with the practice at other gaming institutions in connection with their gaming operations in the State of Nevada with payors of such notes or accounts receivable reached to facilitate collection from such payor of such notes or accounts receivable).

  7.11    Transactions with Shareholders and Affiliates.

          Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Partnership or with any Affiliate of Partnership or of any such holder; provided that the foregoing restriction shall not apply to
  (i) any transaction between Partnership and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries,
  (ii) reasonable and customary management fees and reimbursements of expenses paid to Managing Partner pursuant to the terms of the Joint Venture Agreement, (iii) other payments permitted by the Joint Venture Agreement as in effect at the Closing Date and not otherwise prohibited or restricted by the terms of this Agreement,
  (iv) the General Partner Subordinated Debt, (v) the Eldorado Completion Guaranty, the Circus Completion Guaranty or the
  Make-Well Agreement, or (vi) transactions between Partnership and its Affiliates necessary to the operation of the Project that the Executive Committee has determined in good faith are conducted on terms no less favorable than could be obtained from a third party in an arm's-length transaction.

  7.12    Disposal of Subsidiary Stock.

          Partnership shall not:

          (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

          (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity
       Securities of any of its Subsidiaries (including such Subsidiary), except to Partnership, another Subsidiary of Partnership, or to qualify directors if required by applicable law.

  7.13    Conduct of Business.

          From and after the Closing Date, Partnership shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in and anticipated on the Closing Date to be engaged in by Partnership and its Subsidiaries as evidenced by the Plans, and similar or related businesses and (ii) such other lines of business as may be consented to by Lenders.

  7.14    Amendments of Related Documents.

          A. Partnership shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to Partnership or adverse to Lenders.

          B. Partnership shall not amend or otherwise change the terms of the Joint Venture Agreement if the effect of such amendment or change, together with all other amendments or changes made, is to increase the obligations of the Partnership thereunder or to confer any additional rights on the other parties thereto that in either case would be materially adverse to Partnership or adverse to Lenders.

  7.15    Fiscal Year.

          Partnership shall not change its Fiscal Year-end from December 31 without giving notice to Agent at least 30 days in advance of such change.

  7.16    Transfer of Partnership Interests.

          No General Partner shall transfer all or any portion of its interest in Partnership or any rights therein except as permitted pursuant to subsection 12.4 of the Joint Venture Agreement as in effect as of the Closing Date; provided that the provisions of this subsection shall not limit the operation of subsection 8.12.

  7.17    Loan to Value Ratio.

          Partnership shall not permit the ratio of Total
  Utilization of Commitments less the principal amount of all outstanding Working Capital Loans to the Construction Costs set forth in the Budget, to exceed 0.70:1.00 at any time.


  Section 8.   EVENTS OF DEFAULT

          If any of the following conditions or events ("Events of Default") shall occur:

  8.1     Failure to Make Payments When Due.

          (a) Failure by Partnership to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment (unless such notice is revoked by Partnership and would not result in the incurrence of any costs by Agent or any Lender or, if incurred, such costs are reimbursed by Partnership) by mandatory prepayment or otherwise;

          (b) Failure by Partnership to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or

          (c) Failure by Partnership to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

  8.2     Default in Other Agreements.

     A.  Partnership's Agreements

          (i) Failure of Partnership or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 8.1) in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor;
       or (ii) breach or default by Partnership or any of its Subsidiaries with respect to any other material term of
       (a) any evidence of any Indebtedness in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate amount of $5,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligations(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity or any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

     B.   Circus Revolving Loan Agreements.

          The occurrence of (i) any default (or in the case of amendment, supplementation, other modification or termination of either of the Circus Revolving Loan
       Agreements after the Closing Date, the occurrence of any event that would have been a default had such amendment, supplementation, modification or termination not occurred) under subsections 6.3, 9.1(a), 9.1(b), 9.1(c), 9.1(g), 9.1(k)
       or 9.1(p) of either of the Circus Revolving Loan
       Agreements, whether or not such default is later cured or waived (except any waiver given to permit the acquisition by Circus of the group known as Gold Strike Resorts) or
       (ii) any default under either of the Circus Revolving Loan Agreements if, as a result thereof, the lenders thereunder elect the remedies described in subsection 9.2(a)(2) thereof.

  8.3     Breach of Certain Covenants.

          Failure of Partnership or Partners to perform or comply with any term or condition contained in subsection 2.4A, 2.4B(iii), 2.5, 6.1(ix), 6.2, 6.6, 6.10 or Section 7 of this
  Agreement; or

  8.4     Breach of Warranty.

          Any representation, warranty, certification or other statement made by any Loan Party or by any of Partnership Parents in any Loan Document or in any statement or certificate at any time given by any of them in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

  8.5     Other Defaults Under Loan Documents.

          Any Loan Party or Circus or Eldorado Hotel
  Associates shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents to be complied with by such Person, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 15 days after receipt by Partnership of notice from Agent or any Lender of such default; or

  8.6     Involuntary Bankruptcy; Appointment of Receiver, etc.

          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan
  Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

  8.7     Voluntary Bankruptcy; Appointment of Receiver, etc.

          (i) Any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

  8.8     Judgments and Attachments.

          Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

  8.9     Dissolution.

          (i) Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

          (ii) the occurrence of any "Liquidating Event" (as such term is defined in subsection 13.1 (or any successor provision) of the Joint Venture Agreement).

  8.10    Employee Benefit Plans.

          There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Partnership or any of its ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans sponsored by Partnership or any of its ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

  8.11    Material Adverse Effect.

          Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material
  Adverse Effect; or

  8.12    Change in Control.

          General Partners or their Affiliates on the Closing
  Date shall cease to beneficially own and control all of the partnership interests in Partnership or Circus and its Affiliates shall cease to beneficially own and control at least 50% of the partnership interests in the Partnership; or

  8.13    Invalidity of Environmental Indemnities or Guaranties.

          Any Environmental Indemnity or any guaranty of the Obligations, including, without limitation, (i) the Circus Completion Guaranty prior to the Final Completion Date, (ii) the Make-Well
  Agreement and (iii) the Eldorado Completion Guaranty, for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect or is declared to be null and void, or any guarantor or indemnitor, including Circus and Eldorado Hotel Associates, denies that it has any further liability, including, without limitation, with respect to future advances by Lenders, under any indemnity or guaranty or under any make-well agreement, including the Make-Well Agreement, or under any Environmental Indemnity or gives notice to such effect, in each case, to the extent it relates to the Obligations; or

  8.14    Impairment of Collateral.

          (A) A judgment creditor of any Loan Party or any of their respective Subsidiaries shall obtain possession of any material portion of the Collateral under the Collateral Documents by any means, including, without limitation, levy, distraint, replevin or self-help, (B) any substantial portion of the Collateral shall be taken by eminent domain or condemnation, (C) any of the Collateral
  Documents shall cease for any reason to be in full force and effect, or any party thereto shall purport to disavow its obligations thereunder or shall declare that it does not have any further obligations thereunder or shall contest the validity or enforceability thereof or Lenders shall cease to have a valid and perfected first priority security interest in any material Collateral therein except as permitted under the terms of such Collateral Document, or
  (D) Agent's security interests or Liens, in each case on behalf of Lenders, on any material portion of the Collateral under the Collateral Documents shall become otherwise impaired or unenforceable; or

  8.15    Completion of Construction.

          Partnership shall not have (i) Completed Construction on or prior to the Projected Completion of Construction Date or
  (ii) Finally Completed Construction on or prior to the Projected Final Completion Date; provided that Partnership shall be deemed not to be in default under this subsection 8.15 for such period as Circus and/or Eldorado Hotel Associates or their respective Affiliates diligently is proceeding to Complete Construction or Finally Complete Construction in accordance with the terms of the Circus Completion Guaranty or the Eldorado Completion Guaranty as the case may be, including, without limitation, performance by Circus or Eldorado Hotel Associates or their respective Affiliates within the Time for Performance (as defined in the Circus Completion Guaranty and the Eldorado Completion Guaranty, respectively); or

  8.16    Loss of Governmental Authorizations.

          Any Governmental Authorization that is material to the ownership, use, construction or operation of the Project ceases to be valid and in full force or effect or to be held by the Person required to hold such Governmental Authorization for more than five (5) calendar days; or

  8.17    Gaming License.

          The occurrence of a License Revocation that continues for at least five (5) calendar days; or

  8.18    Encroachments.

          Prior to the Final Completion Date there shall be any material encroachment onto the Premises (an "Unauthorized Encroachment"); provided, however, that if such Encroachment is curable within thirty (30) days (or such longer period as Requisite Lenders shall have expressly approved in writing) and does not relate, in the reasonable judgment of Requisite Lenders, to matters that require immediate correction or are otherwise of an emergency nature, it shall not constitute a default if corrective action satisfactory to Agent is commenced within five (5) days after written notice from Agent, and such Unauthorized Encroachment is in fact cured within thirty (30) days after such notice (or within such longer period as is approved in writing by Requisite Lenders); or

  8.19    Work Stoppage.

          Work on the Project shall cease prior to the Final
  Completion Date for twenty (20) or more consecutive days without the prior written consent of Requisite Lenders;

  8.20    Remedies.

                           THEN

          (A)  prior to the Final Completion Date:

          (a) With the consent of Requisite Lenders, Agent shall have the right to cause an independent contractor selected by Agent to enter into possession of the Premises and to perform any and all work and labor necessary for the completion of the Project substantially in accordance with the Plans and to perform Partnership's construction obligations under this Agreement. All sums reasonably expended by Agent for such purposes shall be deemed to have been disbursed to and borrowed by Partnership and shall be deemed to be Obligations secured by the Collateral
       Documents.

          (b)  Partnership hereby constitutes and appoints
       Agent, or an independent contractor selected by Agent, as its true and lawful attorney-in-fact with full power of substitution to Finally Complete Construction and to perform Partnership's construction obligations under this Agreement in the name of Partnership, and hereby empowers said attorney-in-fact to do any or all of the following upon the occurrence of an Event of Default:

               (i) to use any of the funds of Partnership,
            including any balance of the Loans and any funds that may be held by Agent for Partnership, for the purpose of effecting completion of the Project in the manner called for by the Plans;

               (ii)     to make such additions, changes and
            corrections in the Plans as shall be necessary or desirable to Finally Complete Construction in substantially the manner contemplated by the Plans;

               (iii)    to employ any contractors,
            subcontractors, agents, architects and inspectors required for said purposes;

               (iv)     to employ attorneys to defend against
            attempts to interfere with the exercise of the powers granted hereby;

               (v) to pay, settle or compromise all existing
            bills and claims that are or may be Liens against the Premises or the Project or may be necessary or desirable to Finally Complete Construction or to clear objections to or encumbrances on title;

               (vi)     to execute all applications and
            certificates in the name of Partnership that may be required by any Construction Contract or contract necessary or desirable to Finally Complete
            Construction;

               (vii) to prosecute and defend all actions or proceedings in connection with the Project and to take such action, require such performance and do any act as is deemed necessary to Finally Complete Construction that Partnership might do on its own behalf;

               (viii)   to let new or additional contracts with
            the same contractor(s) or others to the extent not prohibited by their existing contracts;

               (ix)     to employ watchmen and erect security
            fences to protect the Project from injury; and

               (x) to take such action and require such
            performance as it deems necessary under any of the bonds or insurance policies to be furnished hereunder, to make settlements and compromises with the sureties or insurers thereunder, and in connection therewith to execute instruments of release and satisfaction. It is understood and agreed that the foregoing power of attorney shall be deemed to be a power coupled with an interest that cannot be revoked until such time as Partnership, Circus or such attorney-in-fact is able to Finally Complete Construction or to cause such events to occur.

          (c) Agent may exercise all rights of Agent under the Circus Completion Guaranty and the Eldorado
       Completion Guaranty.

          (B) at any time, (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans,
  (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Partnership, and the obligation of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon automatically terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Partnership, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i). No remedy conferred in this Agreement upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

          Any amounts described in clause (b) of subsection
  8.20B, when received by Agent, shall be held by Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

          Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Partnership shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Supermajority Lenders, by written notice to Partnership, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended to bind all Lenders to a decision that may be made at the election of Supermajority Lenders and are not intended to benefit Partnership and do not grant Partnership the right to require
  Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


  Section 9.   AGENT

  9.1     Appointment.

          FIB is hereby appointed Agent hereunder and under the other Loan Documents and each Lender hereby authorizes
  Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this
  Section 9 are solely for the benefit of Agent, Managing Agents and Lenders and Partnership shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Partnership or any of its Subsidiaries other than as set forth in subsection 2.1D(v).

  9.2     Powers; General Immunity.

     A.   Duties Specified.  Each Lender irrevocably authorizes
  Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are ex-pressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees. No Managing Agent shall have any duty or responsibility under this Agreement or any Loan Document in its capacity as Managing Agent. Neither Agent nor Managing Agents shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent or Managing Agents any obligations in respect of this Agreement or any of the other Loan Documents except, with respect to Agent, as expressly set forth herein or therein.

     B. No Responsibility for Certain Matters. Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to Lenders or by or on behalf of Partnership to Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Partnership or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

     C. Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent under or in connection with any of the Loan Documents except to the extent caused by Agent's gross negligence or willful misconduct. If Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Supermajority Lenders or all Lenders if unanimity is required hereunder. Without prejudice to the generality of the foregoing,
  (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Partnership and its Subsidiaries), accountants, experts and other professional advisors reasonably selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all Lenders as required or permitted by this Agreement. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

     D. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its par-ticipation in the Loans and the Letters of Credit, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Partnership or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Partnership for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

  9.3     Representations and Warranties; No Responsibility For
            Appraisal of Creditworthiness.

          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Partnership and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Partnership and its Subsidiaries. Agent shall not have any duty or responsibility, either initially or on a continu-ing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

  9.4     Right to Indemnity.

          Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agent, to the extent that Agent shall not have been reimbursed by Partnership, or Partnership Parents or another Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents;
  provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct; provided, further, that if Agent is subsequently reimbursed by Partnership, or Partnership Parents or any other Loan Party for any such liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements in an amount that, together with amounts paid to Agent by Lenders under this subsection 9.4, exceeds the amount actually expended by Agent therefor, Agent shall promptly disburse such excess amount to those Lenders that made payments under this subsection 9.4 in proportion to their payments hereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

  9.5     Successor Agent.

          Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Partnership, and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Partnership and Agent and signed by Requisite Lenders (determined without giving effect to Agent's Loan Exposure). Upon any such notice of resignation or any such removal, Lenders shall have the right, with the consent of Partnership (which consent shall not be withheld unreasonably), to appoint a successor Agent provided that such Requisite Lenders may proceed without Partnership's consent if Partnership refuses to consent to one of two successive nominees for successor Agent who are Lenders on the Closing Date. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agree-ment. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

  9.6     Collateral Documents.

          Each Lender hereby further authorizes Agent to enter into the Collateral Documents as secured party on behalf of and for the benefit of each Lender and agrees to be bound by the terms of the Collateral Documents; provided that Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents except as set forth in subsection 10.6. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the collateral under the Collateral Documents, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Agent for the benefit of Lenders in accordance with the terms thereof.


  Section 10.  MISCELLANEOUS

  10.1    Assignments and Participations in Loans and Letters of
            Credit.

     A. General. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or
  (ii) sell participations to any Person in, all or any part of its Commitment or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Partnership, require Partnership to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii); provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation; and provided further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein shall be required to the extent it would be prohibited by any Gaming Law. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Partnership and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitment or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

     B.   Assignments.

     (i)  Amounts and Terms of Assignments.  Each
  Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another
  Lender, or to an Affiliate of the assigning Lender or another
  Lender, with the giving of notice to Partnership and Agent or (b) be assigned in an aggregate amount of not less than $10,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitment, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee described in clause (A) of the definition of "Eligible Assignee" provided that any such assignment in accordance with either clause (a) or clause (b) above shall effect a pro rata assignment of the Loans, Letters of Credit (or participations therein) and commitment of the assigning Lender. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitment, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned.
  The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $2,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note, if any, to Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV annexed hereto with appropriate insertions, to reflect the new Commitments of the assignee and/or the assigning Lender.

     (ii) Acceptance by Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a), Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit VIII hereto, (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Agent to such assignment),
  (b) record the information contained therein in the Register, and
  (c) give prompt notice thereof to Partnership. Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

     C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such partici-pation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Partnership hereunder (including without limitation amounts payable to such Lender pursuant to subsections
  2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Partnership and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Partnership to the participant and (b) the participant shall be con-sidered to be a "Lender".

     D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Partnership and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. Information. Each Lender may furnish any informa-tion concerning Partnership and its Subsidiaries in the possession of that Lender from time to time to assignees and participants
  (including prospective assignees and participants), subject to subsection 10.20.

  10.2    Expenses.

          Whether or not the transactions contemplated hereby shall be consummated, Partnership agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Partnership and any other Loan Party (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of each Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other
  Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Partnership or any other Loan Party; (iv) after a Material Overrun, all costs and expenses incurred by Agent to retain a Consulting Engineer; (v) all other actual and reasonable costs and expenses incurred by Agent in connection with the syndication of the Commitments prior to the Closing Date and the negotiation, preparation and execution of the Loan Documents and the transac-tions contemplated hereby and thereby; and (vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Partnership or any other Loan Party hereunder or under the other Loan
  Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings; provided that the costs, fees, expenses and disbursements under clause (iii) (other than with respect to administration of the Loan Documents after the Closing Date) shall not exceed a maximum amount agreed upon in writing by Partnership and Agent's counsel.

  10.3    Indemnity.

          In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Partnership agrees to defend, indemnify, pay and hold harmless Agent and Lenders, and the officers, directors, employees, agents and affiliates of Agent and Lenders (collectively called the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation
  Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to Partnership with respect thereto (collectively called the "Indemnified Liabilities"); provided that Partnership shall not have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Partnership shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

  10.4    Set-Off; Security Interest in Deposit Accounts.

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender
  (with the consent of Requisite Lenders) is hereby authorized by Partnership at any time or from time to time, without notice to Partnership or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebt-edness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other
  Indebtedness at any time held or owing by that Lender to or for the credit or the account of Partnership against and on account of the obligations and liabilities of Partnership to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
  Partnership hereby further grants to Agent and each Lender a security interest in all deposits and accounts maintained with Agent or such Lender as security for the Obligations.

  10.5    Ratable Sharing.

          Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall
  (i) notify Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate
  Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in propor-tion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Partnership or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery. Partnership expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Partnership to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

  10.6    Amendments and Waivers; Release of Collateral.

     A. No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Loan Documents, or consent to any departure by Partnership therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; increases the maximum amount of Letters of Credit; changes any Lender's Pro Rata Share; changes in any manner the definition of "Lenders", "Requisite Lenders" or "Supermajority Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the scheduled final maturity date of any of the Loans; postpones the date or reduces the amount of any scheduled reduction of the Commitments; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; or changes in any manner the provisions contained in subsection 8.1(a) or (b) or this subsection 10.6; or changes any of the terms of or releases the Make-Well Agreement, the Eldorado Completion Guaranty, the Circus Completion
  Guaranty or any of the Environmental Indemnities shall be effective only if evidenced by a writing signed by or on behalf of all Lenders and; provided, further, that no provision of this Agreement that, by its terms, expressly requires approval or action of Supermajority Lenders, may be amended, modified or waived except with the consent of Supermajority Lenders; provided further that if there has been a change in Managing Partner, no amendment to the performance standard required of Partnership under subsection 7.6A that would increase the amount required to be paid to fulfill the "Make-Well Obligations" under and as defined in the Make-Well Agreement, shall be effective to cause such increase unless Circus shall have received prior notice of such change. In addition, (i) any material amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, and (iii) no amendment, modification, termination or waiver of any provision of Section 3 or Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agent shall be effective without the written concurrence of Agent. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Partnership in any case shall entitle Partnership to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Partnership, on Partnership. No amendment, modification, termination or waiver of subsection 6.9 shall be effective without the written consent of Circus and Eldorado Hotel Associates or their respective successors and assigns under the Circus Completion Guaranty and the Eldorado Completion
  Guaranty, respectively. No amendment, modification, termination or waiver of subsection 7.6A shall be effective without the written consent of Circus or its successors and assigns under the Make-Well Agreement.

     B. Agent may release personal property Collateral without the consent of any Lender to the extent sold or disposed of by Partnership in a transaction or series of transactions that do not constitute Asset Sales. In addition: (i) Agent may release personal property Collateral subject to the Security Agreement having a fair market less than $100,000 with the consent of Requisite Lenders;
  and (ii) Agent shall not release any personal property Collateral having a fair market value in excess of $100,000 or any other Collateral without the consent of all Lenders.

  10.7    Independence of Covenants.

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

  10.8    Notices.

          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex prior to 5:00 p.m. (Pacific time) on a Business Day or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Partnership and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

  10.9    Survival of Representations, Warranties and Agreements.

     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Partnership set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2 and 10.3 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

  10.10   Failure or Indulgence Not Waiver; Remedies Cumulative.

          No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan
  Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  10.11   Marshalling; Payments Set Aside.

          Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Partnership or any other party or against or in payment of any or all of the Obligations. To the extent that Partnership makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

  10.12   Severability.

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obliga-tion in any other jurisdiction, shall not in any way be affected or impaired thereby.

  10.13   Obligations Several; Independent Nature of Lenders'
  Rights.

          The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a part-nership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

  10.14   Headings.

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

  10.15   Applicable Law.

          THIS AGREEMENT SHALL BE GOVERNED
  BY, AND SHALL BE CONSTRUED AND ENFORCED IN
  ACCORDANCE WITH, THE INTERNAL LAWS OF THE
  STATE OF NEVADA, WITHOUT REGARD TO CONFLICTS
  OF LAWS PRINCIPLES.

  10.16   Successors and Assigns.

          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Partnership's rights or obligations hereunder nor any interest therein may be assigned or delegated by Partnership without the prior written consent of all Lenders.

  10.17   Consent to Jurisdiction and Service of Process.

          ALL JUDICIAL PROCEEDINGS BROUGHT
  AGAINST PARTNERSHIP ARISING OUT OF OR RELATING
  TO THIS AGREEMENT OR ANY OTHER LOAN
  DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN
  ANY STATE OR FEDERAL COURT OF COMPETENT
  JURISDICTION IN THE STATE OF NEVADA, AND BY
  EXECUTION AND DELIVERY OF THIS AGREEMENT
  PARTNERSHIP ACCEPTS FOR ITSELF AND IN
  CONNECTION WITH ITS PROPERTIES, GENERALLY AND
  UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF
  THE AFORESAID COURTS AND WAIVES ANY DEFENSE
  OF FORUM NON CONVENIENS AND IRREVOCABLY
  AGREES TO BE BOUND BY ANY JUDGMENT RENDERED
  THEREBY IN CONNECTION WITH THIS AGREEMENT,
  SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION.
  Partnership hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Partnership at its address provided in subsection 10.8, such service being hereby acknowledged by Partnership to be sufficient for personal jurisdiction in any action against Partnership in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

  10.18   Waiver of Jury Trial.

          EACH OF THE PARTIES TO THIS
  AGREEMENT HEREBY AGREES TO WAIVE ITS
  RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM
  OR CAUSE OF ACTION BASED UPON OR ARISING OUT
  OF THIS AGREEMENT OR ANY OF THE OTHER LOAN
  DOCUMENTS OR ANY DEALINGS BETWEEN THEM
  RELATING TO THE SUBJECT MATTER OF THIS LOAN
  TRANSACTION OR THE LENDER/BORROWER
  RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS
  WAIVER IS IRREVOCABLE, MEANING THAT IT MAY
  NOT BE MODIFIED EITHER ORALLY OR IN WRITING,
  AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT
  AMENDMENTS, RENEWALS, SUPPLEMENTS OR
  MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE
  OTHER LOAN DOCUMENTS OR TO ANY OTHER
  DOCUMENTS OR AGREEMENTS RELATING TO THE
  LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

  10.19   Confidentiality.

          Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Partnership in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Partnership that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Partnership of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Partnership or any of its Subsidiaries.

  10.20   Counterparts; Effectiveness.

          This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Partnership and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

  10.21   Non-Recourse to General Partners.

          Notwithstanding any term or provision of the Loan
  Documents or of applicable law to the contrary, the holders of the Obligations shall not have recourse to the General Partners (or either of them) for payment thereof, provided that this subsection
  10.21 shall not limit or impair (i) recourse to the General Partners (or either of them) by the holders of the Obligations for any fraud, gross negligence, or willful misconduct of the General Partners (or either of them), (ii) any cause of action such holders may have other than an action to collect the Obligations, (iii) the exercise or enforcement of rights and remedies in respect of any Collateral granted under the Loan Documents, including, without limitation, any collateral rights granted to Lenders in any claims or causes of action of Partnership against the General Partners (or either of them), (iv) the terms and provisions of any Subordinated
  Indebtedness issued to General Partners (or either of them) and
  (v) the terms of the Environmental Indemnities to which the General Partners are party.

  10.22   Cooperation With Gaming Boards.  Agent and each
  Lender agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over any Loan Party, including the provision of such documents or other information as may be requested by any such Gaming Board relating to any Loan Party or to the Loan Documents.


         [Remainder of page intentionally left blank]
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

          PARTNERSHIP:

                        CIRCUS AND ELDORADO
                          JOINT VENTURE

                        By:  GALLEON, INC.
                        Its: Managing Partner


                             By:
                             Title:


                        Notice Address:

                             c/o Circus Circus
  Enterprises, Inc.
                             2880 Las Vegas
  Boulevard South
                             Las Vegas, Nevada
  89109
                             Attention:     General
                                              Counsel


                        By:  ELDORADO LIMITED
                               LIABILITY COMPANY
                        Its: General Partner

                             By:  ELDORADO
  HOTEL ASSOCIATES
                             Its: Manager

                             By:  RECREATIONAL
                                    ENTERPRISES,
                                    INC.
                             Its: general partner

                                  By:
                                  Title:

                             and

                             By:  HOTEL-CASINO
                                    MANAGEMENT,
                                    INC.
                             Its: general partner

                                  By:
                                  Title:


                        Notice Address:

                             c/o Eldorado Hotel Casino
                             345 N. Virginia Street
                             P.O. Box 3399
                             Reno, Nevada 89508
                             Attention:     General
                                              Counsel

                             EXECUTIVE
  COMMITTEE



                             By:
  _____________________________
                             Title:
  _____________________________



                             By:
  _____________________________
                             Title:
  _____________________________

          GALLEON, INC. (as to Section 6.10):

                             GALLEON, INC.

                             By:
  _____________________________
                             Title:
  _____________________________


          LENDERS:

                        FIRST INTERSTATE BANK
  OF NEVADA, N.A.,
                        individually, as Agent, as a
                          Managing Agent and as a Lender

                        By:
                        Title:


                        Notice Address:

                             3800 Howard Hughes
  Parkway
                             Suite 400
                             Las Vegas, Nevada
  89109
                             Attention: Steve Byrne


                        THE LONG-TERM CREDIT
                          BANK OF JAPAN, LTD., LOS
                          ANGELES AGENCY, as a
                          Managing Agent and as a Lender



                        By:
                        Title:


                        Notice Address:

                             444 South Flower Street,
  Suite 3700
                             Los Angeles, CA  90071
                             Attention:     Paul B.
  Clifford


                        SOCIETE GENERALE, as a
                          Managing Agent and as a Lender



                        By:
                        Title:


                        Notice Address:

                             2029 Century Park East,
  Suite 2900
                             Los Angeles, CA  90067
                             Attention: Don Schubert

                        BANK OF AMERICA, NT &
                          SA, as a Co-Agent and as a
                          Lender



                        By:
                        Title:


                        Notice Address:

                             555 South Flower Street,
  10th Floor
                             Unit #3283
                             Los Angeles, CA 90071
                             Attention:  Jon Varnall


                        CIBC INC., as a Co-Agent and
  as a Lender



                        By:
                        Title:


                        Notice Address:

                             300 S. Grand Avenue,
  Suite 2700
                             Los Angeles, CA 90071
                             Attention:  Paul J.
  Chakmak

                        CREDIT LYONNAIS, LOS
                          ANGELES BRANCH, as a Co-
                          Agent and a Lender



                        By:
                        Title:


                        Notice Address:

                             Credit Lyonnais, Los
  Angeles Branch
                             515 South Flower Street
                             Los Angeles, CA 90071
                             Attention:  David Miller


                        CREDIT LYONNAIS,
                          CAYMAN ISLAND BRANCH,
                          as a Lender



                        By:
                        Title:


                        Notice Address:

                             Credit Lyonnais, Cayman
  Island Branch
                             c/o Credit Lyonnais Los
  Angeles Branch
                             515 South Flower Street
                             Los Angeles, CA 90071
                             Attention:  David Miller


                        THE DAIWA BANK,
  LIMITED, as Lender



                        By:
                        Title:


                        By:
                        Title:


                        Notice Address:

                             800 West Sixth Street,
  Suite 950
                             Los Angeles, CA 90017
                             Attention:  David
  Lawrence




                        FIRST SECURITY BANK OF
  IDAHO, N.A.,
                        as Lender



                        By:
                        Title:


                        Notice Address:

                             119 North 9th Street
                             Boise, Idaho 83702
                             Attention:  Victor W.
  Gillett


                        THE INDUSTRIAL BANK OF
  JAPAN, LIMITED,
                             Los Angeles Agency, as
  Lender



                        By:
                        Title:


                        Notice Address:

                             350 South Grand Ave.,
  Suite 1500
                             Los Angeles, CA 90071
                             Attention:  Vicente
  Timiraos


                        MIDLANTIC BANK, N.A., as
  Lender



                        By:
                        Title:


                        Notice Address:

                             6000 Midlantic Drive
                             Mt. Laurel, NJ 08054
                             Attention:  Denise D.
  Killen


                        NIPPON CREDIT BANK,
  LTD.,
                             Los Angeles Agency, as
  Lender


                        By:
                        Title:


                        Notice Address:

                             550 S. Hope Street, Suite
  2500
                             Los Angeles, CA 90071
                             Attention:  Jay Schwartz


                        U.S. BANK OF NEVADA, as
  Lender



                        By:
                        Title:


                        Notice Address:

                             1 East Liberty Street, 2nd
  Floor
                             Reno, NV 89501
                             Attention:  Kurt Imerman


                        WESTDEUTSCHE
  LANDESBANK
                        GIROZENTRALE, as Lender



                        By:
                        Title:


                        By:
                        Title:


                        Notice Address:

                             633 West 5th Street, Suite
  6750
                             Los Angeles, CA 90071

                             1211 Avenue of the
  Americas, 23rd Floor
                             New York, NY 10036
                             Attention:  Molly A.
  McGill

                        With a copy to:

                             633 West 5th Street, Suite
  6750
                             Los Angeles, CA 90071
                             Attention:  R. J. Cruz

                       SCHEDULE 1.1
                  INTEREST RATE MARGINS
  (All tabular margin amounts expressed in basis points)


  If Leverage Ratio is < 3.00:1.00, the Leverage Increment is 25 basis points:






                     Circus' Funded
                        Debt/Ratio

                      Circus' Senior
                      Debt Rating*
                        Applicable
                     Eurodollar Rate
                         Margin
                                        All-In
                        Eurodollar
                       Rate Margin
                                      Applicable
                        Base Rate
                          Margin


                              < 1.00x
                         A or A2
  37.50
                          62.50
                          00.00


  >1.00x but <2.00x
                         A- or A3
  50.00
                          75.00
                          00.00


  >2.00x but <2.50x
                       BBB or Baa2
  62.50
                          87.50
                          00.00


  >2.50x but <3.00x
                        BB or Ba2
  100.00
                          125.00
                          25.00


                          >3.00x
                           N/A
  150.00
                          175.00
                          75.00

  * Standard & Poor's Ratings Group and Moody's Investor Services, respectively.

       In the case of a split rating, the more creditworthy rating shall apply.

    As between Circus' Funded Debt Ratio and Circus' Senior Debt Rating, the less creditworthy of such pricing criteria shall govern the determination of Applicable
  Eurodollar Rate Margin.


  If the Leverage Ratio is >3.00:1.00, the Leverage Increment is 50 basis points:





  Circus' Funded
                       Debt/Ratio

                     Circus' Senior
                     Debt Rating*
                                    Applicable
                    Eurodollar Rate
                        Margin
                                      All-In
                       Eurodollar
                      Rate Margin
                                    Applicable
                       Base Rate
                         Margin


                             < 1.00x
                         A or A2
                          37.50
                           87.5
                          00.00


  >1.00x but <2.00x
                         A- or A3
                          50.00
                          100.00
                          00.00


  >2.00x but <2.50x
                       BBB or Baa2
                          62.50
                          112.50
                          12.50


  >2.50x but <3.00x
                        BB or Ba2
                          100.00
                          150.00
                          50.00


                          >3.00x
                           N/A
                          150.00
                          200.00
                          100.00

*Standard & Poor's Ratings Group and Moody's Investor Services, respectively.
 In the case of a split rating, the more creditworthy rating shall apply.


 As between Circus' Funded Debt Ratio and Circus' Senior Debt Rating, the less creditworthy of such pricing criteria shall govern the determination of Applicable Eurodollar Rate Margin.

                       SCHEDULE 2.1
                   LENDERS' COMMITMENTS


  Bank
  Amount of Commitment

  First Interstate Bank of Nevada, N.A.                        $
  34,200,000

  The Long-Term Credit Bank of Japan, Ltd.,
  33,900,000
     Los Angeles Agency

  Societe Generale
  33,900,000

  Bank of America, N.T. & S.A.
  17,000,000

  Credit Lyonnais, Los Angeles Branch
  17,000,000
     and Credit Lyonnais, Cayman Island Branch

  CIBC Inc.
  17,000,000

  The Daiwa Bank Limited
  11,000,000

  First Security Bank of Idaho, N.A.
  11,000,000

  The Industrial Bank of Japan, Limited, Los Angeles Agency
  11,000,000

  Midlantic Bank, N.A.
  11,000,000

  Nippon Credit Bank, Ltd., Los Angeles Agency
  11,000,000

  U.S. Bank of Nevada
  11,000,000

  Westdeutsche Landesbank Girozentrale
  11,000,000
  ________________
  Total
  $230,000,000

                       SCHEDULE 5.1
                       SUBSIDIARIES


  Partnership has no Subsidiaries

                      SCHEDULE 5.13
                  ENVIRONMENTAL MATTERS


             [To be provided by Partnership]

                      SCHEDULE 5.18
                PERMITS AND AUTHORIZATIONS


                           None

                      SCHEDULE 5.24
                        TRADEMARKS

                       SCHEDULE 7.2
                  CERTAIN EXISTING LIENS


                             None
                        SCHEDULE A
                         PREMISES


  [Parcels 1-16]


  [Reciprocal Easements re Bridges from Premises to Circus-Circus and Eldorado.]


  [Easements or the equivalent from the City for relevant Bridge
  Rights and Tunnel Rights over and under Sierra Street]

                     CREDIT AGREEMENT


                 DATED AS OF May 30, 1995


                          AMONG


            CIRCUS AND ELDORADO JOINT VENTURE,
                       as Borrower,

                THE LENDERS LISTED HEREIN,
                       as Lenders,

         FIRST INTERSTATE BANK OF NEVADA, N.A.,
      THE LONG-TERM CREDIT BANK OF JAPAN, LTD., LOS
  ANGELES AGENCY
                  and SOCIETE GENERALE,
                   as Managing Agents,

                           and

              BANK OF AMERICA, N.T. & S.A.,
                      CIBC INC., and
                     CREDIT LYONNAIS,
                      as Co-Agents,

                           and

          FIRST INTERSTATE BANK OF NEVADA, N.A.,
           as Arranger and Administrative Agent

            CIRCUS AND ELDORADO JOINT VENTURE

                     CREDIT AGREEMENT

                    TABLE OF CONTENTS

                                                      Page

Section 1.     DEFINITIONS . . . . . . . . . . . . . .   1
     1.1  Certain Defined Terms. . . . . . . . . . . .   1
     1.2  Accounting Terms; Utilization of GAAP for
            Purposes of Calculations Under Agreement .  34
     1.3  Other Definitional Provisions. . . . . . . .  34

Section 2.     AMOUNTS AND TERMS OF
       COMMITMENTS AND LOANS . . . . . . . . . . . . .  34
     2.1  Commitments; Making of Loans; the Register;
            Optional Notes . . . . . . . . . . . . . .  34
     2.2  Interest on the Loans. . . . . . . . . . . .  39
     2.3  Fees . . . . . . . . . . . . . . . . . . . .  44
     2.4  Prepayments and Reductions in Commitments;
            General Provisions Regarding Payments. . .  44
     2.5  Use of Proceeds. . . . . . . . . . . . . . .  49
     2.6  Special Provisions Governing Eurodollar Rate
            Loans. . . . . . . . . . . . . . . . . . .  49
     2.7  Increased Costs; Taxes; Capital Adequacy . .  52
     2.8  Obligation of Lenders and Issuing Lender to
            Mitigate . . . . . . . . . . . . . . . . .  56

Section 3.     LETTERS OF CREDIT . . . . . . . . . . .  57
     3.1  Issuance of Letters of Credit and Lenders'
            Purchase of Participations Therein . . . .  57
     3.2  Letter of Credit Fees. . . . . . . . . . . .  59
     3.3  Drawings and Reimbursement of Amounts
            Drawn Under Letters of Credit. . . . . . .  60
     3.4  Obligations Absolute . . . . . . . . . . . .  62
     3.5  Indemnification; Nature of Issuing Lender's
            Duties . . . . . . . . . . . . . . . . . .  64
     3.6  Increased Costs and Taxes Relating to Letters
            of Credit. . . . . . . . . . . . . . . . .  65

Section 4.     CONDITIONS TO LOANS AND LETTERS
       OF CREDIT . . . . . . . . . . . . . . . . . . .  66
     4.1  Conditions to Initial Loans. . . . . . . . .  66
     4.2  Conditions to Subsequent Advances Under the
            Pre-Conversion Loans . . . . . . . . . . .  73
     4.3  Conditions to Advances under the Post-
            Conversion Loans . . . . . . . . . . . . .  79
     4.4  Conditions to All Loans. . . . . . . . . . .  79
     4.5  Conditions to Letters of Credit. . . . . . .  81

Section 5.     PARTNERSHIP'S REPRESENTATIONS
       AND WARRANTIES. . . . . . . . . . . . . . . . .  82
     5.1  Organization, Powers, Qualification, Good
            Standing, Business and Subsidiaries. . . .  82
     5.2  Authorization of Borrowing, etc. . . . . . .  83
     5.3  Financial Condition. . . . . . . . . . . . .  84
     5.4  No Material Adverse Change; No Restricted
            Junior Payments. . . . . . . . . . . . . .  84
     5.5  Title to Properties; Liens; All Collateral .  85
     5.6  Litigation; Adverse Facts. . . . . . . . . .  85
     5.7  Payment of Taxes . . . . . . . . . . . . . .  85
     5.8  Performance of Agreements; Materially
            Adverse Agreements . . . . . . . . . . . .  86
     5.9  Governmental Regulation. . . . . . . . . . .  86
     5.10 Securities Activities. . . . . . . . . . . .  86
     5.11 Employee Benefit Plans . . . . . . . . . . .  87
     5.12 Certain Fees . . . . . . . . . . . . . . . .  87
     5.13 Environmental Protection . . . . . . . . . .  87
     5.14 Employee Matters . . . . . . . . . . . . . .  89
     5.15 Solvency . . . . . . . . . . . . . . . . . .  89
     5.16 Disclosure . . . . . . . . . . . . . . . . .  89
     5.17 Representations and Warranties Incorporated
            From the General Partner Subordinated Debt  90
     5.18 Compliance With Laws; Licenses, Permits and
            Authorizations . . . . . . . . . . . . . .  90
     5.19 Plans. . . . . . . . . . . . . . . . . . . .  91
     5.20 Budget and Schedule. . . . . . . . . . . . .  92
     5.21 Requisitions . . . . . . . . . . . . . . . .  92
     5.22 Streets and Utilities. . . . . . . . . . . .  92
     5.23 Subcontracts . . . . . . . . . . . . . . . .  92
     5.24 Intangible Property. . . . . . . . . . . . .  92
     5.25 Rights to Project Agreements, Permits and
            Licenses . . . . . . . . . . . . . . . . .  93

Section 6.     PARTNERSHIP'S AFFIRMATIVE
       COVENANTS . . . . . . . . . . . . . . . . . . .  93
     6.1  Financial Statements and Other Reports . . .  93
     6.2  Partnership or Corporate Existence, etc. . . 100
     6.3  Payment of Taxes and Claims; Tax
            Consolidation. . . . . . . . . . . . . . . 100
     6.4  Maintenance of Properties; Insurance . . . . 101
     6.5  Inspection; Lender Meeting . . . . . . . . . 101
     6.6  Compliance with Laws, etc. . . . . . . . . . 102
     6.7  Environmental Disclosure and Inspection. . . 102
     6.8  Partnership's Remedial Action Regarding
            Hazardous Material . . . . . . . . . . . . 104
     6.9  Completion of Construction.. . . . . . . . . 104
     6.10 Material Overruns. . . . . . . . . . . . . . 105

Section 7.     PARTNERSHIP'S NEGATIVE
       COVENANTS . . . . . . . . . . . . . . . . . . . 105
     7.1  Indebtedness . . . . . . . . . . . . . . . . 105
     7.2  Liens and Related Matters. . . . . . . . . . 106
     7.3  Investments. . . . . . . . . . . . . . . . . 108
     7.4  Contingent Obligations . . . . . . . . . . . 109
     7.5  Restricted Junior Payments . . . . . . . . . 109
     7.6  Financial Covenants. . . . . . . . . . . . . 111
     7.7  Restriction on Fundamental Changes; Asset
            Sales and Acquisitions . . . . . . . . . . 112
     7.8  Consolidated Capital Expenditures. . . . . . 113
     7.9  Sales and Lease-Backs. . . . . . . . . . . . 114
     7.10 Sale or Discount of Receivables. . . . . . . 114
     7.11 Transactions with Shareholders and Affiliates115
     7.12 Disposal of Subsidiary Stock . . . . . . . . 115
     7.13 Conduct of Business. . . . . . . . . . . . . 115
     7.14 Amendments of Related Documents. . . . . . . 116
     7.15 Fiscal Year. . . . . . . . . . . . . . . . . 116
     7.16 Transfer of Partnership Interests. . . . . . 116
     7.17 Loan to Value Ratio. . . . . . . . . . . . . 116

Section 8.     EVENTS OF DEFAULT . . . . . . . . . . . 117
     8.1  Failure to Make Payments When Due. . . . . . 117
     8.2  Default in Other Agreements. . . . . . . . . 117
     8.3  Breach of Certain Covenants. . . . . . . . . 118
     8.4  Breach of Warranty . . . . . . . . . . . . . 118
     8.5  Other Defaults Under Loan Documents. . . . . 118
     8.6  Involuntary Bankruptcy; Appointment of
            Receiver, etc. . . . . . . . . . . . . . . 118
     8.7  Voluntary Bankruptcy; Appointment of
            Receiver, etc. . . . . . . . . . . . . . . 119
     8.8  Judgments and Attachments. . . . . . . . . . 119
     8.9  Dissolution. . . . . . . . . . . . . . . . . 120
     8.10 Employee Benefit Plans . . . . . . . . . . . 120
     8.11 Material Adverse Effect. . . . . . . . . . . 120
     8.12 Change in Control. . . . . . . . . . . . . . 120
     8.13 Invalidity of Environmental Indemnities or
            Guaranties . . . . . . . . . . . . . . . . 120
     8.14 Impairment of Collateral . . . . . . . . . . 121
     8.15 Completion of Construction . . . . . . . . . 121
     8.16 Loss of Governmental Authorizations. . . . . 121
     8.17 Gaming License . . . . . . . . . . . . . . . 121
     8.18 Encroachments. . . . . . . . . . . . . . . . 122
     8.19 Work Stoppage. . . . . . . . . . . . . . . . 122
     8.20 Remedies . . . . . . . . . . . . . . . . . . 122

Section 9.     AGENT . . . . . . . . . . . . . . . . . 125
     9.1  Appointment. . . . . . . . . . . . . . . . . 125
     9.2  Powers; General Immunity . . . . . . . . . . 125
     9.3  Representations and Warranties; No
            Responsibility For Appraisal of Credit-
            worthiness . . . . . . . . . . . . . . . . 127
     9.4  Right to Indemnity . . . . . . . . . . . . . 127
     9.5  Successor Agent. . . . . . . . . . . . . . . 128
     9.6  Collateral Documents . . . . . . . . . . . . 128

Section 10.    MISCELLANEOUS . . . . . . . . . . . . . 128
     10.1 Assignments and Participations in Loans and
            Letters of Credit. . . . . . . . . . . . . 128
     10.2 Expenses . . . . . . . . . . . . . . . . . . 131
     10.3 Indemnity. . . . . . . . . . . . . . . . . . 132
     10.4 Set-Off; Security Interest in Deposit Accounts133
     10.5 Ratable Sharing. . . . . . . . . . . . . . . 133
     10.6 Amendments and Waivers; Release of
            Collateral . . . . . . . . . . . . . . . . 134
     10.7 Independence of Covenants. . . . . . . . . . 135
     10.8 Notices. . . . . . . . . . . . . . . . . . . 135
     10.9 Survival of Representations, Warranties and
            Agreements . . . . . . . . . . . . . . . . 136
     10.10     Failure or Indulgence Not Waiver; Remedies
            Cumulative . . . . . . . . . . . . . . . . 136
     10.11     Marshalling; Payments Set Aside . . . . 136
     10.12     Severability. . . . . . . . . . . . . . 137
     10.13     Obligations Several; Independent Nature of
            Lenders' Rights. . . . . . . . . . . . . . 137
     10.14     Headings. . . . . . . . . . . . . . . . 137
     10.15     Applicable Law. . . . . . . . . . . . . 137
     10.16     Successors and Assigns. . . . . . . . . 137
     10.17     Consent to Jurisdiction and Service of Process138
     10.18     Waiver of Jury Trial. . . . . . . . . . 138
     10.19     Confidentiality . . . . . . . . . . . . 139
     10.20     Counterparts; Effectiveness . . . . . . 139
     10.21     Non-Recourse to General Partners. . . . 139
     10.22     Cooperation With Gaming Boards. . . . . 140
           Signature pages                                   S-1

                         EXHIBITS


  I        FORM OF NOTICE OF BORROWING
  II       FORM OF NOTICE OF
             CONVERSION/CONTINUATION
  III      FORM OF NOTICE OF ISSUANCE OF LETTER
             OF CREDIT
  IV       FORM OF NOTE
  V        FORM OF COMPLIANCE CERTIFICATE
  VI       FORM OF OPINION OF PARTNERSHIP'S
             COUNSEL
  VII      FORM OF OPINION OF O'MELVENY & MYERS
  VIII     FORM OF ASSIGNMENT AGREEMENT
  IX       FORM OF AUDITOR'S LETTER
  X        FORM OF CERTIFICATE RE NON-BANK
             STATUS
  XI       FORM OF COLLATERAL ACCOUNT
             AGREEMENT
  XII      FORM OF SECURITY AGREEMENT
  XIII-A   FORM OF CIRCUS COMPLETION GUARANTY
  XIII-B   FORM OF ELDORADO COMPLETION
  GUARANTY
  XIV      FORM OF MAKE-WELL AGREEMENT
  XV       FORM OF DEED OF TRUST
  XVI      FORM OF REQUISITION
  XVII     FORM OF ENVIRONMENTAL INDEMNITIES
  XVIII    FORM OF GENERAL PARTNER
             SUBORDINATED DEBT
  XIX      FORM OF CONSENT TO ASSIGNMENT OF
             GENERAL CONTRACTOR'S CONTRACT
  XX       FORM OF COMPLETION CERTIFICATES
  XXI      FORM OF ASSIGNMENT OF RENTS AND
  REVENUES
  XXII     FORM OF SUBORDINATION AND DEBT PUT
  AGREEMENT

                        SCHEDULES



  1.1   INTEREST RATE MARGINS
  2.1   LENDERS' COMMITMENTS
  5.1   SUBSIDIARIES
  5.13  ENVIRONMENTAL MATTERS
  5.18  PERMITS AND AUTHORIZATIONS
  5.24  TRADEMARKS
  7.2   CERTAIN EXISTING LIENS

  A.    PREMISES






                        EXHIBIT I

              [FORM OF NOTICE OF BORROWING]

                   NOTICE OF BORROWING


          Pursuant to that certain Credit Agreement dated as of May 30, 1995, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIRCUS AND ELDORADO JOINT
  VENTURE, a Nevada general partnership ("Partnership"), FIRST
  INTERSTATE BANK OF NEVADA, N.A., as arranger and administrative agent ("Agent"), the financial institutions listed therein as Lenders ("Lenders"), FIRST INTERSTATE BANK OF
  NEVADA, N.A., THE LONG-TERM CREDIT BANK OF JAPAN,
  LTD., LOS ANGELES AGENCY, and SOCIETE GENERALE, collectively, as managing agents, and BANK OF AMERICA, CIBC
  INC., and CREDIT LYONNAIS, LOS ANGELES BRANCH, collectively, as co-agents for Lenders, this represents Partnership's request to borrow on _____________, ____ (the "Funding Date") from Lenders, in accordance with their applicable Pro Rata Shares, $______________ in Loans as [Base/Eurodollar] Rate Loans. [The initial Interest Period for such Loans is requested to be a [one/two/three/six] month period.] The proceeds of such Loans are to be deposited in Partnership's account at Agent.

          Each of the undersigned are either officers of Partnership or Executive Committee Signatories and each certifies, to the best of his or her knowledge that:

          (i)The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete on and as of the Funding Date to the same extent as though made on and as of the Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

          (iii) Partnership has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof;

          (iv) No order, judgment or decree of any court, arbitrator or governmental authority purports to enjoin or restrain any Lender from making the Loans to be made by it on the Funding Date;

          (v) The making of the Loans requested on the Funding
          Date will not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

          (vi) There is not pending nor, to the knowledge of the undersigned officer or Executive Committee Signatory, or any other Senior Officer or other Executive Committee Signatory or Partnership, threatened, any action, suit, pro-ceeding, governmental investigation or arbitration against or affecting any Loan Party or any of their Subsidiaries or any property of any Loan Party or any of their Subsidiaries that is required to be disclosed but has not been disclosed by Partnership in writing pursuant to subsections 5.6 or 6.1(x) of the Credit Agreement prior to the making of the last preceding Loans (or in the case of initial Loans, prior to the execution of the Credit Agreement), and there has occurred no development in any such action, suit, proceeding, governmental investigation or arbitration so disclosed by Partnership in writing pursuant to subsection 5.6 or 6.1(x) of the Credit Agreement prior to the making of the last preceding Loans (or in the case of initial Loans, prior to execution of the Credit Agreement), that, in either event, in the opinion of any such Senior Officer or Executive
          Committee Signatory, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans thereunder.

          (vii) Since December 31, 1994, no Material Adverse
          Effect has occurred[; and][.]

          (viii) After giving effect to the requested borrowing hereunder, the Total Utilization of Commitments will not exceed the Commitments then in effect [; and]

          [Insert for Working Capital Loans:]

          [(ix) The Loan requested pursuant to this Notice of Borrowing is a Working Capital Loan and the proceeds of this Advance will be used for working capital purposes.
          The total amount of all outstanding Working Capital Loans, does not, and upon funding of the Loan requested hereunder, will not exceed $10,000,000.]

          [Insert for Post-Conversion Loans made prior to Final
            Completion of Construction:]

          [(x) As of the Funding Date, which will be prior to the Final Completion of Construction, Partnership has obtained all (i) preliminary Lien Waivers with respect to Construction Costs Incurred and paid and (ii) final Lien Waivers with respect to Construction Costs paid with proceeds of the last preceding Post-Conversion Loan; it being understood that no Construction Costs will be considered paid to the extent funds due from Partnership for such Construction Costs are then retained by Partnership.]

          [Insert for Loans made prior to the Conversion Date:]

          [(xi) As of the Funding Date, which will be prior to the Conversion Date, the Advance made pursuant to this Notice of Borrowing will not cause the Total Utilization of Commitments to exceed the Construction Costs Incurred after the Closing Date and through the date hereof plus Short Term General Partner Subordinated Debt (other than Short Term General Partner Subordinated Debt to be repaid with the proceeds of such Advance) plus the aggregate amount of all Working Capital Loans; and

          (xii) [$________ of] The proceeds of the Loans requested pursuant to this Notice of Borrowing will [not] be used to reimburse Short Term General Partner Subordinated Debt.]

DATED: _______________
        CIRCUS AND ELDORADO JOINT                                     VENTURE


                                                                      By:
                                                                      Title:


                                                                      By:
                                                                      Title:






                        EXHIBIT II

       [FORM OF NOTICE OF CONVERSION/CONTINUATION]

            NOTICE OF CONVERSION/CONTINUATION


          Pursuant to that certain Credit Agreement dated as of May 30, 1995, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIRCUS AND ELDORADO JOINT
  VENTURE, a Nevada general partnership ("Partnership"), FIRST
  INTERSTATE BANK OF NEVADA, N.A., as arranger and administrative agent ("Agent"), the financial institutions listed therein as Lenders, FIRST INTERSTATE BANK OF NEVADA, N.A.,
  THE LONG-TERM CREDIT BANK OF JAPAN, LTD., LOS
  ANGELES AGENCY and SOCIETE GENERALE, collectively, as managing agents, and BANK OF AMERICA, N.T. & S.A., CIBC
  INC. and CREDIT LYONNAIS, LOS ANGELES BRANCH, collectively, as co-agents, this represents Partnership's request to [Select A or B with appropriate insertions and deletions: [A:
  convert $_________ in principal amount of presently outstanding
  Loans that are [Base/Eurodollar] Rate Loans [having an Interest Period that expires on _____________, ____] to [Base/Eurodollar] Rate
  Loans on ____________, ____. [The initial Interest Period for such Eurodollar Rate Loans is requested to be a [one/two/three/six] month period.]] [B: continue as Eurodollar Rate Loans $_________ in principal amount of presently outstanding Loans having an Interest
  Period that expires on ____________, ____. The Interest Period for such Eurodollar Rate Loans commencing on _____________, ____ is requested to be a [one/two/three/six] month period.]]

          [For Conversions to or Continuations of Eurodollar
  Rate Loans Only: Each of the undersigned officer and Executive Committee Signatories, to the best of his or her knowledge, and Partnership certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.]

  DATED: ____________________         CIRCUS AND ELDORADO JOINT
                                                VENTURE

                                       By:
                                    Title:


                                       By:
                                    Title:  Executive Committee Signatory




                       EXHIBIT III

         [FORM OF NOTICE OF ISSUANCE OF LETTER OF
  CREDIT]

          NOTICE OF ISSUANCE OF LETTER OF CREDIT


          Pursuant to that certain Credit Agreement dated as of May 30, 1995, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit
  Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership ("Partnership"), FIRST INTERSTATE
  BANK OF NEVADA, N.A., as arranger and administrative agent
  ("Agent"), the financial institutions listed therein as Lenders ("Lenders"), FIRST INTERSTATE BANK OF NEVADA, N.A.,
  THE LONG-TERM CREDIT BANK OF JAPAN, LTD., LOS
  ANGELES AGENCY and SOCIETE GENERALE, collectively, as managing agents, and BANK OF AMERICA, N.T. & S.A.,
  CIBC INC. and CREDIT LYONNAIS, LOS ANGELES
  BRANCH, collectively, as co-agents, this represents Partnership's request that Issuing Lender issue a Standby Letter of Credit on __________, ____ (the "Issuance Date")in the face amount of $__________ with an expiration date of ____________, ____. The beneficiary of such proposed Letter of Credit shall be ________________________________________ and such Person's address is _____________________________________.  Attached hereto is [the verbatim text of such proposed Letter of Credit] [a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit].

          Each of the undersigned are either officers of Partnership or Executive Committee Signatories and each certifies, to the best of his or her knowledge that:

          (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete on and as of the Issuance Date to the same extent as though made on and as of the Issuance
          Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

          (iii) Partnership has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof;

          (iv) No order, judgment or decree of any court, arbitrator or governmental authority purports to enjoin or restrain the Issuing Lender from issuing the requested
          Letter of Credit on the Issuance Date;

          (v) The issuance of the Letter of Credit requested on such Issuance Date will not violate any law including, without limitation, Regulation G, Regulation T,
          Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

          (vi) There is not pending or, to the knowledge of the undersigned officer or Executive Committee Signatory or, any other Senior Officer or Executive Committee
          Signatory or Partnership, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any of their Subsidiaries or any property of any Loan Party or any of their Subsidiaries that is required to be disclosed but has not been disclosed by Partnership in writing pursuant to subsections 5.6 or 6.1(x) of the Credit Agreement prior to the issuance of the last Letter of Credit issued before the Letter of Credit requested hereby or the making of the last Loan made before the issuance of the Letter of Credit requested hereby (or in the case of the initial issuance of a Letter of Credit, prior to the execution of the Credit Agreement), and there has not occurred any development in any such action, suit, proceeding, governmental investigation or arbitration so disclosed by Partnership in writing pursuant to subsection 5.6 or 6.1(x) of the Credit Agreement prior to making of the last preceding Loans
          (or in the case of initial Loans, prior to execution of the Credit Agreement), that, in either event, in the opinion of any such Senior Officer of Executive Committee
          Signatory, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the issuance of the Letter of Credit hereunder;

          (vii) Since December 31, 1994, no Material Adverse
          Effect has occurred;

          (viii) After giving effect to the issuance of the requested Letter of Credit, the Total Utilization of Commitments will not exceed the Commitments then in effect; and

          (ix) After giving effect to the issuance of the requested Letter of Credit, the Letter of Credit Usage will not exceed $5,000,000.

  DATED: ____________________
          CIRCUS AND ELDORADO JOINT
          VENTURE


                                      By:
                                   Title:


                                      By:
                                   Title  Executive Committee Signatory





                        EXHIBIT IV

                      [FORM OF NOTE]

            CIRCUS AND ELDORADO JOINT VENTURE

                     PROMISSORY NOTE

  $_______________                           May 30, 1995
                                              Reno, Nevada


          FOR VALUE RECEIVED, CIRCUS AND ELDORADO
  JOINT VENTURE, a Nevada general partnership ("Partnership"), promises to pay to the order of _______________________ ("Payee") or its registered assigns, on or before the Commitment Termination Date, the lesser of (x) ____________________________________
  ($_______________) and (y) the unpaid principal amount of all advances made by Payee to Partnership as Loans under the Credit Agreement referred to below.

          Partnership also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of May 30, 1995 by and among Partnership, FIRST INTERSTATE BANK OF
  NEVADA, N.A., as arranger and administrative agent ("Agent"), the financial institutions listed therein as Lenders, FIRST INTERSTATE
  BANK OF NEVADA, N.A., THE LONG- TERM CREDIT BANK
  OF JAPAN, LTD., LOS ANGELES AGENCY and SOCIETE
  GENERALE, collectively, as managing agents, and BANK OF
  AMERICA, N.T. & S.A., CIBC INC. and CREDIT LYONNAIS,
  LOS ANGELES BRANCH, collectively, as co-agents (said Credit
  Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

          This Note is one of Partnership's "Notes" in the aggregate principal amount of $230,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

          All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by the Agent and recorded in the Register as provided in subsection 10.1B(ii) of the Credit Agreement, Partnership and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit, increase or otherwise affect the obligations of Partnership with respect to payments of principal of or interest on this Note.

          Whenever any payment on this Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; provided, however, that if the day on which any payment relating to a Eurodollar Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

          The holders of the Obligations do not have recourse to the General Partners (or either of them) for payment thereof other than as specifically set forth in the Credit Agreement.

          This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Partnership as provided in subsection 2.4B(i) of the Credit Agreement.

          THE CREDIT AGREEMENT AND THIS NOTE
  SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED
  AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL
  LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO
  CONFLICTS OF LAWS PRINCIPLES.

          Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

          The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

          This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

          No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Partnership, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

          Partnership promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Partnership and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
            IN WITNESS WHEREOF, Partnership has caused this
  Note to be duly executed and delivered by an officer of its Managing Partner duly authorized as of the date and at the place first written above.

                               CIRCUS AND ELDORADO JOINT
                               VENTURE

                          By:  GALLEON, INC.
                         Its: Managing Partner


                          By:
                       Title:


                                           By:
        ELDORADO LIMITED LIABILITY COMPANY
                                          Its: General Partner


                                           By:
        ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP, a Nevada Limited Partnership
                                          Its:
        manager

                                           By:
        HOTEL-CASINO MANAGEMENT, INC., a Nevada corporation
                                          Its:  general partner

                                           By:
                                        Title:


                                           By:
        RECREATIONAL ENTERPRISES, INC., a Nevada corporation
                                          Its:
        general partner


                                           By:
                                        Title:
                                                                     By:
        EXECUTIVE COMMITTEE


                          By:
                       Title:


                          By:
                       Title:

                       TRANSACTIONS
                            ON
                           NOTE




    Date
Type of
  Loan Made
    This Date
Amount of
  Loan Made
    This Date
Amount of
  Principal
  Paid
    This Date
Outstanding
  Principal
  Balance
     This Date

  Notation
    Made By





                        EXHIBIT V

             [FORM OF COMPLIANCE CERTIFICATE]

                  COMPLIANCE CERTIFICATE


  THE UNDERSIGNED HEREBY CERTIFY THAT:

          (1) We are [the duly elected [Title] [and Title of] [and] duly authorized Executive Committee Signator[y][ies] for] CIRCUS AND ELDORADO JOINT VENTURE, a
          Nevada general partnership ("Partnership");

          (2) We have reviewed the terms of that certain Credit Agreement dated as of May 30, 1995, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Partnership, FIRST INTERSTATE
          BANK OF NEVADA N.A., as arranger and administrative agent ("Agent"), the financial institutions listed therein as Lenders, FIRST INTERSTATE BANK OF NEVADA
          N.A., THE LONG TERM CREDIT BANK OF JAPAN,
          LTD., LOS ANGELES AGENCY and SOCIETE
          GENERALE, collectively, as managing agents, and BANK
          OF AMERICA, N.T. & S.A., CIBC INC. and CREDIT
          LYONNAIS, LOS ANGELES BRANCH, collectively, as co-agents, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Partnership during the accounting period covered by the attached financial statements; and

          (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

          [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Partnership has taken, is taking, or proposes to take with respect to each such condition or event:




                                                         ]
          The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection 6.1(iv) of the Credit Agreement.

                                  CIRCUS AND ELDORADO JOINT
                                  VENTURE


                            By:
                         Title:


                            By:
                         Title:  Executive Committee Signatory

                TO COMPLIANCE CERTIFICATE


          This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________,
  ____. Subsection references herein relate to subsections of the Credit Agreement.

  A.    Minimum Coverage Ratio (for the [one/two/three/four] -
  Fiscal Quarter(s)
        ending _____________, ____)

        A. Consolidated Net Income:$_____________

        B. Consolidated Interest Expense:$_____________

        C. Provisions for taxes based on income:$_____________

        D. Total depreciation expense:$_____________

        E. Total amortization expense:$_____________

        F. Other non-cash items reducing Consolidated
          Net Income:                       $_____________

        G.
        Pre-Opening Expenses to the extent
          they reduce Consolidated EBITDA:  $_____________

        H.Other non-cash items increasing Consolidated
          Net Income:                       $_____________

        I. Consolidated Adjusted EBITDA
          ([1+2+3+4+5+6+7]-8):              $_____________

        J. Tax Distributions:$_____________

        K. Other Partnership Distributions:$_____________

        L. Consolidated Capital Expenditures:$_____________

        M. Numerator of Coverage Ratio
          (9-10-11-12):                     $_____________

        N.
        Scheduled Facility Reductions:      $_____________

        O.
        Consolidated Cash Interest Expense: $_____________

        P.Permitted General Partner Subordinated
          Debt Payments:                    $_____________

        Q.Other Permitted Indebtedness Payments:$_____________

        R. Denominator of Coverage Ratio
          (14+15+16+17):                    $_____________

        S. Coverage Ratio (13):(18):____:1.00

        T. Minimum ratio required under subsection 7.6A:____:1.00

  B. Maximum Leverage Ratio (for the four-Fiscal Quarter period ending _____________, (the "Determination Date")

        1.Total Utilization of Commitments as
          of the Determination Date:        $_____________

        2. Other Permitted Indebtedness as
          of the Determination Date:        $_____________

        3. Capital Leases outstanding as of
          the Determination Date:           $_____________

        4. Numerator of Leverage Ratio
          (1+2+3):                          $_____________

        5.Consolidated Adjusted EBITDA
          (9 from Section A above):         $_____________

        6.Leverage Ratio ((4):(5)):$_____________

        7.Maximum Leverage Ratio permitted under
          subsection 7.6B:                       ____:1.00

  C.    Consolidated Capital Expenditures

        1.Consolidated Capital Expenditures for calendar
          year-to-date:                     $_____________

        2.
        Unutilized Amount from previous calendar year:$_____________

        3.Maximum amount of Consolidated Capital
          Expenditures permitted under subsection 7.8
          for calendar year plus Unutilized Amount
          from previous calendar year (2 from this
          Section C above) but in no event greater
          than $10,000,000:                 $_____________

                                                         EXHIBIT VI

                     [FORM OF OPINION OF PARTNERSHIP'S
  COUNSEL]




                                                        EXHIBIT VII

                       [FORM OF OPINION OF O'MELVENY &
  MYERS]







                                                         EXHIBIT VIII

                                [FORM OF ASSIGNMENT
  AGREEMENT]

                                             ASSIGNMENT AGREEMENT


          This ASSIGNMENT AGREEMENT (this
  "Agreement") is entered into by and between the parties designated as Assignor ("Assignor") and Assignee ("Assignee") above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the "Schedule of Terms") and relates to that certain Credit Agreement described in the Schedule of Terms (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

          IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

          SECTION 1.  Assignment and Assumption.

          (a) Effective upon the Settlement Date specified in Item
  4 of the Schedule of Terms (the "Settlement Date"), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents with respect to Assignor's Commitment and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the "Assigned Share"). Without limiting the generality of the foregoing, the parties hereto hereby expressly acknowledge and agree that any assignment of all or any portion of Assignor's rights and obligations relating to Assignor's Commitment shall include (i) in the event Assignor is an Issuing Lender with respect to any outstanding Letters of Credit (any such Letters of Credit being "Assignor Letters of Credit"), the sale to Assignee of a participation in the Assignor Letters of Credit and any drawings thereunder as contemplated by subsection 3.1C of the Credit Agreement and (ii) the sale to Assignee of a ratable portion of any participations previously purchased by Assignor pursuant to said subsection 3.1C with respect to any Letters of Credit other than the Assignor Letters of Credit.

          (b) In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

          (c) Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitment and the Pro Rata Share of Assignee after giving effect to the assignment and assumption described above.

          (d) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above,
  (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share. Assignee hereby acknowledges and agrees that the agreement set forth in this Section 1(d) is expressly made for the benefit of Partnership, Agent, Managing Agents, Assignor and the other
  Lenders and their respective successors and permitted assigns.

          (e) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor's rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitment and the Pro Rata Share of Assignee set forth in Item 3 of the Schedule of Terms or on the interest of Assignee in any outstanding Loans corresponding thereto, and (iii) from and after the Settlement Date, Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including without limitation all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases, to Assignee; provided that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by Section 1(b) occurs on a date other than the Settlement Date.

          SECTION 2.  Certain Representations, Warranties
  and Agreements.

          (a) Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.

          (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Partnership to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Partnership or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

          (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making of loans such as the Loans; that it has acquired the Assigned Share for its own account and not with any present intention of selling all or any portion of such interest; and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto).

          (d) Assignee represents and warrants that it has received from Assignor such financial information regarding Partnership as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Partnership in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Partnership. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

          (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

          SECTION 3.  Miscellaneous.

          (a) Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

          (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

          (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Agent shall not be effective until received. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection
  10.8 of the Credit Agreement.

          (d) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          (e) ALL JUDICIAL PROCEEDINGS ARISING OUT
  OF OR RELATING TO THIS AGREEMENT MAY BE
  BROUGHT IN ANY STATE OR FEDERAL COURT OF
  COMPETENT JURISDICTION IN THE STATE OF NEVADA,
  AND BY EXECUTION AND DELIVERY OF THIS
  AGREEMENT EACH OF THE PARTIES HERETO ACCEPTS
  FOR ITSELF AND IN CONNECTION WITH ITS PROPER-
  TIES, GENERALLY AND UNCONDITIONALLY, THE
  EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS
  AND WAIVES ANY DEFENSE OF FORUM NON
  CONVENIENS AND IRREVOCABLY AGREES TO BE
  BOUND BY ANY JUDGMENT RENDERED THEREBY IN
  CONNECTION WITH THIS AGREEMENT. Each of the parties hereto hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to its address provided in the Schedule of Terms, such service being hereby acknowledged by each of the parties hereto to be sufficient for personal jurisdiction in any action against it in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party hereto to bring proceedings against the others in the courts of any other jurisdiction.

          (f) EACH OF THE PARTIES TO THIS
  AGREEMENT HEREBY AGREES TO WAIVE ITS
  RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM
  OR CAUSE OF ACTION BASED UPON OR ARISING OUT
  OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.
  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE,
  MEANING THAT IT MAY NOT BE MODIFIED EITHER
  ORALLY OR IN WRITING, AND THIS WAIVER SHALL
  APPLY TO ANY SUBSEQUENT AMENDMENTS,
  RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO
  THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

          (g) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

          (h) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          (i) This Agreement shall become effective upon the date
  (the "Effective Date") upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the receipt by Agent of the processing and recordation fee referred to in subsection 10.1B(i) of the Credit Agreement, (iii) in the event Assignee is a Non-US Lender (as defined in subsection 2.7B(iii)(a) of the Credit Agreement), the delivery by Assignee to Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Agent pursuant to said subsection 2.7B(iii)(a), (iv) the receipt by Agent of originals or telefacsimiles of the counterparts described above and authorization of delivery thereof, and (v) the recordation by Agent in the Register of the pertinent information regarding the assignment effected hereby in accordance with subsection 10.1B(ii) of the Credit Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.


         [Remainder of page intentionally left blank]
                             SCHEDULE OF TERMS


1.   Borrower:  CIRCUS AND ELDORADO JOINT VENTURE

2.   Name and Date of Credit Agreement:  Credit Agreement dated as of
     May 30, 1995 by
     and among CIRCUS AND ELDORADO JOINT VENTURE, FIRST INTERSTATE
     BANK OF NEVADA, N.A., as arranger and administrative agent, the financial institutions listed therein as Lenders, FIRST INTERSTATE BANK OF NEVADA, N.A., THE LONG-TERM CREDIT BANK OF JAPAN, LTD., LOS ANGELES
     AGENCY and SOCIETE GENERALE, collectively, as managing agents, and BANK OF AMERICA, N.T. & S.A., CIBC INC. and CREDIT LYONNAIS, LOS
     ANGELES BRANCH, collectively, as co-agents.

3.   Amounts:
     (a)  Aggregate Commitments of all Lenders:                    $________
     (b)  Assigned Share/Pro Rata Share:                              _____%
     (c)  Amount of Assigned Share of Commitments:                 $________

4.   Settlement Date:   ____________, ____

5.   Payment Instructions:
     ASSIGNOR:                    ASSIGNEE:



     Attention:                   Attention:
     Reference:                   Reference:

6.   Notice Addresses:
     ASSIGNOR:                    ASSIGNEE:





7.   Signatures:

[NAME OF ASSIGNOR],               [NAME OF ASSIGNEE],
as Assignor                       as Assignee

By:                                    By:
Title:                                 Title:








                                                EXHIBIT IX

                                 [FORM OF AUDITOR'S LETTER]


February __, 1996

Circus and Eldorado Joint Venture
175 West Sixth Street
3rd Floor
Reno, Nevada  89505






Gentlemen:

Our Firm has been engaged to audit the financial statements of Circus and Eldorado Joint Venture, a Nevada general partnership (the Partnership ) as of and for the year ended December 31, 1995. In this regard, we understand and acknowledge (a) that the Partnership plans to provide Bank of Nevada, N.A. (the Bank ) with a copy of the 1995 financial stateme thereon, (b) that the Bank has informed you that Lenders (as defined below) inreport in connection with decisions made after the date thereof regarding th______________, 1995, among the Partnership, lenders listed therein ( Lenders
Bank of Nevada, N.A., The Long Term Credit Bank of Japan, Ltd., Los Angeles Agency and Societe
Generale as managing agents, and First Interstate Bank of Nevada, N.A. as arranger and administrative agent and (c) that you intend for the Lenders to so rely.

Our audit will be conducted in accordance with generally accepted auditing standards, the objective of which is to form an opinion as to whether the financial statements, which are the responsibility and representations of management of the Partnership, present fairly, in all material respects, the
Partnership's financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Under those standards, we have the responsibility, within the inherent limitations of the auditing process, to plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The concept of selective testing of the data being audited, which involves judgment both as to the number of transactions to be audited and as to the areas to be tested, has been generally accepted as a valid and sufficient basis for an auditor to express an opinion on financial statements. Thus, our audit, based on the concept of selective testing, is subject to the inherent risk that material misstatements, if any, will not be detected.
In addition, our audit will not address future events or the possibility that material misstatements may occur in the future.

Also, our use of professional judgment and the assessment of materiality for the purpose of our work means that matters may have existed that would have been assessed differently by others, including the
Bank, in connection with the Loan Agreement.

Our audit of the Partnership's 1995 financial statements will be made for the purpose stated above and,
therefore, items of possible interest to the Bank may not be specifically addressed. Accordingly, our audit should not be taken to supplant the inquiries and procedures that the Bank should undertake for the purpose of satisfying itself as to the Partnership's credit worthiness or compliance with the provisions of the Loan Agreement referred to above. We trust that the Bank has conducted its own due diligence investigation of the Partnership and will continue to do so in the future, including an analysis of the Partnership's current business activities, discussions with Partnership management, and any other procedures it deems appropriate.

It is management's responsibility to adopt sound accounting policies, to maintain an adequate and effective system of accounts, and to devise an internal control structure that will, among other things, provide reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in conformity with generally accepted accounting principles.

This letter is issued in connection with our report on the Partnership's 1995 financial statements.  Our
understanding and acknowledgment referred to above does not extend to other agreements or reports, if any, that might be rendered in connection with future engagements.

Very truly yours,





By



Copy to:  First Interstate Bank of Nevada, N.A.







                                 EXHIBIT X

                  [FORM OF CERTIFICATE RE NON-BANK STATUS]

                       CERTIFICATE RE NON-BANK STATUS


  Reference is hereby made to that certain Credit Agreement dated as of May 30, 1995 (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof, being the "Credit Agreement") by and among CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership, FIRST INTERSTATE BANK
 OF NEVADA, N.A., as arranger and administrative agent, the financial institutions listed therein as Lenders,
FIRST INTERSTATE BANK OF NEVADA, N.A., THE LONG- TERM CREDIT BANK
OF JAPAN, LTD., LOS ANGELES AGENCY, and SOCIETE GENERALE, collectively, as managing agents, and BANK OF AMERICA, N.T. & S.A., CIBC INC. and CREDIT LYONNAIS, LOS ANGELES BRANCH, collectively, as co-agents. Pursuant to subsection 2.7B(iii) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

                     [NAME OF LENDER]


                     By:
                     Title:








                        EXHIBIT XI

          [FORM OF COLLATERAL ACCOUNT AGREEMENT]

               COLLATERAL ACCOUNT AGREEMENT



           This COLLATERAL ACCOUNT AGREEMENT (this
  "Agreement") is dated as of May 30, 1995 and entered into by and between CIRCUS AND ELDORADO JOINT VENTURE, a
  Nevada general partnership ("Pledgor"), and FIRST
  INTERSTATE BANK OF NEVADA N.A., as agent for and representative of (in such capacity herein called "Secured Party"), and the financial institutions ("Lenders") party to the Credit
  Agreement (as hereinafter defined).


                  PRELIMINARY STATEMENTS

           A. Secured Party, The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency, Societe Generale, as managing agents, Bank of America, N.T. & S.A., CIBC Inc. and Credit Lyonnais,
  Los Angeles Branch, collectively, as co-agents, and Lenders have entered into a Credit Agreement dated as of even date herewith (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Pledgor pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Pledgor.

           B. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

           NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and issue Letters of Credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

           SECTION 1. Certain Definitions. The following terms used in this Agreement shall have the following meanings:

           "Collateral" means (i) the Collateral Account, (ii) all amounts on deposit from time to time in the Collateral Account,
  (iii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral, and (iv) to the extent not covered by clauses (i) through (iii) above, all proceeds of any or all of the foregoing Collateral.

           "Collateral Account" means the restricted deposit account established and maintained by Pledgor with Secured Party pursuant to Section 2(a).

           "Secured Obligations" means all obligations and liabilities of every nature of Pledgor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Pledgor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgor now or hereafter existing under this Agreement.

           SECTION 2.  Establishment and Operation of Collateral
  Account.

           (a) Pledgor hereby authorizes and directs Secured Party to establish and maintain at its Funding and Payment Office, as a blocked account in the name of Pledgor but under the sole dominion and control of Secured Party, a restricted deposit account designated as the "Circus and Eldorado Joint Venture Collateral Account".

           (b) The Collateral Account shall be operated in accordance with the terms of this Agreement.

           (c) Secured Party shall be fully protected and shall suffer no liability in acting in accordance with any written instructions reasonably believed by it to have been given by Pledgor with respect to any aspect of the operation of the Collateral Account.

           (d) Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

           SECTION 3.  Deposits of Cash Collateral.

           (a) All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of Pledgor) of immediately available funds, in each case addressed as follows:

                Account No.:
                ABA No.:
                Reference:
                Attention:

  Pledgor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit.

           (b) If an Event of Default has occurred and is continuing and, in accordance with Section 8 of the Credit Agreement, Pledgor is required to pay to Secured Party an amount (the "Aggregate Available Amount") equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Pledgor shall deliver funds in such an amount for deposit in the Collateral Account in accordance with Section
  3(a).   If for any reason the aggregate amount delivered by Pledgor for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Pledgor shall be apportioned among all outstanding Letters of Credit for purposes of this Section 3(b) in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the "Maximum Available
  Amount") to the Aggregate Available Amount. Upon any drawing under any outstanding Letter of Credit in respect of which Pledgor has deposited in the Collateral Account any amounts described above, Secured Party shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing. In the event of cancellation or expiration of any Letter of Credit in respect of which Pledgor has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the payment of any amounts payable to Secured Party pursuant to Section 13, second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Pledgor has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), third, to the extent of any further excess, to the payment of any other outstanding Secured Obligations, and fourth, to the extent of any further excess, to the payment to whomsoever shall be lawfully entitled to receive such funds.


           SECTION 4.  Pledge of Security for Secured Obligations.
  Pledgor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of Pledgor's right, title and interest in and to the Collateral as collateral security for the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under
  Section 362(a) of the Bankruptcy Code, 11 U.S.C. section 362(a)), of all Secured Obligations.

           SECTION 5.  No Investment of Amounts in the
  Collateral Account; Interest on Amounts in the Collateral
  Account.

           (a) Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement.

           (b) To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms.

           (c) Subject to Secured Party's rights under Section 12, any interest earned on deposits of cash in the Collateral Account in accordance with Section 5(b) shall be deposited directly in, and held in the Collateral Account and applied in accordance with Section 3(b).

           SECTION 6. Representations and Warranties. Pledgor represents and warrants as follows:

           (a) Ownership of Collateral. Pledgor is (or at the time of transfer thereof to Secured Party will be) the legal and beneficial owner of the Collateral from time to time transferred by Pledgor to Secured Party, free and clear of any Lien except for the security interest created by this Agreement.

           (b) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either
  (i) the grant by Pledgor of the security interest granted hereby,
  (ii) the execution, delivery or performance of this Agreement by Pledgor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of Pledgor).

           (c) Perfection. The pledge and assignment of the Collateral pursuant to this Agreement creates, to the extent permitted by applicable law, a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations.

           (d) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Pledgor with respect to the Collateral is accurate and complete in all respects.

           SECTION 7. Further Assurances. Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will: (a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby and
  (b) at Secured Party's request, appear in and defend any action or proceeding that may affect Pledgor's title to or Secured Party's security interest in all or any part of the Collateral.

           SECTION 8. Transfers and other Liens. Pledgor agrees that it will not (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral or (b) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the security interest under this Agreement.

           SECTION 9.  Secured Party Appointed Attorney-in-Fact.
  Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor.

           SECTION 10.  Secured Party May Perform.  If Pledgor
  fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 13.

           SECTION 11.  Standard of Care.  The powers conferred
  on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral, it being understood that Secured Party shall have no responsibility for (a) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any parties with respect to any Collateral or (b) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property of like kind.

           SECTION 12. Remedies.

           (a) If any Event of Default or Potential Event of Default shall have occurred and be continuing, Secured Party may (i) transfer any or all of the Collateral to an account established in Secured Party's name (whether at Secured Party or otherwise) or (ii) otherwise register title to any Collateral in the name of Secured Party or one of its nominees or agents, without reference to any interest of Pledgor.

           (b) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "Code") (whether or not the Code applies to the affected Collateral).

           (c) If the proceeds of any disposition of the Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

           (d) Anything contained herein to the contrary notwithstanding, any of the Collateral consisting of cash held by Secured Party in the Collateral Account shall be subject to Secured Party's rights of set-off under subsection 10.4 of the Credit
  Agreement.

           SECTION 13.  Indemnity and Expenses.

           (a) Pledgor agrees to indemnify Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's or such Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

           (b) Pledgor shall pay to Secured Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

           SECTION 14.  Continuing Security Interest; Transfer of
  Loans. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit
  Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the indefeasible payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination Secured Party shall, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Secured Party, of such of the Collateral as shall not have been otherwise applied pursuant to the terms hereof.

           SECTION 15.  Secured Party as Agent.

           (a)  Secured Party has been appointed to act as Secured
  Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.

           (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured
  Party under this Agreement; removal of Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 9.5 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly
  (i) transfer to such successor Secured Party all sums held by Secured Party hereunder (which shall be deposited in a new
  Collateral Account established and maintained by such successor Secured Party), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and
  (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

           SECTION 16.  Amendments; Etc.  No amendment or
  waiver of any provision of this Agreement, or consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

           SECTION 17. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex by 5:00 P.M (Pacific Time) on a Business
  Day, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

           SECTION 18.  Failure or Indulgence Not Waiver;
  Remedies Cumulative. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

           SECTION 19. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

           SECTION 20. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

           SECTION 21.  Governing Law; Terms.  THIS
  AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE
  CONSTRUED AND ENFORCED IN ACCORDANCE WITH,
  THE INTERNAL LAWS OF THE STATE OF NEVADA,
  WITHOUT REGARD TO CONFLICTS OF LAWS
  PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE
  PROVIDES THAT THE VALIDITY OR PERFECTION OF
  THE SECURITY INTEREST HEREUNDER, OR REMEDIES
  HEREUNDER, IN RESPECT OF ANY PARTICULAR
  COLLATERAL ARE GOVERNED BY THE LAWS OF A
  JURISDICTION OTHER THAN THE STATE OF NEVADA.
  Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of Nevada are used herein as therein defined.

           SECTION 22.  Consent to Jurisdiction and Service of
  Process.  ALL JUDICIAL PROCEEDINGS BROUGHT
  AGAINST PLEDGOR ARISING OUT OF OR RELATING TO
  THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR
  FEDERAL COURT OF COMPETENT JURISDICTION IN
  THE STATE OF NEVADA, AND BY EXECUTION AND
  DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS
  FOR ITSELF AND IN CONNECTION WITH ITS
  PROPERTIES, GENERALLY AND UNCONDITIONALLY,
  THE EXCLUSIVE JURISDICTION OF THE AFORESAID
  COURTS AND WAIVES ANY DEFENSE OF FORUM NON
  CONVENIENS AND IRREVOCABLY AGREES TO BE
  BOUND BY ANY JUDGMENT RENDERED THEREBY IN
  CONNECTION WITH THIS AGREEMENT. Pledgor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided in Section 17, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

           SECTION 23.  Waiver of Jury Trial.  PLEDGOR AND
  SECURED PARTY HEREBY AGREE TO WAIVE THEIR
  RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM
  OR CAUSE OF ACTION BASED UPON OR ARISING OUT
  OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.
  Pledgor and Secured Party each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS
  IRREVOCABLE, MEANING THAT IT MAY NOT BE
  MODIFIED EITHER ORALLY OR IN WRITING, AND THIS
  WAIVER SHALL APPLY TO ANY SUBSEQUENT
  AMENDMENTS, RENEWALS, SUPPLEMENTS OR
  MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

           SECTION 24.  Counterparts.  This Agreement may be
  executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.





       [Remainder of page intentionally left blank]
      IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                          CIRCUS AND ELDORADO JOINT VENTURE,
                a Nevada general partnership


                By:  GALLEON, INC.,
                     a Nevada corporation
                     Its:  Managing General Partner


                     By:
                     Title:


                Notice Address:     c/o Circus Circus Enterprises, Inc.
                               2880 Las Vegas Boulevard South
                               Las Vegas, Nevada 89109
                               Attention:  General Counsel


                By:  ELDORADO LIMITED LIABILITY
                      COMPANY
                Its: General Partner


                     By:  ELDORADO HOTEL ASSOCIATES LIMITED
                          PARTNERSHIP, a Nevada Limited Partnership
                     Its: manager

                          By:  HOTEL-CASINO MANAGEMENT, INC.,
                               a Nevada corporation
                          Its: general partner


                               By:
                               Title:


                     By:  RECREATIONAL ENTERPRISES, INC., a
                          Nevada corporation
                     Its: general partner


                          By:
                          Title:


                     Notice Address:     c/o Eldorado Hotel Casino
                                    345 N. Virginia Street
                                    P.O. Box 3399
                                    Reno, Nevada  89508
                                    Attention:  General Counsel

                     By:  EXECUTIVE COMMITTEE


                          By:
                          Title:


                          By:
                          Title:


                FIRST INTERSTATE BANK OF NEVADA, N.A.


                     By:
                     Title:


                     Notice Address:     Suite 400
                                    3800 Howard Hughes Parkway
                                    Las Vegas, Nevada 89109
                                    Attention:  Steve Byrne







                       EXHIBIT XII

               [FORM OF SECURITY AGREEMENT]

                    SECURITY AGREEMENT


           This SECURITY AGREEMENT (this "Agreement") is dated as of May 30, 1995 and entered into by and between CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership ("Grantor"), and FIRST INTERSTATE
  BANK OF NEVADA, N.A., as agent for and representative of (in such capacity herein called "Secured Party") the financial institutions ("Lenders") party to the Credit Agreement (as hereinafter defined) ("Secured Party").


                  PRELIMINARY STATEMENTS

           A. Secured Party, The Long Term Credit Bank of Japan, Ltd., Los Angeles Agency, Societe Generale, as managing agents, Bank of America, N.T. & S.A., CIBC Inc. and Credit Lyonnais,
  Los Angeles Branch, collectively, as co-agents, and Lenders have entered into a Credit Agreement dated as of even date herewith (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Grantor, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Grantor.

           B. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

           NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:


           SECTION 1. Grant of Security. Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "Collateral"):

           (a) all present and future chattels, furniture, furnishings, goods, equipment, fixtures and all other tangible personal property, of whatever kind and nature, now or hereafter used in connection with or placed or located in or on any part of the Premises
  (including, without limitation, any building or structure that is now or that may hereafter be erected on the Premises, and including any of the foregoing owned by Grantor and placed or located in the Skyways), including, but not limited to, machinery, materials, goods and equipment now or hereafter used in the construction or operation of the Project (including, without limitation, air conditioning, heating, electrical, lighting, fire fighting and fire prevention, food and beverage service, laundry, plumbing, refrigeration, security, sound, signaling, telephone, television, window washing and other equipment and fixtures, of whatever kind or nature, including generators, transformers, switching gear, boilers, burners, furnaces, piping, sprinklers, sinks, tubs, valves, compressors, motors, carts, dumb waiters, elevators and other lifts, floor coverings, hardware, keys, locks, organs, pianos, planters, railings, scales, shelving, signs, tools, machinery, molds, dies, drills, presses, planers, saws, furniture, business fixtures, trade fixtures, electric, gas and other motor vehicles, uniforms, vacuum cleaners, hotel furniture, furnishings and equipment, bathroom furniture and furnishings (including towels, bathmats, hamperettes, shower curtains and other bath linens), beds and bedding (including mattresses, springs, pillows, bed pads, sheets, blankets, comforters, spreads and other bed linens and furnishings), bric-a-brac, chairs, chests, vanities, secretaries, bureaus, chiffonniers, love seats, benches, costumers, smoking stands, sand jars, desks, dressers, hangings, paintings, pictures, frames, sculptures, lamps, light bulbs, mirrors, night stands, ornaments, radios, stereo equipment, sofas, statuary, tables, telephones, televisions, vases, window coverings, foodstuffs, beverages (including beer, wine, liquor and other alcoholic beverages), and other consumables (including soap, shampoo, cleaning supplies and paper goods), cutlery, cooking, baking and other kitchen utensils and apparatus (including crockery, fryers, grills, kettles, mixers, pots, pans, pails, racks, steamers and toasters), china and other dishes, flatware, glassware, hollowware, serving pieces, trays, table linens, washers, dryers, irons, ironing boards and other ironing equipment, cables, outlets, plugs, wiring and related apparatus and fixtures, card readers, cash registers, adding machines, calculators, computers, keyboards, monitors, printers, printing equipment, envelopes, stationary, posting machines, blank forms, typewriters, typewriter stands, other office and accounting equipment and supplies, time stamps, time recorders, bookkeeping machines, checking machines, payroll machines, computer reservations systems, equipment used in the operation of casinos on the Premises (including but not limited to, gaming devices and associated equipment (as defined in Nevada
  Revised Statutes Chapter 463), including but not limited to, slot machines, cards, poker chips and gaming tables) and all other goods, equipment, furnishings, apparatus and fixtures that are now or may hereafter be located at or used at or in connection with the Premises) and all other tangible personal property used or to be used at or in connection with, or placed or to be placed in, rooms, halls, lounges, offices, lobbies, lavatories, basements, cellars, vaults or other portions of the Project or of any other building or buildings hereafter constructed or erected thereon, whether herein enumerated or not, and whether or not contained in any such building, and which are used or to be used or useful in the operation and maintenance thereof, or in any bar, casino, hotel, restaurant, store, health spa, salon or other business conducted thereon, together with all replacements and substitutions for any and all personal property in which Grantor has an interest, including without limitation such goods and equipment as shall from time to time be located, placed, installed or used in or upon, or procured for use, or to be used or useful in connection with the operation of the whole, or any part of, the Project and all parts thereof and all accessions thereto (any and all such equipment, replacements, substitutions, parts and accessions being the "Equipment");

           (b) all present and future inventory and merchandise in all of its forms (including, but not limited to, (i) all goods held by Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Grantor's business, (iii) all goods in which Grantor has an interest in mass or a joint or other interest or right of any kind,
  (iv) all goods that are returned to or repossessed by Grantor, and
  (v) all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all accessions thereto and products thereof (all such inventory, accessions and products being the "Inventory") and all negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any person covering any of the foregoing (any such negotiable document of title being a "Negotiable
  Document of Title");

           (c) all present and future accounts, accounts receivable, rentals, revenues, receipts, payments, and income of any nature whatsoever derived from or received with respect to hotel rooms, banquet facilities, convention facilities, retail premises, bars, restaurants, casinos and any other facilities on the Premises and any facilities in the Skyways leased by Grantor, agreements, contracts, leases, contract rights, rights to payment (including, without limitation, rights to payment under the Make-Well Agreement), instruments, documents, chattel paper, security agreements, guaranties, undertakings, surety bonds, insurance policies, condemnation deposits and awards, notes and drafts, securities, certificates of deposit and the right to receive all payments thereon or in respect thereof (whether principal, interest, fees or otherwise), contract rights (other than rights under contracts or governmental permits that may not be transferred by law), including, without limitation, rights to all deposits from tenants and other users of the Project or facilities in the Skyways leased by Grantor, rights under all contracts relating to the construction, renovation or restoration of any of the improvements now or hereafter located on the Premises or the financing thereof and all rights under payment or performance bonds, warranties, and guaranties, and all rights to payment from any credit/charge card organization or entity such as or similar to, and including, without limitation, the organizations or entities that sponsor and administer, respectively, the American
  Express Card, the Carte Blanche Card, the Diners Club Card, the
  Discover Card, the MasterCard and the Visa Card, books of account, and principal, interest and payments due on account of goods sold, services rendered, loans made or credit extended, on or in connection with the Project and all forms of obligations owing to and rights of Grantor or in which Grantor may have any interest, however created or arising (any and all such accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "Accounts", and any and all such security agreements, leases and other contracts being the "Related Contracts");

           (d) the agreements listed in Schedule I annexed hereto, as each such agreement may be amended, supplemented or otherwise modified from time to time (said agreements, as so amended, supplemented or otherwise modified, being referred to herein individually as an "Assigned Agreement" and collectively as the "Assigned Agreements"), including without limitation (i) all rights of Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (ii) all rights of Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of Grantor for damages arising out of any breach of or default under the Assigned Agreements, and (iv) all rights of Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

           (e) all present and future right, title and interest of Grantor in and to all leases, subleases, licenses, concessions, franchises and other use or occupancy agreements (except, however, agreements made by Grantor in the ordinary course of business for short-term use by members of the public of guest rooms and public rooms, including banquet and meeting facilities, located in the Improvements, and any amendments, modifications, extensions or renewals thereof (collectively, "Leases"), whether or not specifically herein described, that now or may hereafter pertain to or affect the Premises or any portion thereof, or the Skyways, and all amendments to the same, including, but not limited to, the following: (i) all payments due and to become due under such Leases, whether as rent, damages, insurance payments, condemnation awards, or otherwise; (ii) all claims, rights, powers, privileges and remedies under such Leases; and (iii) all rights of the Grantor under such Leases to exercise any election or option, or to give or receive any notice, consent, waiver or approval, or to accept any surrender of the premises or any part thereof, together with full power and authority in the name of the Grantor, or otherwise, to demand and receive, enforce, collect, and receipt for any or all of the foregoing, to endorse or execute any checks or any instruments or orders, to file any claims, and to take any other action that Secured Party may deem necessary or advisable in connection therewith;

           (f) all present and future deposit accounts of Grantor, including, without limitation, the Circus and Eldorado Joint Venture Account maintained at the office of Secured Party, any demand, time, savings, passbook or like account maintained by Grantor with any bank, savings and loan association, credit union or like organization, and all money, cash and cash equivalents of Grantor, whether or not deposited in any such deposit account;

           (g) all shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Grantor (the "Pledged Shares"), the certificates or other instruments representing such shares, securities, warrants, options or other rights and any interest of Grantor in the entries on the books of any financial intermediary pertaining to such shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, securities, warrants, options or other rights;

           (h) all indebtedness from time to time owed to Grantor by any Person that, after the date of this Agreement, becomes, as a result of any occurrence, an Affiliate or a direct or indirect Subsidiary of Grantor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness (the "Pledged Debt");

           (i) all present and future general intangibles (including but not limited to all governmental permits relating to construction or other activities on the premises), all tax refunds of every kind and nature to which Grantor now or hereafter may become entitled, however arising, all other refunds, and all deposits, goodwill, choses in action, rights to payment or performance, gambling debts or gaming debts owed to Grantor by Grantor's patrons (whether or not evidenced by a note), judgments taken on any rights or claims included in the Collateral, trade secrets, computer programs, software, customer lists, business names, trademarks, trade names and service marks (including, but not limited to: "Silver Legacy Hotel Casino" and any derivation thereof, including any and all state and federal applications and registrations thereof), patents, patent applications, licenses, copyrights, technology, processes, proprietary information and insurance proceeds;

           (j) all present and future books and records, including, without limitation, books of account and ledgers of every kind and nature, ledger cards, computer programs, tapes, disks and other information storage devices, all related data processing software, and all electronically recorded data relating to Grantor or its business or the Project, all receptacles and containers for such records, and all files and correspondence;

           (k) all present and future maps, plans, specifications, surveys, studies, reports, data and drawings (including, without limitation, architectural, structural, mechanical and engineering plans and specifications, studies, data and drawings) prepared for or relating to the development of the Project or the construction, renovation or restoration of any improvements on the Premises and the Skyways or the extraction of minerals, sand, gravel or other valuable substances from the Premises, together with all amendments and modifications thereto;

           (l) all present and future licenses, permits, variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights and agreements (including options, option rights and contract rights), other than those (including non-transferrable gaming permits) that may not be transferred by law, now or hereafter obtained by Grantor from any governmental authority having or claiming jurisdiction over the Project, the Premises or the Skyways or any other element of the Collateral or providing access thereto, or the operation of any business on, at, or from the Project or the Skyways;

           (m) all present and future goods, including, without limitation, all consumer goods, inventory, equipment, and other supplies, of whatever kind or nature, and any and all other goods, wherever located, used or to be used in connection with or in the conduct of Grantor's business;

           (n) all present and future stocks, bonds, debentures, securities, subscription rights, options, warrants, puts, calls, certificates, partnership interests, joint venture interests, investments, brokerage accounts and all rights, preferences, privileges, dividends, distributions, redemption payments and liquidation payments received or receivable with respect thereto;

           (o) all present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issue and improvements to or of or with respect to any of the foregoing;

           (p) all other fixtures and storage and office facilities, and all accessions thereto and products thereof and all water stock relating to the Premises;

           (q) all other tangible and intangible personal property of Grantor;

           (r) all rights, remedies, powers and privileges of Grantor with respect to any of the foregoing; and

           (s) any and all proceeds, products, rents, income and profits of any of the foregoing, including, without limitation, all money, accounts, general intangibles, deposit accounts, documents, instruments, chattel paper, goods, insurance proceeds (whether or not the Secured Party is the loss payee), and any other tangible or intangible property received upon the sale or disposition of any of the foregoing (it being agreed, for purposes hereof, that the term "proceeds" includes whatever is receivable or received when any of the Collateral is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary).

           Notwithstanding anything to the contrary contained herein, Secured Party acknowledges that it has no security interest in
  (i) any Equipment pledged to secure Other Permitted Indebtedness incurred to finance the purchase of such Equipment pursuant to a pledge in form, scope and substance satisfactory to Secured Party,
  (ii) any cash of Partnership described in clauses (f), (i) and (n) above, to the extent such a security interest is prohibited by any Gaming Laws or (iii) in any deposit account described in clause (f) above to the extent such a security interest is prohibited by applicable law.

           SECTION 2. Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "Underlying Debt"), and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor, together with the Underlying Debt, being the "Secured Obligations").

           SECTION 3.  Grantor Remains Liable.  Anything
  contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement or otherwise, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

           SECTION 4. Representations and Warranties. Grantor represents and warrants as follows:

           (a) Ownership of Collateral. Except for the security interest created by this Agreement and any Liens permitted pursuant to the Credit Agreement, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

           (b)  Location of Equipment and Inventory.  All of the
  Equipment and Inventory is, as of the date hereof, located at the places specified in Schedule II annexed hereto.

           (c) Office Locations; Other Names. The chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts is, and has been for the four month period preceding the date hereof, located at 430 North Virginia Street, Reno, Nevada. Grantor has not in the past done, and does not now do, business under any other name (including any trade-name or fictitious business name) except Silver Legacy Hotel & Casino.

           (d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either
  (i) the grant by Grantor of the security interest granted hereby,
  (ii) the execution, delivery or performance of this Agreement by Grantor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except (i) authorization from any Gaming Boards for the exercise by Secured Party of certain of its rights and remedies hereunder; (ii) the filing of Uniform Commercial Code financing statements with the office of the Secretary of State of the State of Nevada and (iii) as has been previously taken by or at the direction of Grantor).

           (e) Perfection. This Agreement, together with the filing of a UCC-1 financing statement describing the Collateral with the Secretary of State of Nevada and the Deed of Trust with the Washoe County Recorder which have been made, creates a valid, perfected, enforceable and first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.

           (f) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Grantor with respect to the Collateral is accurate and complete in all material respects.

           SECTION 5.  Further Assurances.

           (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party reasonably may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) at the request of Secured Party mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) at the request of Secured Party, deliver and pledge to Secured Party hereunder all promissory notes and other instruments (including checks) and all original counterparts of chattel paper constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured
  Party, or persons designated by Secured Party, and (v) at Secured Party's request, appear in and defend any action or proceeding that may affect Grantor's title to or Secured Party's security interest in all or any significant part of the Collateral.

           (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

           (c) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

           (d) Grantor agrees, after an Event of Default or Potential Event of Default, in the event that Secured Party shall apply for or appoint an agent to apply for a gaming or liquor license with any Gaming Board or any Governmental Authority or seek to obtain consent from any Gaming Board to foreclose on the Collateral (including all gaming permits) and operate the Premises or otherwise seek to enforce its rights hereunder, Grantor shall provide such cooperation as is necessary in order for Secured Party to obtain the full benefits of this Agreement. Without limiting the generality of the foregoing, if any Gaming Board or any Governmental Authority shall require any amendments to the Collateral Documents or require Grantor to execute such other documents as a condition to or as a part of such approval process, Grantor shall consent to such amendments and/or execute such documents promptly.

           SECTION 6.  Certain Covenants of Grantor.  Grantor
  shall:

           (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

           (b) notify Secured Party of any change in Grantor's name, identity or general partnership structure within 15 days of such change;

           (c) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business, chief executive office or residence or the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts;

           (d) if Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

           (e) pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith and for which adequate reserves have been established; provided that Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment.

           SECTION 7.  Special Covenants With Respect to
  Equipment and Inventory.  Grantor shall:

           (a) keep the Equipment and Inventory at the places therefor specified on Schedule II annexed hereto or, upon 30 days' prior written notice to Secured Party, at such other places in jurisdictions where all action that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

           (b) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and, and shall forthwith, or, in the case of any loss or damage to any of the Equipment when subsection (c) of Section 8 is not applicable, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Grantor shall promptly furnish to Secured Party a statement respecting any material loss or damage to any of the Equipment (the requirements under this subsection 7(b) being supplemental to and not exclusive of the requirements under Section 6.4 of the Credit Agreement relating to maintenance of property);

           (c) provide prompt written notice to Secured Party of any material breach or default by any party to any Assigned Agreement;

           (d) notify Secured Party of the establishment after the date hereof of any deposit accounts in which Secured Party may take a security interest pursuant to applicable law and take such steps as may be requested by Secured Party to perfect Secured Party's lien therein;

           (e) perform all acts that are necessary or desirable to cause all licenses, permits, variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights, and agreements in which a security interest has been conveyed to Secured Party pursuant to subsection 1(h) to remain in full force and effect;

           (f) keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, Grantor's cost therefor and (where applicable) the current list prices for the Inventory substantially consistent with the practice of other gaming institutions in connection with their gaming operations in the State of Nevada;

           (g) upon the occurrence of an Event of Default, if any Inventory is in possession or control of any of Grantor's agents or processors, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party; and

           (h) promptly upon the issuance and delivery to Grantor of any Negotiable Document of Title, deliver such Negotiable
  Document of Title to Secured Party.

           SECTION 8.  Insurance.

           (a) Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in accordance with the terms of the Credit Agreement, this Section 8 and the Deed of Trust. Such insurance shall include, without limitation, property damage insurance and liability insurance. Each policy for property damage insurance shall provide for all losses to be paid directly to Secured Party as provided in clause (c)(ii) below. Each policy shall in addition name Grantor and Secured Party as insured parties thereunder (without any representation or warranty by or obligation upon Secured Party) as their interests may appear and have attached thereto a loss payable clause acceptable to Secured Party that shall
  (i) contain an agreement by the insurer that any loss thereunder shall be payable to Secured Party notwithstanding any action, inaction or breach of representation or warranty by Grantor,
  (ii) provide that there shall be no recourse against Secured Party for payment of premiums or other amounts with respect thereto, and
  (iii) provide that at least 30 days' prior written notice of cancellation, material amendment, reduction in scope or limits of coverage or of lapse shall be given to Secured Party by the insurer. Grantor shall, if so requested by Secured Party, deliver to Secured Party original or duplicate policies of such insurance and, as often as Secured Party may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, Grantor shall, at the request of Secured Party, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of subsection 5(a) and cause the respective insurers to acknowledge notice of such assignment. The requirements under this subsection 8(a) shall be supplemental to and not exclusive of the requirements under Section 6.4 of the Credit Agreement relating to insurance.

           (b) Reimbursement under any liability insurance maintained by Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 8 is not applicable, Grantor shall make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by Grantor pursuant to this Section 8 shall be paid to Grantor as reimbursement for the costs of such repairs or replacements.

           (c) Upon (i) the occurrence and during the continuation of any Event of Default or (ii) the actual or constructive loss (in excess of $1,000,000 per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to and applied by Secured Party as specified in Section 19.

           SECTION 9. Special Covenants with respect to Accounts and Related Contracts.

           (a) Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the location therefor specified in Section 4 or, upon 30 days' prior written notice to Secured Party, at such other location in a jurisdiction where all action that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and Grantor agrees to render to Secured Party, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the request of Secured Party, Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

           (b) Grantor shall, for not less than 5 years from the date on which such Account arose, maintain (i) complete records of each Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

           (c) Except as otherwise provided in this subsection (c), Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts (but, other than with respect to security deposits, in no event more than one month in advance) and Related Contracts. In connection with such collections, Grantor may take (and, at Secured Party's direction, shall take) such action as Grantor or Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured
  Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default or a Potential Event of Default and upon written notice to Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 19, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon (other than settlements in the ordinary course of business and substantially consistent with the practice at other gaming institutions in connection with their gaming operations in the State of Nevada with payors of such Accounts reached to facilitate collection from such payors of such Accounts).

           SECTION 10.  Special Provisions With Respect to the
  Assigned Agreements.

           (a)  Grantor shall at its expense:

                (i) perform and observe all terms and provisions of the Assigned Agreements, as permitted to be amended or otherwise modified pursuant to clause (b)(ii) below, to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, and take all such action to such end as may be from time to time requested by Secured Party; and

                (ii) furnish to Secured Party, promptly upon receipt thereof, copies of all notices of default received by Grantor under or pursuant to the Assigned Agreements, and from time to time (A) furnish to Secured Party such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (B) upon request of Secured Party make to the appropriate counterparty to an Assigned Agreement such demands and requests for information and reports or for action as Grantor is entitled to make under the Assigned Agreements.

           (b)  Grantor shall not:

                (i)  cancel or terminate any of the Assigned
        Agreements or consent to or accept any cancellation or termination thereof in any case with respect to the General Contractor's Contract and, with respect to the other Assigned Agreements, if such cancellation or termination, together with all other such cancellations or terminations, could reasonably be expected to result in a Material Adverse Effect;

                (ii) amend or otherwise modify the Assigned
        Agreements or give any consent, waiver or approval thereunder if the effect of such amendment or modification, together with all other amendments, modifications, consents, waivers or approvals made or consents, waivers or approvals given, is to increase materially the obligations of Partnership thereunder or to confer any additional rights on the counterparties to such Assigned Agreements which could reasonably be expected to be materially adverse to Partnership or Lenders;

                (iii) waive any default under or breach of the Assigned Agreements if such waiver, together with all other such waivers could reasonably be expected to result in a Material Adverse Effect;

                (vi) consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreements, except as expressly provided therein; or

                (v) take any other action in connection with the Assigned Agreements that would impair the value of the interest or rights of Grantor thereunder or that would impair the interest or rights of Secured Party in any case with respect to he General Contractor's Contract and, with respect to the other Assigned Agreements if such impairment could reasonably be expected to result in a Material Adverse Effect.

           SECTION 11.  Voting Rights; Dividends; Etc.

           (a) So long as no Event of Default shall have occurred and be continuing:

                (i) Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or Pledged Debt or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that Grantor shall not exercise or refrain from exercising any such right if Secured Party shall have notified Grantor that, in Secured Party's judgment, such action would have a material adverse effect on the value of the Pledged Shares or Pledged Debt or any part thereof; and provided, further, that Grantor shall give Secured Party at least five Business Days' prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right. It is understood, however, that neither (A) the voting by Grantor of any Pledged Shares for or Grantor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (B) Grantor's consent to or approval of any action otherwise permitted under this Agreement shall be deemed inconsistent with the terms of this Agreement within the meaning of this subsection 11(a)(i), and no notice of any such voting or consent need be given to Secured Party.

                (ii) Grantor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends and interest paid in respect of the Pledged Shares or Pledged Debt; provided, however, that any and all

                (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Shares or Pledged Debt,

                (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares or Pledged Debt in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Pledged Shares or Pledged Debt,

      shall be, and shall forthwith be delivered to Secured Party to hold as, Collateral and shall, if received by Grantor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Grantor and be forthwith delivered to Secured Party as Pledged Shares or Pledged Debt, as the case may be, in the same form as so received (with all necessary indorsements).

                (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to Grantor all such proxies, dividend payment orders and other instruments as Grantor may from time to time reasonably request for the purpose of enabling Grantor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, principal or interest payments which it is authorized to receive and retain pursuant to paragraph (ii) above.

           (b) Upon the occurrence and during the continuation of an Event of Default:

                (i) Upon written notice from Secured Party to Grantor, all rights of Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to subsection 11(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights.

                (ii) All rights of Grantor to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to subsection 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends and interest payments.

                (iii) All dividends, principal and interest payments which are received by Grantor contrary to the provisions of paragraph (ii) of this subsection 11(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Grantor and shall forthwith be paid over to Secured
        Party as Collateral in the same form as so received (with any necessary indorsements).

           (c) In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to subsection 11(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under subsection 11(a)(ii) or subsection 11(b)(ii), (i) Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), Grantor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including, without limitation, giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other
  Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

           SECTION 12.  Deposit Accounts.  Upon the occurrence
  and during the continuation of an Event of Default, Secured Party and each Lender may exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any deposit accounts maintained with Secured Party or such Lender constituting part of the Collateral.

           SECTION 13.  License of Patents, Trademarks,
  Copyrights, etc. Grantor hereby assigns, transfers and conveys to Secured Party, effective upon the occurrence of any Event of Default, the nonexclusive right and license to use all trademarks, tradenames, copyrights, customers lists, patents or technical processes owned or used by Grantor that relate to the Collateral and any other collateral granted by Grantor as security for the Secured Obligations, together with any goodwill associated therewith, all to the extent necessary to enable Secured Party to use, possess and realize on the Collateral and to enable any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Grantor.

           SECTION 14. Transfers and Other Liens. Grantor shall not:

           (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement; or

           (b) except for the security interest created by this Agreement or as permitted by the Credit Agreement, create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person.

           SECTION 15.  Secured Party Appointed Attorney-in-
  Fact. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action not prohibited by the Credit Agreement and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

           (a) to obtain and adjust insurance required to be maintained by Grantor or paid to Secured Party pursuant to Section 8;

           (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

           (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses
  (a) and (b) above;

           (d) to file any claims or take any action or institute any proceedings (including, without limitation, any proceeding before any Gaming Board) that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

           (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand;

           (f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

           (g) upon the occurrence and during the continuation of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

           SECTION 16.  Secured Party May Perform.  If Grantor
  fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under Section 20.

           SECTION 17.  Standard of Care.  The powers conferred
  on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

           SECTION 18.  Remedies.

           (a) Notwithstanding any other provision hereof, if Secured Party elects, upon any Event of Default, to sell real property and any of the Collateral together under the Deed of Trust and applicable law, then the terms of the Deed of Trust shall, with respect to such sale and Collateral, control and supersede any terms in this Agreement with respect to such sale and Collateral; provided that Secured Party's election to exercise remedies under the Deed of Trust shall have no effect on the terms contained in this Agreement with respect to any Collateral as to which Secured Party has not so elected.

           (b) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial
        Code as in effect in any relevant jurisdiction (the "Code")
        (whether or not the Code applies to the affected Collateral), and also may (i) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured
        Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, and (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured
        Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale.
        Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured
        Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

           Notwithstanding anything to the contrary contained herein, if, upon an Event of Default hereunder or under the Credit Agreement and foreclosure upon any gaming permits pledged and assigned herein, Secured Party is not qualified under the Gaming Laws to hold such gaming permits, then Secured Party shall designate an appropriately qualified third party to which an assignment of such gaming permits can be made in compliance with the Gaming Laws.

           SECTION 19.  Application of Proceeds.  Except as
  expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

           FIRST: To the payment of all costs and expenses of such sale, collection or other realization, including costs and expenses of Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Grantor, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 20;

           SECOND:  To the payment of all other Secured Obligations
        (for the ratable benefit of the holders thereof) in such order as Secured Party shall elect; and

           THIRD: To the payment to or upon the order of Grantor, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

           SECTION 20.  Indemnity and Expenses.

           (a) Grantor agrees to indemnify Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's or such Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

           (b) Grantor shall pay to Secured Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

           SECTION 21.  Continuing Security Interest; Transfer of
  Loans. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit
  Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the indefeasible payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

           SECTION 22.  Secured Party as Agent.

           (a)  Secured Party has been appointed to act as Secured
  Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.

           (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 9.5 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly
  (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

           SECTION 23.  Amendments; Etc.  No amendment or
  waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

           SECTION 24.  Notices.  Any notice or other
  communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex prior to 5:00 p.m. on a Business Day, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall only be effective upon receipt. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

           SECTION 25.  Failure or Indulgence Not Waiver;
  Remedies Cumulative. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

           SECTION 26. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

           SECTION 27. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

           SECTION 28.  Governing Law; Terms.  THIS
  AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE
  CONSTRUED AND ENFORCED IN ACCORDANCE WITH,
  THE INTERNAL LAWS OF THE STATE OF NEVADA,
  WITHOUT REGARD TO CONFLICTS OF LAWS
  PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE
  PROVIDES THAT THE VALIDITY OR PERFECTION OF
  THE SECURITY INTEREST HEREUNDER, OR REMEDIES
  HEREUNDER, IN RESPECT OF ANY PARTICULAR
  COLLATERAL ARE GOVERNED BY THE LAWS OF A
  JURISDICTION OTHER THAN THE STATE OF NEVADA.
  Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of Nevada are used herein as therein defined.

           SECTION 29.  Consent to Jurisdiction and Service of
  Process.  ALL JUDICIAL PROCEEDINGS BROUGHT
  AGAINST GRANTOR ARISING OUT OF OR RELATING TO
  THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR
  FEDERAL COURT OF COMPETENT JURISDICTION IN
  THE STATE OF NEVADA, AND BY EXECUTION AND
  DELIVERY OF THIS AGREEMENT GRANTOR ACCEPTS
  FOR ITSELF AND IN CONNECTION WITH ITS
  PROPERTIES, GENERALLY AND UNCONDITIONALLY,
  THE EXCLUSIVE JURISDICTION OF THE AFORESAID
  COURTS AND WAIVES ANY DEFENSE OF FORUM NON
  CONVENIENS AND IRREVOCABLY AGREES TO BE
  BOUND BY ANY JUDGMENT RENDERED THEREBY IN
  CONNECTION WITH THIS AGREEMENT. Grantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Grantor at its address provided in Section 24, such service being hereby acknowledged by Grantor to be sufficient for personal jurisdiction in any action against Grantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

           SECTION 30.  Waiver of Jury Trial.  GRANTOR AND
  SECURED PARTY HEREBY AGREE TO WAIVE THEIR
  RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM
  OR CAUSE OF ACTION BASED UPON OR ARISING OUT
  OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.
  Grantor and Secured Party each acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS
  IRREVOCABLE, MEANING THAT IT MAY NOT BE
  MODIFIED EITHER ORALLY OR IN WRITING, AND THIS
  WAIVER SHALL APPLY TO ANY SUBSEQUENT
  AMENDMENTS, RENEWALS, SUPPLEMENTS OR
  MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

           SECTION 31.  Counterparts.  This Agreement may be
  executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


         [Remainder of page intentionally left blank] IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                          CIRCUS AND ELDORADO JOINT
                            VENTURE,
                          a Nevada general partnership


                               By:  GALLEON, INC.,
                                    a Nevada corporation
                                    Its:  Managing Partner


                                    By:
                                    Title:


                          Notice Address:     c/o Circus Circus
                                      Enterprises,  Inc.
                                      2880 Las Vegas
                                      Boulevard South
                                      Las Vegas,
                                      Nevada  89109
                                      Attention:
                                      General Counsel


                          By:  ELDORADO LIMITED LIABILITY COMPANY
                          Its: General Partner


                               By:  ELDORADO HOTEL ASSOCIATES
                                    LIMITED PARTNERSHIP, a Nevada
                                    Limited Partnership
                                    Its: manager

                                    By   HOTEL-CASINO MANAGEMENT, INC.,
                                         a Nevada corporation
                                         Its: general partner



                                        By:_____________________

                                        Title:__________________


                                    By:  RECREATIONAL ENTERPRISES,
                                           INC., a Nevada
                                           corporation
                                      Its: general partner


                                      By:_____________________

                                      Title:__________________



                          Notice Address:     c/o Eldorado Hotel Casino
                                              345 N. Virginia Street
                                              P.O. Box 3399
                                              Reno, Nevada  89508
                                              Attention:  General Counsel


                           By:  EXECUTIVE COMMITTEE


                           By:
                           Title:


                           By:
                           Title:



                               FIRST INTERSTATE BANK OF NEVADA, N.A., as
                               Agent


                               By:
                               Title:


                               Notice Address: 3800 Howard Hughes Parkway
                                               Suite 400
                                               Las Vegas, Nevada  89109
                                               Attention:  Steve Byrne
                         SCHEDULE I
                  TO SECURITY AGREEMENT

                   Assigned Agreements


  1. Contract for Construction, dated as of February 7, 1994, by and between Perini Building Company and Circus and Eldorado Joint Venture as amended by Change Order Nos.
        1-10, as amended, supplemented or otherwise modified from time to time.

  2. Agreement Between Owner and Architect, dated as of February 1994, by and between Mitchell Cohen Architects, Inc. and Circus and Eldorado Joint Venture, as assigned to Urban Design Group, P.C. pursuant to that undated Assignment by and among Circus and Eldorado Joint
      Venture, Mitchell Cohan Architects, Inc., UDG, Inc. d/b/a Urban Design Group, Inc. and Urban Design Group, P.C.
      as it may be amended, supplemented or otherwise modified from time to time.

  3. Letter agreement, dated November 18, 1993, by and between Smith-Casino Advisory and Circus and Eldorado Joint Venture as amended by Addendum One to Letter Agreement for Project C dated as of January 24, 1995, as amended by Addendum Two to Letter Agreement for Silver Legacy dated as of March 10, 1995, as it may be amended, supplemented or otherwise modified from time to time.

                       SCHEDULE II
                  TO SECURITY AGREEMENT


  Locations of Equipment:

           430 North Virginia Street, Reno, Nevada, 89501


  Locations of Inventory:

           430 North Virginia Street, Reno, Nevada, 89501






                      EXHIBIT XIII-A

           [FORM OF CIRCUS COMPLETION GUARANTY]

                CIRCUS COMPLETION GUARANTY

           This CIRCUS COMPLETION GUARANTY is entered into as of May 30, 1995 by CIRCUS CIRCUS ENTERPRISES,
  INC., a Nevada corporation ("Guarantor"), in favor of FIRST INTERSTATE BANK OF NEVADA, N.A., as agent for and representative of (in such capacity herein called "Agent") the financial institutions ("Lenders") party to the Credit Agreement (as hereinafter defined), for the benefit of Agent and Lenders, and CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership (as an express third-party beneficiary of this Guaranty) ("Partnership").

                         RECITALS

           A. Partnership (the general partners of which are Galleon, Inc., a Nevada corporation and a wholly-owned subsidiary of Guarantor ("Galleon"), and Eldorado Limited Liability
  Company, a Nevada limited liability company of which Eldorado
  Hotel Associates, a Nevada limited partnership is the managing member which has Recreational Enterprises, Inc., a Nevada subchapter S corporation and Hotel-Casino Management, Inc., a Nevada subchapter S corporation as its general partners), has entered into that certain Credit Agreement dated as of even date herewith with Lenders, Agent, as arranger and administrative agent, FIRST INTERSTATE BANK OF NEVADA, N.A., THE LONG-
  TERM CREDIT BANK OF JAPAN, LTD., LOS ANGELES
  AGENCY and SOCIETE GENERALE, collectively, as managing agents ("Managing Agents"), and BANK OF AMERICA, N.T. &
  S.A., CIBC INC., and CREDIT LYONNAIS, LOS ANGELES
  BRANCH, collectively, as co-Agents ("Co-Agents") (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit
  Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

           B. It is a condition precedent to the making of the initial Loans under the Credit Agreement that prompt and timely completion of the Project, including, without limitation, the Later Opening Rooms, but not including the Eldorado Bridge or the Attraction, funded thereby be guarantied by Guarantor.

           C. Guarantor is willing irrevocably and unconditionally to guaranty such prompt and timely completion of the Project, including, without limitation, the Later Opening Rooms, but not including the Eldorado Bridge or the Attraction, in accordance with the Plans (as the same may hereafter be amended, supplemented or otherwise modified from time to time in accordance with the Credit Agreement).

           NOW, THEREFORE, based upon the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders, Managing Agents, Co-Agents and Agent to enter into the Credit
  Agreement and to make the Loans thereunder, Guarantor hereby agrees as follows:


  SECTION 1.  DEFINITIONS

      1.1 Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

           "Guarantied Obligations" has the meaning assigned to that term in subsection 2.1.

           "Guaranty" means, as of any date, this Circus Completion Guaranty, as it may be amended, supplemented or otherwise modified from time to time through such date.

           "Obligations" has the meaning assigned such term in the Credit Agreement and shall also include, without limitation, Partnership's performance of the obligations thereunder, including without limitation, its obligation under subsection 6.9 thereof to Complete Construction and to Finally Complete Construction at the times and in the manner set forth in the Credit Agreement but, in each case, not including the Eldorado Bridge or the Attraction.

           "payment in full", "paid in full" or any similar term means indefeasible payment in full of the obligations referenced including, without limitation, all principal, interest, costs, fees, expenses and indemnities (including, without limitation, legal fees and expenses) of Lenders, Managing Agents, Co-Agents and Agent as required under the Loan Documents.

           "Time for Performance" has the meaning assigned such term in subsection 2.16.

      1.2  Interpretation.

           (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Guaranty unless otherwise specifically provided.

           (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.

  SECTION 2.  THE GUARANTY

      2.1 Guaranty of the Guarantied Obligations. Guarantor hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the prompt and complete performance of Partnership's obligations under subsection 6.9 of the Credit Agreement to Complete Construction on or before the Projected Completion of Construction Date and to Finally Complete Construction on or before the Projected Final Completion Date, all in the manner and in accordance with the terms, provisions and conditions set forth in the Credit Agreement, except, in each case with respect to the Eldorado Bridge and the Attraction (the "Guarantied Obligations").

      Guarantor's obligation to perform hereunder shall be enforceable irrespective of whether any claims made by mechanics, laborers or materialmen require performance, are liquidated or unliquidated, absolute or contingent, and irrespective of whether the obligations of Partnership are joint or several, secured or unsecured, or hereafter become barred by any statute of limitation. Guarantor shall be obligated to perform irrespective of whether such obligations of Partnership may be or hereafter become otherwise unenforceable for any reason including insolvency, death, dissolution or incompetency. Guarantor further agrees that it shall promptly, fully and faithfully perform and discharge all of the Guarantied Obligations.

      2.2 Liability of Guarantor Absolute. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than either (but not both) of (a) prompt and complete payment and performance of the Guarantied Obligations or, without duplication, and (b) payment in full by Guarantor, Partnership or otherwise of all Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit and, in each case, payment in full of all other payment obligations (other than the Guarantied Obligations) of Guarantor hereunder. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

           (a) This Guaranty is a guaranty of payment and performance (as described in the immediately preceding paragraph) and not of collectibility and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents, any Construction Contract or other instruments relating to the creation or performance of the Guarantied Obligations or the pursuit by Agent of any remedies that it now has or may hereafter have with respect thereto under the Loan Documents, at law, in equity or otherwise.

           (b) Agent may enforce this Guaranty upon the occurrence of an Event of Default or Potential Event of Default under the Loan Documents with respect to the Guarantied Obligations even if the Partnership, any Loan Party or any Partnership Parent disputes the existence of such Event of Default or Potential Event of Default.

           (c) The obligations of Guarantor hereunder are independent of the obligations of Partnership under the Loan Documents and the obligations of any other guarantor of the obligations of Partnership under the Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against Partnership or any of such other guarantors and whether or not Partnership is joined in any such action or actions.

           (d) Guarantor's payment or performance of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge Guarantor's liability for any portion of the Guarantied Obligations that has not been paid or performed. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce Guarantor's covenant to pay or perform a portion of the Guarantied Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay or perform the portion of the Guarantied Obligations that is not the subject of such suit.

           (e) Agent, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment or performance of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment or performance of the same to the payment of any other obligations;
        (iii) request and accept other guaranties of the Obligations or the performance of subsection 6.9 of the Credit Agreement and take and hold security for the payment or performance of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment or performance of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person with respect to the Obligations or the performance of subsection 6.9 of the Credit Agreement; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect of this Guaranty or the performance of subsection 6.9 of the Credit Agreement or the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or Lenders, or any of them, may have against any such security, as Agent in its discretion may determine consistent with the Credit Agreement (including subsection 6.9 thereof) and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Partnership or any security for the Obligations (and Guarantor hereby waives any defense to liability it might otherwise have, absent such waiver, resulting from such impairment or extinguishment); and (vi) exercise any other rights available to it under the Loan Documents.

           (f) This Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than either (but not both)
        (a) prompt and complete payment and performance of the Guarantied Obligations or, without duplication, (b) the payment in full by Guarantor, Partnership or otherwise of all Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit and, in each case, payment in full of all other payment obligations (other than the Guarantied Obligations) of Guarantor hereunder), including without limitation the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them:
        (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Obligations, Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Obligations, the Construction Contracts or any agreement relating to the Obligations, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though Agent or Lenders, or any of them, might have elected to apply such payment to any part or all of the Obligations; (v) any Lender's or Agent's consent to the change, reorganization or termination of the legal structure or existence of Partnership or any of its Subsidiaries and to any corresponding restructuring of the Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations; (vii) any defenses, set-offs or counterclaims Partnership may allege or assert against Agent or any Lender in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guarantied Obligations.

           (g) Guarantor acknowledges and agrees that Guarantor may be required to perform the Guarantied Obligations in accordance with the terms hereof notwithstanding the fact that the Loans have been accelerated, that the outstanding principal balance thereof is fully due and payable, that Partnership is in default of its obligation to pay the full amount due under the Credit Agreement and that no Advances are available under the Credit Agreement due to the occurrence and continuation of an Event of Default.

      2.3 Waivers by Guarantor. Guarantor hereby waives, for the benefit of Lenders and Agent:

           (a) any right to require Agent or Lenders, as a condition of payment or performance by Guarantor, to (i) proceed against Partnership, any other guarantor of the Obligations or any other Person, (ii) proceed against or exhaust any security held from Partnership, any other guarantor of the Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Lender in favor of Partnership or any other Person, or (iv) pursue any other remedy in the power of Agent or any Lender whatsoever;

           (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Partnership including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations, any Construction Contract or any agreement or instrument relating to the Obligations or by reason of the cessation of the liability of Partnership from any cause other than prompt and complete performance of the Guarantied Obligations;

           (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

           (d) any defense based upon Agent's or any Lender's errors or omissions in the administration of the Obligations, except for behavior which amounts to gross negligence or willful misconduct;

           (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto;

           (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any Advance or any Notice of Borrowing received by Agent or any Lender, any extension of credit to Partnership and notices of any of the matters referred to in subsection 2.2 of this Guaranty and any right to consent to any thereof; and

           (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms of this Guaranty, including without limitation the provisions of Nevada Revised Statutes Sections 40.430-40.459, 40.475 and 40.485 as permitted by Nevada Revised Statutes Section 40.495, and any successor provisions.

           2.4  Guarantor's Rights of Subrogation, Contribution,
  Etc. Until the earlier to occur of the time when (a) the Guarantied Obligations shall have been promptly and fully paid and performed, and (b) the Obligations shall have been paid in full and completely performed by Guarantor, Partnership or otherwise and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, and, in each case, Guarantor shall have paid in full all payment obligations (other than payment of the Guarantied Obligations) of Guarantor hereunder, Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against Partnership or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, including without limitation under Nevada
  Revised Statues Section 40.475 or 40.485 as permitted by Nevada
  Revised Statutes Section 40.495, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Partnership, (ii) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Lender now has or may hereafter have against Partnership, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Lender, and (b) any right of contribution Guarantor may have against any other guarantor of the Obligations. Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against Partnership or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or Lenders may have against Partnership, to all right, title and interest Agent or Lenders may have in any such collateral or security, and to any right Agent or Lenders may have against such other guarantor; provided, however, that until an Event of Default, Guarantor shall be entitled (subject to subsection 7.5 of the Credit Agreement) to such reimbursement as is permitted pursuant to the documentation evidencing General
  Partner Subordinated Debt issued to Guarantor. Agent, on behalf of Lenders, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights Guarantor may have, and upon any such disposition or sale any rights of subrogation Guarantor may have shall terminate. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Obligations shall not have been paid in full or completely performed, such amount shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof. Notwithstanding anything to the contrary in the foregoing paragraph, Guarantor shall retain its rights under any Construction Contracts assigned pursuant to the Security Agreement for so long as Guarantor is diligently performing its obligations hereunder and the time periods for performance thereof set forth in subsection 2.16 have not passed.

      2.5 Real Property Security. Guarantor agrees that, if all or a portion of the Obligations or any other guaranty of all or a portion of the Obligations are at any time secured by a deed of trust or mortgage covering interests in real property, Agent or its designee, in its sole discretion, without notice or demand and without affecting the liability of Guarantor, may foreclose, pursuant to the terms of the Loan Documents or otherwise in accordance with applicable law, on any such deed of trust or mortgage and the property described therein by nonjudicial or other sale in accordance with applicable law; provided however that no right of foreclosure shall arise as a result of a default with respect to subsection 6.9 of the Credit Agreement if Guarantor diligently is pursuing Completion of Construction or Final Completion of Construction under the terms of this Guaranty. Without limiting any of the waivers contained elsewhere herein, Guarantor hereby waives any defense to liability arising by reason of the exercise by Lenders or Agent, or any of them, of any right or remedy contained in any such deed of trust or mortgage or any of the other Loan Documents. Guarantor hereby authorizes and empowers Agent and any Lender to exercise, in its sole discretion, any rights or remedies, or any combination thereof, that then may be available, since it is the intent and purpose of Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Notwithstanding any foreclosure of the lien of any such deed of trust or mortgage, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure, or by acceptance of a deed in lieu of foreclosure, Guarantor shall remain bound under this Guaranty.

      2.6 Expenses. Guarantor agrees to pay, or cause to be paid, on demand, and to save Agent and Lenders harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Agent or any Lender in connection with the enforcement of or preservation of any rights under this Guaranty.

      2.7 Continuing Guaranty; Termination of Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the earlier of either (but not both) (a) prompt and complete payment and performance of all of the Guarantied Obligations or, without duplication, (b) the payment in full by Guarantor, Partnership or otherwise of all Obligations, the termination of all Commitments and the expiration or cancellation of all Letters of Credit, and, in each case, payment in full of all other payment obligations (other than the guarantied Obligations) of Guarantor hereunder, and Guarantor's liability under this Guaranty shall not be reduced by virtue of any payment by Partnership of any amounts due under the Credit Agreement or under any of the Loan Documents or by Agent's or Lenders' recourse to any collateral or security. Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

      2.8 Authority of Guarantor or Partnership. It is not necessary for Lenders or Agent to inquire into the capacity or powers of Guarantor or Partnership or the officers, directors or any agents acting or purporting to act on behalf of any of them.

      2.9 Financial Condition of Partnership. Any Loans may be granted to Partnership or continued from time to time without notice to or authorization from Guarantor regardless of the financial or other condition of Partnership at the time of any such grant or continuation. Lenders and Agent shall have no obligation to disclose or discuss with Guarantor their assessment, or Guarantor's assessment, of the financial condition of Partnership. Guarantor has adequate means to obtain information from Partnership on a continuing basis concerning the financial condition of Partnership and its ability to perform its obligations under the Loan Documents (including, without limitation, its obligations under subsection 6.9 of the Credit Agreement), and Guarantor assumes the responsibility for being and keeping informed of the financial condition of Partnership and of all circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. Guarantor hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Partnership now known or hereafter known by Agent or any Lender.

      2.10 Rights Cumulative. The rights, powers and remedies given to Lenders and Agent by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Lenders and Agent by virtue of any statute or rule of law or in any of the other Loan Documents or any agreement between Guarantor and Lenders and/or Agent or between Partnership and Lenders and/or Agent. Any forbearance or failure to exercise, and any delay by any Lender or Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

      2.11 Cooperation With Gaming Boards. Guarantor agrees that it shall cooperate with Agent and Lenders to fulfill the requirements of any Gaming Board with respect to the rights of Agent and Lenders to enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect of the Guarantied Obligations, or to exercise any other right or remedy that Agent or Lenders, or any of them, may have against any such party.

      2.12 Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty.

           (a) So long as any Obligations remain outstanding, Guarantor shall not, without the prior written consent of Agent in accordance with the terms of the Credit Agreement, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Partnership. The obligations of Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Partnership or by any defense that Partnership may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

           (b) Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding referred to in clause (a) above
  (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantor and Agent that the Guarantied Obligations that are guarantied by Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order that may relieve Partnership of any portion of such Guarantied Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

           (c) In the event that all or any portion of the Guarantied Obligations are paid by Partnership, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

      2.13 Notice of Events. As soon as Guarantor obtains knowledge thereof, Guarantor shall give Agent written notice of any condition or event that has resulted in (a) a material adverse change in the financial condition of Guarantor or Partnership or (b) a breach of or noncompliance with any term, condition or covenant contained herein or in the Circus Revolving Loan Agreements, the Credit Agreement, any other Loan Document or any other document delivered pursuant hereto or thereto or a material breach of or material noncompliance with any term, condition or covenant contained in the General Contractor's Contract.

      2.14 Completion.

           (a) Upon the occurrence of an Event of Default under the Loan Documents, in addition to the exercise of all of Lenders' other rights and remedies hereunder and under the Loan
        Documents, Agent (acting at the direction of Requisite Lenders) shall have the option, to be exercised in their sole discretion, to require Guarantor to Complete Construction or Finally Complete Construction (in each case, except with respect to the Eldorado Bridge and the Attraction), as the case may be, within the Time for Performance and in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement.
        After and only after Agent so requires Guarantor to Complete Construction or Finally Complete construction, to the extent Guarantor does not diligently pursue or is unable to accomplish such Completion of Construction or Final Completion of Construction (in each case, except with respect to the Eldorado Bridge and the Attraction) within the Time for Performance and in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement, then, in addition to the exercise of all of Lenders' other rights and remedies hereunder and under the Loan Documents, Agent (acting at the direction of Requisite Lenders) shall have the option, to be exercised in their sole discretion to (i) Complete Construction or Finally Complete Construction (in each case, except with respect to the Eldorado Bridge and the Attraction), as the case may be, in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement itself at Guarantor's expense or (ii) cause a third party to Complete Construction or Finally Complete Construction (in each case, except with respect to the Eldorado Bridge and the Attraction), as the case may be, in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement at the expense of Guarantor. Nothing in this subsection 2.14(a) shall (A) require Guarantor to Complete Construction or Finally Complete Construction or pay the costs thereof with respect to any Collateral sold to any Person that is not an Affiliate of Agent or any Lender by Agent under its rights of foreclosure or (B) release Agent or any Lender from the limitations on the exercise of its rights of foreclosure set forth in subsection 2.5 hereof.

           (b)(i) Without limiting the generality of subsection 2.6, if Agent (acting at the direction of Requisite Lenders) elects pursuant to subsection 2.14(a) (after Guarantor has had the opportunity to perform as set forth therein) to Complete Construction or Finally Complete Construction or to have a third party Complete Construction or Finally Complete Construction, Guarantor shall reimburse Agent and Lenders immediately on demand for all costs and expenses, including, without limitation, reasonable attorneys' fees, that Agent and Lenders may incur in performing such obligations or causing such obligations to be performed (including, without limitation, costs and expenses incurred to correct defects in construction, incurred as a result of delays in construction, incurred to ensure timely Completion of Construction or Final Completion of Construction, as the case may be, and incurred because it was necessary to engage new or different contractors to Complete Construction or Finally
        Complete Construction, as the case may be), together with interest on those sums from and after the date they are incurred at the rate set forth in subsection 2.2E of the Credit Agreement.

           (ii) Agent may bring any action at law or in equity or both on behalf of itself and Lenders to compel Guarantor to perform or pay for performance of the Guarantied Obligations, or to recover all of Lenders' and Agent's losses, costs, damages, injuries and expenses that may be sustained or incurred by Agent or Lenders as a direct or indirect consequence of Guarantor's failure to perform the Guarantied Obligations, including without limitation, the total costs that would be incurred to Complete Construction or Finally Complete Construction, as the case may be (in each case, except with respect to the Eldorado Bridge and the Attraction), if Completion of Construction or Final
        Completion of Construction, as the case may be (in each case, except with respect to the Eldorado Bridge and the Attraction), were attained (including costs to correct defects in construction), and direct damages that arise from delays in Completion of Construction or Final Completion of Construction (in each case, except with respect to the Eldorado Bridge and the Attraction), as the case may be, together with interest on such amounts at the rate set forth in subsection 2.2E of the Credit Agreement.
        Guarantor agrees that such losses, costs, damages, injuries and expenses shall be calculated without regard to whether
        Completion of Construction or Final Completion of Construction, as the case may be (in each case, except with respect to the Eldorado Bridge and the Attraction), will result in an increased stabilized value of the Project and without reference to the value of the Project in its condition existing at the time of the Event of Default giving rise to an action under this Guaranty, it being expressly acknowledged and agreed to by Guarantor that Agent and Lenders have bargained for Guarantor's agreement to guaranty Completion of Construction and Final Completion of Construction (in each case, except with respect to the Eldorado Bridge and the Attraction) and the payment of any amounts necessary to Complete Construction and Finally Complete
        Construction (in each case, except with respect to the Eldorado Bridge and the Attraction). Agent may from time to time bring such an action regardless of whether Agent or Lenders have exhausted any or all security for the Loans or commenced any work on the Project.

      2.15 Set Off. In addition to any other rights any Lender or Agent may have under law or in equity, if any amount shall at any time be due and owing by Guarantor to any Lender or Agent under this Guaranty, such Lender or Agent is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured; but excluding deposits that represent proceeds of an advance under the Circus Revolving Loan Agreements) and any other indebtedness of any Lender or Agent owing to Guarantor and any other property of Guarantor held by any Lender or Agent to or for the credit or the account of Guarantor against and on account of the Guarantied Obligations and liabilities of Guarantor to any Lender or Agent under this Guaranty.

      2.16 Time for Performance.

           (a) Guarantor shall have the following time to perform the Guarantied Obligations ("Time for Performance"):

           (i) in the case of failure by Partnership to Complete Construction (except with respect to the Eldorado Bridge and the Attraction) on or before the Projected Completion of Construction Date, a period commencing with the Projected Completion of Construction Date and ending on that date that is three (3) months later, and

           (ii) in the case of failure by Partnership to Finally Complete Construction (except with respect to the Eldorado Bridge and the Attraction) on or before the Projected Final Completion Date, a period commencing with the Projected Final Completion of Date and ending on that date that is six (6) months later;

      provided that, in each case, the final date of the Time for Performance shall be any earlier date upon which Guarantor ceases to use its best efforts diligently to commence and prosecute Completion of Construction or Final Completion of Construction, as the case may be (in each case, except with respect to the Eldorado Bridge and the Attraction), in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement and in the most time efficient manner.

           (b) If Guarantor is delayed from Completion of Construction or Final Completion of Construction, as the case may be, within the Time for Performance, solely by an act or omission of the Lenders or their agents other than as permitted by the Loan Documents, or by unavoidable labor disputes, fire not caused by Guarantor, unavoidable delays in transportation, adverse weather conditions not reasonably foreseeable by Guarantor, unavoidable casualties, or by any other causes that Requisite Lenders deem justifies the delay, then the Time for Performance may be extended by Agent and Requisite Lenders, in their reasonable discretion, by the amount of time (in any case not to exceed 180 days) of such delay that is caused by such event. Guarantor shall use its best efforts to remedy the situation that causes any delay to minimize such delay. Without limiting the generality of the foregoing, Guarantor acknowledges that obtaining permits, Guarantor-caused strikes, labor stoppages, sequencing of Project construction, customary coordination with Consulting Engineer, if any, customary coordination with any contractors or subcontractors hired by Partnership or Lenders, acts and omissions of Guarantor's subcontractors and suppliers, delays to non-critical path items and any delays that are the fault of Guarantor or its agents, employees or Affiliates are not cause for an extension of the Time for Performance.

           (c) Written notice that Guarantor's performance of the Guarantied Obligations will be delayed shall be given to the Lenders not more than fifteen days after Guarantor becomes aware of the commencement of the delay. Such notice shall include a written report of the full impact of the delay on the time in which Guarantor will Complete Construction or Finally Complete Construction, as the case may be. The failure of Guarantor to give such notice within such time shall render any delay non-excusable and shall not result in any extension of the Time for Performance. Guarantor shall deliver periodic reports to Agent describing the current condition of the circumstance causing delay for so long as such circumstance prevents the performance of the Guarantied Obligations.


  SECTION 3.  REPRESENTATIONS AND WARRANTIES

           In order to induce Lenders and Agent to accept this Guaranty and to enter into the Credit Agreement and to make the Loans thereunder, Guarantor hereby represents and warrants to Lenders that the following statements are true and correct:

      3.1 Each of the representations and warranties given by Guarantor in the Circus Revolving Loan Agreements is true, correct and complete in all material respects as of the date hereof as if made originally as of the date hereof other than those representations and warranties set forth in subsections 4.2, 4.2, 4.4 and 4.11 thereof.

      3.2  Authorization of Borrowing, etc.

           (a) Authorization of Borrowing. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Guarantor.

           (b) No Conflict. The execution, delivery and performance by Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Guarantor or any of its Subsidiaries, the Certificate of Incorporation or Bylaws of Guarantor or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Guarantor or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Guarantor or any of its Subsidiaries,
        (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Guarantor or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or
        (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Guarantor or any of its Subsidiaries.

           (c) Governmental Consents. The execution, delivery and performance by Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except (i) those notices or informational filings or both that will be required to be given to the Securities and Exchange Commission or any Gaming
        Board but that are not yet due and (ii) any right of any Gaming Board to object to any Lender or participant in the Loans at any future date.

           (d) Binding Obligation. Each of the Loan Documents to which it is a party has been duly executed and delivered by Guarantor and is the legally valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.


  SECTION 4.  AFFIRMATIVE COVENANTS.

           Guarantor covenants and agrees that, unless and until the earlier of either (but not both) (a) prompt and complete payment and performance of all of the Guarantied Obligations and payment in full of all payment obligations of Guarantor hereunder or, without duplication, (b) the payment in full by Guarantor, Partnership or otherwise of the Obligations, the termination of the Commitments and the expiration or cancellation of all Letters of Credit, and, in each case, payment in full of all other payment obligations (other than the Guarantied Obligations) of Guarantor hereunder, unless Requisite Lenders shall otherwise consent in writing:

      4.1  Covenants in Circus Revolving Loan Agreements.
  Guarantor shall at all times perform all of its affirmative covenants set forth in Article 5 of the Circus Revolving Loan Agreements for the benefit of the financial institutions party thereto.

      4.2 Reporting Requirements. As soon as possible after the same are available to Guarantor, and in any event within the time set for such delivery in the Circus Revolving Loan Agreements, Guarantor will deliver to Lenders copies of the documents required to be delivered under subsections 7.1(a) and 7.2 of the Circus Revolving Loan Agreements or any similar documents required to be delivered pursuant to the Circus Revolving Loan Agreements as in effect on the Closing Date notwithstanding any subsequent amendment, modification or termination thereof. Circus will promptly and in any event no later than concurrently with delivery of financial statements pursuant to such subsection 7.1(a), deliver to Lenders written notice of any change in the Senior Debt Rating (as defined in the Circus Revolving Loan Agreements).

      4.3 Bankruptcy. Guarantor agrees that it will not commence or join with any other creditor of Partnership to commence any bankruptcy, insolvency, reorganization or other similar proceedings against Partnership.


  SECTION 5.  MISCELLANEOUS

      5.1 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and any increase in the Commitments under the Credit Agreement.

      5.2 Notices. Any communications between or among Agent, Guarantor and Partnership and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex, facsimile transmission by 5:00 p.m. (Pacific
  Time) on a Business Day or cable to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon Agent or Lenders or Guarantor or Partnership under or relating to this Guaranty shall not be effective until received.

      5.3 Severability. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      5.4 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of all Lenders under the Credit Agreement. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

      5.5 Headings. Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

      5.6  Applicable Law.  THIS GUARANTY SHALL BE
  GOVERNED BY, AND SHALL BE CONSTRUED AND
  ENFORCED IN ACCORDANCE WITH, THE INTERNAL
  LAWS OF THE STATE OF NEVADA, WITHOUT REGARD
  TO CONFLICTS OF LAWS PRINCIPLES.

      5.7 Successors and Assigns. This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Lenders, Agent, Partnership and their respective successors and assigns. Guarantor shall not assign this Guaranty or any of the rights or obligations of Guarantor hereunder without the prior written consent of all Lenders. Subject to subsection 10.1 of the Credit Agreement and as part of an assignment, participation or any transfer of its interests in any Loan, any Lender may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon Lenders and Agent shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

      5.8  Consent to Jurisdiction and Service of Process.  ALL
  JUDICIAL PROCEEDINGS BROUGHT AGAINST
  GUARANTOR ARISING OUT OF OR RELATING TO THIS
  GUARANTY MAY BE BROUGHT IN ANY STATE OR
  FEDERAL COURT OF COMPETENT JURISDICTION IN
  THE STATE OF NEVADA AND BY EXECUTION AND
  DELIVERY OF THIS GUARANTY GUARANTOR ACCEPTS
  FOR ITSELF AND IN CONNECTION WITH ITS
  PROPERTIES, GENERALLY AND UNCONDITIONALLY,
  THE EXCLUSIVE JURISDICTION OF THE AFORESAID
  COURTS AND WAIVES ANY DEFENSE OF FORUM NON
  CONVENIENS AND IRREVOCABLY AGREES TO BE
  BOUND BY ANY JUDGMENT RENDERED THEREBY IN
  CONNECTION WITH THIS GUARANTY. Guarantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Guarantor at its address provided in subsection 5.2, such service being hereby acknowledged by Guarantor to be sufficient for personal jurisdiction in any action against Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

      5.9  Waiver of Trial by Jury.  GUARANTOR AND, BY ITS
  ACCEPTANCE OF THE BENEFITS HEREOF,
  PARTNERSHIP AND AGENT EACH HEREBY AGREES TO
  WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF
  ANY CLAIM OR CAUSE OF ACTION BASED UPON OR
  ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Guarantor and, by its acceptance of the benefits hereof, Partnership and Agent each (i) acknowledges that this waiver is a material inducement for Guarantor, Partnership and Agent to enter into a business relationship, that Guarantor and Agent have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE,
  MEANING THAT IT MAY NOT BE MODIFIED EITHER
  ORALLY OR IN WRITING, AND THIS WAIVER SHALL
  APPLY TO ANY SUBSEQUENT AMENDMENTS,
  RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO
  THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

      5.10 No Other Writing.  This writing is intended by
  Guarantor, Partnership and Agent as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

      5.11 Further Assurances. At any time or from time to time, upon the request of Agent or Requisite Lenders, Guarantor or Partnership or both shall execute and deliver such further documents and do such other acts and things as Agent or Requisite Lenders may reasonably request in order to effect fully the purposes of this Guaranty.

      5.12 Partnership Third-Party Beneficiary. Guarantor and Agent hereby expressly agree and acknowledge that Partnership is intended to be an express third-party beneficiary of this Guaranty and Partnership shall be entitled to exercise any and all rights and remedies afforded third-party beneficiaries under the laws of the relevant jurisdiction.

      5.13 Counterparts. This Guaranty may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


         [Remainder of page intentionally left blank]
  IN WITNESS WHEREOF,
  Guarantor has caused this
  Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

                               CIRCUS CIRCUS
  ENTERPRISES, INC.



                               By
  __________________________________
                               Title
  _______________________________


                               Address:
                                    2880 Las Vegas
  Boulevard South
                                    Las Vegas, Nevada
  89109
                                    Attention:  General
  Counsel



  Accepted by:

  FIRST INTERSTATE BANK OF NEVADA, N.A.
   as Agent on behalf of Lenders



  By _________________________________
  Title ______________________________

  Address: 3800 Howard Hughes Parkway
           Suite 400
           Las Vegas, Nevada  89109
           Attention:  Steve Byrne


  CIRCUS AND ELDORADO
  JOINT VENTURE, as express
  third-party beneficiary

      By:  GALLEON, INC.


           By:
           Title:

      Address:  c/o Circus Circus Enterprises
                2880 Las Vegas Boulevard South
                Las Vegas, Nevada  89109
                Attention:  General Counsel


      By:  ELDORADO LIMITED LIABILITY COMPANY
      Its: general partner


           By:  ELDORADO HOTEL ASSOCIATES, LIMITED
  PARTNERSHIP
           Its: manager


           By:  RECREATIONAL ENTERPRISES
           Its: general partner


                By:
                Title:


                By:  HOTEL-CASINO MANAGEMENT
                Its: general partner


                By:
                Title:



      Address:  c/o Eldorado Hotel Casino
                345 North Virginia Street
                P.O. Box 3399
                Reno, Nevada  89508
                Attention:  General Counsel

 By:  EXECUTIVE COMMITTEE


           By:
           Title:


           By:
           Title:







                      EXHIBIT XIII-B

          [FORM OF ELDORADO COMPLETION GUARANTY]

               ELDORADO COMPLETION GUARANTY

           This ELDORADO COMPLETION GUARANTY is
  entered into as of May 30, 1995 by ELDORADO HOTEL
  ASSOCIATES LIMITED PARTNERSHIP, a Nevada limited partnership ("Eldorado Hotel Associates"), Recreational
  Enterprises, Inc., a Nevada subchapter S corporation (Recreational Enterprises"), and Hotel-Casino Management, Inc., a Nevada subchapter S corporation ("Hotel-Casino Management"),
  (individually a "Guarantor," and collectively, the "Guarantors"), in favor of FIRST INTERSTATE BANK OF NEVADA, N.A., as agent for and representative of (in such capacity herein called "Agent") the financial institutions ("Lenders") party to the Credit Agreement (as hereinafter defined), for the benefit of Agent and Lenders, and CIRCUS AND ELDORADO JOINT VENTURE, a
  Nevada general partnership (as an express third-party beneficiary of this Guaranty) ("Partnership").

                         RECITALS

           A. Partnership (the general partners of which are Galleon, Inc., a Nevada corporation and a wholly-owned subsidiary of Circus Circus Enterprises, Inc. and Eldorado Limited Liability Company, a Nevada limited liability company ("Eldorado LLC"), of which Eldorado Hotel Associates is the manager which has Recreational Enterprises and Hotel-Casino Management as its general partners, has entered into that certain Credit Agreement dated as of even date herewith with Lenders, Agent, as arranger and administrative agent, FIRST INTERSTATE BANK OF
  NEVADA, N.A., THE LONG-TERM CREDIT BANK OF
  JAPAN, LTD., LOS ANGELES AGENCY and SOCIETE
  GENERALE, as managing agents ("Managing Agents"), and BANK OF AMERICA, N.T. & S.A., CIBC INC., and CREDIT
  LYONNAIS, LOS ANGELES BRANCH, collectively, as co-agents ("Co-Agents") (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

           B. It is a condition precedent to the making of the initial Loans under the Credit Agreement that prompt and timely completion of the Eldorado Bridge funded thereby be guarantied by Guarantors.

           C. Each Guarantor is willing irrevocably and unconditionally to guaranty such prompt and timely completion of the Eldorado Bridge in accordance with the Plans (as the same may hereafter be amended, supplemented or otherwise modified from time to time in accordance with the Credit Agreement).

           NOW, THEREFORE, based upon the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders, Managing Agents, Co-Agents and Agent to enter into the Credit
  Agreement and to make the Loans thereunder, Guarantors hereby agree as follows:

  SECTION 1.  DEFINITIONS

      1.1 Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

           "Guarantied Obligations" has the meaning assigned to that term in subsection 2.1.

           "Guaranty" means, as of any date, this Eldorado
        Completion Guaranty, as it may be amended, supplemented or otherwise modified from time to time through such date.

           "Obligations" has the meaning assigned such term in the Credit Agreement and shall also include, without limitation, Partnership's performance of the obligations thereunder, including without limitation, its obligation under subsection 6.9 thereof to Complete Construction and to Finally Complete
        Construction with respect to the Eldorado Bridge at the times and in the manner set forth in the Credit Agreement.

           "payment in full", "paid in full" or any similar term means indefeasible payment in full of the obligations referenced including, without limitation, all principal, interest, costs, fees, expenses and indemnities (including, without limitation, legal fees and expenses) of Lenders, Managing Agents, Co-Agents and Agent as required under the Loan Documents.

           "Time for Performance" has the meaning assigned such term in subsection 2.16.

      1.2  Interpretation.

           (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Guaranty unless otherwise specifically provided.

           (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.

  SECTION 2.  THE GUARANTY

      2.1 Guaranty of the Guarantied Obligations. Guarantors hereby, jointly and severally and irrevocably and unconditionally guarantee, as primary obligors and not merely as sureties, the prompt and complete performance of Partnership's obligations under subsection 6.9 of the Credit Agreement to Complete
  Construction with respect to the Eldorado Bridge on or before the Projected Completion of Construction Date and to Finally Complete Construction with respect to the Eldorado Bridge on or before the Projected Final Completion Date, all in the manner and in accordance with the terms, provisions and conditions set forth in the Credit Agreement (the "Guarantied Obligations").

      Each Guarantor's obligation to perform hereunder shall be enforceable irrespective of whether any claims made by mechanics, laborers or materialmen require performance, are liquidated or unliquidated, absolute or contingent, and irrespective of whether the obligations of Partnership are joint or several, secured or unsecured, or hereafter become barred by any statute of limitation. Each Guarantor shall be obligated to perform irrespective of whether such obligations of Partnership may be or hereafter become otherwise unenforceable for any reason including insolvency, death, dissolution or incompetency. Each Guarantor further agrees that it shall promptly, fully and faithfully perform and discharge all of the Guarantied Obligations.

      2.2 Liability of Guarantor Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than either (but not both) (a) prompt and complete payment and performance of the Guarantied Obligations or, without duplication, (b) the payment in full by Guarantors, Partnership or otherwise of all Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit and, in each case, payment in full of all other payment obligations (other than the Guarantied Obligations) of Guarantors hereunder. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

           (a) This Guaranty is a guaranty of payment and performance and not of collectibility and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents, any Construction Contract or other instruments relating to the creation or performance of the Guarantied Obligations or the pursuit by Agent of any remedies that it now has or may hereafter have with respect thereto under the Loan Documents, at law, in equity or otherwise.

           (b) Agent may enforce this Guaranty upon the occurrence of an Event of Default or Potential Event of Default under the Loan Documents with respect to the Guarantied Obligations even if the Partnership, any Loan Party or any Partnership Parent disputes the existence of such Event of Default or Potential Event of Default.

           (c) The obligations of such Guarantor hereunder are independent of the obligations of Partnership under the Loan Documents and the obligations of any other guarantor of the obligations of Partnership under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Partnership or any of such other guarantors and whether or not Partnership is joined in any such action or actions.

           (d) Such Guarantor's payment or performance of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge such Guarantor's liability for any portion of the Guarantied Obligations that has not been paid or performed. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce such Guarantor's covenant to pay or perform a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay or perform the portion of the Guarantied Obligations that is not the subject of such suit.

           (e) Agent, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of such Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment or performance of the Obligations other than any acceleration of the Projected Completion of Construction Date or the Projected Final Completion Date, as each is defined in the Credit Agreement on the Closing Date, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment or performance of the same to the payment of any other obligations;
        (iii) request and accept other guaranties of the Obligations or the performance of subsection 6.9 of the Credit Agreement and take and hold security for the payment or performance of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment or performance of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person with respect to the Obligations or the performance of subsection 6.9 of the Credit Agreement; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect of this Guaranty or the performance of subsection 6.9 of the Credit Agreement or the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or Lenders, or any of them, may have against any such security, as Agent in its discretion may determine consistent with the Credit Agreement (including subsection 6.9 thereof) and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Partnership or any security for the Obligations (and such Guarantor hereby waives any defense to liability it might otherwise have, absent such waiver, resulting from such impairment or extinguishment); and (vi) exercise any other rights available to it under the Loan Documents.

           (f) This Guaranty and the obligations of such Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than either (but not both)
        (a) prompt and complete payment and performance of the Guarantied Obligations or, without duplication, (b) the payment in full by Guarantor, Partnership or otherwise of all Obligations, the termination of all Commitments and the expiration or cancellation of all Letters of Credit and, in each case, payment in full of all other payment obligations (other than the Guarantied Obligations) of Guarantors hereunder), including without limitation the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan
        Documents, at law, in equity or otherwise) with respect to the Obligations, Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document or any agreement relating to such other guaranty or security;
        (iii) the Obligations, the Construction Contracts or any agreement relating to the Obligations, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though Agent or Lenders, or any of them, might have elected to apply such payment to any part or all of the Obligations; (v) any Lender's or Agent's consent to the change, reorganization or termination of the legal structure or existence of Partnership or any of its Subsidiaries and to any corresponding restructuring of the Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations; (vii) any defenses, set-offs or counterclaims Partnership may allege or assert against Agent or any Lender in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and
        (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of such Guarantor as an obligor in respect of the Guarantied Obligations.

           (g) Such Guarantor acknowledges and agrees that such Guarantor may be required to perform the Guarantied Obligations in accordance with the terms hereof notwithstanding the fact that the Loans have been accelerated, that the outstanding principal balance thereof is fully due and payable, that Partnership is in default of its obligation to pay the full amount due under the Credit Agreement and that no Advances are available under the Credit Agreement due to the occurrence and continuation of an Event of Default.

      2.3 Waivers by Guarantor. Each Guarantor hereby waives, for the benefit of Lenders and Agent:

           (a) any right to require Agent or Lenders, as a condition of payment or performance by such Guarantor, to (i) proceed against Partnership, any other guarantor of the Obligations or any other Person, (ii) proceed against or exhaust any security held from Partnership, any other guarantor of the Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Lender in favor of Partnership or any other Person, or
        (iv) pursue any other remedy in the power of Agent or any Lender whatsoever;

           (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Partnership including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations, any Construction Contract or any agreement or instrument relating to the Obligations or by reason of the cessation of the liability of Partnership from any cause other than prompt and complete performance of the Guarantied Obligations;

           (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

           (d) any defense based upon Agent's or any Lender's errors or omissions in the administration of the Obligations, except for behavior which amounts to gross negligence or willful misconduct;

           (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto;

           (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any Advance or any Notice of Borrowing received by Agent of any Lender, any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Partnership and notices of any of the matters referred to in subsection 2.2 of this Guaranty and any right to consent to any thereof; and

           (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms of this Guaranty, including without limitation the provisions of Nevada Revised Statutes Sections 40.430-40.459, 40.475 and 40.485 as permitted by Nevada Revised Statutes Section 40.495, and any successor provisions.

           2.4  Guarantor's Rights of Subrogation, Contribution,
  Etc. Until the earlier to occur of the time when (a) the Guarantied Obligations shall have been promptly and fully paid and performed and (b) the Obligations shall have been paid in full and completely performed by Guarantors, Partnership or otherwise, and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, and in each case, all payment obligations (other than payment of the Guarantied Obligations) of Guarantors hereunder shall have been fully paid, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Partnership or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, including without limitation under Nevada Revised Statues Section 40.475 or 40.485 as permitted by Nevada Revised Statutes Section 40.495 (1993), under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Partnership, (ii) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Lender now has or may hereafter have against Partnership, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Lender, and (b) any right of contribution such Guarantor may have against any other guarantor of the Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Partnership or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or Lenders may have against Partnership, to all right, title and interest Agent or Lenders may have in any such collateral or security, and to any right Agent or Lenders may have against such other guarantor; provided, however, that until an Event of Default, such Guarantor shall be entitled (subject to subsection 7.5 of the Credit Agreement) to such reimbursement as is permitted pursuant to the documentation evidencing General Partner Subordinated Debt issued to such Guarantor. Agent, on behalf of Lenders, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights any Guarantor may have, and upon any such disposition or sale any rights of subrogation such Guarantor may have shall terminate. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Obligations shall not have been paid in full or completely performed, such amount shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof. Notwithstanding anything to the contrary in the foregoing paragraph, Guarantor shall retain its rights under any Construction Contract assigned pursuant to the Security Agreement for so long as Guarantor diligently is performing its obligations hereunder and the time period for performance thereof set forth in subsection 2.16 has not passed.

      2.5 Real Property Security. Each Guarantor agrees that, if all or a portion of the Obligations or any other guaranty of all or a portion of the Obligations are at any time secured by a deed of trust or mortgage covering interests in real property, Agent or its designee, in its sole discretion, without notice or demand and without affecting the liability of such Guarantor, may foreclose, pursuant to the terms of the Loan Documents or otherwise in accordance with applicable law, on any such deed of trust or mortgage and the property described therein by nonjudicial or other sale in accordance with applicable law; provided however that no right of foreclosure shall arise as a result of a default with respect to subsection 6.9 of the Credit Agreement if Guarantors are diligently pursuing Completion of Construction or Final Completion of Construction under the terms of this Guaranty. Without limiting any of the waivers contained elsewhere herein, each Guarantor hereby waives any defense to liability arising by reason of the exercise by Lenders or Agent, or any of them, of any right or remedy contained in any such deed of trust or mortgage or any of the other Loan Documents. Each Guarantor hereby authorizes and empowers Agent and any Lender to exercise, in its sole discretion, any rights or remedies, or any combination thereof, that then may be available, since it is the intent and purpose of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Notwithstanding any foreclosure of the lien of any such deed of trust or mortgage, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure, or by acceptance of a deed in lieu of foreclosure, each Guarantor shall remain bound under this Guaranty.

      2.6 Expenses. Each Guarantor agrees to pay, or cause to be paid, on demand, and to save Agent and Lenders harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Agent or any Lender in connection with the enforcement of or preservation of any rights under this Guaranty.

      2.7 Continuing Guaranty; Termination of Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the earlier of either (but not both) (a) prompt and complete payment and performance of all of the Guarantied Obligations or, without duplication, (b) the payment in full by Guarantors, Partnership or otherwise of all Obligations, the termination of all Commitments and the expiration or cancellation of all Letters of Credit and, in each case, payment in full of all other payment obligations (other than the Guarantied Obligations) of Guarantors hereunder, and each Guarantor's liability under this Guaranty shall not be reduced by virtue of any payment by Partnership of any amounts due under the Credit Agreement or under any of the Loan Documents or by Agent's or Lenders' recourse to any collateral or security. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Obligations.

      2.8 Authority of Guarantor or Partnership. It is not necessary for Lenders or Agent to inquire into the capacity or powers of any Guarantor or Partnership or the officers, directors or any agents acting or purporting to act on behalf of any of them.

      2.9 Financial Condition of Partnership. Any Loans may be granted to Partnership or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Partnership at the time of any such grant or continuation. Lenders and Agent shall have no obligation to disclose or discuss with any Guarantor their assessment, or such Guarantor's assessment, of the financial condition of Partnership. Each Guarantor has adequate means to obtain information from Partnership on a continuing basis concerning the financial condition of Partnership and its ability to perform its obligations under the Loan Documents (including, without limitation, its obligations under subsection 6.9 of the Credit Agreement), and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Partnership and of all circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Partnership now known or hereafter known by Agent or any Lender.

      2.10 Rights Cumulative. The rights, powers and remedies given to Lenders and Agent by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Lenders and Agent by virtue of any statute or rule of law or in any of the other Loan Documents or any agreement between any Guarantor and Lenders and/or Agent or between Partnership and Lenders and/or Agent. Any forbearance or failure to exercise, and any delay by any Lender or Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

      2.11 Cooperation With Gaming Boards. Each Guarantor agrees that it shall cooperate with Agent and Lenders to fulfill the requirements of any Gaming Board with respect to the rights of Agent and Lenders to enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect of the Guarantied Obligations, or to exercise any other right or remedy that Agent or Lenders, or any of them, may have against any such party.

      2.12 Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty. (a) So long as any Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent in accordance with the terms of the Credit Agreement, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Partnership. The obligations of each Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Partnership or by any defense that Partnership may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

           (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Agent that the Guarantied Obligations that are guarantied by each Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order that may relieve Partnership of any portion of such Guarantied Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

           (c) In the event that all or any portion of the Guarantied Obligations are paid by Partnership, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

      2.13 Notice of Events. As soon as any Guarantor obtains knowledge thereof, such Guarantor shall give Agent written notice of any condition or event that has resulted in (a) a material adverse change in the financial condition of such Guarantor or Partnership or (b) a breach of or noncompliance with any term, condition or covenant contained herein, in the Credit Agreement or any other
  Loan Document or any other document delivered pursuant hereto or thereto or a material breach of or noncompliance with any term, condition or covenant contained in the General Contractor's
  Contract.

      2.14 Completion.

           (a) Upon the occurrence of an Event of Default with respect to the Guarantied Obligations under the Loan Documents, in addition to the exercise of all of Lenders' other rights and remedies hereunder and under the Loan Documents, Agent
        (acting at the direction of Requisite Lenders) shall have the option, to be exercised in their sole discretion, to require Guarantors to Complete Construction or Finally Complete
        Construction (in each case, with respect to the Eldorado Bridge), as the case may be, within the Time for Performance and in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement. After and only after Agent so requires Guarantors to Complete Construction or Finally
        Complete Construction, to the extent Guarantors do not diligently pursue or are unable to cause such Completion of Construction or Final Completion of Construction within the Time for Performance and in the manner and in accordance with all the terms, conditions and provisions of the Credit Agreement, then, in addition to the exercise of all of Lenders' other rights and remedies hereunder and under the Loan Documents, Agent
        (acting at the direction of Requisite Lenders) shall have the option, to be exercised in their sole discretion to (i) Complete Construction or Finally Complete Construction (in each case, with respect to the Eldorado Bridge) as the case may be, in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement itself at Guarantors' expense or (ii) cause a third party to Complete Construction or Finally Complete Construction (in each case, with respect to the Eldorado Bridge), as the case may be, in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement at the expense of Guarantors. Nothing in this subsection 2.14(a) shall (A) require any Guarantor to Complete Construction or Finally Complete Construction or pay the costs thereof with respect to any Collateral sold to any person that is not an Affiliate of Agent or any Lender by Agent under its rights of foreclosure or (B) release Agent or any Lender from the limitations on the exercise of its rights of foreclosure set forth in subsection 2.5 hereof.

           (b)(i) Without limiting the generality of subsection 2.6, if Agent (acting at the direction of Requisite Lenders) elects pursuant to subsection 2.14(a) (after Guarantors have had the opportunity to perform as set forth therein) to Complete Construction or Finally Complete Construction or to have a third party Complete Construction or Finally Complete Construction, Guarantors shall reimburse Agent and Lenders immediately on demand for all costs and expenses, including, without limitation, reasonable attorneys' fees, that Agent and Lenders may incur in performing such obligations or causing such obligations to be performed (including, without limitation, costs and expenses incurred to correct defects in construction, incurred as a result of delays in construction, incurred to ensure timely Completion of Construction or Final Completion of Construction (in each case, with respect to the Eldorado Bridge), as the case may be and incurred because it was necessary to engage new or different contractors to Complete Construction or Finally Complete Construction (in each case, with respect to the Eldorado Bridge), as the case may be), together with interest on those sums from and after the date they are incurred at the rate set forth in subsection 2.2E of the Credit Agreement.

           (ii) Agent may bring any action at law or in equity or both on behalf of itself and Lenders to compel Guarantors to perform or pay for performance of the Guarantied Obligations, or to recover all of Lenders' and Agent's losses, costs, damages, injuries and expenses that may be sustained or incurred by Agent or Lenders as a direct or indirect consequence of Guarantors' failure to perform the Guarantied Obligations, including without limitation, the total costs that would be incurred to Complete Construction or Finally Complete Construction (in each case, with respect to the Eldorado Bridge), as the case may be, if Completion of Construction or Final Completion of Construction
        (in each case, with respect to the Eldorado Bridge) as the case may be, were attained (including costs to correct defects in construction), and direct damages that arise from delays in Completion of Construction or Final Completion of Construction
        (in each case, with respect to the Eldorado Bridge) as the case may be, together with interest on such amounts at the rate set forth in subsection 2.2E of the Credit Agreement. Each
        Guarantor agrees that such losses, costs, damages, injuries and expenses shall be calculated without regard to whether
        Completion of Construction or Final Completion of Construction
        (in each case, with respect to the Eldorado Bridge) as the case may be, will result in an increased stabilized value of the Project and without reference to the value of the Project in its condition existing at the time of the Event of Default giving rise to an action under this Guaranty, it being expressly acknowledged and agreed to by such Guarantor that Agent and Lenders have bargained for Guarantors' agreement to guaranty Completion of Construction and Final Completion of Construction (in each case, with respect to the Eldorado Bridge) and the payment of any amounts necessary to Complete Construction and Finally
        Complete Construction (in each case, with respect to the Eldorado Bridge). Agent may from time to time bring such an action regardless of whether it has first required performance by Partnership or Guarantor, or whether Agent or Lenders have exhausted any or all security for the Loans or commenced any work on the Project.

      2.15 Set Off. In addition to any other rights any Lender or Agent may have under law or in equity, if any amount shall at any time be due and owing by any Guarantor to any Lender or Agent under this Guaranty, such Lender or Agent is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured and any other indebtedness of any Lender or Agent owing to such Guarantor and any other property of such Guarantor held by any Lender or Agent to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Lender or Agent under this Guaranty.

      2.16 Time for Performance.

           (a) Guarantors shall have the following time to perform the Guarantied Obligations ("Time for Performance"):

           (i) in the case of failure by Partnership to Complete
             Construction (with respect to the Eldorado Bridge) on or before the Projected Completion of Construction Date, a period commencing with the Projected Completion of Construction Date and ending on that date that is three (3) months later, and

           (ii) in the case of failure by Partnership to Finally Complete Construction (with respect to the Eldorado Bridge) on or before the Projected Final Completion Date, a period commencing with the Projected Final Completion Date and ending on that date that is six (6) months later;

      provided that, in each case, the final date of the Time for Performance shall be any earlier date upon which any Guarantor ceases to use its best efforts diligently to commence and prosecute Completion of Construction or Final Completion of Construction (in each case, with respect to the Eldorado Bridge), as the case may be, in the manner and in accordance with all of the terms, conditions and provisions of the Credit Agreement and in the most time efficient manner.

           (b) If Guarantors are delayed from Completion of Construction or Final Completion of Construction, as the case may be, within the Time for Performance, solely by an act or omission of the Lenders or their agents other than as permitted by the Loan Documents, or by unavoidable labor disputes, fire not caused by any Guarantor, unavoidable delays in transportation, adverse weather conditions not reasonably foreseeable by Guarantors, unavoidable casualties, or by any other causes that Requisite Lenders deem justifies the delay, then the Time for Performance may be extended by Agent and Requisite Lenders, in their reasonable discretion, by the amount of time (in any case not to exceed 180 days) of such delay that is caused by such event. Each Guarantor shall use its best efforts to remedy the situation that causes any delay to minimize such delay. Without limiting the generality of the foregoing, each Guarantor acknowledges that obtaining permits, Guarantor-caused strikes, labor stoppages, sequencing of Project construction, customary coordination with Consulting Engineer, if any, customary coordination with any contractors or subcontractors hired by Partnership or Lenders, acts and omissions of any Guarantor's subcontractors and suppliers, delays to non-critical path items and any delays that are the fault of such Guarantor or its agents, employees or Affiliates are not cause for an extension of the Time for Performance.

           (c) Written notice that Guarantors' performance of the Guarantied Obligations will be delayed shall be given to the Lenders not more than fifteen days after any Guarantor becomes aware of the commencement of the delay. Such notice shall include a written report of the full impact of the delay on the time in which Guarantors will Complete Construction or Finally Complete Construction, as the case may be. The failure of Guarantors to give such notice within such time shall render any delay non-excusable and shall not result in any extension of the Time for Performance. Guarantors shall deliver periodic reports to Agent describing the current condition of the circumstance causing delay for so long as such circumstance prevents the performance of the Guarantied Obligations.


  SECTION 3.  REPRESENTATIONS AND WARRANTIES

           In order to induce Lenders and Agent to accept this Guaranty and to enter into the Credit Agreement and to make the Loans thereunder, each Guarantor hereby represents and warrants to Lenders that the following statements are true and correct:

      3.1  Organization, Powers, Qualification, Good Standing,
             Business and Subsidiaries.

           (a) Organization and Powers. Such Guarantor is a limited partnership (in the case of Eldorado Hotel Associates) or a subchapter S corporation (in the case of Recreational Enterprises and Hotel-Casino Management), duly formed or organized, validly existing and in good standing under the laws of the State of Nevada. Such Guarantor has all requisite legal power and authority to own and operate its properties, to perform its obligations hereunder, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

           (b) Qualification and Good Standing. Such Guarantor is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its obligations under this Guaranty, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse
        Effect.

      3.2  Authorization of Borrowing, etc.

           (a) Authorization of Borrowing. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary company action on the part of such Guarantor.

           (b) No Conflict. The execution, delivery and performance by such Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not
        (i) violate any provision of any law or any governmental rule or regulation applicable to such Guarantor or any of its Subsidiaries, the Certificate of Incorporation or Bylaws or partnership agreement, as the case may be, of such Guarantor or the organizational documents of any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on such Guarantor or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Guarantor or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Guarantor or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of any shareholder or partner, as the case may be, of such Guarantor or any approval or consent of any Person under any Contractual Obligation of such Guarantor or any of its Subsidiaries.

           (c) Binding Obligation. Each of the Loan Documents to which it is a party has been duly executed and delivered by such Guarantor and is the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      3.3 Access to Partnerships Records. Such Guarantor represents and warrants to Agent and Lenders that it is, in the case of Eldorado Hotel Associates and Recreational Enterprises, a member of Eldorado LLC, and/or a general partner of Eldorado
  Hotel Associates (in the case of Hotel-Casino Management and Recreational Enterprises) and now has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the Loan Documents or referred to therein, the value of the assets owned or to be acquired by Partnership, Partnership's financial status and its ability to pay and perform the Obligations owed to Agent and Lenders. Such
  Guarantor further represents and warrants that such Guarantor has reviewed and approved copies of the Loan Documents and is fully informed of the remedies Agent and Lenders may pursue, with or without notice to Partnership, in the event of default under the Credit Agreement or other Loan Documents. So long as any of the Obligations remains unsatisfied or owing to Agent and Lenders, such Guarantor shall keep fully informed as to all aspects of Partnership's financial condition and the performance of the Obligations.

  SECTION 4.  AFFIRMATIVE COVENANTS.

           Each Guarantor covenants and agrees that, unless and until the earlier of either (but not both) (a) prompt and complete payment and performance of all of the Guarantied Obligations or, without duplication, (b) the payment in full by Guarantors, Partnership or otherwise of the Obligations, the termination of the Commitments and the expiration or cancellation of all Letters of Credit and, in each case, payment in full of all other payment obligations (other than the Guarantied Obligations) of Guarantors hereunder, unless Requisite Lenders shall otherwise consent in writing:

      4.1 Legal Existence, Etc. Such Guarantor shall at all times preserve and keep in full force and effect its legal existence as a limited partnership or a subchapter S corporation, as the case may be, and all rights and franchises material to its business.

      4.2 Compliance with Laws, Etc. Such Guarantor shall comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying when due all taxes, assessments and governmental charges imposed upon it or upon any of its properties or assets or in respect of any of its franchises, businesses, income or property before any penalty or interest accrues thereon.

      4.3 Books and Records. Such Guarantor shall keep and maintain books of record and account with respect to its operations in accordance with generally accepted accounting principles and the statements of the accounting profession set forth in the AICPA
  Audit and Accounting Guide: Audits of Casinos and shall permit Agent or any Lender and their respective officers, employees and authorized agents, to the extent Agent or such Lender in good faith deems necessary for the proper administration of this Guaranty, to examine, copy and make excerpts from the books and records of such Guarantor and its Subsidiaries and to inspect the properties of such Guarantor and its Subsidiaries, both real and personal, at such reasonable times as Agent may request.

      4.4 Relationship to Partnership. Such Guarantor shall continue to keep itself informed as to the status of the transactions contemplated by the Credit Agreement or referred to therein, Partnership's financial status and its ability to perform its obligations under the Loan Documents (including, without limitation, its ability to satisfy its financial covenants).

      4.5 Bankruptcy. Each Guarantor agrees that it shall not commence or join with any other creditor of Partnership to commence any bankruptcy, insolvency, reorganization or other similar proceedings against Partnership.


  SECTION 5.  MISCELLANEOUS

      5.1 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and any increase in the Commitments under the Credit Agreement.

      5.2 Notices. Any communications between or among Agent, any Guarantor and Partnership and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex or facsimile transmission by 5:00 p.m. (Pacific
  Time) on a Business Day to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon Agent or Lenders or any Guarantor or Partnership under or relating to this Guaranty shall not be effective until received.

      5.3 Severability. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      5.4 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of all Lenders under the Credit Agreement. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

      5.5 Headings. Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

      5.6  Applicable Law.  THIS GUARANTY SHALL BE
  GOVERNED BY, AND SHALL BE CONSTRUED AND
  ENFORCED IN ACCORDANCE WITH, THE INTERNAL
  LAWS OF THE STATE OF NEVADA, WITHOUT REGARD
  TO CONFLICTS OF LAWS PRINCIPLES.

      5.7 Successors and Assigns. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Lenders, Agent, Partnership and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of all Lenders. Subject to subsection 10.1 of the Credit Agreement and as part of an assignment, participation or any transfer of its interests in any Loan, any Lender may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon Lenders and Agent shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

      5.8 Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY
  GUARANTOR ARISING OUT OF OR RELATING TO THIS
  GUARANTY MAY BE BROUGHT IN ANY STATE OR
  FEDERAL COURT OF COMPETENT JURISDICTION IN
  THE STATE OF NEVADA AND BY EXECUTION AND
  DELIVERY OF THIS GUARANTY EACH GUARANTOR
  ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS
  PROPERTIES, GENERALLY AND UNCONDITIONALLY,
  THE EXCLUSIVE JURISDICTION OF THE AFORESAID
  COURTS AND WAIVES ANY DEFENSE OF FORUM NON
  CONVENIENS AND IRREVOCABLY AGREES TO BE
  BOUND BY ANY JUDGMENT RENDERED THEREBY IN
  CONNECTION WITH THIS GUARANTY. Each Guarantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address provided in subsection 5.2, such service being hereby acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

      5.9  Waiver of Trial by Jury.  EACH GUARANTOR AND,
  BY ITS ACCEPTANCE OF THE BENEFITS HEREOF,
  PARTNERSHIP AND AGENT EACH HEREBY AGREES TO
  WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF
  ANY CLAIM OR CAUSE OF ACTION BASED UPON OR
  ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, Partnership and Agent each (i) acknowledges that this waiver is a material inducement for such Guarantor and Agent to enter into a business relationship, that such Guarantor, Partnership and Agent have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE,
  MEANING THAT IT MAY NOT BE MODIFIED EITHER
  ORALLY OR IN WRITING, AND THIS WAIVER SHALL
  APPLY TO ANY SUBSEQUENT AMENDMENTS,
  RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO
  THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

      5.10 No Other Writing.  This writing is intended by
  Guarantors, Partnership and Agent as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

      5.11 Further Assurances. At any time or from time to time, upon the request of Agent or Requisite Lenders, each Guarantor or Partnership or any of them shall execute and deliver such further documents and do such other acts and things as Agent or Requisite Lenders may reasonably request in order to effect fully the purposes of this Guaranty.

      5.12 Partnership Third-Party Beneficiary. Guarantors and Agent hereby expressly agree and acknowledge that Partnership is intended to be an express third-party beneficiary of this Guaranty and Partnership shall be entitled to exercise any and all rights and remedies afforded third-party beneficiaries under the laws of the relevant jurisdiction.

      5.13 Counterparts. This Guaranty may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

         [Remainder of page intentionally left blank]
  IN WITNESS WHEREOF,
Guarantor has caused this
  Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

                               ELDORADO HOTEL
                                 ASSOCIATES LIMITED
                                 PARTNERSHIP


                                    By:  HOTEL-
                                 CASINO

  MANAGEMENT, INC.
                                    Its:  general partner


                                         By:

                                         Title:


                                    By:
  RECREATIONAL ENTERPRISES,
                                         INC.
                                    Its: general partner


                                         By:

                                         Title:



                               HOTEL-CASINO
  MANAGEMENT, INC.


                                    By:

                                    Title:




                               RECREATIONAL
                                 ENTERPRISES, INC.


                                    By:

                                    Title:


                                    Address:  c/o
                                                Eldorado
                                                Hotel
                                                Casino
                                              345 North
                                                Virginia
                                                Street
                                              P.O. Box
                                                3399
                                              Reno,
                                                Nevada
                                                89508
                                              Attention:
                                                General
                                                Counsel

  Accepted by:

  FIRST INTERSTATE BANK OF NEVADA, N.A.
   as Agent on behalf of Lenders


                By
                Title

      Address:  3800 Howard Hughes Parkway
                Suite 400
                Las Vegas, Nevada  89109
                Attention:  Steve Byrne


  CIRCUS AND ELDORADO
  JOINT VENTURE, as express
  third-party beneficiary

      By:            GALLEON, INC.

                By:
                Title:

      Address:  c/o Circus Circus Enterprises
                2880 Las Vegas Boulevard South
                Las Vegas, Nevada  89109
                Attention:  General Counsel


      By:       ELDORADO LIMITED LIABILITY COMPANY
      Its:      general partner

                By:  ELDORADO HOTEL ASSOCIATES,
                       LIMITED PARTNERSHIP
                Its: manager


                By:  RECREATIONAL ENTERPRISES
                Its: general partner

                     By:
                     Title:


                     By:  HOTEL-CASINO MANAGEMENT
                     Its: general partner

                     By:
                     Title:


      Address:  c/o Eldorado Hotel Casino
                345 North Virginia Street
                P.O. Box 3399
                Reno, Nevada  89508
                Attention:  General Counsel

 By:  EXECUTIVE COMMITTEE

           By:
           Title:


           By:
           Title:







                       EXHIBIT XIV

              [FORM OF MAKE-WELL AGREEMENT]

                   MAKE-WELL AGREEMENT



           This MAKE-WELL AGREEMENT is entered into as of May 30, 1995 by CIRCUS CIRCUS ENTERPRISES, INC., a
  Nevada corporation ("Circus"), in favor of FIRST INTERSTATE
  BANK OF NEVADA, N.A., in its capacity as agent for and representative of (in such capacity herein called "Agent") the financial institutions ("Lenders") party to the Credit Agreement (as hereinafter defined), for the benefit of Agent and Lenders, and CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership ("Partnership") (as an express third-party beneficiary of this Make-Well Agreement).

                         RECITALS

           A. Partnership (the general partners of which are Galleon, Inc., a Nevada corporation ("Galleon") and a wholly-owned subsidiary of Circus, and Eldorado Limited Liability
  Company, a Nevada limited liability company of which Eldorado
  Hotel Associates, a Nevada limited partnership is the manager which has Recreational Enterprises, Inc., a Nevada subchapter S corporation, and Hotel-Casino Management, Inc., a Nevada subchapter S corporation, as its general partners), has entered into that certain Credit Agreement of even date herewith with Lenders, Agent, as arranger and administrative agent, FIRST INTERSTATE
  BANK OF NEVADA, N.A., THE LONG-TERM CREDIT
  BANK OF JAPAN, LTD., LOS ANGELES AGENCY and
  SOCIETE GENERALE, as managing agents and BANK OF
  AMERICA, N.T.&S.A., CIBC INC. and CREDIT LYONNAIS,
  LOS ANGELES BRANCH, collectively, as co-agents ("Co-
  Agents") (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

           B. It is a condition precedent to the making of the initial Loans under the Credit Agreement that Circus provide assurance to the Lenders of Partnership's ability to perform certain of its obligations thereunder.

           C. Circus is willing irrevocably and unconditionally to provide such assurance.

           NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders, Managing Agents, Co-Agents and Agent to enter into the Credit Agreement and to make the Loans thereunder, Circus hereby agrees as follows:


  SECTION 1.  DEFINITIONS

      1.1  Certain Defined Terms.  As used in this Make-Well
  Agreement, the following terms shall have the following meanings unless the context otherwise requires:

           "Additional Contributions" has the meaning assigned to that term in subsection 2.1.

           "Coverage Ratio" means the ratio set forth in subsection 7.6A of the Credit Agreement; provided that the Additional Contributions shall be added to the numerator of such ratio as and when paid in accordance with the terms of this Make-Well Agreement.

           "Make-Well Agreement" means, as of any date, this Make-Well Agreement as it may be amended, supplemented or otherwise modified from time to time through such date.

           "Make-Well Obligations" has the meaning assigned to that term in subsection 2.1.

           "Minimum Coverage Ratio" has the meaning assigned to that term in subsection 2.1.

           "Obligations" has the meaning assigned such term in the Credit Agreement and shall also include, without limitation, Partnership's performance obligations thereunder, including without limitation, its obligation to perform subsection 7.6A thereof.

           "payment in full", "paid in full" or any similar term means the indefeasible payment in full of the Obligations or the Make-Well Obligations, as the case may be, including, without limitation, all principal, interest, costs, fees, expenses and indemnities (including, without limitation, legal fees and expenses) of Lenders, Managing Agents, Co-Agents and Agent as required under the Loan Documents.

      1.2  Interpretation.

           (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Make-Well Agreement unless otherwise specifically provided.

           (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Make-Well
        Agreement and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Make-Well Agreement shall prevail.

  SECTION 2.  MAKE-WELL

      2.1 Obligation of Circus. Circus shall make Additional Contributions (as defined below) to Partnership in such amounts as are necessary to ensure that after the Conversion Date Partnership maintains a Coverage Ratio for each of the periods set forth in subsection 7.6A of the Credit Agreement of at least l.05:1.00 ("Minimum Coverage Ratio"). If, at any time after the
  Conversion Date and prior to the termination of all Commitments, payment in full of all Loans and other Obligations and the expiration or cancellation of all Letters of Credit, Partnership fails to maintain the Minimum Coverage Ratio, Circus shall be obligated to make additional contributions of cash for equity of Partnership or General Partner Subordinated Debt or both in the amount necessary for Partnership to maintain the Minimum Coverage Ratio (such additional contributions, "Additional Contributions"). Circus' obligations to make such Additional Contributions are referred to
  herein as the "Make-Well Obligations."   Circus shall make such
  Additional Contributions no later than 10 Business Days after the date on which Partnership delivers a Compliance Certificate pursuant to subsection 6.1(iv) of the Credit Agreement demonstrating Partnership's failure to maintain such Minimum
  Coverage Ratio or, if Partnership fails to deliver a Compliance Certificate by the date required pursuant to subsection 6.1(iv) of the Credit Agreement (in which case Agent shall make a determination of Partnership's Coverage Ratio, which determination shall be presumed correct unless and until Circus demonstrates gross inaccuracy thereof), Circus shall make such Additional
  Contributions no later than 10 Business Days after the date such Certificate was so required to be delivered. If Circus fails to make Additional Contributions on the date required, interest shall accrue on the amount of Additional Contributions at a rate per annum equal to the Base Rate until such Additional Contributions are made to Partnership; provided that all such interest accrued to the date such Additional Contributions are made shall be paid to Partnership together therewith and shall be treated as a cash contribution to Partnership in exchange for equity of Partnership or General Partner Subordinated Debt or, without duplication, both.

      2.2 Liability of Circus Absolute. Circus agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full and prompt and complete performance of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, Circus agrees as follows:

           (a) This Make-Well Agreement is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents or other instruments relating to the creation or performance of the Obligations or the pursuit by Agent of any remedies that it now has or may hereafter have with respect thereto under the Loan Documents, at law, in equity or otherwise.

           (b) Agent may enforce this Make-Well Agreement upon the occurrence of an Event of Default or Potential Event of Default under subsection 7.6A of the Credit Agreement even if Partnership, any Loan Party or any Partnership Parent disputes the existence of such Event of Default or Potential Event of Default.

           (c) The obligations of Circus hereunder are independent of the obligations of Partnership under the Loan Documents and the obligations of any other guarantor of the obligations of Partnership under the Loan Documents, and a separate action or actions may be brought and prosecuted against Circus whether or not any action is brought against Partnership or any of such other guarantors and whether or not Partnership is joined in any such action or actions.

           (d) Circus' payment of a portion, but not all, of the Make-Well Obligations shall in no way limit, affect, modify or abridge Circus' liability for any portion of the Make-Well Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce Circus' covenant to pay a portion of the Make-Well Obligations, such judgment shall not be deemed to release Circus from its covenant to pay the portion of the Make-Well Obligations that is not the subject of such suit.

           (e) Agent, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Make-Well Agreement or giving rise to any reduction, limitation, impairment, discharge or termination of Circus' liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment or performance of the Obligations subject to the limitations set forth in the Credit Agreement; provided that, at any time after Galleon, Inc. ceases to be Managing Partner, unless Circus has received prior notice of any such change with respect to the performance standard required of Partnership under section 7.6A of the Credit Agreement that would increase the amount of the Additional Contributions that would otherwise have been necessary to fulfill the Make-Well Obligations, Circus' obligations hereunder shall be limited to making the amount of Additional Contributions necessary to fulfill the Make-Well Obligations prior to such change; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or the Make-Well Obligations or any agreement relating thereto and/or subordinate the payment or performance of the same to the payment or performance of any other obligations; (iii) request and accept other guaranties of the Obligations or the performance of subsection 7.6A of the Credit Agreement and take and hold security for the payment of the Make-Well Obligations or the Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment or performance of the Obligations, any other guaranties of the Obligations or the performance of subsection 7.6A of the Credit Agreement, or any other obligation of any Person with respect to the Obligations or the performance of subsection 7.6A of the Credit Agreement; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect of this Make-Well Agreement or the performance of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or Lenders, or any of them, may have against any such security, as Agent in its discretion may determine consistent with the Credit Agreement and any applicable security agreement; and (vi) exercise any other rights available to it under the Loan Documents.

           (f) This Make-Well Agreement and the obligations of Circus hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than (a) payment in full and prompt and complete performance of the Obligations or, only as to the portion paid, payment of a portion of the Make-Well Obligations for any relevant period), including without limitation the occurrence of any of the following, whether or not Circus shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Obligations, the Make-Well Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations, or of the obligations encompassed thereby, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though Agent or Lenders, or any of them, might have elected to apply such payment to any part or all of the Obligations; (v) any Lender's or Agent's consent to the change, reorganization or termination of the legal structure or existence of Partnership and to any corresponding restructuring of the Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations; (vii) any defenses, set-offs or counterclaims which Partnership may allege or assert against Agent or any Lender in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Circus as an obligor in respect of the Make-Well Obligations.

      2.3 Waivers by Circus. Circus hereby waives, for the benefit of Lenders and Agent:

           (a) any right to require Agent or Lenders, as a condition of payment or performance by Circus, to (i) proceed against Partnership, any other guarantor of the Obligations or any other Person, (ii) proceed against or exhaust any security held from Partnership, any other guarantor of the Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Lender in favor of Partnership or any other Person, or (iv) pursue any other remedy in the power of Agent or any Lender whatsoever;

           (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Partnership including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Partnership from any cause other than payment in full of the Obligations;

           (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

           (d) any defense based upon Agent's or any Lender's errors or omissions in the administration of the Obligations, except behavior which amounts to willful misconduct;

           (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Make-Well Agreement and any legal or equitable discharge of Circus' obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto;

           (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Make-Well Agreement, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Partnership and notices of any of the matters referred to in subsection 2.2 and any right to consent to any thereof; and

           (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Make-Well Agreement, including without limitation the provisions of Nevada Revised Statutes Sections 40.430-40.459,
        40.475 and 40.485 as permitted by Nevada Revised Statutes Sections 40.495 (1993), and any successor provisions.

      2.4 Circus' Rights of Subrogation, Contribution, Etc. Circus and Partnership hereby expressly agree that any Additional Contributions made by Circus pursuant to this Make-Well
  Agreement shall be made in exchange for equity of Partnership or General Partner Subordinated Debt or, without duplication, both, and Circus shall not be entitled to any right of subrogation, contribution or reimbursement from any Person (including without limitation, Partnership, Agent, any Lender or any guarantor) with respect to such Additional Contributions until this Make-Well Agreement has been terminated pursuant to subsection 2.8 hereof; provided that to the extent Circus receives General Partner Subordinated Debt in exchange for Additional Contributions, Circus shall be entitled (subject to subsection 2.5 below and subsection 7.5 of the Credit Agreement) to such reimbursement as is permitted pursuant to the Subordinated Debt Documents; provided further that such entitlement shall cease upon the occurrence and during the continuance of an Event of Default or Potential Event of Default.

      2.5 Real Property Security. Circus agrees that, if all or a portion of the Obligations or any other guaranty of all or a portion of the Obligations are at any time secured by a deed of trust or mortgage covering interests in real property, then, after 10 Business Days have elapsed after the date on which a Compliance Certificate is required to be delivered pursuant to subsection 6.1(iv) of the Credit Agreement without Additional Contributions having been made in an amount sufficient to maintain the Minimum Coverage
  Ratio, Agent or its designee, in its sole discretion, without notice or demand and without affecting the liability of Circus, may foreclose, pursuant to the terms of the Loan Documents (including subsection
  7.6A of the Credit Agreement) or otherwise in accordance with applicable law, on any such deed of trust or mortgage and the property described therein by nonjudicial or other sale. Without limiting any of the waivers contained elsewhere herein, Circus hereby waives any defense to liability arising by reason of the exercise by Lenders or Agent, or any of them, of any right or remedy contained in any such deed of trust or mortgage or any of the other Loan Documents. Circus hereby authorizes and empowers Agent and any Lender to exercise, in its sole discretion, any rights or remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Circus that its obligations hereunder shall be absolute, independent and uncondi-tional under any and all circumstances. Notwithstanding any foreclosure of the lien of any such deed of trust or mortgage, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure, or by acceptance of a deed in lieu of foreclosure, Circus shall remain bound under this Make-Well Agreement; provided the net proceeds of any such exercise of remedies shall be deducted from Scheduled Facility Reductions to the extent such proceeds are applied to reduce Scheduled Facility Reductions in any calculation of amounts owing from Circus under the terms of this Make-Well Agreement.

      2.6 Expenses. Circus agrees to pay, or cause to be paid, on demand, and to save Agent and Lenders harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Agent or any Lender in connection with the enforcement of or preservation of any rights under this Make-Well Agreement.

      2.7  Continuing Guaranty; Termination of Make-Well
  Agreement. This Make-Well Agreement is a continuing guaranty and shall remain in effect until all of the Obligations shall have been paid in full in cash by Circus, Partnership or otherwise and promptly and completely performed and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Circus' liability under this Make-Well Agreement shall not be reduced by virtue of any payment by Partnership of any amounts due under the Credit Agreement (other than a payment that increases the actual Coverage Ratio maintained by Partnership) or under any of the Loan Documents or by Agent's or Lenders' recourse to any collateral or security. Circus hereby irrevocably waives any right to revoke this Make-Well Agreement as to future transactions giving rise to any Make-Well Obligations.

      2.8 Authority of Circus or Partnership. It is not necessary for Lenders or Agent to inquire into the capacity or powers of Circus or Partnership or the officers, directors or any agents acting or purporting to act on behalf of any of them.

      2.9 Financial Condition of Partnership. Any Loans may be granted to Partnership or continued from time to time without notice to or authorization from Circus regardless of the financial or other condition of Partnership at the time of any such grant or continuation. Lenders and Agent shall have no obligation to disclose or discuss with Circus their assessment, or Circus' assessment, of the financial condition of Partnership; provided that Agent shall give notice to Circus of any reduction of Commitments or change in the final maturity of the Loans; provided, further, that the failure of Agent to so notify Circus shall not affect the obligations of Circus hereunder. Circus has adequate means to obtain information from Partnership on a continuing basis concerning the financial condition of Partnership and its ability to perform its obligations under the Loan Documents (including, without limitation, its obligations to satisfy its financial covenants), and Circus assumes the responsibility for being and keeping informed of the financial condition of Partnership and of all circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. Circus hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Partnership now known or hereafter known by Agent or any Lender.

      2.10 Rights Cumulative. The rights, powers and remedies given to Lenders and Agent by this Make-Well Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Lenders and Agent by virtue of any statute or rule of law or in any of the other Loan Documents or any agreement between Circus and Lenders and/or Agent or between Partnership and Lenders and/or Agent. Any forbearance or failure to exercise, and any delay by any Lender or Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

      2.11 Bankruptcy. So long as any Obligations remain outstanding, Circus shall not, without the prior written consent of Agent in accordance with the terms of the Credit Agreement, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Partnership. The obligations of Circus under this Make-Well Agreement shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Partnership or by any defense which Partnership may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

      2.12 Notice of Events. As soon as Circus obtains knowledge thereof, Circus shall give Agent written notice of any condition or event which has resulted in (a) a material adverse change in the financial condition of Circus or Partnership or (b) a breach of or noncompliance with any term, condition or covenant contained herein or in the Circus Revolving Loan Agreements, the Credit Agreement, any other Loan Document or any other document delivered pursuant hereto or thereto. Promptly upon Agent's receipt of notice thereof, Agent shall give Circus written notice of any Event of Default; provided that the failure of Agent to so notify Circus shall not affect any obligation of Circus hereunder.

      2.13 Cooperation With Gaming Boards. Circus agrees that it shall cooperate with Agent and Lenders to fulfill the requirements of any Gaming Board with respect to the rights of Agent and Lenders to enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect of the Obligations, or to exercise any other right or remedy that Agent or Lenders, or any of them, may have against any such party.


  SECTION 3.  REPRESENTATIONS AND WARRANTIES.

           In order to induce Lenders and Agent to accept this Make-Well Agreement and to enter into the Credit Agreement and to make the Loans thereunder, Circus hereby represents and warrants to Lenders that the following statements are true and correct:

      3.1 Each of the representations and warranties set forth in the Circus Revolving Loan Agreements is true, correct and complete in all material respects as if originally made as of the date hereof other than subsections 4.2, 4.3, 4.4 and 4.11 thereof.

      3.2  Authorization of Borrowing, etc.

           (a) Authorization of Borrowing. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Circus.

           (b) No Conflict. The execution, delivery and performance by Circus of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Circus or any of its Subsidiaries, the Certificate of Incorporation or Bylaws of Circus or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Circus or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Circus or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Circus or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Circus or any of its Subsidiaries.

           (c) Governmental Consents. The execution, delivery and performance by Circus of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

           (d) Binding Obligation. Each of the Loan Documents to which it is a party has been duly executed and delivered by Circus and is the legally valid and binding obligation of Circus, enforceable against Circus in accordance with its respective terms, except as such enforceability may be limited by bankrupt-cy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.


  SECTION 4.  AFFIRMATIVE COVENANTS.

           Circus covenants and agrees that, unless and until all of the Obligations shall have been paid in full by Circus, Partnership or otherwise and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, unless
  Requisite Lenders shall otherwise consent in writing:

      4.1 Covenants in Circus Revolving Loan Agreements. Circus shall at all times perform all of its obligations set forth in Article 5 of the Circus Revolving Loan Agreements for the benefit of the financial institutions party thereto.

      4.2 Reporting Requirements. As soon as possible after the same are available to Circus, and in any event within the time set for such delivery in the Circus Revolving Loan Agreements, Circus will deliver to Lenders copies of the documents required to be delivered under subsections 7.1(a) and 7.2 of the Circus Revolving Loan Agreements as in effect on the Closing Date notwithstanding any subsequent amendment, modification or termination thereof.
  Circus will promptly and in any event no later than concurrently with delivery of financial statements pursuant to such subsection 7.1(a), deliver to Lenders written notice of any change in the Senior Debt Rating (as defined in the Circus Revolving Loan Agreements).

      4.3 Bankruptcy. Circus agrees that it shall not commence or join with any other creditor of Partnership to commence any bankruptcy, insolvency, reorganization or other similar proceedings against Partnership.


  SECTION 5.  MISCELLANEOUS

      5.1 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Make-Well Agreement and the other Loan Documents and any increase in the Commitments under the Credit Agreement.

      5.2 Notices. Any communications between or among Agent, Circus and Partnership and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex or facsimile transmission prior to 5:00 P.M. (Pacific Time) on a Business Day to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon Agent, Partnership or Lenders or Circus under or relating to this Make-Well Agreement shall not be effective until received.

      5.3 Severability. In case any provision in or obligation under this Make-Well Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      5.4 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Make-Well Agreement, or consent to any departure by Circus therefrom, shall in any event be effective without the written concurrence of all Lenders under the Credit Agreement. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

      5.5 Headings. Section and subsection headings in this Make-Well Agreement are included herein for convenience of reference only and shall not constitute a part of this Make-Well Agreement for any other purpose or be given any substantive effect.

      5.6  Applicable Law.  THIS MAKE-WELL AGREEMENT
  SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED
  AND ENFORCED IN ACCORDANCE WITH, THE
  INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT
  REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      5.7 Successors and Assigns. This Make-Well Agreement is a continuing guaranty and shall be binding upon Circus and its successors and assigns. This Make-Well Agreement shall inure to the benefit of Partnership, Lenders, Agent and their respective successors and assigns. Circus shall not assign this Make-Well Agreement or any of the rights or obligations of Circus hereunder without the prior written consent of all Lenders. Any Lender may, without notice or consent, assign its third-party beneficiary interest in this Make-Well Agreement in whole or in part. The terms and provisions of this Make-Well Agreement shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon Lenders and Agent shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

      5.8  Consent to Jurisdiction and Service of Process.  ALL
  JUDICIAL PROCEEDINGS BROUGHT AGAINST CIRCUS
  ARISING OUT OF OR RELATING TO THIS MAKE-WELL
  AGREEMENT MAY BE BROUGHT IN ANY STATE OR
  FEDERAL COURT OF COMPETENT JURISDICTION IN
  THE STATE OF NEVADA AND BY EXECUTION AND
  DELIVERY OF THIS MAKE-WELL AGREEMENT CIRCUS
  ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS
  PROPERTIES, GENERALLY AND UNCONDITIONALLY,
  THE EXCLUSIVE JURISDICTION OF THE AFORESAID
  COURTS AND WAIVES ANY DEFENSE OF FORUM NON
  CONVENIENS AND IRREVOCABLY AGREES TO BE
  BOUND BY ANY JUDGMENT RENDERED THEREBY IN
  CONNECTION WITH THIS MAKE-WELL AGREEMENT.
  Circus hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Circus at its address provided in subsection 5.2, such service being hereby acknowledged by Circus to be sufficient for personal jurisdiction in any action against Circus in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

      5.9  Waiver of Trial by Jury.  CIRCUS AND, BY ITS
  ACCEPTANCE OF THE BENEFITS HEREOF,
  PARTNERSHIP AND AGENT EACH HEREBY AGREES TO
  WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF
  ANY CLAIM OR CAUSE OF ACTION BASED UPON OR
  ARISING OUT OF THIS MAKE-WELL AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Circus and, by its acceptance of the benefits hereof, Partnership and Agent each (i) acknowledges that this waiver is a material inducement for Circus, Partnership and Agent to enter into a business relationship, that Circus, Partnership and Agent have already relied on this waiver in entering into this Make-Well Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS
  IRREVOCABLE, MEANING THAT IT MAY NOT BE
  MODIFIED EITHER ORALLY OR IN WRITING, AND THIS
  WAIVER SHALL APPLY TO ANY SUBSEQUENT
  AMENDMENTS, RENEWALS, SUPPLEMENTS OR
  MODIFICATIONS TO THIS MAKE-WELL AGREEMENT. In the event of litigation, this Make-Well Agreement may be filed as a written consent to a trial by the court.

      5.10 No Other Writing.  This writing is intended by
  Circus, Partnership and Agent as the final expression of this Make-Well Agreement and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Make-Well Agreement.
  There are no conditions to the full effectiveness of this Make-Well
  Agreement.

      5.11 Further Assurances. At any time or from time to time, upon the request of Agent or Requisite Lenders, Circus or Partnership or both shall execute and deliver such further documents and do such other acts and things as Agent or Requisite Lenders may reasonably request in order to effect fully the purposes of this Make-Well Agreement.

      5.12 Partnership Third-Party Beneficiary.  Circus and
  Agent hereby expressly agree and acknowledge that Partnership is intended to be an express third-party beneficiary of this Make-Well Agreement and Partnership shall be entitled to exercise any and all rights and remedies afforded third-party beneficiaries under the laws of the relevant jurisdiction.

      5.13 Counterparts. This Make-Well Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

         [Remainder of page intentionally left blank]
  IN WITNESS WHEREOF,
Circus has caused this Make-
  Well Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

                               CIRCUS CIRCUS
  ENTERPRISES, INC.


                               By

                               Title

                               Address:  2880 Las Vegas
  Boulevard South
                                         Las Vegas,
  Nevada 89109
                                         Attention:
  General Counsel

  Accepted by:

  FIRST INTERSTATE BANK OF NEVADA, N.A.,
  as Agent on behalf of the Lenders


  By

  Title

  Address: 3800 Howard Hughes Parkway, Suite 400
           Las Vegas, Nevada 89109
           Attention: Steve Byrne


  CIRCUS AND ELDORADO
  JOINT VENTURE, as express
  third-party beneficiary

      By:  GALLEON, INC.


           By:

           Title:

      Address:  c/o Circus Circus Enterprises
                2880 Las Vegas Boulevard South
                Las Vegas, Nevada 89109
                Attention:  General Counsel



      By:  ELDORADO LIMITED LIABILITY COMPANY
      Its: general partner


           By:  ELDORADO HOTEL ASSOCIATES LIMITED
                PARTNERSHIP V,
           Its: manager


                By:  RECREATIONAL ENTERPRISES
                Its: general partner

                     By: ____________________________
                     Title: _________________________


                By:  HOTEL-CASINO MANAGEMENT
                Its: general partner

                     By: _____________________________
                     Title: __________________________



      Address:  c/o Eldorado Hotel Casino
                345 North Virginia Street
                P.O. Box 3399
                Reno, Nevada  89508
                Attention:  General Counsel

 By:  EXECUTIVE COMMITTEE


           By:

           Title:


           By:

           Title:





                                                            EXHIBIT XV

                                         [FORM OF DEED OF TRUST]


  Recording requested by:

  and when recorded mail to:

  O'Melveny & Myers
  400 South Hope Street
  Los Angeles, California  90071-2899
  Attention: Jack B. Hicks III, Esq.
  (267,718-006)


         (Space above line is for Recorder's use)

              DEED OF TRUST, FIXTURE FILING
     AND SECURITY AGREEMENT WITH ASSIGNMENT OF RENTS


  NOTICE: THE OBLIGATIONS SECURED HEREBY INCLUDE REVOLVING CREDIT OBLIGATIONS WHICH PERMIT BORROWING, REPAYMENT AND
  REBORROWING. INTEREST ON OBLIGATIONS SECURED HEREBY ACCRUES AT RATES WHICH MAY FLUCTUATE FROM TIME TO TIME. THIS INSTRUMENT SECURES FUTURE ADVANCES. THIS DEED OF TRUST SHALL BE DEEMED TO BE A CONSTRUCTION MORTGAGE UNDER NEVADA REVISED STATUTES 104.9313(1)(c).


           THIS DEED OF TRUST, FIXTURE FILING AND SECURITY
  AGREEMENT WITH ASSIGNMENT OF RENTS (this "Deed of
  Trust"), made as of the 30th day of May, 1995, by and among CIRCUS
  AND ELDORADO JOINT VENTURE, a Nevada general partnership, as debtor and trustor ("Trustor"), FIRST AMERICAN TITLE COMPANY
  OF NEVADA, a Nevada corporation, as trustee ("Trustee"), and FIRST INTERSTATE BANK OF NEVADA, N.A., as Agent Bank on behalf of itself and each of the Lenders (as defined and described hereinbelow), as secured party and beneficiary ("Beneficiary"),

                   W I T N E S S E T H:

           THAT TRUSTOR HEREBY:

           Grants, bargains, sells, transfers, conveys and assigns the following described real property and related collateral to Trustee, IN TRUST, WITH POWER OF SALE, to have and to hold the same unto Trustee and its successors in interest, for the benefit of and on behalf of Beneficiary, upon the trusts, covenants and agreements herein expressed:

         DESCRIPTION OF REAL PROPERTY COLLATERAL

           All that certain real property, and the interests of Trustor therein, situate in the County of Washoe, State of Nevada, that is more particularly described on Part I of that certain exhibit marked Exhibit A, affixed hereto and by this reference incorporated herein and made a part hereof (the
  "Land");

           Together with all right, title and interest of Trustor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any street, open or proposed, adjoining any of the Land and any and all sidewalks, bridges, elevated walkways, tunnels, alleys, strips and gores of land adjacent to, connecting or used in connection with any of the Land, with appurtenances ("Adjacent Interests");

           Together with all buildings, structures and all other improvements and fixtures that are or may hereafter be erected or placed on or in the Land and all rights and interests of Trustor in and to all buildings, structures
and
  other improvements and fixtures that are or may hereafter be erected or placed on or in Adjacent Interests (including, but not limited to, Trustor's rights, title and interests in and to all buildings, structures and other improvements and fixtures that are or may hereafter be erected or placed on or in the easement areas, and leased areas, or any of them, referred to in
  Part II of Exhibit A) (collectively, the "Improvements"), provided, however, Trustor and Beneficiary acknowledge that the Skyways (as that term is defined in the "Credit Agreement" described below) are owned by entities other than Trustor, and that Trustor's rights, title and interests in and to the Skyways arise from and under (i) rights of reverter for the air rights parcels within which the Skyways are located, as provided in two
  Grant, Bargain and Sale Deeds executed by Trustor, one in favor of each of the two entities that own the Skyways, and (ii) certain Bridge Easements referred to in Part II of Exhibit A and, while Trustor's rights, title and interests arising from and under such Grant, Bargain and Sale Deeds and such Bridge Easements are hereby bargained, sold, transferred, conveyed and assigned to Trustee, in trust, with power of sale, for the benefit of and on behalf of Beneficiary, the term "Improvements" as used in this Deed of Trust shall not otherwise include the Skyways;

           Together with all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to any of the Land, Adjacent Interests, Improvements or Skyways (including, but not limited to, the easements and other rights referred to in Part II of Exhibit A) (collectively, the "Appurtenances");

           Together with all rents, issues, products, earnings, revenues, payments, profits, royalties and other proceeds and income of or from any of the foregoing or of or from any of the Leases, as hereinafter defined (collectively, the "Rents"), subject, however, in the case of Rents, to the absolute assignment given to Beneficiary in Section 12 hereof, to which
  Section 12 this grant to the Trustee is subject and subordinate;

           Together with all leasehold estate, right, title and interest of Trustor in and to all leases, subleases, licenses, concessions, franchises and other use or occupancy agreements (excepting, however, agreements made by Trustor in the ordinary course of business for short-term use by members of the public of guest rooms and public rooms, including banquet and meeting facilities, located in the Improvements), and any amendments, modifications, extensions or renewals thereof (collectively, "Leases") covering any of the Land, Adjacent Interests, Improvements, Skyways or Appurtenances, now or hereafter existing or entered into, and all right, title and interest of
Trustor
  thereunder, including, without limitation, the right to all security deposits, advance rentals, other deposits, and all payments of similar nature, relating thereto;

           Together with all water rights and rights to the use of water now or hereafter appurtenant to or used in connection with any of the Land, Adjacent Interests, Improvements or Appurtenances ("Water Rights");

           Together with any and all other estate, right, title, interest, property, possession, claim or demand, in law or in equity, which Trustor now has or may hereafter acquire in or to any of the Land, Adjacent Interests, Improvements, Skyways, Appurtenances, Rents, Leases and Water Rights, or pertaining or appurtenant thereto, and all reversions and remainders thereof, and all tenements, hereditaments and appurtenances thereunto belonging or in any wise appertaining thereto ("Other Interests") (said Land, Adjacent Interests, Improvements, Appurtenances, Rents, Leases, Water Rights and Other Interests may be referred to herein as the "Real Property"); and


           THAT TRUSTOR HEREBY:

           Grants a security interest, pursuant to the Nevada Uniform
  Commercial Code -- Secured Transactions, to Beneficiary, on the terms and provisions (by this reference incorporated herein with respect to the security interest herein granted and the rights and obligations of the parties with respect to the Personal Property, as hereinafter defined, but for no other purpose) set forth in that certain Security Agreement dated as of even date herewith by and between Trustor, as Grantor and Debtor, and Beneficiary, as Secured Party (the "Security Agreement"), in all of the following described personal property, and the interests of Trustor therein, whether now owned or hereafter acquired (collectively, the "Personal Property"):

       DESCRIPTION OF PERSONAL PROPERTY COLLATERAL

           (a) All present and future chattels, furniture, furnishings, goods, equipment, fixtures and all other tangible personal property, of whatever kind and nature, now or hereafter used in connection with or placed or located in or on any part of the Real Property (including, without limitation, any building or structure that is now or that may hereafter be erected on the Real Property, and including any of the foregoing owned by Trustor and placed or located in or on the Skyways), including, but not limited to, machinery, materials, goods and equipment now or hereafter used in the construction or operation of the hotel, casino, restaurant, entertainment and shopping complex constructed and to be constructed on the Real Property or portions thereof (the "Project") (including, without limitation, air conditioning, heating, electrical, lighting, fire fighting and fire
  prevention, food and beverage service, laundry, plumbing, refrigeration, security, sound, signaling, telephone, television, window washing and other equipment and fixtures, of whatever kind or nature, including generators, transformers, switching gear, boilers, burners, furnaces, piping, sprinklers, sinks, tubs, valves, compressors, motors, carts, dumb waiters, elevators and other lifts, floor coverings, hardware, keys, locks, organs, pianos, planters, railings, scales, shelving, signs, tools, machinery, molds, dies, drills, presses, planers, saws, furniture, business fixtures, trade fixtures, electric,
  gas and other motor vehicles, uniforms, vacuum cleaners, hotel furniture, furnishings and equipment, bathroom furniture and furnishings (including towels, bathmats, hamperettes, shower curtains and other bath linens), beds and bedding (including mattresses, springs, pillows, bed pads, sheets, blankets, comforters, spreads and other bed linens and furnishings), bric-a-brac, chairs, chests, vanities, secretaries, bureaus, chiffonniers, love seats,
  benches, costumers, smoking stands, sand jars, desks, dressers, hangings, paintings, pictures, frames, sculptures, lamps, light bulbs, mirrors, night stands, ornaments, radios, stereo equipment, sofas, statuary, tables, telephones, televisions, vases, window coverings, foodstuffs, beverages (including beer, wine, liquor and other alcoholic beverages), and other consumables (including soap, shampoo, cleaning supplies and paper goods), cutlery, cooking, baking and other kitchen utensils and apparatus (including crockery, fryers, grills, kettles, mixers, pots, pans, pails, racks, steamers and toasters), china and other dishes, flatware, glassware, hollowware, serving pieces, trays, table linens, washers, dryers, irons, ironing boards and other ironing equipment, cables, outlets, plugs, wiring and related apparatus and fixtures, card readers, cash registers, adding machines, calculators, computers, keyboards, monitors, printers, printing equipment, envelopes, stationary, posting machines, blank forms, typewriters, typewriter stands, other office and accounting equipment and supplies, time stamps, time recorders, bookkeeping machines, checking machines, payroll machines, computer reservations systems, equipment used in the operation of casinos on the Real Property (including but not limited to, gaming devices and associated equipment (as defined in Nevada Revised Statutes Chapter
  463), including but not limited to, slot machines, cards, poker chips and gaming tables) and all other goods, equipment, furnishings, apparatus and fixtures that are now or may hereafter be located at or used at or in connection with the Real Property) and all other tangible personal property used or to be used at or in connection with, or placed or to be placed in, rooms, halls, lounges, offices, lobbies, lavatories, basements, cellars, vaults
  or other portions of the Project or of any other building or buildings hereafter constructed or erected thereon, whether herein enumerated or not, and whether or not contained in any such building, and which are used or to be used or useful in the operation and maintenance thereof, or in any bar, casino, hotel, restaurant, store, health spa, salon or other business conducted
  thereon, together with all replacements and substitutions for any and all personal property in which Trustor has an interest, including without limitation such goods and equipment as shall from time to time be located, placed, installed or used in or upon, or procured for use, or to be used or useful in connection with the operation of the whole, or any part of, the Project and all parts thereof and all accessions thereto;

           (b) All present and future goods, including, without limitation, all consumer goods, inventory, equipment (excluding, however, any "Equipment" pledged to secure "Other Permitted Indebtedness" (as such initially capitalized terms are defined in the Credit Agreement) incurred to finance the purchase of such Equipment, pursuant to a pledge in form, scope and substance satisfactory to Beneficiary), and other supplies, of whatever kind or nature, and any and all other goods, wherever located, used or to be used in connection with or in the conduct of Trustor's business;

           (c) All present and future inventory and merchandise in all of its forms (including, but not limited to, (i) all goods held by Trustor for sale
  or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Trustor's business, (iii) all goods in which Trustor has an interest in mass or a joint or other interest or right of any kind, (iv) all goods that are returned to or repossessed by Trustor, and (v) all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all accessions thereto and products thereof and all negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any person covering any of the foregoing;

           (d) All present and future accounts, accounts receivable, rentals, revenues, receipts, payments, and income of any other nature whatsoever derived from or received with respect to hotel rooms, banquet facilities, convention facilities, retail premises, bars, restaurants, casinos and any other
  facilities on the Real Property and any facilities in the Skyways leased by Trustor, agreements, contracts, leases, contract rights, rights to payment (including, without limitation, rights to payment under the Make-Well Agreement, as that term is defined in the Credit Agreement), instruments, documents, chattel paper, security agreements, guaranties, undertakings, surety bonds, insurance policies, condemnation deposits and awards, notes and drafts, securities, certificates of deposit and the right to receive all payments thereon or in respect thereof (whether principal, interest, fees or otherwise), contract rights (other than rights under contracts or governmental permits that may not be transferred by law), including, without limitation, rights to all deposits from tenants and other users of the Project or facilities
  in the Skyways leased by Trustor, rights under all contracts relating to the construction, renovation or restoration of any of the improvements now or hereafter located on the Real Property or the financing thereof and all rights under payment or performance bonds, warranties, and guaranties, and all rights to payment from any credit/charge card organization or entity such as or similar to, and including, without limitation, the organizations or entities
  that sponsor and administer, respectively, the American Express Card, the Carte Blanche Card, the Diners Club Card, the Discover Card, the
  MasterCard and the Visa Card, books of account, and principal, interest and payments due on account of goods sold, services rendered, loans made or credit extended, on or in connection with the Project and all forms of obliga-tions owing to and rights of Trustor or in which Trustor may have any interest, however created or arising;

           (e) All present and future general intangibles (including but not limited to all governmental permits relating to construction or other activities
  on the premises), all tax refunds of every kind and nature to which Trustor now or hereafter may become entitled, however arising, all other refunds, and all deposits, goodwill, chooses in action, rights to payment or performance, gambling debts or gaming debts owed to Trustor by Trustor's patrons (whether or not evidenced by a note), judgments taken on any rights or claims included in the Property (as hereinafter defined), trade secrets, computer programs, software, customer lists, business names, trademarks, trade names and service marks (including, but not limited to: "Silver Legacy Hotel Casino" and any derivation thereof, including any and all state and federal applications and registrations thereof), patents, patent applications, licenses, copyrights, technology, processes, proprietary information and insurance proceeds;

           (f) All present and future deposit accounts of Trustor, including, without limitation, the Circus and Eldorado Joint Venture
  Account maintained at the office of Beneficiary, any demand, time, savings, passbook or like account maintained by Trustor with any bank, savings and loan association, credit union or like organization, and all money, cash and cash equivalents of Trustor, whether or not deposited in any such deposit account;

           (g) All present and future books and records, including, without limitation, books of account and ledgers of every kind and nature, ledger cards, computer programs, tapes, disks and other information storage devices, all related data processing software, and all electronically recorded data relating to Trustor or its business or the Project, all receptacles and containers for such records, and all files and correspondence;

           (h) All present and future stocks, bonds, debentures, securities, subscription rights, options, warrants, puts, calls, certificates, partnership interests, joint venture interests, investments, brokerage accounts and all rights, preferences, privileges, dividends, distributions, redemption payments and liquidation payments received or receivable with respect thereto;

           (i) All present and future right, title and interest of Trustor in and to all Leases, whether or not specifically herein described, that now or may hereafter pertain to or affect the Real Property or any portion thereof, or the Skyways, and all amendments to the same, including, but not limited to, the following: (aa) all payments due and to become due under such Leases, whether as rent, damages, insurance payments, condemnation awards, or otherwise; (bb) all claims, rights, powers, privileges and remedies under such Leases; and (cc) all rights of the Trustor under such Leases to exercise any election or option, or to give or receive any notice, consent, waiver or approval, or to accept any surrender of the premises or any part thereof, together with full power and authority in the name of the Trustor, or otherwise, to demand and receive, enforce, collect, and receipt for any or all of the foregoing, to endorse or execute any checks or any instruments or orders, to file any claims, and to take any other action that Beneficiary may deem necessary or advisable in connection therewith;

           (j) All present and future maps, plans, specifications, surveys, studies, reports, data and drawings (including, without limitation, architectural, structural, mechanical and engineering plans and specifications, studies, data and drawings) prepared for or relating to the development of the Project and the Skyways or the construction, renovation or restoration of any improvements on the Real Property or the extraction of minerals, sand, gravel or other valuable substances from the Real Property, together with all amendments and modifications thereto;

           (k) All present and future licenses, permits, variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights and agreements (including options, option rights and contract rights), other than those (including non-transferable gaming permits) that may not be transferred by law, now or hereafter obtained by Trustor from any governmental authority having or claiming jurisdiction over the Project, the Real Property or any other element of the Property or the Skyways or providing access thereto, or the operation of any business on, at, or from the Project or the Skyways;

           (l) All present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issue and improvements to or of or with respect to any of the foregoing;

           (m) All other fixtures and storage and office facilities, and all accessions thereto and products thereof and all water stock relating to the Real Property;

           (n) All other tangible and intangible personal property of Trustor;

           (o) All rights, remedies, powers and privileges of Trustor with respect to any of the foregoing; and

           (p) Any and all proceeds, products, rents, income and profits of any of the foregoing, including, without limitation, all money, accounts, general intangibles, deposit accounts, documents, instruments, chattel paper, goods, insurance proceeds (whether or not the Beneficiary is the loss payee), and any other tangible or intangible property received upon the sale or disposition of any of the foregoing (it being agreed, for purposes hereof, that
  the term "proceeds" includes whatever is receivable or received when any of the Property is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary). Notwithstanding anything to the contrary contained herein, Beneficiary acknowledges that it has no security interest in (x) any cash of Trustor described in clauses (e), (f) and
  (h) above, to the extent such a security interest is prohibited by any Gaming Laws (as defined in the Credit Agreement), or (y) any deposit account described in clause (f) above, to the extent such a security interest is not permitted by applicable law.

           (The Real Property, the Personal Property and all of the other collateral described above may hereinafter be collectively referred to as the "Property".)

           FOR THE PURPOSE OF SECURING:

           First: Payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.
  section 362(a)), of all obligations and liabilities of every nature of Trustor now or hereafter existing under or arising out of or in connection with that certain Credit Agreement executed concurrently herewith by Trustor, as Borrower, First Interstate Bank of Nevada, N.A., The Long Term Credit Bank of
  Japan, Ltd., Los Angeles Agency, and Societe Generale, as managing agents, Bank of America, N.T.&S.A., CIBC Inc. and Credit Lyonnais, Los
  Angeles Branch, as co-agents, the Lenders listed therein as lenders (the "Lenders") and First Interstate Bank of Nevada, N.A., as Arranger and Administrative Agent, together with any and all renewals, extensions, amendments, modifications, rearrangements, replacements, restatements, substitutions and addendums thereof or thereto (herein referred to as the "Credit Agreement"), or the promissory notes issued to the Lenders to evidence such obligations and liabilities, together with any and all renewals, extensions, amendments, modifications, rearrangements, replacements, restatements, substitutions and addendums thereof or thereto (herein referred to as the "Notes"), whether for principal in the amount of Two Hundred
  Thirty Million Dollars ($230,000,000) or such principal amount as may be advanced and remain unpaid or for interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to Trustor, would accrue on such obligations), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Beneficiary or any such Lender as a preference, fraudulent transfer or otherwise.

           Second: Payment and performance of every obligation, covenant, promise and agreement of Trustor herein contained (excepting, however, the obligations of Trustor under Section 5(c) hereof), or incorporated herein by reference, including any sums paid or advanced by Beneficiary or Trustee pursuant to the terms hereof.

           Third: Payment of the expenses and costs incurred or paid by Beneficiary in the preservation and enforcement of the rights and remedies of Beneficiary and the duties and liabilities of Trustor hereunder, including, but not by way of limitation, reasonable attorneys' fees, court costs, reasonable witness fees, reasonable expert witness fees, reasonable collection costs, Trustee's fees and costs of a Trustee's Sale Guarantee, and costs and expenses paid by Beneficiary in performing for Trustor's account any obligation of Trustor.

           Fourth: Payment of additional sums and interest thereon which may hereafter be loaned to Trustor by the Lenders when evidenced by a promissory note or notes or other agreement between Trustor and the Lenders that recites that this Deed of Trust is security therefor.

           Fifth: Performance of every obligation, warranty, representation, covenant, agreement and promise of Trustor contained in the Credit Agreement.

           The foregoing are described herein as the "Secured Obligations". All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations. Such terms include any provisions in the Notes or the Credit Agreement which permit borrowing, repayment and reborrowing, or the making of future advances, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

           THIS DEED OF TRUST FURTHER WITNESSETH THAT, IN
  CONNECTION WITH AND IN FURTHERANCE OF THE
  FOREGOING GRANTS, AND THE ENCUMBRANCES, LIENS AND
  SECURITY INTERESTS CREATED THEREBY, TRUSTOR
  COVENANTS AND AGREES AS FOLLOWS:

           1.   Certain Representations and Warranties of Trustor.
  Trustor represents, warrants and covenants that, except as set forth in the Credit Agreement or as previously disclosed to Beneficiary in a writing making reference to this Section 1:

                (a) Trustor lawfully possesses and holds fee simple title to all of the Land and Improvements;

                (b) Trustor has or will have good title to all Property other than the Land and Improvements;

                (c) Trustor has the full and unlimited partnership power, right and authority to encumber the Property and assign the Rents;

                (d) This Deed of Trust creates a first priority deed of trust lien on the Property, subject only to the Permitted Encumbrances (as defined in the Credit Agreement);

                (e) The Property includes all property and rights which may be reasonably necessary to promote the present and any reasonable future beneficial use and enjoyment of the Land, the Improvements and the Project;

                (f)  Trustor owns (or, with respect to any Personal
        Property acquired by Trustor after the date hereof, will own) the Personal
        Property free and clear of any security agreements, reservations of title or conditional sales contracts and there is no financing statement affecting the Personal Property on file in any public office other than one filed to perfect the Security Interest herein granted; and

                (g) Trustor's place of business, or its chief executive office if it has more than one place of business, is located at the address
        of Trustor specified in the Credit Agreement.

           2. Payment of Obligations. Trustor shall pay when due the principal of and interest on the indebtedness evidenced by the Notes; all charges, fees and other sums as provided in the Loan Documents (as defined in the Credit Agreement); the principal of and interest on any future advances secured by this Deed of Trust; and the principal of and interest on any other indebtedness secured by this Deed of Trust.

           3. Compliance with Laws. Trustor shall not commit, suffer or permit any act to be done, or condition to exist, on, or with respect to, the Property which violates or is prohibited by any law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation, permit, license, authorization or direction of any government or subdivision thereof, whether it be federal, state, county or municipal (collectively, "Legal Requirements"), which is applicable to the Property, or any part thereof, now or at any time hereafter, if such violation or prohibited act or condition could reasonably be expected to have or cause a Material Adverse Effect (as defined in the Credit Agreement).

           4.   Maintenance of Property.  Trustor agrees:  (a) properly to care for and keep said Property in good condition and repair, ordinary wear and tear excepted; (b) not to remove, demolish or substantially alter any building on the Real Property, or permit the removal, demolition or substantial alteration of the Skyways (except as may otherwise be permitted in the Bridge Easements referred to in Part II of Exhibit A), except upon the prior written consent of Beneficiary, provided that neither this clause (b)
nor
  any other provision of this Deed of Trust shall alter, modify, supersede or limit the provisions of the Credit Agreement, or any party's rights and obligations thereunder, relating to the construction of the Project; (c) to complete promptly and in a good and workmanlike manner any building or other improvement which may be constructed thereon, to restore promptly in like manner any portion of the Improvements (and to cause the prompt restoration of the Skyways) which may be damaged or destroyed from any cause whatsoever (provided that if, pursuant to Section 7(c) below, Beneficiary is to apply insurance proceeds to the restoration of the Property but fails to do so, such failure shall excuse Trustor's obligation under this clause (c) but only to the extent of the insurance proceeds withheld by Beneficiary) and to pay when due all claims for labor performed and materials furnished therefor (subject to Trustor's right to contest the validity
  or amount of such lien in accordance with Section 9 below); (d) to comply (or, with respect to the Skyways, cause the compliance) with all Legal Requirements and covenants, conditions and restrictions (including any which require alteration or improvement thereof) now or hereafter affecting the Property or any part thereof or the Skyways if such noncompliance could reasonably be expected to have or cause a Material Adverse Effect, and with all requirements of insurance companies insuring the Property or any portion thereof or the Skyways and of any bureau or agency which establishes standards of insurability; (e) not to commit or permit any waste or deterioration of the Property or the Skyways; (f) to keep and maintain abutting grounds, sidewalks, roads, parking and landscaped areas in good and neat order and repair; (g) not to apply for, willingly suffer or permit any change in zoning, subdivision, or land use regulations affecting the Property or the Skyways without the prior written consent of Beneficiary, other than any such change that is beneficial to the Property (with the beneficial nature of any such change to be determined in Beneficiary's reasonable judgment); (h) not to drill or extract or enter into any lease for the drilling for or extraction of oil, gas or other hydrocarbon substances or any mineral of any kind or character on or from the Property or any part thereof without the prior written consent of Beneficiary; and (i) to do (or, with respect to the Skyways, to cause to be done) all other acts, in a timely and proper manner, which, from the character or use of the Property or the Skyways, may be reasonably necessary to maintain and preserve its value, the specific enumerations herein not excluding the general. With respect to any matter in this Section 4 requiring Beneficiary's prior consent, Trustor shall submit to Beneficiary a written request for such consent (together with such information and documentation as appropriate to enable Beneficiary to make an informed decision regarding such request), and Beneficiary will have thirty (30) days after receipt thereof in which to review and respond to such request. If Beneficiary fails to respond to Trustor's request within said
  thirty (30) day period, Trustor may resubmit its request in writing, stating that Beneficiary failed to respond to the initial request within said thirty
(30)
  day period and, if Beneficiary thereafter fails to respond to such request within five (5) days, Beneficiary shall be deemed to have consented thereto.

           5.   Environmental Obligations.

           (a) Trustor shall exercise due diligence in order to comply with any and all Environmental Laws (as hereinafter defined) regarding the presence or removal of Hazardous Material on or in the Property, shall pay immediately, when due, the costs of removal from the Property and disposal of any Hazardous Material which is required to be removed pursuant to any Environmental Laws and shall keep the Property free of any lien which may arise pursuant to any such Environmental Laws. Trustor shall not, and shall use its best efforts to not permit any person or entity to, release, discharge,
  or dispose of any Hazardous Material on the Real Property except in compliance with all Environmental Laws and, if the same shall exist, Trustor shall immediately remove or cause to be removed from the Real Property such Hazardous Material to the extent required to be removed pursuant to any Environmental Laws.

           (b) As used herein, the term "Hazardous Material" shall means: (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous materials", hazardous wastes", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Law or publication promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluid, produced water or other waste associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substance or explosive; (v) any radioactive material; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing poly-chlorinated biphenyls; (ix) any pesticide; (x) all hazardous substances defined in NRS 40.504 ("NRS" means Nevada Revised Statutes), and (xi) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Federal, state, local or other governmental authority or which may or could pose a hazard to human health or safety or the environment if released into the workplace or the environment; the term "Environmental Law" means any statute, ordinance, order, rule, regulation, plan, policy, decree, permit, guidance document, or other requirement of any Federal, state, local or other governmental authority relating to: (aa) environmental matters, including, without limitation, those relating to fines, injunctions, penalties,
  damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Material, (bb) the presence, generation, use, storage, transportation or disposal of Hazardous Material, or (cc) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any of the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Clean Air Act (42 U.S.C.
  section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide
  Act (7 U.S.C. section 136 et seq.), the Occupational Safety and Health Act
  (29 U.S.C. section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. section 11001 et seq.), each as amended and supplemented, and any analogous future or present local, state and federal statutes, ordinances and other laws, and rules and regulations promulgated pursuant thereto, each as in effect as of the date of determination; and the term "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, dumping, leaching or migration of Hazardous Material into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), or into or out of any of the Property, including the movement of any Hazardous Material through the air, soil, surface, water, groundwater or property.

           (c) Trustor hereby agrees to indemnify, hold harmless and defend (by counsel of Beneficiary's choice) Beneficiary, its directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, demands, liabilities, fines, penalties, assessments, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' and consultants' fees and expenses), arising directly or indirectly, in whole or in part, out of (i) the presence on or under the Property (including, but not limited to, the surrounding streets and sidewalks) of any Hazardous Material (including, without limitation, the existence in the aquifer underlying the Property and other portions of Reno, Nevada, or in soils affecting that aquifer, of PCE (tetrachloroethylene) and hydrocarbons, or either of them on or prior to the "Transfer Date" (as such term is defined in the "Environmental Indemnity" described in Section 45 below), or any Release of any Hazardous Material on, under or from the Property on or prior to the Transfer Date, or (b) any activity carried on or undertaken on or off the Property on or prior to the Transfer Date, whether by Trustor or any employees, agents, contractors or subcontractors of Trustor or any third persons occupying or present on the Property, in connection with the use, holding, handling, treatment, removal, storage, decontamination, cleanup, transport, Release, generation, processing or abatement of any Hazardous Material located or present in, on or under the Property (including, but not limited to, the surrounding streets and sidewalks). The foregoing indemnity shall further apply to any residual contamination in, on or under the Property (including, but not limited to, the surrounding streets and sidewalks), or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, holding, handling, treatment, removal, decontamination, cleanup, storage, transport, Release, processing or abatement of any such Hazardous Material on or prior to the Transfer Date, and irrespective of whether any of such activities are undertaken in accordance with applicable Environmental Laws, but shall not include, with respect to any particular indemnitee and loss, that portion, if any, of that loss which was caused by the gross negligence or wilful misconduct of that indemnitee. Trustor hereby acknowledges and agrees that, notwithstanding any other provision of this Deed of Trust to the contrary, the obligations of Trustor under this Section 5(c) shall be unlimited personal obligations of Trustor, shall not be secured by this Deed of Trust and shall survive any foreclosure under this Deed of Trust, any transfer in lieu thereof, and any satisfaction of the Secured Obligations.

           6.   Insurance.

           (a) Types and Amounts Required. During the continuance of this Trust, Trustor shall at all times provide, maintain and keep in force, at no expense to Trustee or Beneficiary, for the benefit of Trustor and Beneficiary, as their respective interests may appear, the following policies of insurance:

           (i) During the course of any construction or repair of Improvements on the Property, (x) builder's completed value risk insurance against "all risks of physical loss" (including fire and extended coverage, and endorsements extending coverage for vandalism and malicious mischief, collapse and property in transit, offsite storage, delay of opening (business interruption), demolition and debris removal, flood, and, if reasonably available, earthquake), in non-reporting form, covering 100% of the anticipated construction cost, including "soft costs," with not more than $250,000 deductible from the loss payable for any casualty and no more than fourteen (14) days for delay of opening; said policy to contain a "permission to occupy upon completion of work or occupancy" endorsement and waiver of subrogation endorsement acceptable to Beneficiary, and replacement cost coverage in an agreed amount, and (y) an "owner/contractor protective liability" policy, providing separate liability coverage for Trustor and Beneficiary, with a limit of not less than $10,000,000;

          (ii)  Insurance against loss or damage to the
     Improvements and Personal Property by fire and any of the other risks covered by insurance of the type now known as "all risks of physical loss" (including flood, and, if reasonably available, earthquake coverage) in an amount not less than 100% of the then replacement cost of the Improvements and Personal Property
     (exclusive of the cost of excavations, pilings, foundations, footings and other underground improvements lying below the lowest basement level) without deduction for physical depreciation; with an Agreed Amount endorsement (waiving co-insurance), a Replacement
     Cost Valuation endorsement, a waiver of subrogation endorsement, coverage for the cost of removing damaged property, and, if Beneficiary shall so require, coverage for demolition and increased cost of construction occasioned by operation of any law or ordinance regulating the construction, use or repair of the Improvements; and with not more than $250,000 deductible per occurrence and $1,000,000 for the perils of flood and earthquake, if a sub-deductible applies (and Trustor shall cause similar casualty insurance to be carried by the owners of the Skyways in accordance with the provisions of the Bridge Easements referred to in Part II of Exhibit
     A);

         (iii) Mechanical breakdown insurance (also known as "boiler and machinery" insurance) covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment, if the Improvements contain equipment of such nature, and insurance against loss of occupancy or use arising from any such breakdown, written on a comprehensive form with a combined direct and indirect limit of $50,000,000; the policy shall include an Agreed Amount endorsement (waiving co-insurance), a Replacement Cost Valuation endorsement, and coverage for increased cost of construction occasioned by operation of any law or ordinance regulating the construction, use or repair of the Improvements; the policy may contain deductibles of no greater than $250,000 for direct damage and forty-eight (48) hours for indirect loss;

          (iv)  Comprehensive general liability insurance
     (1973 Form), written on an "occurrence basis," against claims for death, bodily injury, personal injury and property damage occurring in, on or about the Real Property or the adjoining streets, sidewalks and passageways (including, without limitation, the Skyways), or arising from or connected with the use, conduct or operation of Trustor's business or interest (including, without limitation, products liability coverage; blanket contractual liability coverage, including both oral and written contracts; broad form property damage coverage; coverage against liability for injury or property damage arising out of the use, by or on behalf of the Trustor or any other person or organization, of any owned, non-owned, leased or hired automotive equipment in the conduct of any and all operations of Trustor; coverage for "liquor legal liability," "innkeepers legal liability," "safe deposit legal liability," and "employee benefits legal liability;" coverage for all professional liability exposures associated with the operation of the health spa; coverage for those hazards commonly known in the insurance industry as explosion, collapse and underground property damage; and owners' and contractors' protective coverage), such insurance to afford combined single limit protection of not less than $1,000,000 per occurrence; if such policy contains a self-insured retention, (A) such self-insured retention shall be no greater than $100,000 per occurrence, with an aggregate of $1,500,000 for all losses (including expenses) within the self-insured retention, and (B) Trustor shall be solely responsible for the payment of all amounts due within said self-insured retention, and the indemnification provisions contained in this Deed of Trust shall include all liability associated with said self-insured retention;

           (v) Comprehensive business automobile liability insurance, written under Coverage Symbol "1," covering all owned, non-owned and hired or borrowed vehicles of Trustor used in connection with any of the construction, maintenance and operation of the Improvements, naming Trustor as the named insured and covering Beneficiary as additional insured, insuring against liability for bodily injury and death and/or for property damage in an amount not less than $1,000,000 combined single limit per accident; (if the policy contains a self-insured retention, (A) such self-insured retention shall be no greater than $100,000 per occurrence, with an aggregate limit of $1,500,000 for all losses (including expenses) within the self-insured retention, and (B) Trustor shall be solely responsible for the payment of all amounts due within said self-insured retention, and the indemnification provisions contained in this Deed of Trust shall include all liability associated with said self-insured retention); in addition to said automobile liability insurance, Trustor must provide, maintain and keep in effect (x) garage liability insurance, providing $1,000,000 combined single limit for bodily injury and property damage for the parking garage operation, and (y) garagekeepers legal liability insurance, providing $1,000,000 limit for comprehensive and collision coverages for physical damage to vehicles in Trustor's care, custody and control, with a deductible no greater than $2,500 for each automobile and $25,000 for each loss;

          (vi)  A standard Worker's Compensation policy
     covering the State of Nevada and Employer's Liability coverage subject to a limit of no less than $500,000 for each employee, $500,000 for each accident, and a $500,000 policy limit, which policy shall include endorsements for Voluntary Compensation and Employer's Liability Coverage and Stop Gap Liability; if Trustor elects to self-insure Worker's Compensation coverage in the State of Nevada, Beneficiary must be furnished with a copy of the certificate from the state permitting self insurance and evidence of a stop loss Excess Worker's Compensation policy with a specific retention of no greater than $300,000.

         (vii) An Umbrella Liability policy with a limit of no less than $75,000,000 providing excess coverage over all limits and coverages set forth in paragraphs (iv), (v) and (vi) above, which limits can be obtained by a combination of Primary and Excess
     Umbrella policies, provided that all layers follow form with the underlying policies set forth in paragraphs (iv), (v) and (vi) and are written on an "occurrence form;"

        (viii) Business interruption insurance/extra expense and loss of "rental value" insurance, including coverage for off-premises power losses and an extended period of indemnity endorsement for at least 180 days, in an amount representing not less than 100% percent of the annual net profit plus continuing expenses (including debt service) for the Project, as such net profit and continuing expenses are reasonably projected by Trustor and consented to by Beneficiary (or, in the absence of such a projection, as reasonably projected by Beneficiary), with a deductible of no greater than seventy-two (72) hours, or $250,000 if a separate deductible applies ($1,000,000 for the perils of flood and earthquake);

          (ix) If the Property is located in an area identified by the Secretary of Housing and Urban Development as a flood hazard area and in which flood insurance has been made available under the National Flood Insurance Act of 1968, flood insurance covering the Improvements, in an amount, available under the Act, satisfactory to Beneficiary;

           (x) A comprehensive crime policy, including the following coverages: (A) Employee Dishonesty: $5,000,000; (B) Money & Securities (inside): $2,000,000; (C) Money & Securities (outside): $2,000,000; (D) Depositors Forgery: $2,500,000; and (E)
     Computer Fraud: $2,500,000; such policy shall be amended so that the term "money" is defined therein to include "chips," the policy may contain deductibles of no more than $500,000 for Employee Dishonesty and $250,000 for all other agreements listed above; and

          (xi) Such other insurance and in such amounts, and such additional amounts of the foregoing insurance, as may reasonably be required by Beneficiary, from time to time, due consideration being given to standard practices in the industry and to the risks involved in Trustor's business, operations or interest.

        (b) Uniform Policy Requirements. All policies of insurance required by the terms of this Deed of Trust:

           (i)  shall be issued by insurance companies
     licensed and admitted to do business in the State of Nevada, and rated no lower than A XII in the most recent edition of A.M. Best's and AA in the most recent edition of Standard & Poor's, and in such form and amounts as are reasonably satisfactory to Beneficiary from time to time;

          (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act, failure to act, negligence or breach of representation or warranty of Trustor, or of any party holding under Trustor, which might otherwise result in forfeiture of said insurance;

         (iii) shall contain a waiver by the insurer of all rights of setoff, counterclaim and deduction against Trustor;

          (iv) shall contain a waiver of subrogation by the insurer in favor of Beneficiary and a clause providing that the policy is primary and that any other insurance of Beneficiary with respect to the matters covered by such policy shall be excess and non-contributing;

           (v) shall, in the case of policies affording liability insurance coverage, name Beneficiary (and Beneficiary's officers, directors, employees, agents and representatives) as additional insured by an endorsement satisfactory to Beneficiary and contain cross-liability and severability of interest clauses satisfactory to Beneficiary, and, in the case of other policies, shall name Beneficiary as a loss payee and have attached thereto a lender's loss payable endorsement, for the benefit of Beneficiary, in form satisfactory to Beneficiary (Form 438 BFU, unless otherwise specified by Beneficiary); and

          (vi) shall contain a provision that, notwithstanding any contrary agreement between Trustor and insurance company, such policies will not be canceled, fail to be renewed or materially amended (which term shall include any reduction in the type, scope or limits of coverage) without at least thirty (30) days prior written notice to Beneficiary.

        (c) Blanket and Umbrella Policies. If Beneficiary consents, Trustor may provide any of the required insurance through an umbrella policy or policies or through blanket policies carried by Trustor and covering more than one location, or by policies procured by a tenant or other party holding under Trustor; provided, however, that the amount of the total insurance allocated to the Real Property and available with respect to occurrences required to be insured against shall be such as to furnish protection the equivalent of separate policies in the amounts herein required, and provided further, that, in all other respects, any such policy or policies shall comply with all of the other provisions of this Deed of Trust.

        (d)  Evidence of Insurance.  At Beneficiary's option,
  Trustor shall furnish Beneficiary with an original of all policies of insurance required under this Section or with a certificate of insurance for each required policy setting forth the coverage, the limits of liability, the deductibles, if any, the name of the carrier, the policy number, and the period of coverage, which certificates shall be executed by authorized officials of the companies issuing such insurance, or by agents or attorneys-in-fact authorized to issue said certificates (in which event each such certificate shall be accompanied by a notarized affidavit, agency agreement or power of attorney evidencing the authority of the signatory to issue such certificate on behalf of the insurer named therein). Trustor shall furnish to Beneficiary annually, within ten days after the date hereof, or more often if Beneficiary shall reasonably request, a certificate of Trustor specifying all insurance policies with respect to the Property and all other policies required
  hereby then outstanding and in force, and stating whether or not such insurance complies with the requirements of this Section and, if it does not, the manner in which it does not comply. At least ten (10) days prior to the expiration of each required policy, Trustor shall deliver to Beneficiary evidence satisfactory to Beneficiary of the payment of premium and the renewal or replacement of such policy continuing insurance in force as required by this Deed of Trust.

        (e) Procurement by Beneficiary. If Trustor fails to provide, maintain, keep in force or deliver to Beneficiary the policies of insurance required by this Deed of Trust, Beneficiary may (but shall have no obligation to) procure such insurance, or single interest insurance for such risks covering Beneficiary's interests, and Trustor will pay all premiums therefor promptly upon demand by Beneficiary; and until such payment is made by Trustor, the amount of all such premiums, together with interest thereon at an annual rate equal to the rate specified in Section 2.2 E. (Post-Maturity Interest) of the Credit Agreement (or if such provision is hereafter replaced or renumbered, the equivalent section) (the "Agreed Rate"), shall be secured by this Deed of Trust.

        (f) Reserve Fund. Upon request by Beneficiary following an Event of Default (as defined in Section 23 hereof) relating to the payment of money, or following and during the continuance of any other Event of Default, Trustor shall pay to Beneficiary an initial cash reserve in an amount adequate to pay all insurance premiums due within the next succeeding twelve calendar months on all policies of insurance required by this Deed of Trust (or such lesser amount as may then be specified by Beneficiary), and shall thereafter deposit with Beneficiary each month, commencing with the first month after such request by Beneficiary and continuing until all sums secured hereby are paid in full or Beneficiary notifies Trustor to cease making such deposits, an amount equal to one-twelfth of the aggregate annual insurance premiums on all policies of insurance required by this Deed of Trust, as reasonably estimated by Beneficiary. In such event Trustor further agrees to cause all bills, statements or other documents relating to the foregoing insurance premiums to be sent or mailed directly to Beneficiary. Upon receipt of such bills, statements or other documents evidencing that a premium for a required policy is then payable, and providing Trustor has deposited sufficient funds with Beneficiary pursuant to this Section, Beneficiary shall pay such amounts as may be due thereunder out of the funds so deposited with Beneficiary. If at any time and for any reason the funds deposited with Beneficiary are or will be insufficient to pay such amounts as may be then or subsequently due, Beneficiary may notify Trustor and Trustor shall immediately deposit an amount equal to such deficiency with Beneficiary. Notwithstanding the foregoing, nothing contained herein shall cause Beneficiary to be deemed a trustee of said funds or to be obligated to pay any amounts in excess of the amount of funds deposited with Beneficiary pursuant to this Section, nor shall anything contained herein modify the obligation of Trustor to maintain and keep in force at all times such insurance as is required by this Deed of Trust. Beneficiary may commingle said reserve with its own funds and Trustor shall be entitled to no interest thereon.

        (g) Replacement Cost. Whenever Beneficiary requires insurance with full replacement cost protection, such full replacement cost shall be determined annually (except in the event of substantial changes, alterations or additions to the Improvements or in the event of new construction undertaken by the Trustor, in which event such full replacement cost shall be determined from time to time as required to assure full replacement cost coverage). Such determination of full replacement cost shall be made by written agreement of the insurance carrier and Trustor, subject to the reasonable approval of Beneficiary. If they cannot agree or the value shall not be approved by Beneficiary within thirty (30) days after such request, such full replacement cost shall be determined by an appraiser, architect or contractor who shall be reasonably acceptable to Beneficiary.
  No omission on the part of Beneficiary to request any such determination shall relieve Trustor of its obligations hereunder, and any such determination to the contrary notwithstanding, Beneficiary may require Trustor to obtain additional insurance as provided in this Section.

        (h) Separate Insurance. Trustor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required by this Section to be furnished by Trustor unless Beneficiary is a named insured therein, with loss payable as provided herein. Trustor shall immediately notify Beneficiary of the taking out of any such separate insurance and shall cause the original policies in respect thereof or certificates therefor to be delivered to Beneficiary.

        (i)  Compliance with Insurance Requirements.
  Trustor shall observe and comply with the requirements of all policies of insurance required to be maintained in accordance with this Deed of Trust and shall cause the requirements of the companies writing such policies to be so performed and satisfied that at all times companies of good standing satisfactory to Beneficiary shall be willing to write and to continue such insurance. Notwithstanding any approval, disapproval, acceptance or acquiescence by Beneficiary with respect to such insurance, or Beneficiary's obtaining or failure to obtain any insurance, Beneficiary shall incur no liability as to the form or legal sufficiency of insurance contracts, the solvency of any insurer or the payment of any loss, and Trustor hereby expressly assumes full responsibility therefor.

        (j) Assignment of Policies upon Foreclosure. In the event of foreclosure of this Deed of Trust or other transfer of title or assignment of any of the Property in extinguishment, in whole or in part, of the debt secured hereby, all right, title and interest of Trustor in and to all
  policies of insurance required by this Section with respect to such Property and any unearned premiums paid thereon shall, without further act, be assigned to and shall inure to the benefit of and pass to the successor in interest to Trustor or the purchaser or grantee of the Property, and Trustor hereby appoints Beneficiary its lawful attorney-in-fact to execute an assignment thereof and any other document necessary to effect such transfer.

        (k) Waiver of Subrogation. Trustor waives any and all right to claim or recover against Beneficiary, its directors, officers, employees, agents and representatives, for loss of or damage to Trustor, the Property, any other property of Trustor, or any property of others under Trustor's control, from any cause insured against or required to be insured against by the provisions of this Deed of Trust.

        (l) Requirements Supplemental. The requirements of this Deed of Trust with respect to insurance and maintenance of the Property shall be supplemental to and not exclusive of the requirements of the Credit Agreement and the Security Agreement relating thereto.

        7.   Casualties; Insurance Proceeds.

        (a) Notice of Casualties. Trustor shall give prompt written notice thereof to Beneficiary after the happening of any material casualty to or in connection with the Property or any part thereof, whether or not such casualty is covered by insurance.

        (b)  Payment of Proceeds.  Prior to any Event of
  Default, proceeds of insurance in an amount not greater than $1,000,000 payable in connection with any casualty affecting all or any portion of the Property shall be payable to Trustor. Proceeds in any greater amount and, after an Event of Default, all proceeds, payable in connection with any casualty affecting all or any portion of the Property shall be payable to Beneficiary. Trustor hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to Beneficiary. If Trustor receives any proceeds of insurance resulting from a casualty which, pursuant to this Deed of Trust, are to be paid to Beneficiary, Trustor shall promptly pay over such proceeds to Beneficiary. Trustor shall not settle, adjust or compromise any claims for loss, damage or destruction of the Property or any part thereof under any policy or policies of insurance in connection with a loss in an amount of $1,000,000 or more without the prior written consent of Beneficiary to such settlement, adjustment or compromise; and, after an Event of Default hereunder, Beneficiary shall have the sole and exclusive right, and Trustor hereby authorizes and empowers Beneficiary, to settle, adjust or compromise any such claims.

        (c) Use in Restoration. In the event of any damage to or destruction of the Property, and provided that (i) at the time of such damage or destruction or thereafter, an Event of Default does not exist hereunder, and (ii) application of insurance proceeds to restoration of the Property will not, in Beneficiary's sole judgment, materially impair Beneficiary's security for the obligations secured hereby, insurance proceeds payable in connection with such damage or destruction shall be applied, first, toward reimbursement of all of Beneficiary's reasonable costs and expenses of recovering the proceeds, including reasonable attorneys' fees; then, to payment of all sums advanced by Beneficiary to protect the Property or the security of the Loan; then, to payment of installments of principal and interest then due and payable under the Notes; then, to restoration of the Property, upon conditions which are substantially similar to the disbursement provisions and conditions set forth in the Credit Agreement, as reasonably determined by Beneficiary (including, without limitation: delivery to Beneficiary by Trustor of detailed plans and specifications providing for restoration in accordance with all applicable Legal Requirements of all governmental authorities having jurisdiction over the Project, together with a detailed estimate of the cost of the work and schedule therefor and a construction contract satisfactory to Beneficiary, with a contractor satisfactory to Beneficiary, for performance of the work within the budgeted amount, and within the scheduled time for completion; proof that the insurance required hereby is in force; proof that an amount equal to the sum which Beneficiary is requested to disburse has theretofore been paid by Trustor, or is then due and payable, for materials theretofore installed or work theretofore performed upon the Property and properly includable in the cost of repair, reconstruction or restoration thereof; proof that, after repair
  or reconstruction, the Property will be at least as valuable as it was immediately before the damage or condemnation occurred; and proof that the insurance proceeds available for repair or restoration are sufficient, in Beneficiary's determination, to pay for the total cost of repair or recon-struction, including all associated development costs and interest projected to
  be payable on the Secured Obligations until the repair or reconstruction is complete, or Trustor must provide its own funds in an amount equal to the difference between the proceeds available for repair or restoration and a reasonable estimate, made by Trustor and found acceptable by Beneficiary, of the total cost of repair or reconstruction); and, upon completion of the work of restoration and payment of the cost thereof, any balance of such proceeds shall be applied to the indebtedness secured hereby, in such order as Beneficiary, in its sole discretion, shall determine; and, if any then remains, it shall be paid over to Trustor.

        (d) Application by Beneficiary. If (i) at the time of such damage or destruction or thereafter, an Event of Default exists hereunder, or (ii) application of insurance proceeds to restoration will, in Beneficiary's sole judgment, materially impair Beneficiary's security for the obligations secured hereby, Beneficiary shall have the option, in its sole and absolute discretion, (1) to apply all or any portion of such proceeds to any indebtedness or other obligation secured hereby and in such order as Beneficiary may determine, notwithstanding that said indebtedness or the performance of said obligation may not be due according to the terms thereof, or (2) to apply all or any portion of such proceeds to the restoration
  of the Property, subject to such conditions as Beneficiary shall determine, or
  (3) to deliver all or any portion such proceeds to Trustor, subject to such conditions as Beneficiary may determine.

        (e) Duty to Restore. Nothing in this Deed of Trust shall be deemed to excuse Trustor from restoring, repairing and maintaining the Property, as herein provided (other than Beneficiary's failure to apply insurance proceeds to the restoration of the Property as and to the extent required by Section 7(c) above, which failure shall excuse Trustor only to the extent of the insurance proceeds so withheld by Beneficiary), regardless of whether or not insurance proceeds are available for restoration, whether or not any such proceeds are sufficient in amount, or whether or not the Property can be restored to the same condition and character as existed prior to such damage or destruction.

        8.   Taxes and Impositions.

        (a)  Payment by Trustor.  Subject to the provisions of
  Section 8(d) below, Trustor shall pay, or cause to be paid, at least ten (10) days prior to delinquency, all real property taxes and assessments, general and special, and all other taxes and assessments of any kind or nature whatsoever, including, without limitation, non-governmental levies or assessments such as maintenance charges, owner association dues or charges or fees, levies or charges resulting from covenants, conditions or restrictions
  affecting the Property or the Skyways, which are assessed or imposed upon the Property or the Skyways, or become due and payable, and which create, may create or appear to create a lien upon the Property, or any part thereof, or the Skyways, or upon any personal property, equipment or other facility used in the operation or maintenance thereof (all of which taxes, assessments and charges, together with any and all other taxes, and charges of a similar kind or nature are collectively referred to hereinafter as "Impositions"); provided, however, that if, by law, any such Imposition is payable, or may at the option of the taxpayer be paid, in installments, Trustor may pay the same or cause it to be paid, together with any accrued interest on the unpaid balance of such Imposition, in installments as the same become due and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and interest.

        (b) New Impositions. If at any time after the date hereof there shall be assessed or imposed (i) a tax or assessment on the Property in lieu of or in addition to the Impositions payable by Trustor pursuant to Subsection (a) of this Section, or (ii) a license fee, tax or assessment imposed on Beneficiary and measured by or based in whole or in part upon the amount of the Notes or other obligations secured hereby, then all such taxes, assessments or fees shall be deemed to be included within the term "Impositions" as defined in Subsection (a) of this Section, and Trustor shall pay and discharge the same as herein provided with respect to the payment of Impositions, if Trustor is permitted by law to pay the same. If Trustor is prohibited by law from paying such Impositions, then, at the option of Beneficiary, all obligations secured hereby, together with all accrued interest thereon, shall immediately become due and payable.
  Anything to the contrary herein notwithstanding, Trustor shall have no obligation to pay any franchise, estate, inheritance, income, excess profits or
  similar tax levied on Beneficiary or on the obligations secured hereby.

        (c) Proof of Payment. Subject to the provisions of Subsection (d) of this Section, Trustor shall deliver to Beneficiary, within seven (7) days after the date upon which any Imposition is due and payable by Trustor in accordance with this Deed of Trust, official receipts of the appropriate taxing authority, or other proof satisfactory to Beneficiary, evidencing the payment thereof.

        (d) Contest of Assessments. Trustor shall have the right before any delinquency occurs to contest or object to the amount or validity or amount of any such Imposition by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving, modifying or extending Trustor's covenant to pay any such Imposition at the time and in the manner provided in this Section unless Trustor has given prior written notice to Beneficiary of Trustor's intent so to contest or object to an Imposition, and unless, at Beneficiary's sole option, (i) Trustor shall demonstrate to Beneficiary's satisfaction that the legal proceedings shall conclusively operate to prevent the sale of the Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings; or (ii) Trustor shall furnish a good and sufficient bond or surety as requested
  by and satisfactory to Beneficiary; or (iii) Trustor shall demonstrate to Beneficiary's satisfaction that Trustor has provided a good and sufficient undertaking as required or permitted by law to accomplish a stay of any such sale.

        (e) Reserve Fund. Upon request by Beneficiary following an Event of Default relating to the payment of money, or following and during the continuance of any other Event of Default, Trustor shall pay to Beneficiary an initial cash reserve in an amount adequate to pay all Impositions for the ensuing tax fiscal year (or such lesser amount as may then be specified by Beneficiary), and shall thereafter deposit with Beneficiary each month, commencing with the first month after such request by Beneficiary and continuing until all sums secured hereby are paid in full or Beneficiary gives notice to Trustor to cease making such deposits, an amount equal to one-twelfth of the sum of the annual Impositions, as reasonably estimated by Beneficiary. In such event, Trustor further agrees to cause all bills, statements or other documents relating to Impositions to be
  sent or mailed directly to Beneficiary. Upon receipt of such bills, statements or other documents evidencing that Impositions are then payable, and providing Trustor has deposited sufficient funds with Beneficiary pursuant to this Section, Beneficiary shall pay such amounts as may be due thereunder out of the funds so deposited with Beneficiary. If at any time and for any reason the funds deposited with Beneficiary are or will be insufficient to pay such amounts as may then or subsequently be due, Beneficiary may notify Trustor and upon such notice Trustor shall immediately deposit an amount equal to such deficiency with Beneficiary. Notwithstanding the foregoing, nothing contained herein shall cause Beneficiary to be deemed a trustee of said funds or to be obligated to pay any amounts in excess of the amount of funds deposited with Beneficiary pursuant to this Section, nor shall anything contained herein modify the obligation of Trustor to pay, or cause to be paid, all Impositions. Beneficiary may commingle said reserve with its own funds and Trustor shall be entitled to no interest thereon. Beneficiary may impound or reserve for future payment of Impositions such portion of such payments as Beneficiary may in its absolute discretion deem proper, applying the balance upon any indebtedness or obligation secured hereby in such order as Beneficiary may determine, notwithstanding that said indebtedness or the performance of said obligation may not yet be due according to the terms thereof. Should Trustor fail to deposit with Beneficiary (exclusive of that portion of said payments which has been applied by Beneficiary upon any indebtedness or obligation secured hereby) sums sufficient to fully pay such Impositions at least thirty (30) days before delinquency thereof, Beneficiary may, at Beneficiary's election, but without any obligation so to do, advance any amounts required to make up the deficiency, which advances, if any, together with interest thereon at an annual rate equal to the Agreed Rate, shall be secured hereby and shall be repayable to Beneficiary upon demand; or, at the option of Beneficiary, Beneficiary may, without making any advance whatever, apply any sums held by it upon any indebtedness or obligation secured hereby, in such order as Beneficiary may determine, notwithstanding that said indebtedness or the performance of said obligation may not yet be due according to the terms thereof.

        (f) Joint Assessment. Trustor shall not initiate, and, to the maximum extent permitted by law, shall not suffer or permit the joint assessment of any real and personal property which may constitute all or a portion of the Property or any other procedure whereby the lien of real property taxes and the lien of personal property taxes shall be assessed, levied or charged to the Property as a single lien.

        (g) Tax Service. Trustor shall cause to be furnished to Beneficiary a tax reporting service, covering the Property, of the type and duration, and with a company, satisfactory to Beneficiary.

        9. Liens. Trustor shall pay and promptly discharge, at Trustor's cost and expense, all liens, encumbrances and charges upon the Property, or any part thereof or interest therein; provided that Trustor shall have the right to contest in good faith the validity or amount of any such lien, encumbrance or charge in accordance with the provisions of the Credit Agreement, and provided further that Trustor will not be required to pay or discharge Permitted Encumbrances. If Trustor shall fail to remove and discharge any such lien, encumbrance or charge when due (or, if being contested in accordance with the Credit Agreement, promptly upon final determination of such contest proceedings), then, in addition to any other right or remedy of Beneficiary, Beneficiary may, but shall not be obligated to, discharge the same, either by paying the amount claimed to be due, or by procuring the discharge of such lien, encumbrance or charge by depositing in a court a bond or the amount claimed or otherwise giving security for such claim, or by procuring such discharge in such manner as is or may be prescribed by law. Trustor shall, immediately upon demand therefor by Beneficiary, pay to Beneficiary an amount equal to all costs and expenses incurred by Beneficiary in connection with the exercise by Beneficiary of the foregoing right to discharge any such lien, encumbrance or charge, together with interest thereon from the date of such expenditure at an annual rate equal to the Agreed Rate.

        10. Easements and Leaseholds. If a leasehold estate or an easement or other incorporeal right constitutes a portion of the Real Property, Trustor agrees not to amend, change or modify (other than any such amendment, change or modification that is beneficial to the Real Property, with the beneficial nature thereof to be determined in Beneficiary's reasonable judgment) or terminate such leasehold estate, easement or other right or interest, or any right thereto or interest therein, without the prior written consent of Beneficiary. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Trustor shall submit to Beneficiary any such request for consent in writing (which request shall include such information and documentation as appropriate to enable Beneficiary to make an informed decision regarding such request), and Beneficiary will have thirty (30) days after receipt thereof in which to review and respond to such request. If Beneficiary fails to respond to Trustor's request within said thirty (30) day period, Trustor may resubmit its request in writing, stating that Beneficiary failed to respond to the initial request within said thirty (30) day period and,
  if Beneficiary thereafter fails to respond to such request within five (5) days,
  Beneficiary shall be deemed to have consented thereto. Trustor agrees to perform all obligations and agreements with respect to said leasehold, easement or other right or interest and shall not take any action or omit to take any action which would effect or permit the termination thereof.
  Trustor agrees to promptly notify Beneficiary in writing with respect to any default or alleged default by any party thereto and to deliver to Beneficiary copies of all notices, demands, complaints or other communications received or given by Trustor with respect to any such default or alleged default. Beneficiary shall have the option to cure any such default and to perform any or all of Trustor's obligations thereunder or with respect thereto. All sums expended by Beneficiary in curing any such default shall be secured hereby and shall be immediately due and payable without demand or notice and shall bear interest from date of expenditure at an annual rate equal to the
  Agreed Rate.

        11. Further Acts. Trustor shall do and perform all acts necessary to keep valid and effective the charges and lien hereof, to carry into effect its object and purposes, to protect the lawful owners of the Notes and other obligations secured hereby; shall execute and deliver to Beneficiary at any time, upon request of Beneficiary, all other and further instruments in writing necessary to vest in and secure to Trustee each and every part of the Real Property and to Beneficiary the Rents therefrom and rights and interest of Beneficiary therein or with respect thereto; and, upon request by the Beneficiary, shall supply evidence of fulfillment of each of the covenants herein contained concerning which a request for such evidence has been made.

        12.  Assignment of Rents.

        (a)  Assignment to Beneficiary; Trustor's Limited
  License to Collect Prior to Default. Notwithstanding any language contained herein, or in any other document, to the contrary, Trustor hereby irrevocably and absolutely assigns and transfers to Beneficiary, without having to first take possession of the Property, all Rents, including all present and future Leases and other rental agreements, reserving unto
  Trustor a license to collect such Rents prior to the occurrence of any Event of Default. Subsequent to the occurrence of an Event of Default, such license reserved to Trustor shall be immediately revoked without further demand or notice, and any Rents, including those past due, unpaid or undetermined, may be collected by Beneficiary or its agent, and any amount so collected shall be applied, less costs and expenses of operation and collection, including reasonable attorneys' fees, to any indebtedness and/or obligations secured hereby, and in such order as Beneficiary shall determine, provided that, upon Trustor's cure of any Event of Default not relating to the payment of money, Beneficiary will reinstate Trustor's license to collect such Rents. The collection of such Rents, and the application thereof as aforesaid, shall not cure or constitute a waiver of any default or notice of default hereunder or invalidate any act done pursuant to such notice.
  Trustor and Beneficiary intend that this assignment shall be a present, absolute and unconditional assignment, not an assignment for additional security only, and shall, immediately upon the execution hereof, subject to the license granted above, give Beneficiary, and its agent, the right to collect
  the Rents and to apply them as aforesaid. Nothing contained herein, nor any collection of Rents by Beneficiary, or its agent or a receiver, shall be construed to make Beneficiary (i) a "Mortgagee-in-Possession" of the Property so long as Beneficiary has not itself entered into actual possession of the Property; (ii) responsible for performing any of the obligations of the lessor under any Lease; (iii) responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or (iv) liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it (provided that this clause (iv) shall not act to relieve Beneficiary from liability resulting from the gross negligence or willful misconduct of Beneficiary).

        (b) No Other Assignments. Trustor hereby represents to Beneficiary that there is no assignment or pledge of any Leases of, or Rentals from, the Property now in effect, and covenants that, until the Notes are fully paid, the Letters of Credit (as defined in the Credit Agreement) have expired or been cancelled, and the other Secured Obligations are fully satisfied and the Commitments (as defined in the Credit Agreement) are terminated, Trustor will not make any such assignment or pledge to anyone other than Beneficiary nor will it accept any periodic payments which are to be made pursuant to such Leases or Rents more than thirty (30) days in advance of the date on which such payments are due.

        13.  Actions Affecting Property.  Trustor shall give
  Beneficiary and Trustee prompt written notice of the assertion of any claim with respect to, or the filing of any action or proceeding affecting or purporting to affect, the Property or Skyways, or title thereto or any right of
  possession thereof, or this Deed of Trust or the security hereof or the rights or powers of Beneficiary or Trustee hereunder. Trustor shall appear in and contest any such action or proceeding at Trustor's sole expense; and shall pay all costs and expenses, including cost of evidence of title and reasonable attorneys' fees, in any such action or proceeding in which Beneficiary or Trustee may appear.

        14. Eminent Domain. If any proceeding or action be commenced for the taking of the Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, condemnation or otherwise, or if the same be taken or damaged by reason of any public improvement or condemnation proceeding, or in any other manner, or should Trustor receive any notice or other information regarding such proceeding, action, taking or damage (including, without limitation, a proposal to purchase the Property or some portion thereof in lieu of condemnation), Trustor shall give prompt written notice thereof to Beneficiary. Beneficiary shall be entitled, at its option, without regard to the adequacy of its security, to investigate and negotiate with the condemnor concerning the proposed taking, to commence, appear in and prosecute in its own name any such action or proceeding, and, if the amount of the Award (defined below) is an amount greater than $1,000,000, or if an Event of Default then exists hereunder, to make any compromise or settlement in connection with such taking or damage. Trustor shall not compromise or settle any such action or proceeding or agree to any sale in lieu of condemnation if the amount of the Award is an amount greater than $1,000,000 without the prior written consent of Beneficiary. All compensation, awards, damages, rights of action and proceeds awarded to Trustor by reason of any such taking, transfer or damage (the "Award") are hereby assigned to Beneficiary and Trustor agrees to execute such further assignments of the Award as Beneficiary or Trustee may require. After deducting therefrom all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit), including reasonable attorneys' fees, incurred by it in connection with any such negotiations, action or proceeding (whether or not prosecuted to judgment), Beneficiary shall, if (i) an Event of Default does not then exist hereunder, and (ii) if application of the Award to restoration of the Property will not, in
  Beneficiary's sole judgment, materially impair Beneficiary's security for the obligations secured hereby, apply the Award to the restoration of the Property, upon conditions substantially similar to the disbursement provisions and conditions set forth in the Credit Agreement, as reasonably determined by Beneficiary (it being expressly understood and agreed that Beneficiary may condition disbursement of such proceeds for restoration upon proof that an amount equal to the sum which Beneficiary is requested to disburse has theretofore been paid by Trustor without reimbursement therefor, or is then due and payable, for materials theretofore installed or work theretofore performed upon the Property and properly includable in the cost of repair, reconstruction or restoration thereof). If, at the time of receipt by Beneficiary of such proceeds, (i) an Event of Default then exists hereunder, or (ii) application of the Award to restoration will, in Beneficiary's sole judgment, materially impair Beneficiary's security for the obligations secured hereby, Beneficiary shall have the option, in its sole and absolute discretion, (1) to apply all or any portion of the Award upon any indebtedness or other obligation secured hereby and in such order as Beneficiary may determine, notwithstanding that said indebtedness or the performance of said obligation may not be due according to the terms thereof, or (2) to apply all or any portion of the Award to the restoration of the Property, subject to such conditions as Beneficiary may determine, or (3) to deliver all or any portion of the Award, after such deductions, to Trustor, subject to such conditions as Beneficiary may determine (and, if the Award is not sufficient to satisfy the Secured Obligations in full, Trustor shall immediately pay any remaining balance, together with all accrued interest thereon). Nothing herein contained shall be deemed to excuse Trustor from restoring, repairing and maintaining the Property, as herein provided (other than Beneficiary's failure to apply the Award to the restoration of the Property as and to the extent required by the provisions of this Section 17, which failure shall excuse Trustor only to the extent of the Award so withheld by Beneficiary), regardless of whether or not the Award is available for restoration, whether or not any such Award is sufficient in amount, or whether or not the Property can be restored to the same condition and character as existed prior to such damage or partial taking. Trustor hereby specifically, unconditionally and irrevocably waives all rights of a property owner under all laws, including NRS 37.115, as amended or recodified from time to time, which provide for allocation of condemnation proceeds between a property owner and a lienholder.

        15. Due on Sale. Except as otherwise permitted in the Credit Agreement, or this Deed of Trust, if the Trustor shall sell or convey, or create or permit to exist any mortgage, pledge, security interest or other encumbrance on, or in any other manner alienate or otherwise "transfer" the Real Property hereby encumbered or any part thereof or any interest therein, or shall enter into any agreement for the same that is not expressly conditioned on Beneficiary's approval, or shall be divested of its title in any
  manner or way, whether voluntary or involuntary or by merger, without the written consent of Beneficiary being first had and obtained, any indebtedness or obligation secured hereby, irrespective of the maturity dates expressed in the Notes or any other notes evidencing the same, at the option of Beneficiary, and without demand or notice, shall immediately become due and payable. Consent to one such transaction shall not be deemed to be a waiver of the right to require consent to future or successive transactions. Beneficiary may grant or deny such consent in its sole discretion and, if consent should be given, any such transfer shall be subject to this Deed of Trust, and any such transferee shall assume all obligations hereunder and agree to be bound by all provisions contained herein. Such assumption shall not, however, release Trustor or any maker or guarantor of any Secured Obligation from any liability with respect thereto without the prior written consent of Beneficiary. As used herein, "transfer" includes the direct or indirect sale, agreement to sell, transfer, conveyance, pledge, collateral as-signment or hypothecation of the Real Property, or any portion thereof or interest therein, whether voluntary, involuntary, by operation of law or otherwise, the execution of any installment land sale contract or similar instrument affecting all or a portion of the Real Property, or the lease of all
  or substantially all of the Real Property. The term "transfer" shall also include the direct or indirect transfer, assignment, hypothecation or conveyance of legal or beneficial ownership of (i) any partnership interest in Trustor, (ii) any partnership or other interest in any general partner in Trustor, or in any constituent of any general partner of Trustor, that is a partnership or limited liability company or similar entity or (iii) any stock in
  any general partner in Trustor, or in any constituent of any general partner or Trustor, that is a corporation.

        16. Partial or Late Payments. By accepting payment of any indebtedness secured hereby after its due date, Beneficiary does not waive its right either to require prompt payment, when due, of all other indebtedness so secured or to declare default, as herein provided, for failure to so pay.

        17. Reconveyance By Trustee. Upon receipt of written request from Beneficiary reciting that all sums secured hereby have been paid, and the Letters of Credit have expired or been cancelled and the Commitments have terminated, and upon surrender of this Deed of Trust and the Notes secured hereby to Trustee for cancellation and retention, or such other disposition as Trustee, in its sole discretion, may choose, and upon payment of its fees, the Trustee shall reconvey, without warranty or recourse, the Property then held hereunder. The recitals in such reconveyance of any matters of fact shall be conclusive proof of the truth thereof. The grantee in such reconveyance may be described in general terms as "the person or persons legally entitled thereto".

        18. Right of Beneficiary and Trustee to Appear. If, during the existence of the trust created hereby, there be commenced or pending any suit or action materially and adversely affecting the Property, or any part thereof, or the title thereto, or if any adverse claim for or against the Property, or any part thereof, be made or asserted, the Trustee or Beneficiary may appear or intervene in the suit or action and retain counsel therein and, unless such suit or action is being diligently contested in good faith by Trustor and Trustor shall have established and maintained adequate reserves with Beneficiary for the full payment and satisfaction of such suit or action if determined adversely to Trustor, may defend same, or otherwise take such action therein as the Trustee or Beneficiary may be advised and may pay and expend such sums of money as the Trustee or Beneficiary may deem to be necessary and Trustor shall pay all reasonable costs and expenses of Trustee and Beneficiary incurred in connection therewith.

        19.  Performance by Trustee or Beneficiary.  If
  Trustor fails to make any payment or perform any act as and in the manner provided in any of the Loan Documents, then the Trustee or Beneficiary, at the election of either of them and without any obligation to do so, after the giving of reasonable notice to the Trustor, or any successor in interest of the
  Trustor, or any of them and without releasing Trustor from any obligation hereunder, may make such payment or perform such act and incur any liability, or expend whatever amounts, in its absolute discretion, it may deem necessary therefor. In connection therewith (without limiting their general and other powers, whether conferred herein, in another Loan
  Document or by law), Beneficiary and Trustee, and each of them, shall have and are hereby given the right, but not the obligation, (i) to enter upon and take possession of the Property; (ii) to make additions, alterations, repairs and improvements to the Property which they or either of them may consider necessary or proper to keep the Property in good condition and repair; (iii) to appear and participate in any action or proceeding affecting
 or
  which may affect the security hereof or the rights or powers of Beneficiary or Trustee; (iv) to pay, purchase, contest or compromise any encumbrance, claim, charge, lien or debt which in the judgment of either may affect or appears to affect the security of this Deed of Trust or to be prior or superior
  hereto; and (v) in exercising such powers, to pay necessary expenses, including employment of counsel and other necessary or desirable consultants. All sums incurred or expended by the Trustee or Beneficiary, under the terms hereof (including, without limiting the generality of the foregoing, costs of evidence of title, court costs, appraisals, surveys, and receiver's, Trustee's and reasonable attorneys' fees, costs and expenses (including, without limitation, the reasonable fees and expenses of attorneys for Trustee), whether or not an action is actually commenced in connection therewith), shall become due and payable by the Trustor to the Trustee on the next interest or installment payment date under the Notes secured hereby and shall bear interest until paid at an annual percentage rate equal to the Agreed Rate. In no event shall payment by Trustee or Beneficiary be construed as a waiver of the default occasioned by Trustor's failure to make such payment or payments.

        20. Inspections. Beneficiary, or its agents, representatives or workers, are authorized to enter at any reasonable time upon or in any part of the Property for the purpose of inspecting the same and for the purpose of performing any of the acts it is authorized to perform hereunder or under the terms of any of the Loan Documents.

        21. Invalidity of Lien. If the lien of this Deed of Trust is invalid or unenforceable as to any part of the Indebtedness (as defined in the Credit Agreement), or if the lien is invalid or unenforceable as to any part of the Property, the unsecured or partially secured portion of the Indebtedness shall be completely paid prior to the payment of the remaining and secured or partially secured portion of the Indebtedness, and all payments made on the Indebtedness, whether voluntary or under foreclosure or other enforcement action or procedure, shall be considered to have been first paid on and applied to the full payment of that portion of the Indebtedness which is not secured or is not fully secured by the lien of this Deed of Trust.

        22. Subrogation. To the extent that proceeds of the Notes or other sums advanced by Beneficiary are used to pay any outstanding lien, charge or prior encumbrance against the Property, such proceeds shall be deemed to have been advanced by Beneficiary at Trustor's request and Beneficiary shall be subrogated to any and all rights and liens held by any owner or holder of such outstanding liens, charges and prior encumbrances, regardless of whether said liens, charges or encumbrances are released.

        23. Events of Default. Trustor will be in default under this Deed of Trust upon the occurrence of any one or more of the following events (some or all collectively, "Events of Default"; any one singly, an "Event of Default"):

        (a) Failure to Pay. Any amount due under any of the Notes, the Credit Agreement, this Deed of Trust or any other Loan Document, or any other amount the payment of which is secured hereby, is not paid when due; or

        (b) Other Breaches Hereof. A breach by Trustor of any representation, warranty or covenant in this Deed of Trust which is not cured within fifteen (15) days after receipt by Trustor of notice of such breach; or

        (c) Defaults Under Other Loan Documents. The occurrence under any of the Loan Documents of an "Event of Default" (as defined therein).

        24. Remedies. At any time after an Event of Default, Beneficiary and Trustee will be entitled to invoke any and all of the following rights and remedies, all of which will be cumulative, and the exercise of any one or more of which shall not constitute an election of remedies:

        (a) Acceleration. Beneficiary may declare any or all of the Secured Obligations to be due and payable immediately, without presentment, demand, protest or notice of any kind.

        (b) Receiver. Beneficiary may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property or any part thereof, without notice to Trustor or anyone claiming under Trustor, and without regard to the then value of the Property or the adequacy of any security for the Secured Obligations, and Trustor hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided herein and in the Credit Agreement and shall continue as such and exercise all such powers until the later of (i) the date of confirmation of sale of all of the
Property;
  (ii) the disbursement of all proceeds of the Property collected by such receiver and the payment of all expenses incurred in connection therewith;
  or (iii) the termination of such receivership with the consent of Beneficiary or pursuant to an order of a court of competent jurisdiction. Beneficiary may also request, in connection with any foreclosure proceeding hereunder, that the Nevada Gaming Commission petition a District Court of the State of Nevada for the appointment of a supervisor to conduct the normal gaming activities on the Property following such foreclosure proceeding.

        (c) Entry. Beneficiary, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, subject to applicable Gaming Laws, and may also do any and all other things in connection with those actions that Beneficiary may, in its sole discretion, consider necessary and appropriate to protect the security of this Deed of Trust. Such other things may include, among other things, any of the following: taking and possessing all of Trustor's or the then owner's books and records; entering into, enforcing, modifying, or canceling Leases on such terms and conditions as Beneficiary may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Trustor; completing construction; and contracting for and making repairs and alterations. If Beneficiary so requests, Trustor shall assemble all of the Property that has been removed from the Real Property in violation of the Loan Documents and make all of it available to Beneficiary at the site of the Real Property. Trustor hereby irrevocably constitutes and appoints Beneficiary as Trustor's attorney-in-fact to perform such acts and execute such documents as Beneficiary in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Trustor's name on any instruments. Regardless of any provision of this Deed of Trust or the Credit Agreement, Beneficiary shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Trustor to Beneficiary, unless Beneficiary has given express written notice of Beneficiary's election of that remedy in accordance with the Nevada Uniform Commercial Code, as it may be amended or recodified from time to time.

        (d) Cure; Protection of Security. Either Beneficiary or Trustee may cure any breach or default of Trustor, and if it chooses to do so in connection with any such cure, Beneficiary or Trustee may also enter the Property and, whether or not Beneficiary or Trustee enter the Property, do any and all other things which it, in its sole discretion, may consider necessary and appropriate to protect the security of this Deed of Trust, including, without limitation, the right to complete the Improvements. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Beneficiary or Trustee under, this Deed of Trust; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Beneficiary's or Trustee's sole judgment is or may be senior in priority to this Deed of Trust, such judgment of Beneficiary or Trustee to be conclusive as among the parties to this Deed of Trust; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under this Deed of Trust; otherwise caring for and protecting any and all of the Property; and employing counsel, accountants, contractors and other appropriate persons to assist Beneficiary or Trustee. Beneficiary and Trustee may take any of the actions permitted under this Subsection either with or without giving notice to any person.

        (e)  Uniform Commercial Code Remedies. With
  respect to Personal Property, Beneficiary may exercise any or all of the remedies granted to a secured party under NRS Article 104.9101 et seq. (the Nevada enactment of the Uniform Commercial Code), together with any and all other rights and remedies provided in the Security Agreement.

        (f) Judicial Action. Beneficiary may bring an action in any court of competent jurisdiction to foreclose this Deed of Trust or to obtain specific enforcement of any of the covenants or agreements of this Deed of Trust or for any other remedy provided herein, in the Credit Agreement, in any Loan Document or otherwise provided by law or in equity.

        (g) Power of Sale. Under the power of sale herein granted, Beneficiary shall have the discretionary right to cause some or all of the Property, including any Property which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

             (i)  Sales of Personal Property.

                  (A)  For purposes of the power of sale
          herein granted, Beneficiary may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage. If Beneficiary chooses to do so, Beneficiary may dispose of any personal property separately from the sale of real property, in any manner permitted by or under the NRS, including any public or private sale, or in any manner permitted by any other applicable law.

                  (B)  The following provision shall apply
          in the absence of any specific statutory requirement which permits or requires a different notice period: In connection with any sale or other disposition of such Property, Trustor agrees that the following procedures constitute a commercially reasonable sale: Beneficiary shall mail written notice of the sale to Trustor not later than ten (10) days prior to such sale. Upon receipt of any written request, Beneficiary will, to the extent reasonably practicable, make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours prior to the sale. Notwithstanding any provision to the contrary, Beneficiary shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

             (ii) Trustee's Sales of Real Property or Mixed
          Collateral.

                  (A)  Beneficiary may choose to dispose
          of some or all of the Property which consists solely of real property in any manner then permitted by applicable law.
          In its discretion, Beneficiary may also or alternatively choose to dispose of some or all of the Property, in any combination consisting of both real and personal property, together in one sale to be held in accordance with the law
          and procedures applicable to real property.   Trustor agrees
          that any sale of personal property together with real property constitutes a commercially reasonable sale of the personal property. For purposes of this power of sale, either a sale of real property alone, or a sale of both real and personal property together in accordance with law, will sometimes be referred to as a "Trustee's Sale."

                  (B)  Before any Trustee's Sale,
          Beneficiary or Trustee shall give and record such notice of default and election to sell as may then be required by law. When all time periods then legally mandated have expired, and after such notice of sale as may then be legally required has been given, Trustee shall sell the property being sold at a public auction to be held at the time and place specified in the notice of sale. Neither Trustee nor Beneficiary shall have any obligation to make demand on Trustor before any Trustee's Sale. From time to time, in accordance with then applicable law, Trustee may, and in any event at Beneficiary's request shall, postpone any Trustee's sale by public announcement at the time and place noticed for that sale, or may, in its discretion, give a new notice of sale.

                  (C)  At any Trustee's Sale, Trustee shall
          sell to the highest bidder at public auction for cash in lawful money of the United States. Trustee shall execute and deliver to the purchaser(s) a deed or deeds conveying the property being sold without any covenant or warranty whatsoever, express or implied. The recitals in any such deed of any matters or facts, including any facts bearing upon the regularity or validity of any Trustee's Sale, shall be conclusive proof of their truthfulness. Any such deed shall be conclusive against all persons as to the facts recited in it.

        (h)  Single or Multiple Foreclosure Sales.  If the
  Property at the time of sale or other disposition consists of more than one lot, parcel or item of property, Beneficiary may:

             (i)  Designate the order in which the lots,
          parcels or items shall be sold or disposed of or offered for sale or disposition; and

             (ii) Elect to dispose of the lots, parcels or items through a single consolidated sale or disposition to be held or made under the power of sale herein granted, or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner that Beneficiary may deem to be in its best interests (any such sale or disposition, a "Foreclosure Sale;" any two or more, "Foreclosure Sales").

  If Beneficiary chooses to have more than one Foreclosure Sale, Beneficiary at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Beneficiary may deem to be in its best interests. No Foreclosure Sale shall terminate or affect the liens of this Deed of Trust on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

        25. Costs of Enforcement. If an installment of principal or interest on the Notes is not paid when due or if any other Event of Default occurs, Beneficiary and Trustee, and each of them, may employ an attorney or attorneys to protect their rights hereunder. Trustor promises to pay to Beneficiary, on demand, the reasonable fees and expenses of such attorneys and all other costs of enforcing the obligations secured hereby, including but not limited to, recording fees, the expense of a Trustee's Sale Guarantee, Trustee's fees and expenses, receivers' fees and expenses, and all other expenses, of whatever kind or nature, incurred by Beneficiary and Trustee, and each of them, in connection with the enforcement of the obligations secured hereby, whether or not such enforcement includes the filing of a lawsuit. Until paid, such sums shall be secured hereby and shall bear interest, from date of expenditure, at an annual rate equal to the Agreed Rate.

        26. Remedies Cumulative and Not Exclusive. Trustee and Beneficiary, and each of them, shall be entitled to enforce payment and performance of any indebtedness or obligations secured hereby and to exercise all rights and powers under this Deed of Trust or under any Loan Document or other agreement or any laws now or hereafter in force, notwithstanding some or all of the said indebtedness and obligations secured hereby may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement whether by court action or pursuant to the power of sale or other powers herein contained, shall prejudice or in any manner affect Trustee's or Beneficiary's right to realize upon or enforce any other security now or hereafter held by Trustee or Beneficiary, it being agreed that Trustee and Beneficiary, and each of them, shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as they or either of them may in their absolute discretion determine. No remedy herein conferred upon or reserved to Trustee or Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Trustee or Beneficiary or to which either of them may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Trustee or Beneficiary and either of them may pursue inconsistent remedies.

        27. Credit Bids. At any Foreclosure Sale, any person, including Trustor, Trustee or Beneficiary, may bid for and acquire the Property or any part thereof to the extent permitted by then applicable law. Instead of paying cash for such property, Beneficiary may settle therefor by crediting such portion of the following obligations against the sales price of the property as is necessary to equal such price:

        (a) First, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to pay or reimburse Beneficiary or Trustee hereunder or under any other Loan Document; and

        (b) Second, any of the other Secured Obligations, in any order and proportion as Beneficiary, in its sole discretion, may elect.

        28.  Application of Foreclosure Sale Proceeds.
  Beneficiary and Trustee shall apply the proceeds of any Foreclosure Sale in the following manner:

        (a) First, to pay the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to reimburse Beneficiary or Trustee hereunder or under any other Loan Document;

        (b)  Second, to pay the portion of the Secured
  Obligations attributable to any sums expended or advanced by Beneficiary or Trustee under the terms of this Deed of Trust which then remain unpaid;

        (c) Third, to pay any and all other Secured Obligations, in any order and proportion as Beneficiary, in its sole discretion, may elect; and

        (d) Fourth, the remainder, if any, shall be remitted to the person or persons entitled to it.

        29. Application of Rents and Other Sums. Beneficiary shall apply any and all Rents collected by it, and any and all sums, other than proceeds of a Foreclosure Sale, which Beneficiary may receive or collect, in the following manner:

        (a) First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Trustee, Beneficiary or any receiver;

        (b)  Second, to pay any and all other Secured
  Obligations in any order and proportion as Beneficiary, in its sole discretion, may elect; and

        (c) Third, the remainder, if any, shall be remitted to the person or persons entitled to it.

  Beneficiary shall have no liability for any funds which it does not actually receive.

        30. Incorporation of Certain Nevada Covenants. The following covenants, Nos. 1, 3, 4 (at the Agreed Rate), 6, 7 (reasonable), 8 and 9 of NRS 107.030, where not in conflict with the provisions of the Loan Documents, are hereby adopted and made a part of this Deed of Trust.
  Upon any Event of Default by Trustor hereunder, Beneficiary may (a) declare all sums secured immediately due and payable without demand or notice or (b) have a receiver appointed as a matter of right without regard to the sufficiency of said property or any other security or guaranty and without any showing as required by NRS section 107.100. All remedies provided in this Deed of Trust are distinct and cumulative to any other right or remedy under this Deed of Trust or afforded by law or equity and may be exercised concurrently, independently or successively. The sale of said property conducted pursuant to Covenants Nos. 6, 7 and 8 of NRS section
  107.030 may be conducted either as to the whole of said property or in separate parcels and in such order as Trustee may determine.

        31. Substitution of Trustee. Beneficiary or assigns may, from time to time, by a written instrument executed and acknowledged by Beneficiary, recorded in the county in which the Real Property is located and otherwise complying with applicable law, appoint a successor trustee or trustees to any Trustee named herein or acting hereunder, to execute the trust created by the Deed of Trust or other conveyance in trust. Upon the recording of such instrument, the new trustee or trustees shall, without conveyance from the predecessor trustee, be vested with all the title, estate, interest, rights, powers, duties and trusts in the premises vested in or conferred upon the predecessor trustee. If there be more than one trustee, either may act alone and execute the trusts upon the request of the Beneficiary, and all his acts thereunder shall be deemed to be the acts of all trustees, and the recital in any conveyance executed by such sole trustee of such request shall be conclusive evidence thereof, and of the authority of such sole trustee to act.

        32. Binding Nature. This Deed of Trust applies to, inures to the benefit of and binds Trustor and the heirs, legatees, devisees, administrators, personal representatives, executors and the successors and assigns thereof, Trustee and Beneficiary. As used herein, the term "Beneficiary" shall include the owners and holders of the Notes and other Secured Obligations from time to time, whether or not named as Beneficiary herein (it being expressly agreed, however, that Beneficiary may act through an agent; that only the signature of such agent is required on any amendment hereof or any consent, approval or other action hereunder; and that First Interstate Bank of Nevada, N.A., is the initial agent hereunder); the term "Trustee" shall mean the trustee appointed hereunder from time to time, whether or not notice of such appointment is given; and the term "Trustor" shall mean the Trustor named herein and the successors-in-interest, if any, of said named Trustor, in and to the Property or any part thereof. If there be more than one Trustor hereunder, their obligations hereunder shall be joint and several. It is expressly agreed that the Trust created hereby is irrevocable by Trustor.

        33.  Acceptance of Trust; Resignation by Trustee.
  Trustee accepts this trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law, reserving, however, unto the Trustee, the right to resign from the duties and obligations imposed herein whenever Trustee, in its sole discretion, deems such resignation to be in the best interest of the Trustee. Written notice of such resignation shall be given to Trustor and Beneficiary.

        34. Full Performance Required; Survival of War-ranties. All representations, warranties and covenants of Trustor contained in any loan application or made to Beneficiary in connection with the loan secured hereby or contained in any of the Loan Documents or incorporated by reference therein, shall survive the execution and delivery of this Deed of Trust and shall remain continuing obligations, warranties and representations of Trustor so long as any portion of the obligations secured by this Deed of Trust remains outstanding.

        35. Waiver of Certain Rights By Trustor. Trustor waives, to the extent permitted by law, (i) the benefit of all laws now existing or that may hereafter be enacted providing for any appraisement before sale of any portion of the Property, (ii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created, and (iii) all rights and remedies which Trustor may have or be able to assert by reason of the laws of the State of Nevada pertaining to the rights and remedies of sureties. Without limiting the generality of the foregoing, Trustor waives, to the extent permitted by law, all rights (including any rights provided by NRS
  100.040 and 100.050) to direct the order in which any of the Property shall be sold in the event of any sale or sales pursuant hereto and to have any of the Property or any other property now or hereafter constituting security for the indebtedness secured hereby marshalled upon any foreclosure of this Deed of Trust or of any other security for any of such indebtedness.

        36.  Construction.  The language in all parts of this
  Deed Of Trust shall be in all cases construed simply according to its fair
  meaning and not strictly for or against any of the parties hereto.   Headings
  at the beginning of Sections, Subsections, paragraphs and subparagraphs of this Deed of Trust are solely for the convenience of the parties, are not a part hereof and shall not be used in construing this Deed of Trust. The preamble, any recitals and all exhibits and schedules to this Deed of Trust are part of this Deed of Trust and are incorporated herein by this reference. When required by the context: whenever the singular number is used in this Deed of Trust, the same shall include the plural, and the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders and vice versa. Unless otherwise required by the context (or otherwise provided herein): the words "herein", "hereof" and "hereunder" and similar words shall refer to this Deed of Trust generally and not merely to the provision in which such term is used; the word "person" shall include individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority and other entity of whatever nature; the words "including", "include" or "includes" shall be interpreted in a non-exclusive manner as though the words "but [is] not limited to" or "but without limiting the generality of the foregoing" or "without limitation" immediately followed the same; the word "month" shall mean calendar month; and the term "business day" shall mean any day other than a Saturday, Sunday or legal holiday under the laws of the State of Nevada. If the day on which performance of any act or the occurrence of any event hereunder is due is not a business day, the time when such performance or occurrence shall be due shall be the first business day occurring after the day on which performance or occurrence would otherwise be due hereunder. All times provided in this Deed of Trust for the performance of any act will be strictly construed, time being of the essence hereof.

             37. Priority. This Deed of Trust is intended to have, and retain, priority over all other liens and encumbrances upon the Real Property, excepting only: (i) such Impositions as, at the date hereof, have, or, by law, gain, priority over the lien created hereby; (ii) covenants, conditions, restrictions, easements, rights of way and Leases which are of record or are disclosed of record and which, on the date hereof, affect the Real Property and are superior in right to or have priority over this Deed of Trust and (iii) Leases, liens, encumbrances and other matters as to which Beneficiary hereafter expressly subordinates the lien of this Deed of Trust by written instrument in recordable form. Under no circumstances shall Beneficiary be obligated or required to subordinate the lien hereof to any lien, encumbrance, covenant or other matter affecting the Real Property or any portion thereof. Beneficiary may, however, at Beneficiary's option, exercisable in its sole and absolute discretion, subordinate the lien of this Deed of Trust, in whole or in part, to any or all Leases, liens, encumbrances or other matters affecting all or any portion of the Real Property, by executing and recording, in the Office of the County Recorder of the county or counties in which the Real Property is located, a unilateral declaration of such subordination specifying the Lease, lien, encumbrance or other matter or matters to which this Deed of Trust shall thereafter be subordinate.

             38. Amendments. This Deed of Trust cannot be waived, changed, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, discharge or termination is sought.

        39.  Financing Statement.  Portions of the Personal
  Property (and portions of the Real Property) are goods which are or are to become fixtures on or relating to the Real Property. This Deed of Trust constitutes a financing statement filed as a fixture filing in the Official Records of the County Recorder of the County in which the Property is located with respect to any and all fixtures included within the term "Property" as used herein and with respect to any goods or other Personal Property that may now be or hereafter become such fixtures. The address of Beneficiary, from which information concerning the security interest granted hereunder may be obtained, is:

             First Interstate Bank of Nevada, N.A.
             Gaming Industry Division
             3800 Howard Hughes Parkway
             Las Vegas, Nevada  89109
             Attn:  Steve Byrne, V.P.


        40.  Attorney-in-Fact.  Trustor hereby appoints
  Beneficiary the attorney-in-fact of Trustor to prepare, sign, file and record one or more financing statements; any documents of title or registration, or like papers, and to take any other action deemed necessary, useful or desirable by Beneficiary to perfect and preserve Beneficiary's security interest against the rights or interests of third persons.

        41.  Releases, Extensions, Modifications and
               Additional Security.

        (a) From time to time, Beneficiary may perform any of the following acts without incurring any liability or giving notice to any person, and without affecting the personal liability of any person for the payment of the Secured Obligations (except as provided below), and without affecting the security hereof for the full amount of the Secured Obligations on all Property remaining subject hereto, and without the necessity that any sum representing the value of any portion of the Property affected by the Beneficiary's action be credited on the Secured Obligations:

           (i) Release any person liable for payment of any Secured Obligation;

          (ii) Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

         (iii) Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security; or

          (iv) Alter, substitute or release any property securing the Secured Obligations.

        (b) From time to time when requested to do so by Beneficiary in writing, Trustee may perform any of the following acts without incurring any liability or giving notice to any person:

           (i) Consent in writing to the making of any plat or map of the Property or any part of it;

          (ii) Join in granting any easement or creating any restriction affecting the Property;

         (iii) Join in any subordination or other agreement affecting this Deed of Trust or the lien of it or other agreement or instrument relating hereto or to the Property or any portion thereof; or

          (iv)  Reconvey the Property or any part of it
     without any warranty.

        42.  Exculpation and Indemnification.

        (a) Beneficiary shall not be directly or indirectly liable to Trustor or any other person as a consequence of any of the following:

           (i) Beneficiary's exercise of or failure to exercise any rights, remedies or powers granted to Beneficiary in this Deed of Trust;

          (ii) Beneficiary's failure or refusal to perform or discharge any obligation or liability of Trustor under any agreement related to the Property or under this Deed of Trust; or

         (iii) Any loss sustained by Trustor or any third party resulting from Beneficiary's failure to lease the Property, or from any other act or omission of Beneficiary in managing the Property, after an Event of Default, unless the loss is caused by the willful misconduct, gross negligence or bad faith of Beneficiary.

  To the extent permitted by applicable law, Trustor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Beneficiary.

        (b) Except for losses caused by the willful misconduct, gross negligence or bad faith of Trustee or Beneficiary, Trustor agrees to indemnify Trustee and Beneficiary against and hold them harmless from all losses, damages, liabilities, claims, causes of action, judgments, court costs,
  reasonable attorneys' fees and other reasonable legal expenses, cost of evidence of title, cost of evidence of value, and other reasonable costs and expenses which either may suffer or incur:

           (i) In performing any act required or permitted by this Deed of Trust or any of the other Loan Documents or by law;

          (ii) Because of any failure of Trustor to perform any of Trustor's obligations; or

         (iii)  Because of any alleged obligation of or
     undertaking by Beneficiary to perform or discharge any of the representations, warranties, conditions, covenants or other obligations in any document relating to the Property other than the Loan Documents.

  This agreement by Trustor to indemnify Trustee and Beneficiary shall survive the release and cancellation of any or all of the Secured Obligations and the full or partial release and/or reconveyance of this Deed of Trust.

        (c) Trustor shall pay all amounts arising under the indemnity obligations of this Deed of Trust immediately upon demand by Trustee or Beneficiary.

        43.  Relationship to Credit Agreement.  This Deed of
  Trust has been executed pursuant to and is subject to the terms of the Credit Agreement executed concurrently herewith and Trustor agrees to observe and perform all provisions contained therein. If and to the extent of any conflict between the provisions of the Credit Agreement and the provisions of this Deed of Trust, the provisions of this Deed of Trust shall control.

        44. Relationship to Security Agreement. Concurrently herewith, Trustor is entering into the Security Agreement with Beneficiary with respect to the Personal Property. As provided above, the terms of said Security Agreement shall, with respect to the Personal Property and the security interest therein granted hereby, supplement the terms of this Deed of Trust and, if and to the extent of any conflict with the terms hereof applicable to said security interest and Personal Property, shall, to the extent
  enforceable, control. Nothing in this Section 44 shall be deemed or construed, however, to impair the rights of Beneficiary to conduct one or more Trustee's Sales at which real and personal property are sold together pursuant to the laws applicable to the sale of real property.

        45.  Relationship to Environmental Indemnity.
  Concurrently herewith, Trustor has executed an agreement entitled "Environmental Indemnity" for the benefit of the Lenders. Trustor hereby acknowledges and agrees that, notwithstanding any other provision of this Deed of Trust to the contrary, the obligations of Trustor under such "Environmental Indemnity" agreement shall be unlimited personal obligations of Trustor, the obligations of Trustor under such instrument shall not be secured by this Deed of Trust and shall survive foreclosure under this Deed of Trust, any transfer in lieu thereof, and any satisfaction of the Secured Obligations.

        46. Severability. If any provision in or obligation under this Deed of Trust shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        47. Loan Statement Fees. Trustor shall pay the amount demanded by Beneficiary or its authorized loan servicing agent for any statement requested by Trustor regarding the obligations secured hereby; provided, however, that such amount may not exceed the maximum amount allowed by law at the time request for the statement is made.

        48.  Notices.

        (a) Methods; Addresses. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing and shall be given by any of the following means: (i) personal service;
  (ii) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or (iii) registered or certified, first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent pursuant to clause (i) of this Section shall be deemed received upon such personal service, and if sent pursuant to clause (ii) of this Section shall be deemed received upon receipt if sent prior to 5:00 p.m. on a business day, and otherwise shall be deemed received on the next succeeding business day, and, if sent pursuant to clause (iii) of this Section shall be deemed received three (3) days following deposit in the mail.

         To Beneficiary:     First Interstate Bank of Nevada, N.A.
                        Gaming Industry Division
                        3800 Howard Hughes Parkway
                        Las Vegas, Nevada  89109
                        Attn:  Steve Byrne, V.P.


         With a copy to:     O'Melveny & Myers
                        400 South Hope Street
                        Los Angeles, California 90071-2899
                        Attn:  Jack B. Hicks III, Esq.


         To Trustor:         Circus and Eldorado Joint Venture
                        430 North Virginia Street
                        Reno, Nevada 89503
                        Attn: General Manager

         To Trustee:         First American Title Company of Nevada
                        241 Ridge Street
                        Reno, Nevada 89504
                        Attn:  Gene T. Turk

              (b) Reliance on Faxes. Each party hereto (a "Recipient") who receives from another party hereto (a "Sender") by electronic facsimile transmission (telecopier or fax) any writing which appears to be signed by an authorized signatory of that Sender is authorized to rely and act upon that writing in the same manner as if the original signed writing was in the possession of the Recipient upon oral confirmation of that Sender to the Recipient that the writing was signed by an authorized signatory of that Sender and is intended by that Sender to be relied upon by the Recipient.
  Each party transmitting any writing to any other party by electronic facsimile transmission agrees to forward immediately to that Recipient, by expedited means (for next day delivery, if possible), or by first class mail if
  the Recipient so agrees, the signed hard copy of that writing, unless the Recipient expressly agrees to some other disposition of the original by the Sender.

              49.  Governing Law.  THIS DEED OF TRUST SHALL
  BE GOVERNED BY, AND SHALL BE CONSTRUED AND
  ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF
  THE STATE OF NEVADA, WITHOUT REGARD TO CONFLICTS
  OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT
  APPLICABLE LAW PROVIDES THAT THE VALIDITY OR
  PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR
  REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR
  COLLATERAL ARE GOVERNED BY THE LAWS OF A
  JURISDICTION OTHER THAN THE STATE OF NEVADA.

              50.  Consent to Jurisdiction and Service of Process.  ALL
  JUDICIAL PROCEEDINGS BROUGHT AGAINST TRUSTOR
  ARISING OUT OF OR RELATING TO THIS DEED OF TRUST MAY
  BE BROUGHT IN ANY STATE OR FEDERAL COURT OF
  COMPETENT JURISDICTION IN THE STATE OF NEVADA, AND
  BY EXECUTION AND DELIVERY OF THIS DEED OF TRUST
  TRUSTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH
  ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE
  EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND
  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND
  IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT
  RENDERED THEREBY IN CONNECTION WITH THIS DEED OF
  TRUST. Trustor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Trustor at its address provided in the Credit Agreement, such service being hereby acknowledged by Trustor to be sufficient for personal jurisdiction in any action against Trustor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

              51.  Waiver of Jury Trial.  TRUSTOR AND
  BENEFICIARY HEREBY AGREE TO WAIVE THEIR RESPECTIVE
  RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF
  ACTION BASED UPON OR ARISING OUT OF THIS DEED OF
  TRUST. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Trustor and Beneficiary each acknowledge that this waiver is a material inducement for Trustor and Beneficiary to enter into a business relationship, that Trustor and Beneficiary have already relied on this waiver in entering into this Deed of Trust and that each will continue to rely on this
  waiver in their related future dealings. Trustor and Beneficiary further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS
  IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED
  EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL
  APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,
  SUPPLEMENTS OR MODIFICATIONS TO THIS DEED OF TRUST.
  In the event of litigation, this Deed of Trust may be filed as a written consent to a trial by the court.

              52.  Nonforeign Entity.  Section 1445 of the Internal
  Revenue Code of 1986, as amended (the "Code") provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Beneficiary that the withholding of tax will not be required in the event of the disposition of the Property pursuant to the terms of this Deed of Trust, Trustor hereby certifies, under penalty of perjury, that:

              (a) Trustor is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and the regulations promulgated thereunder; and

              (b)  Trustor's U.S. employer identification number is 88-
  0310787; and

              (c) Trustor's principal place of business is 430 North Virginia Street, Reno, Nevada 89503.

  It is understood that Beneficiary may disclose the contents of this certification to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment or both. Trustor covenants and agrees to execute such further certificates, which shall be signed under penalty of perjury, as Beneficiary shall reasonably require. The covenant set forth herein shall survive the foreclosure of the lien of this
  Deed of Trust or acceptance of a deed in lieu thereof.

              53. Counterparts. This Deed of Trust may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document with the same effect as if all parties had signed the same signature page. Any signature page and acknowledgment page of this Deed of Trust may be detached from any counterpart of this Deed of Trust and reattached to any other counterpart of this Deed of Trust identical in form hereto but having attached to it one or more additional signature and acknowledgment pages.


                  [SIGNATURES ON NEXT PAGE]
              IN WITNESS WHEREOF, Trustor has executed this instrument as of the day and year first above written.


  TRUSTOR:

  CIRCUS AND ELDORADO JOINT VENTURE,
  a Nevada general partnership

  By:    GALLEON INC.
  Its:   Managing Partner


         By: _____________________________

         Title: __________________________



  By:    ELDORADO LIMITED LIABILITY COMPANY
  Its:   General Partner


         By: _____________________________

         Title: __________________________

  STATE OF NEVADA       )
                        ) ss
  COUNTY OF WASHOE )


              This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
  ______________________________________________ of/for CIRCUS
  AND ELDORADO JOINT VENTURE.



  ____________________________
  Notary Public









  STATE OF NEVADA       )
                        ) ss
  COUNTY OF WASHOE )


              This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
  ______________________________________________ of/for CIRCUS
  AND ELDORADO JOINT VENTURE.



  ____________________________
  Notary Public

                        EXHIBIT A

                    Legal Description

         THE LAND REFERRED TO HEREIN IS SITUATED IN THE
           COUNTY OF WASHOE, STATE OF NEVADA, AND IS
           DESCRIBED AS FOLLOWS:

  PART I:

  PARCEL 1:

         Beginning at the intersection of the Southern line of West Fifth Street with the Western line of North Virginia Street; thence Southerly along said Western line of North Virginia Street, 88.00 feet; thence
Westerly
           parallel with the Northern line of West Fourth Street 140.00 feet to the
           Eastern line of alley; thence Northerly along the last mentioned line
           88.00 feet to said Southern line of West Fifth Street; thence
Easterly
           along said Southern line of West Fifth Street, 140.00 feet to the point of beginning.

  PARCEL 2:

         Beginning at the intersection of the West line of North Virginia Street with the North line of Lot 10 in Block "B" of ORIGINAL TOWN,
           NOW CITY OF RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June
           27,  1871;  thence Northerly along the Westerly line of North
Virginia
           Street, 12 feet, more or less, to the Southeast corner of the parcel of land described in the deed to Ivanhoe Corporation of record in Book 453, File No. 278019, Deed Records; thence Westerly along the Southern line of said Ivanhoe Corporation parcel 140 feet to the
Easterly
           line of an alley; thence Southerly along the last mentioned line, 12 feet, more or less, to the Northwest corner of said Lot 10; thence Easterly to the point of beginning.

  PARCEL 3:

         Lots 10, 11, 12 and the North 13 feet of Lot 13 in Block "B" of
           ORIGINAL TOWN, NOW CITY OF RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871.

  PARCEL 4:

         The Northerly 9.25 feet of Lot 3 and all of Lots 4, 5, 6, 7 and 8 in
           Block "B" of ORIGINAL TOWN, NOW CITY OF RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871.

         ALSO a parcel of land bounded on the South by the Southern line of the
           40 foot alley as laid out on the map of the Town, now City of Reno, in said Block "B", bounded on the West by the Eastern line of North Sierra Street, bounded on the North by the Southern line of West
Fifth
           Street and bounded on the East by the Western line of the 20 foot alley running Northerly and Southerly through said Block "B".

  PARCEL 5:

         The South 37 feet of Lot 13 in Block "B" of the "ORIGINAL TOWN,
           NOW CITY OF RENO", according to the official map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871.

  PARCEL 6:

         Lot 14 in Block B of ORIGINAL TOWN, NOW CITY OF RENO,
           according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871.

  PARCEL 7:

         The West forty (40) feet of Lot Fifteen (15) in Block "B" fronting forty
           (40) feet on the North line of Fourth Street, as designated on the official map of said City of Reno, Nevada, on file and of record in the office of the County Recorder in and for the said County of Washoe; the property hereby conveyed being the same property described in a Deed from May
           J. A. Nadon and others to Dale V. Clanton, dated November 18, 1920, and filed for record on the 29th day of November, 1920, in the office
           of the County Recorder in and for the County of Washoe, and therein recorded in Book 56 of Deeds, at Page 440.

  PARCEL 8:

         The East 100 feet of Lot 15 in Block B of original town, now City of Reno, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871.

  PARCEL 9:

         All of Lots 1 and 2, and the South 40.75 feet of Lot 3 in Block B of the
           ORIGINAL TOWN, NOW CITY OF RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871.

  PARCEL 10:

         The South 20 feet of Lot 10, and all of Lots 11, 12, 13, 14, 15 and 16, in Block A, of ORIGINAL TOWN, NOW CITY OF RENO, according to the map thereof, filed in the office of the County Recorder of
 Washoe
           County, State of Nevada, on June 27, 1871.

         TOGETHER WITH the East 1/2 of the North-South alley running through said Block A, immediately adjoining Lots 11, 12, 13, 14, 15 and 16 on the West, and more particularly described in those certain Orders of Abandonment recorded January 19, 1977 in Book 1044, Page 521 as Document No. 445058, and recorded November 14, 1985 in
           Book 2251, Page 933 as Document No. 1034253 of Official Records.

  PARCEL 11:

         The East 78 feet of Lot 9 and the East 78 feet of the North 30 feet of Lot 10 in Block A of the ORIGINAL TOWN, NOW CITY OF RENO, according to the Official Map thereof, filed in the office of the
County
           Recorder of Washoe County, State of Nevada, on June 27, 1871.

         Together with that portion of the vacated alley lying Southerly of the
           Southerly line of West Fifth Street and Westerly of the Westerly line of
           North Sierra Street adjoining said Lot 9 at its most Northeasterly corner.

  PARCEL 12:

         A portion of the Southwest 1/4 of the Northeast 1/4 of Section 11,
           Township 19 North, Range 19 East, M.D.B&M., lying and being in the City of Reno, County of Washoe, State of Nevada, and more particularly described as follows:

         The Westerly 74 feet of Lot 9 and the Westerly 74 feet of the North 30 feet of Lot 10, all in Block A of the ORIGINAL TOWN, NOW CITY
           OF RENO, according to the official map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871.

  PARCEL 13:

         BEGINNING at the Northeast corner of Lot 8, Block A, as shown on the official plat of the town, now City of Reno, Nevada, filed in the office of the County Recorder of Washoe County, Nevada, on June 27, 1871; thence Southerly along the Easterly lines of Lots 8 and 7 of said
           Block A to the Southeast corner of Lot 7; thence Westerly along the Southerly line of Lot 7 and the Southerly line of Lot 7 projected to its
           intersection with the Easterly line of West Street; thence Northerly along the Easterly line of West Street to the Southerly line of West Fifth Street; thence Easterly along the Southerly line of West Fifth Street to
           the point of beginning.

  PARCEL 14:

         Lots 1, 2, 3, 4, 5, 6, in Block A, of ORIGINAL TOWN, NOW CITY
           OF RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27,
           1871, together with that parcel immediately adjoining Lots 5 and 6 on the West, that is more particularly described as follows:

         BEGINNING at the Northeasterly corner of Lot 6, in Block A of ORIGINAL TOWN, NOW CITY OF RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 27, 1871; thence Southerly along the
Easterly
           line of said Lots 5 and 6, in Block A, 100 feet to the Southeasterly corner thereof; thence Westerly along the Southerly line of
           said Lot 5 and the Southerly line of Lot 5 extended Westerly to the Easterly line of West Street, as now located in the City of Reno, a distance of 140 feet; thence Northerly along the Easterly line of
West
           Street 100 feet to a point which would be intersected by a line extended
           Westerly from the Northeasterly corner of said Lot 6 and along the Northerly line of said Lot 6; thence Easterly and along said line and the
           Northerly line of said Lot 6, a distance of 140 feet to the Northeasterly corner of said Lot 6, the point of beginning; said premises being Lots 5 and 6 in Block A of the TOWN OF RENO, according to the map above mentioned, and that portion of the 40 foot alley around the Town of Reno, according to the map above mentioned, lying Westerly of Lots 5 and 6 and East of the East line of West Street, as now located and between the Northerly and Southerly line of said Lots 5 and 6 if said lines were extended Westerly to the Easterly line of West Street as now
           located.

         TOGETHER WITH the West one-half of the North-South alley running through said Block A, immediately adjoining said LOTS 1, 2, 3, 4, 5 and 6 on the East, and more particularly described in those certain Orders of Abandonment recorded January 19, 1977 in Book 1044, Page 521 as Document No. 445058, and recorded on November 14, 1985 in Book 2251, Page 533 as Document No. 1034253, Official Records, Washoe County, State of Nevada.

  PARCEL 15:

         All that certain 20.0 ft. wide alley connecting West Fourth Street with West Fifth Street, Reno, Nevada, lying within Block B of the original Town, now City of Reno, according to the map thereof, filed in the Office of the Washoe County Recorder on June 27, 1871, and within Block B of the Evans North Addition, according to the map thereof, filed in the office of the Washoe County Recorder on December 16, 1879.

  PARCEL 16:

         All that certain 20.0 ft. wide alley lying between Lots 7, 8, 9 and 10 of
           Block A of the Original Town, now City of Reno, according to the map thereof, filed in the office of the Washoe County Recorder on June
 27,
           1871.

  PARCEL 17: (Air Rights Only)

         All that certain piece or parcel of land located within a portion of the
           Northeast 1/4 of Section 11, Township 19 North, Range 19 East, M.D.B.&M. more particularly described as follows:

         That certain air space located above Sierra Street commencing at an elevation of 4,521 and extending vertically 32 feet to an elevation of
           4,553 feet, which height is measured from the finished floor elevation of the Silver Legacy Casino at 4,503 feet, and located directly over that certain parcel of real property described as follows:

         Commencing at the Southwest corner of Block B Reno Townsite as shown on Record-of-Survey 2665, recorded January 27, 1994,

         thence North 13 degrees 48'48" West 97.13 feet to the True Point of Beginning thence North 13 degrees 48'48" West 223.17 feet

         thence South 76 degrees 11'12" West 80.00 feet

         thence South 13 degrees 48'48" East 223.17 feet

         thence North 76 degrees 11'12" East 80.00 feet to the True Point of n Beginning

  PARCEL 18: (Subterranean Rights Only)

         All that certain piece or parcel of land located within a portion of the
           Northeast 1/4 of Section 11, Township 19 North, Range 19 East, M.D.B.&M. more particularly described as follows:

         That certain subterranean space located beneath Sierra Street commencing at an elevation of 4,480 and extending vertically 20 feet to an elevation of 4,500 feet, which height is measured from the finished floor elevation of the Silver Legacy Casino at 4,503 feet, and located directly below that certain parcel of real property described as follows:

         Commencing at the Southwest corner of Block B Reno Townsite as shown on Record-of -Survey 2665, recorded January 27, 1994,

         thence North 13 degrees 48'48" West 181.05 feet to the True Point of
           Beginning

         thence North 13 degrees 48'48" West 24.33 feet

         thence South   76 degrees 11'12" West 80.00 feet

         thence South   13 degrees 48'48" East 24.33 feet

         thence North 76 degrees 11'12" East 80.00 feet to the True Point of Beginning

         EXCEPTING THEREFROM the above Parcels 1 through 18, all those certain parcels as conveyed to THE CITY OF RENO, a Nevada municipal corporation, by Deed of Dedication recorded March 9, 1995 in Book 4259, Page 956 as Document No. 1876631 of Official Records, and as amended by Deed of Dedication recorded May 5, 1995 in Book 4297, Page 667 as Document No. 1891266 of Official Records.

  PART II:

  PARCEL 19:

         Together with the reciprocal easement rights, as contained in those certain Bridge Easements dated May ___, 1995 by and between CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership and CIRCUS CIRCUS CASINO, INC., a Nevada corporation and ELDORADO HOTEL ASSOCIATES LIMITED
           PARTNERSHIP, a Nevada limited partnership, recorded May __ 1995 as Document Numbers _________________ and _________________
           Official Records, Washoe County, Nevada.

                    TABLE OF CONTENTS



  Parties. . . . . . . . . . . . . . . . . . . . . . .   1

  Description of Real Property Collateral. . . . . . .   1

  Description of Personal Property Collateral. . . . .   3

1.       Certain Representations and Warranties of Trustor  7

2.       Payment of Obligations. . . . . . . . . . . .   7

3.       Compliance with Laws. . . . . . . . . . . . .   7

4.       Maintenance of Property . . . . . . . . . . .   8

5.       Environmental Obligations.. . . . . . . . . .   8

6.       Insurance . . . . . . . . . . . . . . . . . . . 9
         (a)  Types and Amounts Required . . . . . . . . 9
         (b)  Uniform Policy Requirements. . . . . . .  11
         (c)  Blanket and Umbrella Policies. . . . . .  12
         (d)  Evidence of Insurance. . . . . . . . . .  12
         (e)  Procurement by Beneficiary . . . . . . .  12
         (f)  Reserve Fund . . . . . . . . . . . . . .  12
         (g)  Replacement Cost . . . . . . . . . . . .  13
         (h)  Separate Insurance . . . . . . . . . . .  13
         (i)  Compliance with Insurance Requirements .  13
         (j)  Assignment of Policies upon Foreclosure.  13
         (k)  Waiver of Subrogation. . . . . . . . . .  13
         (l)  Requirements Supplemental. . . . . . . .  14

7.       Casualties; Insurance Proceeds. . . . . . . .  14
         (a)  Notice of Casualties . . . . . . . . . .  14
         (b)  Payment of Proceeds. . . . . . . . . . .  14
         (c)  Use in Restoration . . . . . . . . . . .  14
         (d)  Application by Beneficiary . . . . . . .  15
         (e)  Duty to Restore. . . . . . . . . . . . .  15

8.       Taxes and Impositions . . . . . . . . . . . .  15
         (a)  Payment by Trustor . . . . . . . . . . .  15
         (b)  New Impositions. . . . . . . . . . . . .  15
         (c)  Proof of Payment . . . . . . . . . . . .  16
         (d)  Contest of Assessments . . . . . . . . .  16
         (e)  Reserve Fund . . . . . . . . . . . . . .  16
         (f)  Joint Assessment . . . . . . . . . . . .  17
         (g)  Tax Service. . . . . . . . . . . . . . .  17

9.       Liens . . . . . . . . . . . . . . . . . . . .  17

10.      Easements and Leaseholds. . . . . . . . . . .  17

11.      Further Acts. . . . . . . . . . . . . . . . .  17

12.      Assignment of Rents . . . . . . . . . . . . .  18
         (a)  Assignment to Beneficiary; Trustor's Limited License to
                Collect Prior to Default . . . . . . .  18
         (b)  No Other Assignments . . . . . . . . . .  18

13.      Actions Affecting Property. . . . . . . . . .  18

14.      Eminent Domain. . . . . . . . . . . . . . . .  18

15.      Due on Sale . . . . . . . . . . . . . . . . .  19

16.      Partial or Late Payments. . . . . . . . . . .  20

17.      Reconveyance By Trustee . . . . . . . . . . .  20

18.      Right of Beneficiary and Trustee to Appear. .  20

19.      Performance by Trustee or Beneficiary . . . .  20

20.      Inspections . . . . . . . . . . . . . . . . .  21

21.      Invalidity of Lien. . . . . . . . . . . . . .  21

22.      Subrogation . . . . . . . . . . . . . . . . .  21

23.      Events of Default . . . . . . . . . . . . . .  21

24.      Remedies. . . . . . . . . . . . . . . . . . .  21
         (a)  Acceleration . . . . . . . . . . . . . .  21
         (b)  Receiver . . . . . . . . . . . . . . . .  22
         (c)  Entry. . . . . . . . . . . . . . . . . .  22
         (d)  Cure; Protection of Security . . . . . .  22
         (e)  Uniform Commercial Code Remedies . . . .  23
         (f)  Judicial Action. . . . . . . . . . . . .  23
         (g)  Power of Sale. . . . . . . . . . . . . .  23
         (h)  Single or Multiple Foreclosure Sales . .  24

25.      Costs of Enforcement. . . . . . . . . . . . .  24

26.      Remedies Cumulative and Not Exclusive . . . .  25

27.      Credit Bids . . . . . . . . . . . . . . . . .  25

28.      Application of Foreclosure Sale Proceeds. . .  25

29.      Application of Rents and Other Sums . . . . .  26

30.      Incorporation of Certain Nevada Covenants . .  26

31.      Substitution of Trustee . . . . . . . . . . .  26

32.      Binding Nature. . . . . . . . . . . . . . . .  26

33.      Acceptance of Trust; Resignation by Trustee .  27

34.      Full Performance Required; Survival of Warranties 27

35.      Waiver of Certain Rights By Trustor . . . . .  27

36.      Construction. . . . . . . . . . . . . . . . .  27

37.      Priority. . . . . . . . . . . . . . . . . . .  27

38.      Amendments. . . . . . . . . . . . . . . . . .  28

39.      Financing Statement . . . . . . . . . . . . .  28

40.      Attorney-in-Fact. . . . . . . . . . . . . . .  28

41.      Releases, Extensions, Modifications and Additional Security 28

42.      Exculpation and Indemnification . . . . . . .  29

43.      Relationship to Credit Agreement. . . . . . .  30

44.      Relationship to Security Agreement. . . . . .  30

45       Relationship to Environmental Indemnity . . .  30

46.      Severability. . . . . . . . . . . . . . . . .  30

47.      Loan Statement Fees . . . . . . . . . . . . .  30

48.      Notices . . . . . . . . . . . . . . . . . . .  30
         (a)  Methods; Addresses . . . . . . . . . . .  30
         (b)  Reliance on Faxes. . . . . . . . . . . .  31

49.      Governing Law . . . . . . . . . . . . . . . .  31

50.      Consent to Jurisdiction and Service of Process 31

51.      Waiver of Jury Trial. . . . . . . . . . . . .  32

  Acknowledgments. . . . . . . . . . . . . . . . . . .  34

  EXHIBIT A - Legal Description. . . . . . . . . . . .  35








                       EXHIBIT XVI

                  [FORM OF REQUISITION]

                       REQUISITION


                Requisition No. __________

  In connection with and in order to induce Lenders listed on the signature pages of that certain Credit Agreement, dated as of May 30, 1995 by and among Circus and Eldorado Joint Venture ("Partnership"), First Interstate Bank of Nevada, N.A., as arranger and administrative agent (in such capacity, "Agent"), Lenders, and First Interstate Bank of Nevada, N.A., The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency and Societe Generale, as managing agents, and Bank of America, N.T. & S.A., CIBC Inc.
  and Credit Lyonnais, Los Angeles Branch, collectively, as co-agents (the "Credit Agreement"; capitalized terms defined in the Credit Agreement and not defined herein being used herein as defined therein), to advance the amount requested in the Notice of Borrowing of even date herewith submitted in connection herewith, each of the undersigned officers of Partnership, Executive Committee Signatories and Partnership hereby represents, warrants and stipulates as follows:

         1. Schedule 1 attached hereto sets forth the Primary Items, Construction Costs Incurred and paid against such Primary Items to the date hereof, estimated Construction Costs to Finally Complete Construction, Construction Costs for which Partnership is committed pursuant to contract to the date hereof, together with a break-out of Primary Items (including Pre-Opening Expenses), all in substantially the form prepared for internal Project funding prior to the Closing Date. All Construction Costs Incurred are allocated on
  Schedule 1 to one and only one Primary Item.

         2. The conditions of subsection 4.2 of the Credit Agreement have been complied with.

         3.   Calculations of Material Overrun:

         a)   Total amount to Finally Complete
                Construction set forth in Budget as submitted
                on Closing Date. . . . . . . .$___________
         b)   Total amount expended to date on
                Construction Costs . . . . . .$___________
         c)   Amount of this Requisition for funding$___________
         d)   Total Construction Costs Incurred ((b) + (c)) $___________
         e)   Budget amount less Total Construction Costs
                Incurred ((a) - (d)) . . . . .$___________
         f)   Total costs to Finally Complete Construction$___________
         g)   Amount of overrun, if any ((f) - (e))$___________
         h)   Calculation of Change Order review - is (g)
                greater than $25 million?. . .    Yes/No
              (If yes, follow document instructions)
         i)   Calculation of Material Overrun - is (g)
                greater than
              10% of (a)?. . . . . . . . . . .    Yes/No
              (If yes, follow document instructions)

         4. Attached hereto is any request for Lenders' consent required to be delivered pursuant to subsection 4.2 D(iv) of the Credit Agreement.

         5. Attached hereto are copies of Change Orders signature pages and grid summary pages that set forth the total amount approved by all Change Orders (and a list of all Change Orders contemplated or under negotiation), if any, required to be delivered pursuant to subsection 4.2D(v) of the Credit Agreement. Change Orders executed or to be executed after the Closing Date do [not] exceed $263,539,808 by $25 million or more individually or in the aggregate.

         6.   Total Utilization of Commitments:

         a.   Outstanding Loans (including Loans under
              this Requisition)                 $_________
         b.   Letter of Credit Usage            $_________
         c.   Total Utilization of Commitments ((a) + (b))$_________
         d.   Construction Costs Incurred after the Closing
                Date to date plus Short Term General Partner
                Subordinated Debt plus the aggregate amount of all Working Capital Loans . .$_________

         [7. Delivered herewith are true and complete copies of all Documentary Support, Lien Waivers and other documents, if any, requested by Agent pursuant to subsection 4.2D(vi) of the Credit Agreement.]

         [8. Delivered herewith are true and complete copies of all letters, reports, certificates, surveys and other documents required to be delivered pursuant to subsection 4.2F of the Credit
  Agreement.]

  DATED ______________________    CIRCUS AND
                                    ELDORADO JOINT
                                    VENTURE,
                                            a Nevada general
                                         partnership


                                  By:
                                    ______________________
                                  Its:
                                    _____________________


                                  By:
                                    ______________________
                                  Its:   Executive Committee
                                    Signatory

                                  Requisition No. ________
                                   Date: _________________

                        SCHEDULE 1






                        Primary Item




                         Budgeted
                           Amount




                        Committed
                           Amount




                      Actual Amount
                            Paid
                       Amounts of
                      Construction
                      Costs Incurred
                       Approved by
                        Circus for
                         Payment

  1. Land
         Acquisition

  2. Architectural
       and Engineer-
         ing Work

  3. Base Building
       Construction
         Costs

  4. Special
         Attractions

  5. Furniture,
       Fixtures and
         Equipment

  6. Contingency

  7.     Legal

    8.     Insurance

  9. Construction
       Period Interests

  10.     Working
              Capital

  11.     Pre-Opening
              Expenses

         Total:
                                  SCHEDULE 2

        PARTIAL AND CONDITIONAL RELEASE AND WAIVER
            OF LIEN OF THE CURRENT AMOUNT DUE
       AND UNCONDITIONAL RELEASE AND WAIVER OF LIEN
      OF ALL PREVIOUS ITEMS PROVIDED ON THE PROJECT


              The undersigned has furnished labor, materials, services and/or equipment for the construction of SILVER LEGACY
  (hereinafter referred to as "Project") on the property of CIRCUS
  AND ELDORADO JOINT VENTURE (hereinafter referred to as
  "Owner"), located between Fourth Street and Fifth Street and North Virginia Street and West Street in Reno, Nevada (hereinafter referred to as "Property") pursuant to any and all express or implied contract(s) or subcontract(s) through and including the date specified below (hereinafter referred to as the "Cutoff Date").

              Now, therefore, in consideration of the payment of the sum specified below (hereinafter referred to as the "Current
  Amount Due") representing payment currently due the undersigned
  (less retention and such other sums that the Owner or General Contractor may withhold) for the above-mentioned labor, materials, services and equipment furnished to the above Project and Property through the Cutoff Date, the undersigned hereby forever waives and releases any and all lien, claim of lien, all labor and material, bond rights and claims, any and all equitable lien rights and claims and any demand whatsoever that now exist or may hereafter accrue on or against the Project and Property and against Owner and General Contractor, on account of labor, materials, services and equipment furnished by the undersigned through and including the Cutoff Date. This release does not cover any retention, those funds the Owner withheld or any items or labor furnished by the undersigned after the Cutoff Date. The Release for the Current Amount Due is conditioned upon the undersigned's receipt of a check in the sum of the Current Amount Due.

              In addition, the undersigned hereby represents and warrants that the undersigned has been paid in full (except for any retention or any disputed claims for extra work or offsets which the undersigned has specifically asserted to date, which claims, if any, are attached hereto*) for all labor, services, equipment and/or material furnished by the undersigned to any party in connection with the Project up to and including the Cutoff Date, other than the items which are subject of the Current Amount Due, and the undersigned hereby expressly, unconditionally and fully waives and releases any rights of mechanic's lien or equitable lien and any bond rights in connection therewith.

              This Partial and Conditional Release of All Claims and Waiver of Lien shall inure to the benefit of, and may be relied upon by Owner, General Contractor, any applicable Construction Lender, and any Principal and Surety of any Bond furnished in connection with the construction of the Project.

              The undersigned represents and warrants that all labor, materials, services and equipment, performed or supplied by or through the undersigned or incorporated in the Project or Property through the Cutoff Date are free from any claims, liens, or encumbrances. The undersigned represents and warrants that payment has been made by the undersigned to all persons working on this Project or Property who are entitled to compensation on said Project or Property including trust funds and to all workmen, (sub) subcontractors, suppliers, laborers and materialmen who may have delivered materials or rented equipment to or performed work at or on behalf of the Project and all architects, engineers, consultants and others providing services at or on behalf of the Property on the Project. The undersigned shall and does hereby indemnify, save and hold the Owner and the General Contractor harmless from any and all claims, damages, liens or losses, expenses, including all costs, professional fees and attorneys fees, which the Owner and/or General Contractor may suffer or incur by reason of the filing of any claims, notices, liens, encumbrances, suits against Owner, General Contractor or the Property, or the failure of the undersigned to obtain cancellation and discharge thereof.

                   CUTOFF DATE: __________________________

                   CURRENT AMOUNT DUE:
  __________________


              Original Contract Price:
  $____________________________
              Total Change Orders to date:    $____________________________
              Revised Contract Amount (total):
  $____________________________
              Amount Paid to Date:
  $____________________________

              (*Note: It shall be deemed to be a conclusive evidence that no claims exist against the Owner or General Contractor if nothing is attached to this Partial and Conditional Release of All Claims and Waiver of Lien)

              DATED this ___ day of _____________, 1995.

  CONTRACTOR/SUPPLIER/LABORER:

  __________________________________

  By:_______________________________

  Its:_______________________________

         FULL AND FINAL UNCONDITIONAL RELEASE OF
              ALL CLAIMS AND WAIVER OF LIEN



              The undersigned has furnished labor, materials, services and/or equipment for the construction of the SILVER LEGACY, (hereinafter referred to as the "Project") on the property of CIRCUS AND ELDORADO JOINT VENTURE (hereinafter referred to as the "Owner") located between Fourth Street and Fifth Street and North Virginia Street and West Street in Reno, Nevada (hereinafter referred to as "Property") pursuant to any and all expressed or implied contracts.

              In consideration of the sum of
  $_________________________, representing full and final payment for the above-mentioned labor, materials, services and equipment furnished to the above Project and Property, the receipt and sufficiency of which consideration are hereby acknowledged, the undersigned does hereby forever waive and release any and all lien, claim of lien, all labor and material bond rights and claims, any and all equitable lien rights and claims and any demands whatsoever that now exist or may hereafter accrue on or against the Project and Property and against Owner and General Contractor, on account of labor, materials, services and equipment furnished by the undersigned.

              This RELEASE and WAIVER shall inure to the benefit
  of, and may be relied upon by: Owner, General Contractor, any applicable Construction Lender, and any principal and Surety of any Bond furnished in connection with the construction of the Project.

              The undersigned represents and warrants that all labor, materials, services and equipment, performed or supplied by or through the undersigned or incorporated in the Project or Property are free from any claims, liens, or encumbrances. The undersigned represents and warrants that payment has been made by the undersigned to all persons working on this Project or Property and entitled to compensation on said Project or Property, including trust funds and to all workmen, (sub) subcontractors, suppliers, laborers and materialmen who may have delivered materials or rented equipment to or performed work at or on behalf of the Project and all architects, engineers, consultants and others providing services at or on behalf of the Property on the Project. The undersigned shall and does hereby indemnify, save and hold the Owner and General Contractor harmless from any and all claims damages, liens or losses, expenses, including all costs, professional fees and attorneys' fees, which the Owner
and/or General Contractor may suffer or
incur by reason of the
  filing of any claims, notices, liens, encumbrances, suits against Owner, General Contractor or the Property, or the failure of the undersigned to obtain cancellation and discharge thereof.

  DATED THIS ___ day of ___________, 1995.


  CONTRACTOR/SUPPLIER/LABORER:

  ____________________________

  By: ________________________

  Its: _______________________

  STATE OF NEVADA  )
                        ) ss.
  COUNTY OF WASHOE )

              On this ___ day of ____________, 1995, personally appeared before me, a Notary Public, ____________________, who acknowledged to me that (s)he has read the foregoing, that the same is true and correct and that (s)he is authorized to execute the same.


  __________________________________
  Notary Public.




                                                EXHIBIT XVII-A

                             [FORM OF ENVIRONMENTAL
  INDEMNITIES]



                 ENVIRONMENTAL INDEMNITY


            THIS ENVIRONMENTAL INDEMNITY (this
  "Indemnity") is entered into as of May 30, 1995, by CIRCUS
  AND ELDORADO JOINT VENTURE, a Nevada general partnership, ("Indemnitor" or "Partnership"), to and for the benefit of Agent and Lenders (each as defined below), and each of their respective successors, and permitted assigns, and their respective parent, subsidiary and affiliated corporations, and the respective directors, officers, agents, attorneys, and employees of each of the foregoing (each of which shall be referred to hereinafter individually as an "Indemnitee" and collectively as the "Indem-nitees"). As used herein, "Agent" means FIRST INTERSTATE
  BANK OF NEVADA, N.A., acting in its capacity as agent for and representative of the Lenders, and any successor in that capacity, and "Lenders" means the Persons identified as "Lenders" and listed on the signature pages of the Credit Agreement, as defined below, together with their successors and permitted assigns.

                     R E C I T A L S

            A. Lenders have agreed to make certain Loans to Partnership pursuant to that certain Credit Agreement (as it may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement") of even date herewith by and among Partnership, Agent, as arranger and administrative agent, Lenders, and First Interstate Bank of Nevada, N.A., The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency, and Societe Generale, collectively, as managing agents ("Managing Agents") and Bank of America N.T.& S.A., CIBC Inc. and Credit Lyonnais, Los Angeles Branch, collectively, as co-agents ("Co-Agents"), which Loans are to be secured by, among other things, that certain Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents, dated as of even date herewith (the "Deed of Trust") executed by Partnership, as trustor, to First American Title Company of
  Nevada, as trustee, in favor of Agent, as beneficiary, which Deed of Trust encumbers, among other things that certain real property described on Exhibit A attached hereto (the "Premises"), and the Improvements thereon, whether now existing or hereafter constructed.

            B. It is a condition of Lenders making the Loans that this Indemnity be executed and delivered by Indemnitor.
  Lenders are making the Loans in reliance upon this Indemnity.

            NOW, THEREFORE, based upon the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders, Managing Agents, Co-Agents and Agent to enter into the Credit Agreement and to make the Loans thereunder, Indemnitor agrees as follows:

            1. Each capitalized term which is used herein but which is not defined herein shall have the meaning given to that term in the Credit Agreement. As used in this Indemnity:

            "Agreed Rate" means a rate per annum equal to the sum of two percent (2%) plus the Base Rate, such rate to change as and when the Base Rate changes.

            "CERCLA" means the Comprehensive
         Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. section 9601 et seq.), as heretofore or hereafter amended from time to time.

            "Environmental Losses" means Losses suffered or incurred by any Indemnitee, arising out of or as a result of:
         (i) any Hazardous Material Activity that occurs, or is alleged by any governmental agency or any claimant other than an Indemnitee to have occurred, in whole or in part, on or prior to the Transfer Date; (ii) any violation on or prior to the Transfer Date of any applicable Environmental
         Laws relating to the Premises or other portion of the Project or to the ownership, use, occupancy or operation thereof;
         (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental agency in connection with any Hazardous Material Activity that occurs, or is alleged, by any governmental agency or any claimant other than an Indemnitee to have occurred, in whole or in part, on or prior to the Transfer Date; (iv) any inaccuracy or breach of any representation or warranty of the Partnership set forth in Section 5.13 (Environmental Protection) or any breach of any covenant of the Partnership set forth in Section 6.7 (Environmental Disclosure and Inspection) or Section 6.8 (Partnership's Remedial Action Regarding Hazardous Materials) of the Credit Agreement;
         (v) the existence, prior to the Transfer Date, in the aquifer underlying the Premises and other portions of Reno, Nevada, or in soils affecting that aquifer, of PCE (tetrachloroethylene) and hydrocarbons, or either of them, insofar as the Losses arise out of or otherwise relate
         (whether physically or economically) to the Premises or other portion of the Project; or (vi) any claim, demand or cause of action, or any action or other proceeding, whether meritorious or not, brought or asserted against any Indemnitee that directly or indirectly relates to, arises from or is based on any of the matters described in clauses (i),
         (ii), (iii), (iv) or (v) of this definition or any allegation by any governmental agency or any claimant other than an Indemnitee of any such matters. Environmental Losses shall include Losses suffered or incurred by an Indemnitee after the Transfer Date that would not have been incurred or suffered but for any matter described in clause (i), (ii), (iii),
         (iv) or (v) of this definition that commenced prior to the Transfer Date or any allegation by any governmental agency or any claimant other than an Indemnitee of any such matters, including, but not limited to, Environmental Losses incurred by any Indemnitee arising out of or as a result of
         (x) the introduction or release of a Hazardous Material that is discovered or released at the Premises or any portion thereof after the Transfer Date but that was introduced at the Premises prior to the Transfer Date, or (y) the continuing migration onto, on or from the Premises, or the release on or at the Premises, of any Hazardous Material introduced in, on or under the Premises or the surrounding streets and sidewalks prior to the Transfer Date.

            "Hazardous Material Activity" means any actual, proposed or threatened use, storage, holding, existence, release (including any spilling, leaking, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, or groundwater), emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation to or from the Premises or other portion of the Project of any Hazardous Material from, under, in, into or on the Premises or other portion of the Project (including, but not limited to, the surrounding streets and sidewalks), including, without limitation, the movement or migration of any Hazardous Material from surrounding property or groundwater in, into or onto the Premises or other portion of the Project and any residual Hazardous Material contamination on or under the Premises or other portion of the Project.

            "Losses" means any and all losses, liabilities, damages (whether actual, consequential, punitive, or otherwise denominated), demands, claims, actions, judgments, causes of action, assessments, penalties, costs and expenses (including, without limitation, environmental investigation, response, removal and remediation costs, reasonable attorneys' fees and disbursements), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, including, without limitation, any of the foregoing caused by the active or passive negligence of any Indemnitee, but shall not include: (i) with respect to any particular Indemnitee and loss, that portion, if any, of that loss which was caused by the gross negligence or wilful misconduct of (including any willful violation of any Environmental Law by) that Indemnitee, and (ii) any special assessments made by any special assessment district formed pursuant to Nevada law for the purpose of investigating and remediating pollution of the groundwater aquifer underlying downtown Reno, Nevada, which become a lien on the Premises after foreclosure of the lien of the Deed of Trust by or for the benefit of the Lenders.

            "Transfer Date" means the later of: (i) the date on which any of Lenders (or any of their affiliates) acquires, directly or through Agent, fee title to the Premises and Improvements pursuant to the power of sale or judicial foreclosure of the lien of the Deed of Trust, or by acceptance of a deed in lieu of such foreclosure, and all redemption rights that Partnership may have with respect thereto have expired, and (ii) the date on which a period of ninety-one (91) days has elapsed since the date on which fee title thereto has vested in any of Lenders or Agent (or any affiliate thereof) and, during such period, no bankruptcy or other insolvency proceeding has been filed by or against Partnership. If Partnership should remain in possession of the Project after the Transfer Date, or if Partnership should engage in any Hazardous Material Activity on or at the Premises or other portion of the Project after the Transfer Date, the Transfer Date shall be deemed to be the date after which Partnership is no longer in possession of the Premises or other portion of the Project and has ceased to engage in any Hazardous Material Activity on or at the Premises or other portion of the Project (it being expressly understood and agreed, however, that, solely for purposes of this definition, the presence of any Hazardous Material on the Premises or other portion of the Project after the Transfer Date, or the migration of such Hazardous Material thereon, in either instance without the active involvement of Partnership (whether directly or through any agent or contractor of Partnership) shall not be deemed or construed to be engaging in any Hazardous Material Activity on or at the Premises or other portion of the Project after the Transfer Date).

            2.   Indemnitor hereby agrees to indemnify,
  defend, and hold harmless Indemnitees, and each of them, from and against any and all Environmental Losses.

            3. (a) Indemnitee shall notify Indemnitor of any claim or notice of the commencement of any action, administrative or legal proceeding or investigation as to which the indemnity provided for in Paragraph 2 applies, within a reasonable period of time after such claim, action, proceeding or investigation becomes known to Indemnitee (it being expressly understood and agreed, however, that no such notice shall be required if the claim, action, proceeding or investigation has already become known to Indemnitor prior to or during that period). Indemnitor shall assume on behalf of such Indemnitee and conduct with due diligence and in good faith the investigation and defense of such claim, action, proceeding or investigation and the response thereto with counsel reasonably satisfactory to Agent; provided, however, that such Indemnitee shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided, further, that if any such claim, action, proceeding, or investigation involves both Indemnitor and an Indemnitee, and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from, additional to, or inconsistent with those available to Indemnitor, or that Indemnitor is not adequately investigating or defending such matter on behalf of Indemnitee, then the Indemnitee shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, action, proceeding or investigation on its own behalf at Indemnitor's expense. In addition to the foregoing, after foreclosure of the lien of the Deed of Trust by or on behalf of Lenders, Indemnitee shall notify Indemnitor of Hazardous Material Activity not previously known to Indemnitor and which may be the basis for a claim by Indemnitee against Indemnitor hereunder within a reasonable period of time after such newly discovered Hazardous Material Activity becomes known to Indemnitee.

            (b)  If any claim, action, proceeding, or
  investigation arises as to which the indemnity provided for in Paragraph 2 applies, and Indemnitor fails to assume promptly (and in any event within fifteen (15) days after being notified of the claim, action, proceeding, or investigation) the defense of an Indemnitee, then such Indemnitee may contest and settle the claim, action, proceeding, or investigation at Indemnitor's expense using counsel selected by such Indemnitee; provided, however, that after any such failure by Indemnitor no such contest need be made by such Indemnitee and settlement or full payment of any claim may be made by such Indemnitee without Indemnitor's consent and without releasing Indemnitor from any obligations to such Indemnitee under Paragraph 2.

            4.   This Indemnity is given solely to protect
  Lenders and the other Indemnitees against Environmental Losses, and not as additional security for, or as a means of repayment of, the Loans. The obligations of Indemnitor under this Indemnity are independent of, and shall not be measured or affected by (i) any amounts at any time owing under the Loans or secured by the Deed of Trust, (ii) the sufficiency or insufficiency of any collateral (including, without limitation, the Premises) given to Lenders to secure repayment of the Loans, (iii) the consideration given by Lenders or any other Person in order to acquire the Project or any portion thereof, (iv) the modification, expiration or termination of the Deed of Trust or any other document or instrument relating to the Loans, or (v) except as otherwise expressly provided herein, the discharge or repayment in full of the Loans (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure).

            5. Indemnitor's obligations hereunder shall survive the sale or other transfer of the Project or any portion thereof prior to the Transfer Date, and shall remain in force beyond
  (i) the expiration of any statute of limitations and (ii) payment or satisfaction in full of any single claim within the scope of this Indemnity. The rights of each Indemnitee under this Indemnity shall be in addition to any other rights and remedies of such Indemnitee against Indemnitor under any other document or instru-ment now or hereafter executed by Indemnitor, or at law or in equity (including, without limitation, any right of reimbursement or contribution pursuant to CERCLA), and shall not in any way be deemed a waiver of any of such rights. Indemnitor agrees that it shall have no right of contribution (including, without limitation, any right of contribution under CERCLA) against any Indemnitee with respect to any matter covered by this Indemnification, and hereby waives and relinquishes any such right, excepting, however, any right of contribution which such Indemnitor may have by reason of the ownership or other interest in, or use of, by any Indemnitee of property, other than the Premises, in Reno, Nevada. Indemnitor further agrees that it shall have no right of subrogation to any right or claim of any Indemnitee against any third Person until all obligations of Indemnitor to such Indemnitee hereunder with respect to such right or claim have been satisfied.

            6. All obligations of Indemnitor hereunder shall be payable on demand, and any amount due and payable hereunder to any Indemnitee by Indemnitor that is not paid within thirty (30) days after written demand therefor from an Indemnitee with an explanation of the amounts demanded shall bear interest from the date of such demand at the Agreed Rate.

            7. If any action or proceeding is brought in connection with the construction or enforcement of this Indemnity, the prevailing party in such matter shall be entitled to reimbursement of its costs and expenses (including reasonable attorneys' fees) in such matter. The obligations set forth in this
  Section 7 are in addition to and not in lieu of other obligations set forth herein and in other Loan Documents or any of them.

            8.   This Indemnity shall be binding upon
  Indemnitor, its heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by each Indemnitee and its successors, and permitted assigns (it being expressly understood and agreed that the term "permitted assign" means any Person to which any Lender assigns or sells all or any portion of its interest in the Loans in accordance with the terms of the Credit Agreement, any "Eligible Assignee" as defined in the Credit Agreement and any other Person to whom assignment by a Lender or Agent of rights under the Credit
  Agreement or other Loan Document is permitted thereby, and any Person to whom consent to an assignment thereto has otherwise been given by Indemnitor).

            9.   THIS INDEMNITY SHALL BE
  GOVERNED BY, AND SHALL BE CONSTRUED AND
  ENFORCED IN ACCORDANCE WITH, THE INTERNAL
  LAWS OF THE STATE OF NEVADA, WITHOUT REGARD
  TO CONFLICTS OF LAWS PRINCIPLES.

            10.  ALL JUDICIAL PROCEEDINGS
  BROUGHT AGAINST INDEMNITOR ARISING OUT OF OR
  RELATING TO THIS INDEMNITY MAY BE BROUGHT IN
  ANY STATE OR FEDERAL COURT OF COMPETENT
  JURISDICTION IN THE STATE OF NEVADA AND BY
  EXECUTION AND DELIVERY OF THIS INDEMNITY
  INDEMNITOR ACCEPTS FOR ITSELF AND IN
  CONNECTION WITH ITS PROPERTIES, GENERALLY AND
  UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF
  THE AFORESAID COURTS AND WAIVES ANY DEFENSE
  OF FORUM NON CONVENIENS AND IRREVOCABLY
  AGREES TO BE BOUND BY ANY JUDGMENT RENDERED
  THEREBY IN CONNECTION WITH THIS INDEMNITY.
  Indemnitor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, at its address provided in Section 15, such service being hereby acknowledged by Indemnitor to be sufficient for personal jurisdiction in any action against Indemnitor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

            11.  INDEMNITOR AND, BY ITS
  ACCEPTANCE OF THE BENEFITS HEREOF, INDEMNITEE
  EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE
  RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF
  ACTION BASED UPON OR ARISING OUT OF THIS
  INDEMNITY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Indemnitor and, by its acceptance of the benefits hereof, Indemnitee each
  (i) acknowledges that this waiver is a material inducement for Indemnitor and the Lenders to enter into a business relationship, that Indemnitor and Indemnitee have already relied on this waiver in entering into this Indemnity or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS
  IRREVOCABLE, MEANING THAT IT MAY NOT BE
  MODIFIED EITHER ORALLY OR IN WRITING, AND THIS
  WAIVER SHALL APPLY TO ANY SUBSEQUENT
  AMENDMENTS, RENEWALS, SUPPLEMENTS OR
  MODIFICATIONS TO THIS INDEMNITY. In the event of litigation, this Indemnity may be filed as a written consent to a trial by the court.

            12. Every provision of this Indemnity is intended to be severable. If any provision of this Indemnity or the application of any provision hereof to any Person or circumstance is declared to be illegal, invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, such invalidity shall not affect the balance of the terms and provisions hereof or the application of the provision in question to any other Person or circumstance, all of which shall continue in full force and effect.

            13.  No failure or delay on the part of any
  Indemnitee to exercise any power, right or privilege under this Indemnity shall impair or prejudice the exercise by Indemnitee of any such power, right or privilege with respect to any future claim, action, proceeding, investigation or Environmental Loss, or be construed to be a waiver of any default or an acquiescence therein.
  No such failure or delay shall impair or prejudice the exercise by Indemnitee of any such power, right or privilege with respect to any claim, action, proceeding, investigation or Environmental Loss existing at the time of such failure or delay unless (and then only to the extent that) Indemnitor establishes by a preponderance of the evidence that such failure or delay by Indemnitee materially impaired the ability of Indemnitor to defend against or to limit its liability with respect to the Environmental Loss for which such Indemnitee is seeking indemnification hereunder. No single or partial exercise of such power, right or privilege shall preclude other or further exercise thereof or of any other right, power or privilege. No provision of this Indemnity may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The rights, powers and remedies given to Indemnitees by this Indemnity are cumulative and shall be in addition to and independent of all rights, powers and remedies given to any of the Indemnitees by virtue of any statute or rule of law or in any of the other Loan Documents or in any other agreement or document.

            14. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing (at the respective address of the Person for whom intended set forth below or hereafter provided in accordance with this Section) and shall be given by any of the following means: (a) personal service;
  (b) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or (c) registered or certified, first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent pursuant to either clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to clause (c) shall be deemed received three
  (3) days following deposit in the mail.

            To Agent:          First Interstate Bank of Nevada,
  N.A.
                          3800 Howard Hughes Parkway
                          Suite 400
                          Las Vegas, Nevada  89109
                          Attention:  Silver Legacy Loan
  Officer

       To Indemnitor:     CIRCUS AND ELDORADO
  JOINT VENTURE
                          430 Virginia Street
                          Reno, Nevada  89501
                          Attention: General Manager


            15.  This Indemnity may be executed in
  counterparts each of which shall be deemed an original and all of which shall constitute one and the same Indemnity with the same effect as if all parties had signed the same signature page. Any signature page of this Indemnity may be detached from any other counterpart of this Indemnity and reattached to any other counterpart of this Indemnity identical in form hereto but having attached to it one or more additional signature pages.

       IN WITNESS WHEREOF, Indemnitor has
  executed this Indemnity as of the day and year first written above.


  Indemnitor:         CIRCUS AND ELDORADO JOINT
  VENTURE,
                 a Nevada general partnership


                      By: GALLEON, INC.,
                          a Nevada corporation
                          Its: Managing Partner



                          By:
                          Title:


                      By: ELDORADO LIMITED
  LIABILITY
  COMPANY, a Nevada limited liability company
                          Its: General Partner



                          By:
                          Title:


                               By:   ELDORADO
                                       HOTEL
                                       ASSOCIATES
                                       LIMITED
                                       PARTNERSHIP,
                                       a Nevada
                                       Limited
                                       Partnership
                               Its:  manager

                                     By:  HOTEL-
                                            CASINO
                                            MANAG
                                            EMENT,
                                            INC., a
                                            Nevada
                                            corporatio
                                            n
                                     Its: general
                                            partner



  By:_________________

  Title:______________

                                     By:  RECREA
                                            TIONAL
                                            ENTERP
                                            RISES,
                                            INC., a
                                            Nevada
                                            corporatio
                                            n
                                     Its: general
                                            partner




  By:_________________

  Title:______________



                      By: EXECUTIVE COMMITTEE



                          By:
                          Title:



                          By:
                          Title:

                        EXHIBIT A

               DESCRIPTION OF THE PREMISES


  ALL THAT CERTAIN REAL PROPERTY SITUATED IN THE
  STATE OF NEVADA, COUNTY OF WASHOE, MORE
  PARTICULARLY DESCRIBED AS FOLLOWS:


                          [To Follow]








                      EXHIBIT XVII-B

                 ENVIRONMENTAL INDEMNITY


            THIS ENVIRONMENTAL INDEMNITY (this
  "Indemnity") is entered into as of May 30, 1995, jointly and severally by CIRCUS CIRCUS ENTERPRISES, INC., a Nevada corporation, and ELDORADO HOTEL ASSOCIATES LIMITED
  PARTNERSHIP, a Nevada limited partnership ("Eldorado"), (each an "Indemnitor," and collectively, the "Indemnitors"), to and for the benefit of Agent and Lenders (each as defined below), and each of their respective successors and permitted assigns, and their respective parent, subsidiary and affiliated corporations, and the respective directors, officers, agents, attorneys, and employees of each of the foregoing (each of which shall be referred to hereinafter individually as an "Indemnitee" and collectively as the "Indemnitees"). As used herein, "Agent" means FIRST
  INTERSTATE BANK OF NEVADA, N.A., acting in its capacity as agent for and representative of the Lenders, and any successor in that capacity, and "Lenders" means the Persons identified as "Lenders" and listed on the signature pages of the Credit
  Agreement, as defined below, together with their successors and permitted assigns.

                     R E C I T A L S

            A. Lenders have agreed to make certain Loans to CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership ("Partnership") pursuant to that certain Credit
  Agreement (as it may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement") of even date herewith by and among Agent, as arranger and administrative agent, Partnership, Lenders, and First Interstate Bank of Nevada, N.A., The Long-Term Credit Bank of Japan, Ltd., Los Angeles
  Agency, and Societe Generale, collectively, as managing agents ("Managing Agents") and Bank of America, N.T. & S.A., CIBC
  Inc. and Credit Lyonnais, Los Angeles Branch, collectively, as co-agents ("Co-Agents") which Loans are to be secured by, among other things, that certain Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents, dated as of even date herewith (the "Deed of Trust") executed by Partnership, as trustor, to First American Title Company of Nevada, as trustee, in favor of Agent, as beneficiary, which Deed of Trust encumbers, among other things that certain real property described on Exhibit A attached hereto (the "Premises"), and the Improvements thereon, whether now existing or hereafter constructed.

            B. It is a condition of Lenders making the Loans that this Indemnity be executed and delivered by Indemnitor.
  Lenders are making the Loans in reliance upon this Indemnity.

            NOW, THEREFORE, based upon the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders, Managing Agents, Co-Agents and Agent to enter into the Credit Agreement and to make the Loans thereunder, Indemnitors jointly and severally agree as follows:

            1. Each capitalized term which is used herein but which is not defined herein shall have the meaning given to that term in the Credit Agreement. As used in this Indemnity:

            "Agreed Rate" means a rate per annum equal to the sum of two percent (2%) plus the Base Rate, such rate to change as and when the Base Rate changes.

            "CERCLA" means the Comprehensive
         Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. section 9601 et seq.), as heretofore or hereafter amended from time to time.

            "Environmental Losses" means Losses suffered or incurred by any Indemnitee, arising out of or as a result of:
         (i) any Hazardous Material Activity that occurs, or is alleged by any governmental agency or any claimant other than an Indemnitee to have occurred, in whole or in part, on or prior to the Transfer Date; (ii) any violation on or prior to the Transfer Date of any applicable Environmental
         Laws relating to the Premises or other portion of the Project or to the ownership, use, occupancy or operation thereof;
         (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental agency in connection with any Hazardous Material Activity that occurs, or is alleged, by any governmental agency or any claimant other than an Indemnitee to have occurred, in whole or in part, on or prior to the Transfer Date; (iv) any breach of any covenant of the Partnership set forth in
         Section 6.7 (Environmental Disclosure and Inspection) or
         Section 6.8 (Partnership's Remedial Action Regarding
         Hazardous Materials) of the Credit Agreement; (v) the existence, prior to the Transfer Date, in the aquifer underlying the Premises and other portions of Reno, Nevada, or in soils affecting that aquifer, of PCE (tetrachloroethylene) and hydrocarbons, or either of them, insofar as the Losses arise out of or otherwise relate
         (whether physically or economically) to the Premises or other portion of the Project; or (vi) any claim, demand or cause of action, or any action or other proceeding, whether meritorious or not, brought or asserted against any Indemnitee that directly or indirectly relates to, arises from or is based on any of the matters described in clauses (i),
         (ii), (iii), (iv) or (v) of this definition or any allegation by any governmental agency or any claimant other than an Indemnitee of any such matters. Environmental Losses shall include Losses suffered or incurred by an Indemnitee after the Transfer Date that would not have been incurred or suffered but for any matter described in clause (i), (ii), (iii),
         (iv) or (v) of this definition that commenced prior to the Transfer Date or any allegation by any governmental agency or any claimant other than an Indemnitee of any such matters, including, but not limited to, Environmental Losses incurred by any Indemnitee arising out of or as a result of
         (x) the introduction or release of a Hazardous Material that is discovered or released at the Premises or any portion thereof after the Transfer Date but that was introduced at the Premises prior to the Transfer Date, or (y) the continuing migration onto, on or from the Premises, or the release on or at the Premises, of any Hazardous Material introduced in, on or under the Premises or the surrounding streets and sidewalks prior to the Transfer Date.

            "Hazardous Material Activity" means any actual, proposed or threatened use, storage, holding, existence, release (including any spilling, leaking, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, or groundwater), emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation to or from the Premises or other portion of the Project of any Hazardous Material from, under, in, into or on the Premises or other portion of the Project (including, but not limited to, the surrounding streets and sidewalks), including, without limitation, the movement or migration of any Hazardous Material from surrounding property or groundwater in, into or onto the Premises or other portion of the Project and any residual Hazardous Material contamination on or under the Premises or other portion of the Project.

            "Losses" means any and all costs and expenses actually incurred required to comply with (and, in the case of investigation and response costs, costs necessary to assure compliance with) applicable Environmental Laws and other governmental requirements (including, without limitation, reasonable attorneys' fees and disbursements) but only to the extent such costs and expenses reasonably were required for such compliance; provided that Losses shall not include: (i) with respect to any particular Indemnitee and loss, that portion, if any, of that loss which was caused by the gross negligence or wilful misconduct of (including any wilful violation of any Environmental Law by) that Indemnitee, and (ii) any special assessments made by any special assessment district formed pursuant to Nevada law for the purpose of investigating and remediating pollution of the groundwater aquifer underlying downtown Reno, Nevada, which become a lien on the Premises after foreclosure of the lien of the Deed of Trust by or for the benefit of the Lenders, and (iii) any damages measured by the diminution in the value of the Premises caused by any Hazardous Material Activity (it being expressly understood and agreed, however, that this exclusion shall not affect the obligation of Indemnitors to compensate Indemnitees for actual damages reasonably incurred by them in complying with Environmental Laws except as otherwise provided in clause (ii) above), and (iv) costs and expenses incurred by any Indemnitee after indefeasible payment in full, in lawful money of the United States, of the Loans and all other monetary Obligations then due under the Loan Documents, expiration or cancellation of all Letters of Credit and termination of the Commitments (it being expressly understood and agreed that this clause (iv) shall not apply if foreclosure of the lien of the Deed of Trust occurs).

            "Transfer Date" means the later of: (i) the date on which any of Lenders (or any of their affiliates) acquires, directly or through Agent, fee title to the Premises and Improvements pursuant to the power of sale or judicial foreclosure of the lien of the Deed of Trust, or by acceptance of a deed in lieu of such foreclosure, and all redemption rights that Partnership may have with respect thereto have expired, and (ii) the date on which a period of ninety-one (91) days has elapsed since the date on which fee title thereto has vested in any of Lenders or Agent (or any affiliate thereof) and, during such period, no bankruptcy or other insolvency proceeding has been filed by or against Partnership. If Partnership should remain in possession of the Project after the Transfer Date, or if Partnership should engage in any Hazardous Material Activity on or at the Premises or other portion of the Project after the Transfer Date, the Transfer Date shall be deemed to be the date after which Partnership is no longer in possession of the Premises or other portion of the Project and has ceased to engage in any Hazardous Material Activity on or at the Premises or other portion of the Project (it being expressly understood and agreed, however, that, solely for purposes of this definition, the presence of any Hazardous Material on the Premises or other portion of the Project after the Transfer Date, or the migration of such Hazardous Material thereon, in either instance without the active involvement of Partnership (whether directly or through any agent or contractor of Partnership) shall not be deemed or construed to be engaging in any Hazardous Material Activity on or at the Premises or other portion of the Project after the Transfer Date).

            2. Indemnitors jointly and severally hereby agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from and against any and all Environmental Losses.

            3. (a) Indemnitee shall notify Indemnitors of any claim or notice of the commencement of any action, administrative or legal proceeding or investigation as to which the indemnity provided for in Section 2 applies, within a reasonable period of time after such claim, action, proceeding or investigation becomes known to Indemnitee (it being expressly understood and agreed, however, that no such notice shall be required to an Indemnitor if the claim, action, proceeding or investigation has already become known to such Indemnitor prior to or during that period). Indemnitors shall assume on behalf of such Indemnitee and conduct with due diligence and in good faith the investigation and defense of such claim, action, proceeding or investigation and the response thereto with counsel reasonably satisfactory to Agent; provided, however, that such Indemnitee shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided, further, that if any such claim, action, proceeding, or investigation involves both an Indemnitor and an Indemnitee, and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from, additional to, or inconsistent with those available to such Indemnitor, or that such Indemnitor is not adequately investigating or defending such matter on behalf of Indemnitee, then the Indemnitee shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, action, proceeding or investigation on its own behalf at Indemnitors' expense. In addition to the foregoing, after foreclosure of the lien of the Deed of Trust by or on behalf of Lenders, Indemnitee shall notify Indemnitors of Hazardous Material Activity not previously known to Indemnitors and which may be the basis for a claim by Indemnitee against Indemnitors hereunder within a reasonable period of time after such newly discovered Hazardous Material Activity becomes known to Indemnitee.

            (b)  If any claim, action, proceeding, or
  investigation arises as to which the indemnity provided for in
  Section 2 applies, and Indemnitors fail to assume promptly (and in any event within fifteen (15) days after being notified of the claim, action, proceeding, or investigation) the defense of an Indemnitee, then such Indemnitee may contest and settle the claim, action, proceeding, or investigation at Indemnitors' expense using counsel selected by such Indemnitee; provided, however, that after any such failure by Indemnitors no such contest need be made by such Indemnitee and settlement or full payment of any claim may be made by such Indemnitee without Indemnitors' consent and without releasing any of the Indemnitors from any obligations to such Indemnitee under Section 2.

            4.   This Indemnity is given solely to protect
  Lenders and the other Indemnitees against Environmental Losses, and not as additional security for, or as a means of repayment of, the Loans. The obligations of Indemnitors under this Indemnity are independent of, and shall not be measured or affected by (i) any amounts at any time owing under the Loans or secured by the Deed of Trust, (ii) the sufficiency or insufficiency of any collateral (including, without limitation, the Premises) given to Lenders to secure repayment of the Loans, (iii) the consideration given by Lenders or any other Person in order to acquire the Project or any portion thereof, (iv) the modification, expiration or termination of the Deed of Trust or any other document or instrument relating to the Loans, or (v) except as otherwise expressly provided herein, the discharge or repayment in full of the Loans (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure).

            5. Indemnitors' obligations hereunder shall survive the sale or other transfer of the Project or any portion thereof prior to the Transfer Date, and shall remain in force beyond
  (i) the expiration of any statute of limitations and (ii) payment or satisfaction in full of any single claim within the scope of this Indemnity. The rights of each Indemnitee under this Indemnity shall be in addition to any other rights and remedies of such Indemnitee against Indemnitors or any of them under any other document or instrument now or hereafter executed by Partnership, any of the Indemnitors or any Affiliate thereof, or at law or in equity (including, without limitation, any right of reimbursement or contribution pursuant to CERCLA), and shall not in any way be deemed a waiver of any of such rights. Each Indemnitor agrees that it shall have no right of contribution (including, without limitation, any right of contribution under CERCLA) against any Indemnitee with respect to any matter covered by this Indemnification, and hereby waives and relinquishes any such right excepting, however, any right of contribution which such Indemnitor may have by reason of the ownership or other interest in, or use of, by any Indemnitee of property, other than the Premises, in Reno, Nevada. Indemnitor further agrees that it shall have no right of subrogation to any right or claim of any Indemnitee against any third Person until all obligations of such Indemnitor to such Indemnitee hereunder with respect to such right or claim have been satisfied.

            6. All obligations of Indemnitors hereunder shall be payable on demand, and any amount due and payable hereunder to any Indemnitee by any Indemnitor that is not paid within thirty
  (30) days after written demand therefor from an Indemnitee with an explanation of the amounts demanded shall bear interest from the date of such demand at the Agreed Rate.

            7. If any action or proceeding is brought in connection with the construction or enforcement of this Indemnity, the prevailing party in such matter shall be entitled to reimbursement of its costs and expenses (including reasonable attorneys' fees) in such matter. The obligations set forth in this
  Section 7 are in addition to and not in lieu of other obligations set forth herein and in other Loan Documents or any of them.

            8.   Each Indemnitor hereby waives, for the
  benefit of each Indemnitee:

            (a)  any right to require Indemnitee, as a
         condition of payment or performance by such Indemnitor, to
         (i) proceed against Partnership, any guarantor of the Obligations or any other Person, (ii) proceed against or exhaust any security held from Partnership, any other guarantor of the Obligations or any other Person,
         (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Indemnitee in favor of Partnership or any other Person, or (iv) pursue any other remedy in the power of Indemnitee whatsoever;

            (b)  any defense arising by reason of the
         incapacity, lack of authority or any disability or other defense of Partnership including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Partnership from any cause other than indefeasible payment in full of the Obligations;

            (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

            (d) any defense based upon any error or omission of any Person in the administration of the Obligations, except, in the case of any particular Indemnitee, behavior by such Indemnitee which amounts to bad faith by such Indemnitee;

            (e) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Indemnity and any legal or equitable discharge of such Indemnitor's obligations hereunder, (i) the benefit of any statute of limitations affecting such Indemnitor's liability hereunder or the enforcement hereof, (ii) any rights to set-offs, recoupments and counterclaims, and
         (iii) promptness, diligence and any requirement that any Indemnitee protect, secure, perfect or insure any security interest or lien or any property subject thereto;

            (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Indemnity, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Partnership and notices of any of the matters referred to in Section 4 and any right to consent to any thereof; and

            (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Indemnity, including without limitation the provisions of Nevada Revised Statutes Sections 40.430-40.459, 40.475 and 40.485 as permitted by Nevada Revised Statutes Sections 40.495 (1993), and any successor provisions.

            9. In order to induce Indemnitees to accept this Indemnity and to induce Lenders and Agent to enter into the Credit Agreement and to make the Loans thereunder, each Indemnitor hereby represents and warrants to each Indemnitee that the following statements are true and correct:

            (a) Such Indemnitor is duly organized, validly existing and in good standing under the laws of the State of Nevada, has the corporate (or, in the case of Eldorado, the partnership) power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation (or, in the case of Eldorado, foreign partnership) and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of such Indemnitor and its Subsidiaries, taken as a whole;

            (b) Such Indemnitor has the corporate (or, in the case of Eldorado, partnership) power, authority and legal right to execute, deliver and perform this Indemnity and all obligations required hereunder and has taken all necessary corporate (or, in the case of Eldorado, partnership) action to authorize its Indemnity hereunder on the terms and conditions hereof and its execution, delivery and performance of this Indemnity and all obligations required hereunder. No consent of any other Person including, without limitation, stockholders, partners and creditors of such Indemnitor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by such Indemnitor in connection with this Indemnity or the execution, delivery, performance, validity or enforceability of this Indemnity and all obligations required hereunder. This Indemnity has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer (or, in the case of Eldorado, general partner) of such Indemnitor, and this Indemnity constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of such Indemnitor, enforceable against such Indemnitor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or limiting creditors' rights generally.

            (c) The execution, delivery and performance of this Indemnity and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on such Indemnitor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on such Indemnitor, or the certificate of incorporation or bylaws of such Indemnitor or any securities issued by such Indemnitor, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which such Indemnitor is a party or by which such Indemnitor or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of such Indemnitor and its Subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

            10.  This Indemnity shall be binding upon
  Indemnitors, their respective heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by each Indemnitee, and its successors, and permitted assigns (it being expressly understood and agreed that the term "permitted assign" means any Person to which any Lender assigns or sells all or any portion of its interest in the Loans in accordance with the terms of the Credit Agreement, any "Eligible Assignee" as defined in the Credit Agreement and any other Person to whom assignment by a Lender or Agent of rights under the Credit Agreement or other Loan Document is permitted thereby, and any Person to whom consent to an assignment thereto has been given by the Indemnitor against whom enforcement is sought).

            11.  THIS INDEMNITY SHALL BE GOVERNED
  BY, AND SHALL BE CONSTRUED AND ENFORCED IN
  ACCORDANCE WITH, THE INTERNAL LAWS OF THE
  STATE OF NEVADA, WITHOUT REGARD TO CONFLICTS
  OF LAWS PRINCIPLES.

            12.  ALL JUDICIAL PROCEEDINGS
  BROUGHT AGAINST ANY INDEMNITOR ARISING OUT OF
  OR RELATING TO THIS INDEMNITY MAY BE BROUGHT
  IN ANY STATE OR FEDERAL COURT OF COMPETENT
  JURISDICTION IN THE STATE OF NEVADA AND, BY
  EXECUTION AND DELIVERY OF THIS INDEMNITY, EACH
  INDEMNITOR ACCEPTS FOR ITSELF AND IN
  CONNECTION WITH ITS PROPERTIES, GENERALLY AND
  UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF
  THE AFORESAID COURTS AND WAIVES ANY DEFENSE
  OF FORUM NON CONVENIENS AND IRREVOCABLY
  AGREES TO BE BOUND BY ANY JUDGMENT RENDERED
  THEREBY IN CONNECTION WITH THIS INDEMNITY.
  Each Indemnitor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to at its address provided in
  Section 17, such service being hereby acknowledged by such Indemnitor to be sufficient for personal jurisdiction in any action against such Indemnitor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

            13.  EACH INDEMNITOR AND, BY ITS
  ACCEPTANCE OF THE BENEFITS HEREOF, INDEMNITEE
  EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE
  RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF
  ACTION BASED UPON OR ARISING OUT OF THIS
  INDEMNITY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Indemnitor and, by its acceptance of the benefits hereof, Indemnitee each
  (i) acknowledges that this waiver is a material inducement for Indemnitors and the Lenders to enter into a business relationship, that Indemnitors and Indemnitee have already relied on this waiver in entering into this Indemnity or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS
  IRREVOCABLE, MEANING THAT IT MAY NOT BE
  MODIFIED EITHER ORALLY OR IN WRITING, AND THIS
  WAIVER SHALL APPLY TO ANY SUBSEQUENT
  AMENDMENTS, RENEWALS, SUPPLEMENTS OR
  MODIFICATIONS TO THIS INDEMNITY. In the event of litigation, this Indemnity may be filed as a written consent to a trial by the court.

            14. Every provision of this Indemnity is intended to be severable. If any provision of this Indemnity or the application of any provision hereof to any Person or circumstance is declared to be illegal, invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, such invalidity shall not affect the balance of the terms and provisions hereof or the application of the provision in question to any other Person or circumstance, all of which shall continue in full force and effect.

            15.  No failure or delay on the part of any
  Indemnitee to exercise any power, right or privilege under this Indemnity shall impair or prejudice the exercise by Indemnitee of any such power, right or privilege with respect to any future claim, action, proceeding, investigation or Environmental Loss, or be construed to be a waiver of any default or an acquiescence therein.
  No such failure or delay shall impair or prejudice the exercise by Indemnitee of any such power, right or privilege with respect to any claim, action, proceeding, investigation or Environmental Loss existing at the time of such failure or delay unless (and then only to the extent that) Indemnitor establishes by a preponderance of the evidence that such failure or delay by Indemnitee materially impaired the ability of Indemnitor to defend against or to limit its liability with respect to the Environmental Loss for which such Indemnitee is seeking indemnification hereunder. No single or partial exercise of such power, right or privilege shall preclude other or further exercise thereof or of any other right, power or privilege. No provision of this Indemnity may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The rights, powers and remedies given to Indemnitees by this Indemnity are cumulative and shall be in addition to and independent of all rights, powers and remedies given to any of the Indemnitees by virtue of any statute or rule of law or in any of the other Loan Documents or in any other agreement or document.

            16. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing (at the respective address of the Person for whom intended set forth below or hereafter provided in accordance with this Section) and shall be given by any of the following means: (a) personal service;
  (b) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or (c) registered or certified, first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent pursuant to either clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to clause (c) shall be deemed received three
  (3) days following deposit in the mail. Eldorado, HCM and REI shall designate a single address for themselves and shall be entitled to only a single notice, request or demand addressed all of them at that address.

        To Agent:         First Interstate Bank of Nevada, N.A.
                      3800 Howard Hughes Parkway
                      Suite 400
                      Las Vegas, Nevada  89109
                      Attention:  Silver Legacy Loan Officer

       To Indemnitors:    Circus Circus Enterprises, Inc.
                      2880 Las Vegas Boulevard South
                      Las Vegas, Nevada  89109
                      Attention:  Yvette Landau
                                 Associate General Counsel

       and to:        Eldorado Hotel Associates Limited
  Partnership
                      c/o Eldorado Hotel Casino
                      345 North Virginia Street
                      Reno, Nevada  89501
                      Attention:  Bob Jones
                                 Chief Financial Officer

            17.  This Indemnity may be executed in
  counterparts each of which shall be deemed an original and all of which shall constitute one and the same Indemnity with the same effect as if all parties had signed the same signature page. Any signature page of this Indemnity may be detached from any other counterpart of this Indemnity and reattached to any other counterpart of this Indemnity identical in form hereto but having attached to it one or more additional signature pages.


            IN WITNESS WHEREOF, Indemnitor has
  executed this Indemnity as of the day and year first written above.


  Indemnitors:        CIRCUS CIRCUS ENTERPRISES, INC.
                 a Nevada corporation


                      By:__________________________

                      Title: ___________________________


                 ELDORADO HOTEL ASSOCIATES
                   LIMITED PARTNERSHIP, a Nevada
                   general partnership


                      By: _________________,
                          a Nevada ___________
                          Its: Managing Partner


                          By:

                          Title:


  Accepted by:

  FIRST INTERSTATE BANK OF NEVADA, N.A.,
  on behalf of itself as Agent and
  on behalf of all Managing Agents,
  and all Lenders


  By:

    Title:
                        EXHIBIT A

               DESCRIPTION OF THE PREMISES


  ALL THAT CERTAIN REAL PROPERTY SITUATED IN THE
  STATE OF NEVADA, COUNTY OF WASHOE, MORE
  PARTICULARLY DESCRIBED AS FOLLOWS:


                          [To Follow]





                                            EXHIBIT XVIII

             [FORM OF GENERAL PARTNER SUBORDINATED
  DEBT]



                      LOAN AGREEMENT

       THIS LOAN AGREEMENT ( Agreement ), dated May
  30, 1995, is made by and between CIRCUS AND ELDORADO
  JOINT VENTURE, a Nevada general partnership (the
   Partnership ), as borrower, and CIRCUS CIRCUS
  ENTERPRISES, INC., a Nevada corporation ( CC ), as lender, with reference to the following facts and purposes:

                        RECITALS:

      A. On or about March 1, 1994, Galleon, Inc., a Nevada corporation ( C ) owned and controlled by CC, and Eldorado Limited Liability Company, a Nevada limited-liability company
  ( E ) owned and controlled by Eldorado Hotel Associates Limited Partnership, a Nevada limited partnership, entered into an Agreement of Joint Venture of Circus and Eldorado Joint Venture (as amended the Joint Venture Agreement ) pursuant to which C and E agreed to form a general partnership to acquire, develop, construct, finance, manage and operate a hotel, casino and entertainment complex now known as the Silver Legacy Hotel & Casino in Reno, Nevada (the Project ).

      B. Pursuant to the Joint Venture Agreement, C undertook to provide certain Construction Financing (as defined therein) for the Project; in accordance therewith C and CC have obtained bank financing in the amount of $230,000,000 (the Bank Loans ), as set forth in the Bank Credit Agreement (hereinafter defined), and by this Agreement the parties desire to have CC provide the additional construction financing necessary to complete the Project (the CC Loan ).

       C. CC is willing to make the CC Loan upon the terms and conditions hereinafter set forth.

       D. As a condition to the Bank Loans, CC is required to execute and deliver the Circus Completion Guaranty and the Make-Well Agreement (as such terms are hereinafter defined), pursuant to which CC is undertaking certain obligations in favor of the Banks (as hereinafter defined), which may require CC to advance funds for the benefit of the Partnership.

       E. The parties desire to provide for the Partnership's reimbursement to CC for CC advances under the Circus Completion
  Guaranty and the Make-Well Agreement.

       F.   As set forth in the Bank Credit Agreement, the CC
  Loan and the Partnership's obligation to reimburse CC for CC advances under the Circus Completion Guaranty and the Make-Well
  Agreement constitute General Partner Subordinated Debt (as defined in the Bank Credit Agreement).

       NOW THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

             SECTION I.  CERTAIN DEFINITIONS

        Accelerating Transfer means the sale by the Partnership or any of its Subsidiaries to any Person other than the Partnership or any of its wholly-owned Subsidiaries of (i) any of the stock of any of the Partnership's Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Partnership or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Partnership or any of its Subsidiaries outside of the ordinary course of business (including, without limitation, sale of the Project); provided, in each case, that no such sale or disposition shall be an Accelerating Transfer for purposes of this Agreement unless the fair market value of the assets sold or disposed exceeds $3,000,000 for any given transaction or series of related transactions or $6,000,000 in the aggregate in any calendar year.

        Advances  means, collectively, Loan Advances, CC
  Guaranty Advances and Make-Well Advances.

        Agent means First Interstate Bank of Nevada, N.A., a national banking association, in its capacity as arranger and administrative agent under the Bank Credit Agreement, and its successors and assigns.

        Bank Credit Agreement  means that certain Credit
  Agreement, dated as of May 30, 1995, among the Partnership, the Banks, First Interstate Bank of Nevada, N.A., The Long-Term
  Credit Bank of Japan, Ltd., Los Angeles Agency and Societe
  Generale, as Managing Agents, Bank of America, N.T. & S.A,
  CIBC Inc. and Credit Lyonnais, Los Angeles Branch, as Co-
  Agents, and Agent, together with any and all supplements, amendments, restatements, waivers and other modifications thereto from time to time, and all refinancings thereof.

        Bank Deed of Trust means the Deed of Trust as defined in the Bank Credit Agreement.

        Bank Default means an Event of Default or a Potential Event of Default as such terms are defined in the Bank
  Credit Agreement.

        Bank Loan Term means the period commencing upon the Closing Date (as defined in the Bank Credit Agreement) and continuing until the Bank Loan Termination.

        Bank Obligations means the Obligations, as such term is defined in the Bank Credit Agreement, including the principal amount of the Bank Loans, and all related interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), fees, expenses and costs of collection.

        Bank Payment Restrictions means those provisions contained in the Bank Credit Agreement (including, without limitation, Section 7.5 thereof) or in the Subordination and Debt Put Agreement, which restrict or prohibit the payment of General
  Partner Subordinated Debt.

        Bank Loan Termination means the payment in full of the Bank Loans and other Bank Obligations and the cancellation or expiration of all Letters of Credit (as defined in the Bank Credit Agreement) or (ii) a termination of the Bank Payment Restrictions.

        Banks means the Lenders that are, from time to time, parties to the Bank Credit Agreement.

        Budget means the Budget delivered to the Banks on the Closing Date (as such terms are defined in the Bank Credit
  Agreement), together with any amendments thereto approved by CC.

        CC Construction Financing  means, collectively, the Loan
  Advances and the CC Guaranty Advances.

        CC Guaranty Advances includes all amounts advanced by CC pursuant to the Circus Completion Guaranty, including, without limitation, all of CC's expenses and costs, including the reasonable fees and expenses of its counsel, incurred by CC in connection with the performance by CC of its obligations under the Circus
  Completion Guaranty.

        CC Loan Documents  means (i) this Agreement, (ii) the
  Notes, (iii) the Collateral Documents (as hereinafter defined), (iv) the Environmental Indemnity (as hereinafter defined) and (v) such other agreements, financing statements, documents or certificates as may be executed by the Partnership in favor of CC relating to the CC Obligations.

        CC Obligations  means the obligation of the Partnership:
  (i) to pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of its other liabilities to CC hereunder or under any of the other CC Loan Documents, whether now existing or hereafter incurred, including the obligation of the Partnership to repay the Loan Advances and to reimburse CC for the CC Guaranty Advances and the Make-Well Advances, and including any and all supplements, amendments, restatements, renewals, substitutions and other modifications thereto from time to time; and (ii) to reimburse CC, on demand, for all of CC's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (i) and (ii).

        Circus Completion Guaranty  means that certain Circus
  Completion Guaranty dated May 30, 1995 (as it may hereafter be amended, supplemented or otherwise modified from time to time) given by CC in favor of Agent and the Partnership, pursuant to the Bank Credit Agreement.

        Default Rate means the greater of (i) ten percent (10%) per annum or (ii) a rate of interest which is two percentage points added to the reference rate of interest as publicly announced from time to time by Bank of America National Trust and Savings
  Association in San Francisco, California.

        Event of Default has the meaning set forth in Section 8 hereof.

        First Payment Date means the first day following the Partnership's first four full fiscal quarters immediately following the
   Conversion Date  (as that term is defined in the Bank Credit
  Agreement).

        Indebtedness has the same meaning given that term in the Bank Credit Agreement.

        Joint Venture Default means (i) the failure of any party to the Joint Venture Agreement (other than a Subsidiary of CC) to observe or perform any material obligation to be observed or performed by it under the Joint Venture Agreement or (ii) the occurrence of a material default under the Joint Venture Agreement or the existence of a condition or event that, after notice or lapse of time or both, would constitute a material default under the Joint Venture Agreement, unless, such default, condition or event results from the act or omission of CC or a Subsidiary of CC.

        Laws means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

        Loan Advance means a disbursement of proceeds of the CC Loan.

        Make-Well Advances  means those  Make-Well
  Obligations (as defined in the Make-Well Agreement) which CC elects to treat as a loan (as opposed to a contribution of cash to equity), together with all of CC's expenses and costs, including the reasonable fees and expenses of its counsel, incurred by CC in connection with the performance by CC of its obligations under the Make-Well Agreement.

        Make-Well Agreement  means that certain Make-Well
  Agreement dated May 30, 1995 (as it may hereafter be amended, supplemented or otherwise modified from time to time), entered into by CC in favor of Agent and the Partnership pursuant to the Bank Credit Agreement.

        Maturity Date  means August 31, 2005.

        Net Cash From Operations has the meaning given that term in Section 4.1 of the Joint Venture Agreement as in effect on the Closing.

        Notes  mean the Secured Note and the Unsecured Note.

        Person means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

        Potential Event of Default means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default under subsection 8.01 hereof.

        Rate  means ten percent (10%) per annum.

        Secured Note means, whether one or more, a promissory note, substantially in the form of Exhibit A-1 attached hereto, payable by the Partnership to the order of CC, evidencing all or any part of the CC Obligations (other than those evidenced by the Unsecured Note) and secured by the Collateral Documents, together with all supplements, amendments, restatements, renewals, substitutions and other modifications thereto from time to time.

        Subordinated Debt Documents has the meaning given that term in the Bank Credit Agreement, and includes the CC Loan
  Documents and the Subordination and Debt Put Agreement.

        Subordination and Debt Put Agreement means that certain Subordination and Debt Put Agreement dated as of May 30, 1995, entered into by the Partnership and CC in favor of Agent, as agent for the Banks, together with any and all supplements, amendments, restatements, waivers and other modifications thereto from time to time.

        Subsidiary means, with respect to any Person, any corporation, partnership, limited-liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

        Tax Distributions has the meaning given that term in the Bank Credit Agreement.

        Unsecured Note means, whether one or more, an unsecured promissory note, substantially in the form of Exhibit A-2 attached hereto, payable by the Partnership to the order of CC, evidencing, at the option of CC, all or any part of those CC Obligations constituting Make-Well Advances, together with all supplements, amendments, restatements, renewals, substitutions and other modifications thereto from time to time.

       SECTION II.  CONSTRUCTION FINANCING ADVANCES

      2.01 General Terms. Subject to the terms hereof, CC agrees to make Loan Advances to the Partnership from time to time from the date hereof until September 30, 1996 (the Termination Date ), in amounts (the CC Loan Commitment ) equal to the difference between (i) the Budget and (ii) the sum of (A) the Commitments (as defined in the Bank Credit Agreement, which is in the original amount of $230,000,000) and (B) $103,800,000;
  provided, however, that the CC Loan Commitment shall not, in any event exceed $75,000,000.00.

      2.02 Interest. Except as provided in Section 2.05, interest on the aggregate unpaid principal balance of the CC Construction Financing, from time to time outstanding, shall accrue at the Rate. Interest shall be charged on a daily basis for actual number of days the principal is outstanding on a per annum basis from the date of disbursement until paid. Interest shall be calculated on the basis of a 365-day year, counting the actual number of days elapsed.

      2.03 Payments. Principal and interest with respect to the CC Construction Financing shall be due and payable as follows:

         (a)     Restricted Period.  During the Bank Loan
         Term, all Net Cash From Operations less only Tax Distributions shall be payable by the Partnership to CC to be applied on account of accrued interest on the CC Construction Financing and, thereafter, to the unpaid principal of the CC Construction Financing, subject to the proviso that no such payments may be made to CC if the payment would result in a violation of the Bank Payment Restrictions. During the Bank Loan Term, other than the Bank Payment Restrictions, there are no restrictions on the amount of CC Construction Financing principal that may be repaid. Notwithstanding anything contained herein or in the Joint Venture Agreement to the contrary, during the Bank Loan Term, payments of Net Cash From Operations on account of the CC Construction Financing shall be made prior to any distributions to the partners under Section 4.1 or any other provision of the Joint Venture Agreement, subject, however, to the Bank Payment Restrictions and subject to the prior payment of Tax Distributions.

         (b) Unrestricted Period. Upon, but not before (i) the Bank Loan Termination or (ii) at any time at which, in accordance with the terms of the Bank Credit Agreement, the CC Construction Financing shall no longer constitute General Partner Subordinated Debt, the CC Construction Financing shall be repayable as follows: (x) prior to September 30, 1996, in quarterly installments of interest only; and (y) commencing November 1, 1996 (A) in monthly installments in an amount equal to the sum of the Basic Installment (as hereinafter defined) plus the Additional Installment (as hereinafter defined); plus (B) no later than the 45th day after the end of each fiscal quarter, all Net Cash From Operations. Amounts payable under clause (B) shall be applied, first, to the Additional Installments and, second, to the Basic Installments, in each case in the inverse order of maturity. Notwithstanding anything contained herein or in the Joint Venture Agreement to the contrary, after the Bank Loan Termination, payments of Net Cash
         From Operations on account of the CC Construction
         Financing shall be made prior to any Tax Distributions or other distributions to the partners under Section 4.1 or any other provision of the Joint Venture Agreement.

              (1)     Basic Installment.  As used herein,
          Basic Installment means a level monthly installment of principal and interest, commencing November 1, 1996, sufficient to fully amortize the unpaid principal balance of the CC Construction Financing as of the Termination Date over a twenty (20) year period from that date at the Rate. If any additional CC Construction Financing Advances are made after the Termination Date, the Basic Installment shall be increased by the amount necessary to fully amortize such additional amounts over the same amortization period.

              (2)     Additional Installment.   As used
         herein, the term Accrued Payments shall mean the sum, as of the Bank Loan Termination, of (i) interest on the CC Construction Financing through September 30, 1996 accrued and unpaid as of the Bank Loan Termination plus
         (ii) the amount of all Basic Installments that CC would have been entitled to receive during the Bank Loan Term had the Partnership commenced making the Basic Installments on November 1, 1996, but which, as of the Bank Loan
         Termination, remain unpaid. As used herein Additional Installment means a monthly installment of (i) principal sufficient to fully amortize the Accrued Payments over the number of months remaining until the Maturity Date, together with (ii) accrued interest at the Rate on the unpaid principal portion of the Accrued Payments.

         (c)     Maturity.  Subject to the Bank Payment
         Restrictions, the unpaid principal balance of the CC
         Construction Financing, together with all interest thereon and all other CC Obligations relating to the CC
         Construction Financing, shall be fully due and payable upon the earlier of acceleration, as provided herein, or the Maturity Date.

         (d) Prepayments. Subject to the Bank Payment Restrictions, the unpaid principal balance of the CC Construction Financing may be prepaid in whole or in part at any time, without premium or penalty, upon ten (10) days' prior written notice; subject to the Bank Payment Restrictions. Prepayments of principal shall be applied, first, to the Additional Installments and, second, to the Basic Installments, in each case in the inverse order of maturity.

      2.04 Limitation. Notwithstanding anything to the contrary contained in Sections 2.02 or 2.03 or elsewhere in this Agreement, so long as the CC Construction Financing (or any part thereof) constitutes General Partner Subordinated Debt, repayment of the CC Construction Financing (or such part) is and shall continue to be subject to the Bank Payment Restrictions, and, in no event shall payment of interest or principal on the CC Construction Financing (or such part) be made if, as a result thereof, the Partnership would be in violation of the Bank Payment Restrictions.

      2.05  Post-Maturity Interest.  On and after the Maturity
  Date or upon the occurrence of an Event of Default, unpaid principal on the CC Construction Financing shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), payable on demand, at the Default Rate. Payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of CC.

      2.06 Manner of Payment. All sums payable to CC in connection with CC Construction Financing shall be paid directly to CC in immediately available funds. CC shall keep a record of the amount of the Loan Advances and the CC Guaranty Advances, which records shall be presumed correct.

      2.07 The Secured Note. The Partnership's obligation to repay Loan Advances and CC Guaranty Advances shall be secured by the Collateral Documents and evidenced by the Secured Note.

      2.08  Collateral Documents.  The CC Construction
  Financing shall be secured by a deed of trust, assignment of rents and security agreement (the CC Deed of Trust ), substantially in the form of Exhibit C attached hereto and a security agreement (the
   CC Security Agreement ) substantially in the form of Exhibit D attached hereto (collectively, as either of such instruments may hereafter be amended, supplemented or otherwise modified from time to time, the Collateral Documents ). The Collateral
  Documents shall constitute a lien and security interest upon, and an assignment of, all of the Partnership's right, title and interest in and to the real property, personal and other property described in the Collateral Documents, subject only, in each case, to the liens, security interests and rights of the Banks in the Project pursuant to the Bank Credit Agreement (collectively, the Bank Liens ) and those defects, encumbrances and exceptions to which the Bank
  Liens are subject pursuant to the Bank Credit Agreement
  (collectively, the  Permitted Exceptions ).

            SECTION III.  CONDITIONS PRECEDENT

       The obligation of CC to make Loan Advances hereunder is subject to the following conditions precedent:

      3.01  Documents Required for the Closing.  The
  Partnership shall have delivered to CC prior to the initial Loan Advance (the Closing ), the following:

         (a) Resolutions of (i) C's board of directors, on behalf of the Partnership and itself, (ii) E's managers and
         (iii) the Executive Committee (as described in Section 5.6 of the Joint Venture Agreement), each approving and authorizing the execution, delivery and performance of this Agreement, the other Subordinated Debt Documents to which the Partnership is a party, the Circus Completion Guaranty and the Make-Well Agreement certified as of the Closing by C's secretary or an assistant secretary, an officer of E and an authorized representative of the Executive Committee, respectively, as being in full force and effect without modification or amendment and, in the case of Executive Committee certified copies of the resolutions authorizing the representatives of the Executive Committee to execute such documents.

         (b) Executed originals of this Agreement, the Notes, the Collateral Documents, an environmental indemnity substantially in the form of Exhibit F attached hereto (the Environmental Indemnity ) and the other CC
         Loan Documents to which the Partnership is a party.

         (c) A CLTA mortgagee form of title insurance policy or commitment therefor in form and substance acceptable to CC in the amount of $75,000,000 issued by First American Title Insurance Company, insuring the lien of the CC Deed of Trust to be a valid lien against the Project, free and clear of all defects, encumbrances and exceptions except the Permitted Exceptions.

         (d) Originally executed copies of one or more favorable written opinions of MacDonald Carano Wilson
         McCune Bergin Frankovich & Hicks, special counsel for the Partnership, in form and substance reasonably satisfactory to CC, dated as of the Closing and setting forth substantially the matters in the opinions designated in Exhibit E attached hereto and as to such other matters as CC may reasonably request.

         (e)      Uniform Commercial Code financing
         statements and fixture filings, executed by Partnership as to the collateral granted by Partnership pursuant to the Collateral Documents for all jurisdictions as may be necessary or desirable to perfect CC's security interest in such collateral.

         (f) Such other documents as CC may reasonably request.

      3.02  Closing Events.  On or before the Closing,

         (a)     The Partnership shall have obtained all
         consents to the transactions contemplated under the Subordinated Debt Documents, the Circus Completion Guaranty and the Make-Well Agreement, of any Person required under any contractual obligation, including, without limitation, approval of the terms of the CC Loan and the repayment of the CC Guaranty Advances and Make-Well Advances by the Executive Committee pursuant to subsection 5.9(c) of the Joint Venture Agreement, by C and E and by the Banks, all of the foregoing in form and substance satisfactory to CC.

         (b) The Closing Date shall have occurred under the Bank Credit Agreement.

         (c) The Partnership shall have taken or caused to be taken such actions in such a manner so that CC has a valid and perfected lien and security interest in the Project subject only to the Permitted Exceptions.

         (d) CC shall have received evidence satisfactory to CC, that the Partnership has procured the insurance required to be procured and maintained pursuant to subsection 6.01(c) hereof.

         (e) The Partnership shall have furnished CC a copy of the current Budget and Construction Schedule (as defined in the Bank Credit Agreement), both of which shall have been approved by CC.

      3.03  Conditions to all Loan Advances.  The obligation of
  CC to make Loan Advances are subject to the following further conditions precedent:

         (a) Prior to each Loan Advance, the Partnership shall have delivered to CC a Request for Loan Advance substantially in the form attached hereto as Exhibit B, which shall specify (i) the proposed funding date ( Funding Date ) of the Loan Advance (which shall be a business day) and
         (ii) the amount of Loan Advance requested.

         (b) The representations and warranties contained herein and in the other Subordinated Debt Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

         (c)     No event shall have occurred and be
         continuing or would result from the consummation of the borrowing contemplated by such Request for Loan Advance that would constitute (i) an Event of Default, (ii) a Potential Event of Default or (iii) a Joint Venture Default.

         (d) The Partnership shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date.

         (e) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain CC from making the Loan Advance to be made by it on that Funding Date.

         (f) CC shall have approved all material changes to the Budget and the Construction Schedule after the Closing.

         (g)     The Termination Date shall not have
         occurred.

         (h)     There shall not be pending or, to the
         knowledge of any Senior Officer (as defined in the Bank
         Credit Agreement) of the Partnership, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Partnership or its properties that would be expected to (i) have a material adverse effect on (1) the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Partnership, (2) the validity, priority or enforceability of any of the CC Loan Documents or any security interest or lien created or intended to be created thereby, or (3) the construction, use, occupancy or operation of all or any material part of the Project; or (ii) impair the ability of the Partnership to perform, or of CC to enforce, the CC Obligations.

           SECTION IV.  REQUIRED BANK ADVANCES

      4.01 General. Partnership covenants and agrees to reimburse CC the amount of any and all CC Guaranty Advances in accordance with the provisions of Section II; Partnership further covenants and agrees to reimburse CC the amount of any and all Make-Well Advances in accordance with the provisions of this Section. Partnership acknowledges and agrees that the CC
  Guaranty Advances and the Make-Well Advances constitute obligatory advances by CC pursuant to the respective terms of the Circus Completion Guaranty and the Make-Well Agreement, and that the obligation of Partnership to reimburse CC for the CC
  Guaranty Advances and the Make-Well Advances shall, subject to the Bank Payment Restrictions, be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation,
  (i) any lack of validity or enforceability of the Circus Completion Guaranty or the Make-Well Agreement; (ii) the existence of any claim, set-off, defense or other right which Partnership or CC may have at any time against Agent or the Banks or any other Person;
  (iii) any breach of this Agreement or any other Loan Document by any party thereto; or (iv) the fact that a Bank Default, Joint Venture Default or Event of Default shall have occurred and be continuing.
  The Partnership specifically waives its rights under NRS 104.3605, and agrees that the foregoing shall constitute a waiver of discharge under NRS 104.3605(9) with respect to CC Guaranty Advances and Make-Well Advances.

      4.02 Make-Well Interest. Subject to Section 4.05, interest on the principal balance of the Make-Well Advances, from time to time outstanding, shall accrue at the Rate. Interest shall be charged on a daily basis for the actual number of days the principal is outstanding on a per annum basis from the date of disbursement until paid. Interest shall be calculated on the basis of a 365-day year, counting the actual number of days elapsed.

      4.03 Make-Well Payments. Principal and interest with respect to the Make-Well Advances shall be due and payable as follows:

         (a)     Restricted Period.  During the Bank Loan
         Term, all Net Cash From Operations less only (i) Tax Distributions and (ii) payments under Section II of this Agreement shall be payable by the Partnership to CC to be applied on account of accrued interest on the Make-Well Advances and, thereafter, to the unpaid principal of the Make-Well Advances, subject to the proviso that no such payments may be made to CC if the payment would result in a violation of the Bank Payment Restrictions. During the Bank Loan Term, other than the Bank Payment Restrictions, there are no restrictions on the principal amount of Make-Well Advances that may be repaid. Notwithstanding anything contained herein or in the Joint Venture Agreement to the contrary, during the Bank Loan Term, payments of Net Cash From Operations on account of the Make-Well Advances shall be made prior to any distributions to the partners under Section 4.1 or any other provision of the Joint Venture Agreement, subject, however, to the Bank Payment Restrictions and subject to the prior payment of Tax Distributions and CC Construction Financing.

         (b) Unrestricted Period. Upon, but not before (i) the Bank Loan Termination or (ii) at any time at which, in accordance with the terms of the Bank Credit Agreement, the Make Well Advances shall no longer constitute General Partner Subordinated Debt, the Make-Well Advances shall be repayable in quarterly installments of principal and interest no later than the 45th day after the end of each fiscal quarter in an amount equal to all Net Cash From Operations, subject only to the prior payment of the CC Construction Financing. Notwithstanding anything contained herein or in the Joint Venture Agreement to the contrary, after the Bank Loan Termination, payments of Net Cash From Operations on account of the Make-Well
         Advances shall be made prior to any Tax Distributions or other distributions to the partners under Section 4.1 or any other provision of the Joint Venture Agreement, but subject to the prior payments of Construction Financing required by
         Section 2.03(b).

         (c)     Maturity.  Subject to the Bank Payment
         Restrictions, the unpaid principal balance of the Make-Well Advances, together with all interest thereon and all other
         CC Obligations relating to the Make-Well Advances, shall be fully due and payable upon the earlier of acceleration, as provided herein, or the Maturity Date.

         (d)     Prepayments.  Subject to the Bank Payment
         Restrictions, the unpaid principal balance of the Make-Well Advances may be prepaid in whole or in part at any time, without premium or penalty, upon ten (10) days' prior written notice.

      4.04 Limitation. Notwithstanding anything to the contrary contained in Sections 4.02 or 4.03 or elsewhere in this Agreement, so long as the Make-Well Advances (or any part thereof) constitute General Partner Subordinated Debt, repayment of the Make-Well Advances (or such part thereof) is and shall continue to be subject to the Bank Payment Restrictions, and, in no event shall reimbursement of the Make-Well Advances (or such part thereof) or the payment of interest thereon be made if, as a result thereof, the Partnership would be in violation of the Bank Payment Restrictions.

      4.05  Post-Maturity Interest.  On and after the Maturity
  Date or upon the occurrence of an Event of Default, unpaid principal on the Make-Well Advances shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), payable on demand, at the Default Rate. Payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of CC.

      4.06 Manner of Payment. All sums payable to CC under this Section IV shall be paid directly to CC in immediately available funds. CC shall keep a record of the amount of the Make-Well
  Advances, which records shall be presumed correct.

      4.07  Note.  The Partnership's obligation to repay Make-
  Well Advances shall be secured by the Collateral Documents and evidenced by the Secured Note, unless CC elects, by written notice to the Partnership and Agent, to have a Make-Well Advance, or any part thereof, unsecured, in which event, at the option of CC, the applicable Make-Well Advance(s) shall be evidenced by the Unsecured Note.

      4.08 Joint Venture Agreement. Notwithstanding any provision to the contrary contained herein or in the Joint Venture
  Agreement: (i) Make-Well Advances shall be excluded from the calculation of annual net loss referenced in Section 2.6(a) of the Joint Venture Agreement; and (ii) the Managing Partner (as defined in the Joint Venture Agreement) shall be entitled to call for an Additional Capital Contribution (as described in the Joint Venture Agreement) under the Joint Venture Agreement upon CC's making of any Make-Well Advance, subject to the limitation that the aggregate amount of all Additional Capital Contributions pursuant to this express provision shall not exceed the principal portion of a Hypothetical Construction Loan (as hereinafter defined) that would have been payable from the date hereof to the date as of which the applicable Additional Capital Contribution is determined. In such event, the Managing Partner shall be entitled to exercise the rights and remedies provided for in the Joint Venture Agreement with respect to Additional Capital Contributions, including, without limitation the rights and remedies set forth in Sections 2.7(a)(i), 2.7(a)(ii) and 12.4 of the Joint Venture Agreement. The partners under the Joint Venture Agreement acknowledge and agree that such rights and remedies are independent of and in addition to the provisions contained in this Agreement regarding the Make-Well Advances themselves. As used herein a Hypothetical Construction Loan means a loan, fully amortized over a twenty year term at the Rate, with level payments of principal and interest, in an amount equal to the sum of (x) $220,000,000 (increased by any additional amounts available for construction financing under the Bank Credit Agreement) plus (y) the amount of the CC Loan Commitment, plus
  (z) the amount of any CC Guaranty Advances. The foregoing provision is not intended to restrict the rights of the Managing Partner to call for Additional Capital Contributions under the Joint Venture Agreement should Additional Capital Contributions be required for any reason not set forth in this Section and permitted under the Joint Venture Agreement.

         SECTION V.  SUBORDINATION TO BANK LOANS

      5.01. Subordination. The CC Obligations are subject to the terms and provisions of the subordination provisions contained in the Subordination and Debt Put Agreement.

      5.02 Limitation on Payments. Without limiting the provisions of Section 5.01, payment of the CC Obligations is subject to the Bank Payment Restrictions.

      5.03 Information. Upon the request of Agent, each of CC and the Partnership shall provide copies of all certificates, statements, writings or other information required or otherwise given under this Agreement.

      5.04 Controlling Provision. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this
  Section V are made for the benefit of the holders of the Bank Obligations, each of whom is entitled to the benefits hereof, without any act or notice of acceptance hereof or reliance hereon. No amendment, modification or discharge of any provision of this Agreement or the other CC Loan Documents shall be effective against any holder of the Bank Obligations unless expressly consented to in writing by Agent. The provisions of this Section V apply notwithstanding anything to the contrary contained elsewhere in this Agreement.

       SECTION VI.  REPRESENTATIONS AND WARRANTIES

      6.01 Original. To induce CC to enter into this Agreement, the Partnership represents and warrants to CC as follows:

         (a) The Partnership is a general partnership duly formed, validly existing and in good standing under the Laws of the State of Nevada; the Partnership has the lawful power to own its properties and to engage in the business it conducts.

         (b) Neither of the Partnership's partners nor any of its respective affiliates is in default in the performance of any of its obligations under or with respect to the Joint Venture Agreement, and no event or circumstance presently exists which, with the giving of notice, the passage of time or both would constitute a default by a partner or its affiliates under or with respect to the Joint Venture
         Agreement.

         (c) The Partnership is not in default with respect to any of its existing Indebtedness (including, without limitation, any Bank Default), and the making and performance of this Agreement and the Notes will not (immediately, with the passage of time, the giving of notice, or both):

              (1)     Violate the Joint Venture Agreement
         or result in any event permitting or requiring a dissolution of the Partnership, or violate any Laws or result in a default under any contract, agreement, or instrument to which the Partnership is a party or by which the Partnership or its property is bound; or

              (2)     Except as provided herein or in the
         Bank Credit Agreement, result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Partnership; or

              (3)     Violate the Bank Credit Agreement or
         constitute a Bank Default.

         (d) The Partnership has the power and authority to enter into and perform this (i) Agreement, the Notes and the other Subordinated Debt Documents to which the Partnership is a party and (ii) the Circus Completion Guaranty and Make-Well Agreement, and to incur the obligations herein and therein provided for, and has taken all partnership action necessary to authorize the execution, delivery, and performance of this Agreement and the Notes.

         (e) (i) This Agreement, the Notes and the other Subordinated Debt Documents to which the Partnership is a party and (ii) the Circus Completion Guaranty and Make-Well Agreement are valid and binding upon and enforceable against the Partnership in accordance with their respective terms.

         (f) The Partnership has good and marketable title to all of its assets, subject to no security interest, encumbrance or lien, or the claim of any third Person except for the Permitted Exceptions.

         (g) Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Partnership, the Partnership has complied with all applicable Laws with respect to:

              (1)     any restrictions, specifications, or
         other requirements pertaining to the Partnership's business;
         and

              (2)     the construction, use, maintenance and
         operation of the real and personal properties owned or leased by the Partnership.

         (h)     No representation or warranty by the
         Partnership contained herein or in any certificate or other document furnished by the Partnership pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

         (i) Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Partnership in connection with the execution and delivery of (i) this Agreement, the Notes and the other Subordinated Debt Documents to which the Partnership is a party and (ii) the Circus Completion Guaranty and the Make-Well Agreement or the undertaking or performance of any obligation hereunder or thereunder has been duly obtained or effected.

         (j)     Upon the occurrence of the Closing Date
         under the Bank Credit Agreement and the execution and delivery of this Agreement by the parties hereto C and CC will have fulfilled their respective obligations under the Joint Venture Agreement to provide Construction Financing.


      6.02 Survival. All of the representations and warranties set forth in Section 6.01 shall survive until all CC Obligations are satisfied in full and CC's obligation to make Advances has been terminated.

           SECTION VII.  PARTNERSHIP COVENANTS

       The Partnership does hereby covenant and agree with CC that, so long as any of the CC Obligations remain unsatisfied or CC is obligated to make Advances, it will comply with the following covenants:

      7.01  Affirmative Covenants.

         (a) The Partnership will at all times preserve and keep in full force and effect its partnership existence and all rights and franchises material to its business.

         (b)     The Partnership will pay all taxes,
         assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

         (c) The Partnership will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Partnership and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The
         Partnership will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, including the insurance required by the Deed of Trust. Each such policy of insurance shall name CC, or, at any time the Bank Credit Agreement is still in effect, the Agent (in which case CC's rights, title and interest therein shall be subject to the Subordination and Debt Put Agreement), as the loss payee thereunder for amounts in excess of $1,000,000 and shall provide for at least 30 days prior written notice to CC of any modification or cancellation of such policy.

         (d) The Partnership will use the proceeds of the CC Loans solely for payment of costs in connection with the completion of the Project, as described in the Budget.

         (e) The Partnership will furnish CC copies of (i) all financial statements required to be furnished to Agent under the Bank Credit Agreement, and (ii) any notices of default given by the Partnership, Agent or any Bank in connection with the Bank Credit Agreement.

         (f) The Partnership will, when requested so to do, make available for inspection by duly authorized representatives of CC any of its books and records, and will furnish CC any information regarding the Partnership's business affairs and financial condition within a reasonable time after written request therefor.

         (g) The Partnership will give prompt notice to CC (and, in any event, not later than concurrently with the delivery of the financial statements of the Partnership under
         Section 6.1(ii) of the Bank Credit Agreement) of the institution of any other suit or proceeding that might materially and adversely affect the Partnership's operations, financial condition, property or business.

         (h) The Partnership will pay when due (or within applicable grace periods) all Indebtedness due third Persons in an individual principal amount of $5,000,000 or more or any items with an aggregate principal amount of $10,000,000 or more, including, without limitation, the Bank Loans, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor, in accordance with generally accepted accounting principles, being set aside on the books of the Partnership. If default be made by the Partnership in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, CC shall have the right, in its discretion, to pay such interest or principal for the account of the Partnership and be reimbursed by the Partnership therefor to the extent permitted in the Subordination and Debt Purchase Agreement.

         (i)     The Partnership will notify CC promptly
         (and, in any event, not later than concurrently with the delivery of the financial statements of the Partnership under
         Section 6.1(ii) of the Bank Credit Agreement) if the Partnership becomes aware of the occurrence of any Event of Default or of any Potential Event of Default hereunder or any Bank Default.

         (j)     The Partnership will comply with the
         requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all gaming laws, and obtain and keep in full force and effect any permit, license, consent, or approval required in order to complete the Project, in each case, if such noncompliance or failure to obtain and keep in full force and effect could reasonably be expected to (i) have a material adverse effect on (1) the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Partnership, (2) the validity, priority or enforceability of any of the CC Loan Documents or any security interest or lien created or intended to be created thereby, or (3) the construction, use, occupancy or operation of all or any material part of the Project; or (ii) impair the ability of the Partnership to perform, or of CC to enforce, the CC Obligations.

      7.02  Negative Covenants.

         (a)     The Partnership shall not make any
         Accelerating Transfer, unless the transfer is preceded by CC's express written consent to the particular transaction and transferee. CC may withhold such consent in it sole discretion.

         (b)     The Partnership will not prepay any
         Indebtedness subordinated in right of payment or otherwise to the CC Obligations or enter into or modify any agreement as a result of which the terms of payment of such Indebtedness are waived or modified.

         (c)     The Partnership will not furnish CC any
         certificate or other document pursuant to the terms hereof that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

                  SECTION VIII.  DEFAULT

      8.01 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

         (a) The Partnership shall fail (i) to pay when due any installment of principal or interest payable hereunder or under the Notes and such failure shall continue for a period of five (5) days, after written notice from CC to the Partnership and Agent or (ii) to pay the CC Obligations in full at the Maturity Date; provided that such failure to pay shall not constitute an Event of Default if such failure results solely from the operation of the Bank Payment Restrictions; and provided, further, that, prior to the Bank Loan Termination, failure to pay any principal or interest hereunder or under the Notes shall not constitute an Event of Default if such failure results solely from the lack of sufficient Net Cash From Operations to make the required payments.

         (b) The Partnership shall fail to observe or perform any other obligation to be observed or performed by it hereunder and does not cure that failure within 30 days ( Initial Cure Period ) after written notice is given to the Partnership by CC or within 90 days after such written notice, so long as the Partnership begins within the Initial Cure Period and diligently continues to cure the failure, and CC, exercising reasonable judgment, determines that the cure cannot reasonably be completed at or before the expiration of the Initial Cure Period.

         (c) The Partnership shall: (i) make an assignment for the benefit of creditors; (ii) apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business or such a receiver or trustee otherwise shall be appointed; or (iii) admit in writing its inability to pay its debts as they mature.

         (d) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under the United States Bankruptcy Code or any similar bankruptcy law or law for the relief of debtors shall be instituted by or against the Partnership and, in the case of any proceeding instituted against the Partnership without its consent, such proceeding shall not have been vacated by appropriate order of a court within 60 days of being instituted.

      8.02 Acceleration. At the option of CC, but only upon the lapse of 15 business days after notice to the Agent and the Partnership, upon the occurrence of an Event of Default that is uncured within such 15 business days (which 15-business-day period may run concurrently with any notice required by Section 8.01) under Sections 8.01(a) or (b), and, subject to any limitations contained in the Collateral Documents, all CC Obligations, whether hereunder or otherwise, shall immediately become due and payable without further action of any kind. Upon the occurrence of an Event of Default under Section 8.01(c) or (d), all CC Obligations, whether hereunder or otherwise, shall automatically immediately become due and payable without further action of any kind.

      8.03 Other Remedies. Upon the occurrence of an Event of Default, CC (or, if applicable, C) shall have, in addition to the rights and remedies given it by this Agreement and the Subordinated Debt Documents, all those allowed to it under the Joint Venture Agreement or the Loan Documents (as defined in the Bank Credit Agreement) or by all applicable Laws or otherwise available in equity, the Partnership acknowledging and agreeing that the rights and remedies provided for in the Joint Venture Agreement (including the rights and remedies of C as Managing Partner thereunder), this Agreement and the Bank Credit Agreement have each been separately bargained for and agreed upon.

      8.04  Remedies under Bank Loan Documents.  The
  Partnership acknowledges that, pursuant to the provisions of NRS
  40.475 and 40.485, as well as the express terms of the Subordination and Debt Put Agreement, performance by CC under the Circus Completion Guaranty, Make-Well Agreement and the Subordination and Debt Put Agreement or under any of such agreements, may entitle CC to be subrogated in whole or in part to the rights and remedies of the Bank under the Loan Documents (as defined in the Bank Credit Agreement), including, without limitation, the Bank Deed of Trust. The parties specifically acknowledge and agree that such subrogation rights and remedies are independent of, and in addition to, the rights and remedies of CC hereunder.

      8.05 Cure; Protection of Security. Subject to the provisions of the Subordination and Debt Put Agreement, in addition to any other right or remedy provided in the Subordinated Debt Documents, upon the occurrence of an Event of Default or, following the making of a CC Guaranty Advance, CC, if it chooses to do so, may enter the Project and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect its rights hereunder or to protect the security of the CC Loan Documents. Subject to the provisions of the Subordination and Debt Put Agreement, such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of CC under, the Collateral Documents; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien (including, without limitation, but subject to the Subordination and Debt Put Agreement, any lien in favor of Agent or the Banks) which in CC's sole judgment is or may be senior in priority to the Collateral Documents, such judgment of CC to be conclusive as among the parties to this Agreement; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the CC Loan Documents; otherwise caring for and protecting any and all of the Project; and/or employing counsel, accountants, contractors and other appropriate Persons to assist CC. CC or its authorized agents or representatives may take any of the actions permitted under this Section 8.05 either with or without giving notice to any Person.



                SECTION IX.  MISCELLANEOUS

      9.01 Further Assurance. From time to time, the Partnership will execute and deliver to CC such additional documents and will provide such additional information as CC may reasonably require to carry out the terms of this Agreement and be informed of the Partnership's status and affairs.

      9.02 Enforcement and Waiver by CC. CC shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of CC in refraining from so doing at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. CC may, in its sole and absolute discretion waive any condition to a Loan
  Advance, and, in such event CC's funding of such Loan Advance without satisfaction of such condition(s) shall be deemed to have been made in accordance with the terms and conditions of this Agreement. All rights and remedies of CC are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

      9.03  Expenses of CC.  Subject to the Bank Payment
  Restrictions, the Partnership will, on demand, reimburse CC for all expenses, including the reasonable fees and expenses of legal counsel for CC, incurred by CC in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the collection or attempted collection of the Notes or any of them, such amounts shall bear interest at the Default Rate if not paid within ten (10) days after demand. If either party commences an action against the other party arising out of or in connection with this Agreement or any other CC Loan Document, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees and costs of suit.

      9.04 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows, unless such address is changed by written notice hereunder:

         (a)     If to the Partnership:        Galleon,
  Inc.
                                           Circus
  Circus Enterprises, Inc.
                                          2880 Las
  Vegas Blvd. South
                                          Las
  Vegas, Nevada 89109
                                          Attn:
  General Counsel

                 and:                     Eldorado
  Limited Liability Company

   Eldorado Hotel Casino
                                          345 N.
  Virginia Street
                                          P.O. Box
  3399
                                          Reno,
  Nevada 89508
                                          Attn:
  Chief Financial Officer

         (b)     If to CC:                     Circus
  Circus Enterprises, Inc.
                                          2880 Las
  Vegas Blvd. South
                                          Las
  Vegas, Nevada 89109
                                          Attn:
  General Counsel


       Notices required under this Agreement or any other
  Subordinated Debt Document or under the Joint Venture Agreement may be given concurrently, and any cure periods required under the terms of such documents shall also run concurrently.

      9.05 Applicable Law. The substantive Laws of the State of Nevada shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

      9.06 Binding Effect, Assignment. The Partnership has no right to assign any of its rights or obligations hereunder without the prior written consent of CC. Except as limited by the preceding sentence, this Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Without limiting the foregoing, CC shall have the right to assign all or any part of its rights duties and obligations hereunder to E without the necessity of obtaining the Partnership's consent.

      9.07 Entire Agreement. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

      9.08 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

      9.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

      9.10 Other Financing Provisions. Neither the agreement of CC to provide the financing contemplated by the CC Loan, nor CC's entering into the Completion Guaranty or the Make-Well Agreement is intended to supersede or conflict with any provisions of the Joint Venture Agreement obligating the parties thereto to provide financing (other than the Construction Financing).

      9.10 Relationship to Joint Venture Agreement. In the event of any conflict between the terms and provisions of this Agreement and the Joint Venture Agreement, including, without limitation, the provisions of Section 2.6 (Additional Capital Contributions) and 4.1(a) (payments of Tax Distributions during first year of operation only), each of the Partnership's partners expressly acknowledges and agrees that the terms and provisions of this Agreement shall prevail. Any amendment or other modification of the Joint Venture Agreement affecting the rights and remedies of CC hereunder shall require the prior written consent of CC, which it may withhold or grant in its sole discretion.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                               CIRCUS CIRCUS
                                 ENTERPRISES, INC.,
                                 a Nevada corporation

                               By:



                               CIRCUS AND
                                 ELDORADO JOINT
                                 VENTURE, a Nevada
                                 general partnership

                               By:   GALLEON,
                                       INC, a Nevada
                                       corporation, its
                                       managing
                                       general partner

                                     By:

                                     Title:

                               By:   ELDORADO
                                       LIMITED
                                       LIABILITY
                                       COMPANY, a
                                       Nevada limited-
                                       liability
                                       company, its
                                       general partner

                                     By:

                                     Title:

                                     By:

                                     Title:

                               By:   EXECUTIVE
                                       COMMITTEE

                                     By:

                                     Title:

                                     By:

                                     Title:

  meb\circus\fib\sub-loan.8






                       EXHIBIT XIX

        [FORM OF CONSENT TO ASSIGNMENT OF GENERAL
  CONTRACTOR'S
                        CONTRACT]

             CONSENT TO ASSIGNMENT OF GENERAL
  CONTRACTOR'S CONTRACT


            As of May 30, 1995, in consideration of the Lenders extending credit to CIRCUS AND ELDORADO JOINT
  VENTURE, a Nevada general partnership ("Assignor") pursuant to that certain Credit Agreement (the "Credit Agreement"), dated as of the date hereof, among Assignor, as borrower, the Lenders listed therein, FIRST INTERSTATE BANK OF NEVADA, N.A., as arranger and administrative agent ("Assignee"), First Interstate Bank of Nevada, N.A., The Long-Term Credit Bank of Japan,
  Ltd., Los Angeles Agency, and Societe General, collectively, as managing agents, and Bank of America, N.T. & S.A., CIBC Inc.
  and Credit Lyonnais, Los Angeles Branch, collectively, as co-agents, PERINI BUILDING COMPANY, an Arizona corporation ("Contractor"), hereby consents to assignment by Assignor to Assignee for the benefit of Assignee and the Lenders of that certain Contract for Construction, dated as of February 7, 1994, by and between Contractor and Assignor as it may be amended, supplemented or otherwise modified (the "Contract"), pursuant to the terms of that certain Security Agreement, dated as of May 30, 1995, by and between Assignor and Assignee ("Security
  Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined, in accordance with subsection 7.2.2 of the General Conditions of the Contract; and covenants and agrees as follows:

            (1) Contractor will, at the same time it gives any written notice of default under the Contract to Assignor, send a copy of such written notice to Assignee, by the manner and means provided for the giving of notices under paragraph 8 hereof.
  Assignee shall have a reasonable period of time from the receipt of such notice of default to remedy or cure said default prior to Contractor's exercising any of the remedies provided in the Contract for such default, subject to paragraph (2) below; provided, however, that nothing herein shall require Assignee to cure said default but Assignee, in its sole discretion, shall have the option to do so.

            (2) In the event of a default by Assignor under the Contract, Contractor, at Assignee's request, shall continue its performance under the Contract on Assignee's behalf in accordance with the terms thereof, and, in such event, Contractor shall be paid in accordance with the Contract for all work, labor and materials rendered on Assignee's behalf during such period.

            (3) The maximum cost for the construction work, including Contractor's fee for such work, shall not exceed
  $____________.

            (4) Contractor will construct the improvements, including, without limitation, construction of the building shell, in accordance with the provisions of the Contract. Contractor covenants and agrees to discharge or cause to be discharged all liens or claims of lien filed or otherwise asserted against the Premises by any of Contractor's suppliers, vendors or subcontractors.

            (5) Contractor hereby represents and warrants to Assignee that Contractor is duly licensed to conduct its business in the jurisdiction where such construction work is to be performed; that the Contract is in full force and effect and is binding on Contractor; that no default by Contractor or Assignor exists under the Contract and no event has occurred which, with notice or lapse of time or both, would constitute a default by Contractor or Assignor thereunder; and that all conditions to the effectiveness or continuing effectiveness of the Contract required to be satisfied as of the date hereof have been satisfied.

            (6) Contractor hereby assigns to Assignee all of Contractor's right, title and interest in, to, and under all subcontracts that are now or hereafter entered into by Contractor in furtherance of its obligations under the Contract; provided, however, that until a default occurs by the Contractor under the Contract (and the expiration of any applicable period provided therein), Assignee shall not exercise any rights in the subcontracts that are hereby assigned.

            (7) Contractor hereby agrees that no increase in the cost of the Contract shall be effective without Assignee's prior written consent except as permitted in the remainder of this paragraph. Any non-material changes in the Contract need not be submitted to Assignee for prior approval; provided, however, if change orders executed or to be executed after the closing date of the Credit Agreement would cause the "Base Building Construction" plus "Contingency" items in the Partnership's budget to exceed $263,359,608 by the amount agreed in the Credit Agreement, then, commencing with the change order that will cause such excess, each subsequent change order must be approved by Requisite Lenders (as defined in the Credit Agreement) prior to its execution or commencement of any work pursuant to such change order. Notwithstanding the foregoing, work on the Project pursuant to a change order shall require the prior written approval of such Requisite Lenders for variations and omissions if such change order
  (i) would materially affect the intended use of the project, its appearance, dimensions, or mix; or (ii) would cause any governmental authority to suspend or revoke any necessary governmental authorizations.

            (8) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex prior to 5 p.m. (Pacific Time) on a business day, or three business days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Assignee shall not be effective until received. For the purposes hereof, the address of Assignee shall be First Interstate Bank of Nevada, N.A., 3800
  Howard Hughes Parkway, Suite 400, Las Vegas, Nevada, 89109,
  Attention: Steve Byrne, the address of Contractor shall be as set forth on the signature pages hereof and the address of Assignor shall be Circus and Eldorado Joint Venture, c/o Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas
  Nevada, 89109, Attention: General Counsel, or, in each case, such other address as shall be designated by such party in a written notice delivered to each other party.

            (9) Assignee shall have the benefit of all rights and remedies under the Contract, including, without limitation, all rights and remedies arising from the representations, warranties, covenants and indemnities given to Assignor under the Contract and all such representations, warranties, covenants and indemnities shall be deemed to have been made for the benefit of Assignee as if Assignee were named as the beneficiary thereof in the Contract; provided, however, that Assignee shall have no obligation under the Contract until Assignee enforces its rights with respect to the assignment of the Contract pursuant to the terms of the Security Agreement.

            (10) Assignee shall be deemed within the definition of "Indemnitees" pursuant subsection 1.1.5.13 to the General Conditions of the Contract, in each case, as if no default by Owner had occurred. Contractor shall include the Assignee as Additional Insured (as that term is defined in the Contract) pursuant to subsection 11.1.6 of the General Conditions of the Contract. Contractor shall advise all of its Subcontractors (as that term is defined in the Contract) and material suppliers that Assignee is the Lender (as that term is defined in the Contract) pursuant to subsection 4.22.1 of the General Conditions of the Contract.

            (11) Contractor will not claim or exercise upon any right of setoff that Contractor may hold against any subcontractor on the Project pursuant to the terms of any agreement between Contractor and such subcontractor with respect to work performed by such subcontractor on any project other than the Project.

       [Remainder of Page Intentionally Left Blank]

       This Consent to Assignment of Construction
  Contract is made as of the date first written above.


                             "Contractor"

                             PERINI BUILDING
  COMPANY
                             a Nevada corporation


                             By:
  ____________________________
                                  Title:
  _________________________


                             State Contractor's License
  No:


  _______________________________


                             Notice Address:


  _______________________________

  _______________________________

  _______________________________

  _______________________________








                        EXHIBIT XX

          [FORM OF CERTIFICATE OF COMPLETION OF
  CONSTRUCTION]

        CERTIFICATE OF COMPLETION OF CONSTRUCTION


                                  Pursuant to that certain Credit
  Agreement dated as of May 30, 1995, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIRCUS
  AND ELDORADO JOINT VENTURE, a Nevada general partnership ("Partnership"), FIRST INTERSTATE BANK OF NEVADA,
  N.A., as arranger and administrative agent ("Agent"), the financial institutions listed therein as Lenders ("Lenders"), FIRST
  INTERSTATE BANK OF NEVADA, N.A., THE LONG TERM
  CREDIT BANK OF JAPAN, LTD., LOS ANGELES AGENCY, and SOCIETE GENERALE, collectively, as managing agents, and BANK OF AMERICA, N.T. & S.A., CIBC INC. and CREDIT
  LYONNAIS, LOS ANGELES BRANCH, collectively, as co-agents,
  Partnership hereby makes and delivers this Completion of Construction Certificate.

                                  Each of the undersigned are
  officers of Partnership's General Partners or of the general partner of a General Partner's Manager, as manager of such General Partner, as the case may be, or Executive Committee Signatories and each certifies, to the best of his or her knowledge that:

  (i)The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

  (ii)No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

  (iii)Each Loan Party in all material respects all agreements and satisfied all conditions that the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof;

  (iv)There is not pending nor, to the knowledge of any Senior Officer of Partnership or Executive Committee Signatory, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any of their Subsidiaries or any property of any Loan Party or any of their Subsidiaries that is required to be disclosed but has not been disclosed by Partnership in writing pursuant to subsections 5.6 or 6.1(x) of the Credit Agreement prior to the making of the last preceding Loans, and there has occurred no development in any action, suit, proceeding, governmental investigation or arbitration so disclosed by Partnership in writing pursuant to subsections 5.6 or 6.1(x) of the Credit Agreement prior to the making of the last preceding Loans, that, in either event, in the opinion of such Senior Officer or Executive Committee Signatory, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans thereunder;

  (vii)Since December 31, 1994, no Material Adverse Effect has occurred;

  (viii) Partnership has or has caused (i) construction of the Project to have been substantially completed pursuant to the Plans and the Loan Documents (except with respect to construction related to Later
  Opening Rooms and the Attraction), (ii) all governmental approvals, including, without limitation, a temporary certificate of occupancy for all of the Improvements (excluding the Later Opening Rooms and the Attraction) and for the Skyways, and such gaming, liquor and other licenses (copies of which have been delivered to Agent), as may be necessary for the opening for business to the public and operation of the Project to have been obtained (except with respect to construction related to Later Opening Rooms and the Attraction that occurred after the last Business Day of the month immediately preceding the Completion of Construction Date), (iii) the release of all equitable liens, mechanics liens and any other Liens (other than Liens created pursuant to the terms of the Collateral Documents and Permitted Encumbrances) against or directly related to the Project have been provided for (except with respect to construction related to Later
  Opening Rooms and the Attraction that occurred after the last Business
  Day of the month immediately preceding the Completion of Construction Date) and all indebtedness secured by such Liens to have been paid or provided for, to the reasonable satisfaction of Agent and
  (iv) substantially all casino and public space (other than the Attraction) and approximately 1,300 hotel rooms of the Project as set forth in the Plans are open for business to the public; and

  (ix) Attached hereto with respect to the Improvements (other than the Later Opening Rooms and the Attraction) is a true, correct and complete copy of the Certificate of Substantial Completion prepared by the Architect on the basis of an inspection and submitted to Partnership and the General Contractor in accordance with Section
  8.5.1 of the General Conditions to the General Contractor's Contract as in effect on the Closing Date.


  DATED: ____________________          CIRCUS AND
  ELDORADO JOINT                                                  VENTURE

                                                      By:  GALLEON, INC.
                                                      Its: Managing Partner


                                                           By:
                                                           Title:


                                                      By:  ELDORADO
  LIMITED LIABILITY
                                                             COMPANY
                                                      Its: General Partner

                                                      By:  ELDORADO HOTEL
  ASSOCIATES
                                                      Its: Manager

                                                      By:
                             RECREATIONAL
                               ENTERPRISES, INC.
                                                      Its: general partner

                                                           By:
                                                           Title:

                                                      and

                                                      By:
                             HOTEL-CASINO
                               MANAGEMENT, INC.
                                                      Its: general partner

                                                           By:
                                                           Title:



                                                      By:  EXECUTIVE
  COMMITTEE


                                                           By:
                                                           Title:

                                                           By:
                                                           Title:

       [FORM OF CERTIFICATE OF FINAL COMPLETION OF
  CONSTRUCTION]

            CERTIFICATE OF FINAL COMPLETION OF
  CONSTRUCTION


                                  Pursuant to that certain Credit
  Agreement dated as of May 30, 1995, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership ("Partnership"), FIRST INTERSTATE BANK OF NEVADA,
  N.A., as arranger and administrative agent ("Agent"), the financial institutions listed therein as Lenders ("Lenders"), FIRST INTERSTATE BANK OF NEVADA, N.A., THE LONG TERM
  CREDIT BANK OF JAPAN, LTD., LOS ANGELES AGENCY, and SOCIETE GENERALE, collectively, as managing agents, and BANK OF AMERICA, N.T. & S.A., CIBC INC. and CREDIT
  LYONNAIS, collectively, as co-agents, Partnership hereby makes and delivers this Final Completion of Construction Certificate.

                                  Each of the undersigned are
  officers of Partnership's General Partners or of the general partner of a General Partner's Manager, as manager of such General Partner, as the case may be, or Executive Committee Signatories and each certifies, to the best of his or her knowledge that:

  (i)The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

  (ii)No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

  (iii)Each Loan Party in all material respects all agreements and satisfied all conditions that the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof;

  (iv)There is not pending nor, to the knowledge of any Senior Officer of Partnership or Executive Committee Signatory, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any of their Subsidiaries or any property of any Loan Party or any of their Subsidiaries that is required to be disclosed but has not been disclosed by Partnership in writing pursuant to subsections 5.6 or 6.1(x) of the Credit Agreement prior to the making of the last preceding Loans, and there has occurred no development in any action, suit, proceeding, governmental investigation or arbitration so disclosed by Partnership in writing pursuant to subsections 5.6 or 6.1(x) of the Credit Agreement prior to the making of the last preceding Loans, that, in either event, in the opinion of such Senior Officer or Executive Committee Signatory, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans thereunder;

  (vii)Since December 31, 1994, no Material Adverse Effect has occurred;

  (viii) Partnership has or has caused (i) Completion of Construction and completion of construction of the remainder of the Project (including the Later Opening Rooms, but not including the Attraction) pursuant to the Plans and the Loan Documents, (ii) all governmental approvals, including, without limitation, a final certificate of occupancy (or, evidence satisfactory to Agent in its reasonable discretion that the requirements to obtain such final certificate will not require
  Partnership to expend more than $5 million) for all of the Improvements and the Skyways, and all gaming, liquor and other licenses (copies of which have been delivered to Agent), necessary for the opening for business to the public and operation of the Project to have been obtained (including with respect to the Later Opening
  Rooms and the Skyways, but not including with respect to the Attraction), (iii) the release of all equitable liens, mechanics liens and any other Liens (other than Liens created pursuant to the terms of the Collateral Documents and Permitted Encumbrances) against or directly related to the Project to have been provided for (including with respect to the Later Opening Rooms and the Skyways, but not including with respect to the Attraction) and all indebtedness secured by such Liens to have been paid or provided for, to the reasonable satisfaction of Agent and (iv) all casino and public space (other than the Attraction) and hotel rooms of the Project as set forth in the Plans are open for business to the public; and

  (ix) Attached hereto is a true, correct and complete copy of the final Certificate for Payment prepared by the Architect on the basis of an inspection and submitted to Partnership and the General Contractor in accordance with Section 8.5.1 of the General Conditions to the General Contractor's Contract as in effect on the Closing Date.


  DATED: ____________________          CIRCUS AND
  ELDORADO JOINT                                                  VENTURE

                                                      By:  GALLEON, INC.
                                                      Its: Managing Partner


                                                           By:
                                                           Title:


                                                      By:  ELDORADO
  LIMITED LIABILITY
                                                             COMPANY
                                                      Its: General Partner

                                                      By:  ELDORADO HOTEL
  ASSOCIATES
                                                      Its: Manager

                                                      By:
                             RECREATIONAL
                               ENTERPRISES, INC.
                                                      Its: general partner

                                                           By:
                                                           Title:

                                                      and

                                                      By:
                             HOTEL-CASINO
                               MANAGEMENT, INC.
                                                      Its: general partner

                                                           By:
                                                           Title:



                                                      By:  EXECUTIVE
  COMMITTEE


                                                           By:
                                                           Title:

                                                           By:
                                                           Title:




                                        EXHIBIT XXI

                [FORM OF ASSIGNMENT OF RENTS AND
  REVENUES]



  RECORDING REQUESTED BY:

  AND WHEN RECORDED MAIL TO:

  O'Melveny & Myers
  400 South Hope Street
  Los Angeles, California 90071-2899
  Attention: Jack B. Hicks III, Esq.
  (267,718-006)
  _________________________________________________________
  _____________________

             ASSIGNMENT OF RENTS AND REVENUES


                                  THIS ASSIGNMENT OF
  RENTS AND REVENUES (this "Assignment") is made and entered into as of May 30, 1995, by and between CIRCUS AND
  ELDORADO JOINT VENTURE, a Nevada general partnership
  ("Assignor"), and FIRST INTERSTATE BANK OF NEVADA,
  N.A., as Agent Bank on behalf of itself and each of the Lenders (as defined in the Credit Agreement described below) ("Agent Bank"), with reference to the following Recitals:

                     R E C I T A L S:

                                  A.   Assignor is the owner of
  that certain real property situated in the County of Washoe, State of Nevada, that is more particularly described on Exhibit A affixed hereto and by this reference incorporated herein and made a part hereof (the "Real Property").

                                  B.   In this Assignment all
  capitalized words and terms shall have the respective meanings and be construed herein as provided in that certain Credit Agreement (the "Credit Agreement"), executed concurrently herewith by and between Assignor, as borrower, the lenders listed therein as lenders (hereinafter collectively referred to as "Lenders"), Agent Bank as the arranger and administrative agent for the Lenders, and The
  Long Term Credit Bank of Japan, Ltd., Los Angeles Agency,
  Societe Generale, as managing agents and Bank of America, CIBC
  Inc., and Credit Lyonnais, Los Angeles Branch, collectively, as co-agents for Lenders, and any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

                                  C.   Pursuant to the Credit
  Agreement and subject to the terms and conditions specified therein, Lenders have agreed to provide the Loans to Assignor in an aggregate amount not to exceed Two Hundred Thirty Million and No/100 Dollars ($230,000,000.00) as reduced from time to time in accordance with the terms and conditions of the Credit Agreement and the Notes. It is a condition of the Loans that all of Assignor's right, title and interest in and to all rents, issues, profits, products, earnings, income, royalties, proceeds, payments and revenues, including, without limitation, rentals, revenues, receipts, payments, income and deposits of any nature whatsoever now and in the future derived from or received with respect to hotel rooms, banquet facilities, convention facilities, retail premises, bars, restaurants, casinos and any other facilities, relating to or derived from the Real Property or from leases, subleases, licenses, concessions, franchises or other use or occupancy agreements covering any of the Real
  Property (collectively, the "Rents and Revenues"), be assigned to Agent Bank upon the terms and conditions set forth hereinbelow.

                                  NOW, THEREFORE, in
  consideration of the Loans, Assignor hereby absolutely and irrevocably grants, sells, assigns, transfers and sets over to Agent Bank all of the right, title and interest of Assignor in and to the Rents and Revenues as follows:

                                  1.   Assignor has granted,
  sold, assigned, transferred and set over, and by these presents does hereby grant, sell, assign, transfer and set over unto Agent Bank, its successors and assigns, all of Assignor's right, title and interest in and to the Rents and Revenues, together with all rights, interests and privileges which Assignor has or may have to receive and collect the Rents and Revenues, including, without limitation, the present and continuing right with full power and authority in its own name and in the name of Assignor or otherwise to make, claim for, enforce, collect, receive and receipt for any and all of such Rents and Revenues and to do any and all things which Assignor is or may become entitled for the collection of the Rents and Revenues.

                                  2.   The acceptance of this
  Assignment and the payment of any Rents and Revenues hereby assigned shall not constitute a waiver of any rights of Agent Bank or any of the Lenders under the terms of the Credit Agreement or any other Loan Documents for the benefit of Agent Bank or any of the Lenders.

                                  3.   It is understood and
  agreed that Assignor reserves, for so long as there shall exist no Event of Default under the Credit Agreement, the Notes or the Loan Documents, a revocable license to collect the Rents and Revenues as they become due, but not prior to accrual, and to remit the same in accordance with the Credit Agreement. Upon the occurrence of an Event of Default under the Credit Agreement, the Notes or the other Loan Documents, such license reserved to Assignor shall be immediately revoked without further demand or notice and Agent Bank thereafter will have the right, but not the obligation, to: (i) demand payment of the Rents and Revenues from the appropriate party, (ii) give notice that further payment of Rents and Revenues are to be made as directed by Agent Bank, and (iii) settle, compromise, bring suit in respect to Rents and Revenues or otherwise deal with the person owing such Rents and Revenues, either in the name of Assignor or in its own name. If any Rents and Revenues are collected by Assignor in violation of this Assignment, such Rents and Revenues shall be held in trust for the benefit of Agent Bank on behalf of the Lenders. Any such Rents and Revenues which are actually collected by Agent Bank and not held by a receiver or other third party shall be applied to Assignor's obligations under the Credit Agreement in the order set forth by
  Section 8 of the Credit Agreement. Agent Bank hereby agrees that, upon Assignor's cure of any Event of Default not relating to the payment of money, Agent Bank will reinstate Assignor's license to collect the Rents and Revenues.

                                  4.   Neither Agent Bank nor
  any of the Lenders shall be obligated to perform or discharge any obligation or duty to be performed or discharged by Assignor relating to the Rents and Revenues or the Real Property, and Assignor hereby agrees to indemnify Agent Bank and each of the Lenders for, and to save them harmless from, any and all liability arising from the Rents and Revenues, from this Assignment, or from the management, operation and repair of the Real Property, and this Assignment shall not place responsibility for the control, care, management, operation or repair of the Real Property upon Agent Bank or any of the Lenders, or make Agent Bank or any of the Lenders responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Real
  Property resulting in loss or injury or death to any tenant, guest, licensee, employee or stranger (provided that this Section 4 shall not act to relieve Agent Bank from liability resulting from the gross negligence or willful misconduct of Agent Bank).

                                  5.   Assignor agrees that this
  Assignment and the designation and directions herein set forth are irrevocable and that Assignor will not, while this Assignment or such designation and directions are in effect or thereafter so long as any obligation of Assignor under the Credit Agreement remains unsatisfied or the Lenders have any obligation, whether contingent or otherwise, to advance any funds under the Credit Agreement, make any other assignment, designation or direction inconsistent herewith, and that any assignment, designation or direction inconsistent herewith shall be void. Assignor will from time to time, upon the request of Agent Bank, execute all instruments of further assurance and all such supplemental instruments as Agent
  Bank may specify.

                                  6.   No action or inaction on
  the part of Agent Bank or any of the Lenders shall constitute an assumption on the part of Agent Bank or any of the Lenders of any obligations or duties relating to the Rents and Revenues. No action or inaction on the part of Assignor shall adversely affect or limit in any way the rights of Agent Bank under this Assignment or, through this Assignment, to the Rents and Revenues.

                                  7.   Assignor covenants and
  represents that, except for an assignment made by Assignor in favor of Circus Circus Enterprises, Inc. pursuant to a Construction Deed of Trust of even date herewith (which assignment is, pursuant to a Subordination and Debt Put Agreement of even date herewith among Assignor, Assignee and Circus Circus Enterprises, Inc., subject and subordinate to the assignment in favor of Assignor made pursuant to this Assignment), no other assignments of its interests in the Rents and Revenues have been made.

                                  8.   The full performance of
  the terms contained in the Credit Agreement and the Notes and the duly recorded reconveyance of the Deed of Trust shall render this Assignment void. Upon such reconveyance, the Agent Bank, at the request and the expense of Assignor, will deliver either an instrument canceling this Assignment or assigning the rights of the Agent Bank hereunder, as Assignor shall direct.

                                  9.   This Assignment applies
  to and binds the parties hereto and their respective heirs, administrators, executors, successors and assigns. This Assignment may not be modified or terminated orally.

                                  10.  Nothing contained in this
  Assignment and no act done or omitted by Agent Bank or any of the Lenders pursuant to its terms shall be deemed a waiver by Agent Bank or any of the Lenders of any rights or remedies under the Loan Documents, and this Assignment is made and accepted without prejudice to any rights or remedies possessed by Agent
  Bank or any of the Lenders under the terms of the Loan
  Documents. The right of the Lenders to collect the Indebtedness, and to enforce any security for the Indebtedness, may be exercised by Agent Bank or any of the Lenders prior to, simultaneous with, or subsequent to any action taken under this Assignment.

                                  11.  Assignor and Agent Bank
  intend that this Assignment shall be a present, absolute and unconditional assignment from Assignor to Agent Bank and not merely the passing of a security interest and, immediately upon execution, subject to the license granted above, this Assignment gives Agent Bank the right (but not the obligation) to collect the Rents and Revenues and to apply them in payment of the principal and interest and all other sums payable under the Loan Documents. Assignor and Assignee further agree that, during the term of this Assignment, the Rents and Revenues will not constitute property of Assignor (or of any estate of Assignor) within the meaning of 11 U.S.C. section 541, as amended from time to time. Nothing contained herein, nor any collection of Rents and Revenues by Agent Bank or any of the Lenders or by a receiver, shall be construed to make Agent Bank or any of the Lenders a "mortgagee-in-possession" of the Real Property.

                                  12.  The parties hereto
  acknowledge that prior to Agent Bank or any of the Lenders obtaining gaming revenues as a part of Rents and Revenues, prior approval of the Gaming Board may be required.

                                  13.  THIS ASSIGNMENT
  SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED
  AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL
  LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO
  CONFLICTS OF LAWS PRINCIPLES.

                                  14.  ALL JUDICIAL
  PROCEEDINGS BROUGHT AGAINST ASSIGNOR ARISING
  OUT OF OR RELATING TO THIS ASSIGNMENT MAY BE
  BROUGHT IN ANY STATE OR FEDERAL COURT OF
  COMPETENT JURISDICTION IN THE STATE OF NEVADA,
  AND BY EXECUTION AND DELIVERY OF THIS
  ASSIGNMENT ASSIGNOR ACCEPTS FOR ITSELF AND IN
  CONNECTION WITH ITS PROPERTIES, GENERALLY AND
  UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF
  THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF
  FORUM NON CONVENIENS AND IRREVOCABLY AGREES
  TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY
  IN CONNECTION WITH THIS ASSIGNMENT. Assignor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Assignor at its address provided in subsection 10.8 of the Credit Agreement, such service being hereby acknowledged by Assignor to be sufficient for personal jurisdiction in any action against Assignor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

                                  15.  ASSIGNOR AND
  ASSIGNEE HEREBY AGREE TO WAIVE THEIR RESPECTIVE
  RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF
  ACTION BASED UPON OR ARISING OUT OF THIS
  ASSIGNMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Assignment, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Assignment, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE,
  MEANING THAT IT MAY NOT BE MODIFIED EITHER
  ORALLY OR IN WRITING, AND THIS WAIVER SHALL
  APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,
  SUPPLEMENTS OR MODIFICATIONS TO THIS
  ASSIGNMENT. In the event of litigation, this Assignment may be filed as a written consent to a trial by the court.

                                  16.  This Assignment may be
  executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document with the same effect as if all parties had signed the same signature page. Any signature page and acknowledgment page of this Assignment may be detached from any counterpart of this Assignment and reattached to any other counterpart of this Assignment identical in form hereto but having attached to it one or more additional signature and acknowledgment pages.

                [SIGNATURES ON FOLLOWING PAGE]
IN WITNESS WHEREOF,
  the parties have caused their duly authorized representatives to execute this Assignment on the day and year first above written.

ASSIGNOR:

CIRCUS AND ELDORADO JOINT VENTURE,
a Nevada general partnership

By:                          GALLEON, INC.
Its:                         Managing Partner


                             By:_________________________________
                                  Title:_______________________

By:                          ELDORADO LIMITED LIABILITY COMPANY,
Its:                         General Partner


                                  By:  ELDORADO HOTEL ASSOCIATES LIMITED
PARTNERSHIP, a
                                       Nevada Limited Partnership
                                  Its: manager


                                       By:  HOTEL-CASINO MANAGEMENT, INC., a
Nevada
corporation
                                       Its: general partner

                                            By:_______________________________
                                            Title:____________________________


                                       By:  RECREATIONAL ENTERPRISES, INC. a
Nevada
corporation
                                       Its: general partner


                                            By:_______________________________
                                            Title:____________________________



By:                          EXECUTIVE COMMITTEE


                             By:____________________________
                             Title:_________________________


                             By:____________________________
                             Title:_________________________


AGENT BANK:

FIRST INTERSTATE BANK OF NEVADA, N.A.
as Agent Bank on behalf of itself and
each of the Lenders


By: _________________________________
                             Its: ___________________________

                               ACKNOWLEDGMENT


STATE OF NEVADA              )
                                            ) ss
COUNTY OF                         )


                                  This instrument was acknowledged before me on
May ___, 1995, by ____________________________________ as
______________________________________ of/for CIRCUS AND ELDORADO JOINT
VENTURE.



____________________________
Notary Public



STATE OF NEVADA              )
                                            ) ss
COUNTY OF                         )


                                  This instrument was acknowledged before me on
May ___, 1995, by ____________________________________ as
_____________________________________ of/for CIRCUS AND ELDORADO JOINT
VENTURE.



____________________________
Notary Public

                               ACKNOWLEDGMENT


STATE OF NEVADA              )
                                            ) ss
COUNTY OF                         )


                                  This instrument was acknowledged before me on
May ___, 1995, by ____________________________________ as
______________________________________ of/for CIRCUS AND ELDORADO JOINT
VENTURE.



____________________________
Notary Public



STATE OF NEVADA              )
                                            ) ss
COUNTY OF                         )


                                  This instrument was acknowledged before me on
May ___, 1995, by ____________________________________ as
_____________________________________ of/for CIRCUS AND ELDORADO JOINT
VENTURE.



____________________________
Notary Public

                               ACKNOWLEDGMENT


STATE OF NEVADA              )
                                            ) ss
COUNTY OF                         )


                                  This instrument was acknowledged before me on
May ___, 1995, by ____________________________________ as
______________________________________ of/for CIRCUS AND ELDORADO JOINT
VENTURE.



____________________________
Notary Public



STATE OF NEVADA              )
                                            ) ss
COUNTY OF                         )


                                  This instrument was acknowledged before me on
May ___, 1995, by ____________________________________ as
_____________________________________ of/for CIRCUS AND ELDORADO JOINT
VENTURE.



____________________________
Notary Public

                        EXHIBIT A

            Legal Description of Real Property


  THE LAND REFERRED TO HEREIN IS SITUATED IN THE
  COUNTY OF WASHOE, STATE OF NEVADA, AND IS
  DESCRIBED AS FOLLOWS:

  PARCEL 1:

                             Beginning at the intersection
                               of the Southern line of West
                               Fifth Street with the
                               Western line of North
                               Virginia Street; thence
                               Southerly along said
                               Western line of North
                               Virginia Street, 88.00 feet;
                               thence Westerly parallel
                               with the Northern line of
                               West Fourth Street 140.00
                               feet to the Eastern line of
                               alley; thence Northerly
                               along the last mentioned line
                               88.00 feet to said Southern
                               line of West Fifth Street;
                               thence Easterly along said
                               Southern line of West Fifth
                               Street, 140.00 feet to the
                               point of beginning.

  PARCEL 2:

                             Beginning at the intersection
                               of the West line of North
                               Virginia Street with the
                               North line of Lot 10 in
                               Block "B" of ORIGINAL
                               TOWN, NOW CITY OF
                               RENO, according to the
                               map thereof, filed in the
                               office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27,  1871;  thence
                               Northerly along the
                               Westerly line of North
                               Virginia Street, 12 feet,
                               more or less, to the
                               Southeast corner of the
                               parcel of land described in
                               the deed to Ivanhoe
                               Corporation of record in
                               Book 453, File No. 278019,
                               Deed Records; thence
                               Westerly along the Southern
                               line of said Ivanhoe
                               Corporation parcel 140 feet
                               to the Easterly line of an
                               alley; thence Southerly
                               along the last mentioned
                               line, 12 feet, more or less,
                               to the Northwest corner of
                               said Lot 10; thence Easterly
                               to the point of beginning.

  PARCEL 3:

                             Lots 10, 11, 12 and the
                               North 13 feet of Lot 13 in
                               Block "B" of ORIGINAL
                               TOWN, NOW CITY OF
                               RENO, according to the
                               map thereof, filed in the
                               office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871.

  PARCEL 4:

                             The Northerly 9.25 feet of
                               Lot 3 and all of Lots 4, 5,
                               6, 7 and 8 in Block "B" of
                               ORIGINAL TOWN, NOW
                               CITY OF RENO, according
                               to the map thereof, filed in
                               the office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871.

                             ALSO a parcel of land
                               bounded on the South by the
                               Southern line of the 40 foot
                               alley as laid out on the map
                               of the Town, now City of
                               Reno, in said Block "B",
                               bounded on the West by the
                               Eastern line of North Sierra
                               Street, bounded on the
                               North by the Southern line
                               of West Fifth Street and
                               bounded on the East by the
                               Western line of the 20 foot
                               alley running Northerly and
                               Southerly through said
                               Block "B".

  PARCEL 5:

                             The South 37 feet of Lot 13
                               in Block "B" of the
                               "ORIGINAL TOWN, NOW
                               CITY OF RENO",
                               according to the official map
                               thereof, filed in the office of
                               the County Recorder of
                               Washoe County, State of
                               Nevada, on June 27, 1871.

  PARCEL 6:

                             Lot 14 in Block B of
                               ORIGINAL TOWN, NOW
                               CITY OF RENO, according
                               to the map thereof, filed in
                               the office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871.

  PARCEL 7:

                             The West forty (40) feet of
                               Lot Fifteen (15) in Block
                               "B" fronting forty (40) feet
                               on the North line of Fourth
                               Street, as designated on the
                               official map of said City of
                               Reno, Nevada, on file and
                               of record in the office of the
                               County Recorder in and for
                               the said County of Washoe;
                               the property hereby
                               conveyed being the same
                               property described in a
                               Deed from May J. A.
                               Nadon and others to Dale
                               V. Clanton, dated
                               November 18, 1920, and
                               filed for record on the 29th
                               day of November,  1920,
                               in the office of the County
                               Recorder in and for the
                               County of Washoe, and
                               therein recorded in Book 56
                               of Deeds, at Page 440.

  PARCEL 8:

                             The East 100 feet of Lot 15
                               in Block B of original town,
                               now City of Reno,
                               according to the map
                               thereof, filed in the office of
                               the County Recorder of
                               Washoe County, State of
                               Nevada, on June 27, 1871.

  PARCEL 9:

                             All of Lots 1 and 2, and the
                               South 40.75 feet of Lot 3 in
                               Block B of the ORIGINAL
                               TOWN, NOW CITY OF
                               RENO, according to the
                               map thereof, filed in the
                               office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871.

  PARCEL 10:

                             The South 20 feet of Lot 10,
                               and all of Lots 11, 12, 13,
                               14, 15 and 16, in Block A,
                               of ORIGINAL TOWN,
                               NOW CITY OF RENO,
                               according to the map
                               thereof, filed in the office of
                               the County Recorder of
                               Washoe County, State of
                               Nevada, on June 27, 1871.

                             TOGETHER WITH the East
                               1/2 of the North-South alley
                               running through said Block
                               A, immediately adjoining
                               Lots 11, 12, 13, 14, 15 and
                               16 on the West,  and more
                               particularly described in
                               those certain Orders of
                               Abandonment recorded
                               January 19, 1977 in Book
                               1044, Page 521 as
                               Document No. 445058, and
                               recorded November 14,
                               1985 in Book 2251, Page
                               933 as Document No.
                               1034253 of Official
                               Records.

  PARCEL 11:

                             The East 78 feet of Lot 9
                               and the East 78 feet of the
                               North 30 feet of Lot 10 in
                               Block A of the ORIGINAL
                               TOWN, NOW CITY OF
                               RENO, according to the
                               Official Map thereof, filed
                               in the office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871.

                             Together with that portion
                               of the vacated alley lying
                               Southerly of the Southerly
                               line of West Fifth Street and
                               Westerly of the Westerly
                               line of North Sierra Street
                               adjoining said Lot 9 at its
                               most Northeasterly corner.

  PARCEL 12:

                             A portion of the Southwest
                               1/4 of the Northeast 1/4 of
                               Section 11, Township 19
                               North, Range 19 East,
                               M.D.B&M., lying and
                               being in the City of Reno,
                               County of Washoe,  State
                               of  Nevada,  and more
                               particularly described as
                               follows:

                             The Westerly 74 feet of Lot
                               9 and the Westerly 74 feet
                               of the North 30 feet of Lot
                               10, all in Block A of the
                               ORIGINAL TOWN, NOW
                               CITY OF RENO, according
                               to the official map thereof,
                               filed in the office of the
                               County Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871.

  PARCEL 13:

                             BEGINNING at the
                               Northeast corner of Lot 8,
                               Block A, as shown on the
                               official plat of the town,
                               now City of Reno, Nevada,
                               filed in the office of the
                               County Recorder of Washoe
                               County, Nevada, on June
                               27, 1871; thence Southerly
                               along the Easterly lines of
                               Lots 8 and 7 of said Block
                               A to the Southeast corner of
                               Lot 7; thence Westerly
                               along the Southerly line of
                               Lot 7 and the Southerly line
                               of Lot 7 projected to its
                               intersection with the
                               Easterly line of West Street;
                               thence Northerly along the
                               Easterly line of West Street
                               to the Southerly line of West
                               Fifth Street; thence Easterly
                               along the Southerly line of
                               West Fifth Street to the
                               point of beginning.

  PARCEL 14:

                             Lots 1, 2, 3, 4, 5, 6, in
                               Block A, of ORIGINAL
                               TOWN, NOW CITY OF
                               RENO, according to the
                               map thereof, filed in the
                               office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871, together with
                               that parcel immediately
                               adjoining Lots 5 and 6 on
                               the West, that is more
                               particularly described as
                               follows:

                             BEGINNING at the
                               Northeasterly corner of Lot
                               6, in Block A of
                               ORIGINAL TOWN, NOW
                               CITY OF RENO, according
                               to the map thereof, filed in
                               the office of the County
                               Recorder of Washoe
                               County, State of Nevada, on
                               June 27, 1871; thence
                               Southerly along the Easterly
                               line  of  said Lots  5  and
                               6,  in Block A,  100  feet
                               to  the Southeasterly corner
                               thereof; thence Westerly
                               along the Southerly line of
                               said Lot 5 and the Southerly
                               line of Lot 5 extended
                               Westerly to the Easterly line
                               of West Street, as now
                               located in the City of Reno,
                               a distance of 140 feet;
                               thence Northerly along the
                               Easterly line of West Street
                               100 feet to a point which
                               would be intersected by a
                               line extended Westerly from
                               the Northeasterly corner of
                               said Lot 6 and along the
                               Northerly line of said Lot 6;
                               thence Easterly and along
                               said line and the Northerly
                               line of said Lot 6, a distance
                               of 140 feet to the
                               Northeasterly corner of said
                               Lot 6, the point of
                               beginning; said premises
                               being Lots 5 and 6 in Block
                               A of the TOWN OF RENO,
                               according to the map above
                               mentioned, and that portion
                               of the 40 foot alley around
                               the Town of Reno,
                               according to the map above
                               mentioned, lying Westerly
                               of Lots 5 and 6 and East of
                               the East line of West Street,
                               as now located and between
                               the Northerly and Southerly
                               line of said Lots 5 and 6 if
                               said lines were extended
                               Westerly to the Easterly line
                               of West Street as now
                               located.

                             TOGETHER WITH the
                               West one-half of the
                               North-South alley running
                               through said Block A,
                               immediately adjoining said
                               LOTS 1, 2, 3, 4, 5 and 6 on
                               the East, and more
                               particularly described in
                               those certain Orders of
                               Abandonment recorded
                               January 19, 1977 in Book
                               1044, Page 521 as
                               Document No. 445058, and
                               recorded on November 14,
                               1985 in Book 2251, Page
                               533 as Document No.
                               1034253, Official Records,
                               Washoe County, State of
                               Nevada.

  PARCEL 15:

                             All that certain 20.0 ft. wide
                               alley connecting West
                               Fourth Street with West
                               Fifth Street, Reno, Nevada,
                               lying within Block B of the
                               original Town, now City of
                               Reno, according to the map
                               thereof, filed in the Office
                               of the Washoe County
                               Recorder on June 27, 1871,
                               and within Block B of the
                               Evans North Addition,
                               according to the map
                               thereof, filed in the office of
                               the Washoe County
                               Recorder on December 16,
                               1879.

  PARCEL 16:

                             All that certain 20.0 ft. wide
                               alley lying between Lots 7,
                               8, 9 and 10 of Block A of
                               the Original Town, now
                               City of Reno, according to
                               the map thereof, filed in the
                               office of the Washoe County
                               Recorder on June 27, 1871.

  PARCEL 17: (Air Rights Only)

                             All that certain piece or
                               parcel of land located within
                               a portion of the Northeast
                               1/4 of Section 11, Township
                               19 North, Range 19 East,
                               M.D.B.&M. more
                               particularly described as
                               follows:

                             That certain air space
                               located above Sierra Street
                               commencing at an elevation
                               of 4,521 and extending
                               vertically 32 feet to an
                               elevation of 4,553 feet,
                               which height is measured
                               from the finished floor
                               elevation of the Silver
                               Legacy Casino at 4,503
                               feet, and located directly
                               over that certain parcel of
                               real property described as
                               follows:

                             Commencing at the
                               Southwest corner of Block B
                               Reno Townsite as shown on
                               Record-of-Survey 2665,
                               recorded January 27, 1994,

                             thence North 13 degrees 48'48"
                               West 97.13 feet to the True
                               Point of Beginning

                             thence North 13 degrees 48'48"
                               West 223.17 feet

                             thence South 76 degrees 11'12"
                               West 80.00 feet

                             thence South 13 degrees 48'48" East
                               223.17 feet

                             thence North 76 degrees 11'12"
                               East 80.00 feet to the True
                               Point of Beginning

  PARCEL 18: (Subterranean Rights Only)

                             All that certain piece or
                               parcel of land located within
                               a portion of the Northeast
                               1/4 of Section 11, Township
                               19 North, Range 19 East,
                               M.D.B.&M. more
                               particularly described as
                               follows:

                             That certain subterranean
                               space located beneath Sierra
                               Street commencing at an
                               elevation of 4,480 and
                               extending vertically 20 feet
                               to an elevation of 4,500
                               feet, which height is
                               measured from the finished
                               floor elevation of the Silver
                               Legacy Casino at 4,503
                               feet,  and located directly
                               below that certain parcel of
                               real property described as
                               follows:

                             Commencing at the
                               Southwest corner of Block B
                               Reno Townsite as shown on
                               Record-of -Survey 2665,
                               recorded January 27, 1994,

                             thence North 13 degrees 48'48"
                               West 181.05 feet to the
                               True Point of Beginning

                             thence North 13 degrees 48'48"
  West 24.33 feet

                             thence South 76 degrees 11'12"
  West 80.00 feet

                             thence South 13 degrees 48'48" East
  24.33 feet

                             thence North 76 degrees 11'12"
  East 80.00 feet to the True Point of Beginning

                             EXCEPTING
                               THEREFROM the above
                               Parcels 1 through 18, all
                               those certain parcels as
                               conveyed to THE CITY OF
                               RENO, a Nevada municipal
                               corporation, by Deed of
                               Dedication recorded March
                               9, 1995 in Book 4259, Page
                               956 as Document No.
                               1876631 of Official
                               Records, and as amended by
                               Deed of Dedication recorded
                               May 5, 1995 in Book 4297,
                               Page 667 as Document No.
                               1891266 of Official
                               Records.

  PARCEL 19:

                             Together with the reciprocal
                               easement rights, as
                               contained in those certain
                               Bridge Easements dated
                               May ___, 1995 by and
                               between CIRCUS AND
                               ELDORADO JOINT
                               VENTURE, a Nevada
                               general partnership and
                               CIRCUS CIRCUS
                               CASINO, INC., a Nevada
                               corporation and
                               ELDORADO HOTEL
                               ASSOCIATES LIMITED
                               PARTNERSHIP, a Nevada
                               limited partnership,
                               recorded May __ 1995 as
                               Document Numbers
                               _________________ and
                               _________________ Official
                               Records, Washoe County,
                               Nevada.




                                              EXHIBIT XXII

                [FORM OF SUBORDINATION AND DEBT PUT
  AGREEMENT]




   RECORDING REQUESTED BY:
   AND WHEN RECORDED MAIL TO:

   O'Melveny & Myers
   400 South Hope Street
   Los Angeles, California 90071
   Attention:  Jack B. Hicks, III, Esq.
                                    (267,718-6)


                 Space Above Line for Recorder's Use





           SUBORDINATION AND DEBT PUT AGREEMENT


                 Dated as of May 30, 1995


                            By


             CIRCUS CIRCUS ENTERPRISES, INC.
                ("Subordinated Creditor")


                           and


            CIRCUS AND ELDORADO JOINT VENTURE
                     ("Partnership")


                       In favor of


          FIRST INTERSTATE BANK OF NEVADA, N.A.
         Agent for the Lenders Identified Herein
                 SUBORDINATION AND DEBT PUT AGREEMENT


          NOTICE:  THIS SUBORDINATION AND DEBT PUT AGREEMENT
          RESULTS IN YOUR SECURITY INTEREST IN THE PROPERTY
           BECOMING SUBJECT TO SOME OTHER OR LATER SECURITY
                             INSTRUMENT.


            This SUBORDINATION AND DEBT PUT AGREEMENT, dated as of May 30, 1995 ("Agreement"), is made by CIRCUS CIRCUS ENTERPRISES,
   INC., a Nevada corporation (together with its successors and assigns as holders of the
   Subordinated Notes (as defined below), "Subordinated Creditor"), and CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership
   ("Partnership"), in favor of FIRST INTERSTATE BANK OF NEVADA, N. A., as arranger and administrative agent ("in such capacity, "Agent") for the
Lenders
   identified below.


                                R E C I T A L S


            WHEREAS, Partnership has entered into that certain Credit Agreement dated as of even date herewith with the financial institutions from time to time party thereto (together with Agent, the "Senior Lenders"), Agent, The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency and Societe Generale, as managing agents, and Bank of America, N.T. & S.A., CIBC Inc.
  and Credit Lyonnais, Los Angeles Branch, collectively, as co-agents (said agreement, as it may hereafter be amended, restated, supplemented, waived, extended or otherwise modified from time to time, together with any refinancings thereof, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined); and

            WHEREAS, each Note issued pursuant to the Credit
  Agreement is secured by, among other things

            (a) that certain Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents, executed by Partnership, as trustor, to First American Title Company of Nevada, as trustee, for the benefit of Agent, dated as of even date herewith (the "Senior Deed of Trust") and recorded in the Official Records of the County of Washoe, Nevada ("Official Records") prior to the Subordinated
         Deed of Trust (defined below);

            (b)  that certain Assignment of Rents and
         Revenues, executed by Partnership, as assignor, in favor of Agent, as assignee, dated as of even date herewith (the "Senior Assignment of Rents and Revenues") and recorded in the Official Records prior to the Subordinated Assignment of Leases (defined below) and this Agreement with respect to the real property described in Schedule 1 hereto;

            (c) that certain Security Agreement dated as of even date herewith by and between Partnership and Agent
         (the "Senior Security Agreement"); and

            (d) UCC-1 fixture filings and financing statements recorded and filed contemporaneously herewith.

            The Loan Documents and the other documents described in this recital as of any date, whether now as hereafter existing, as such documents may be consolidated, renewed, replaced, extended, restated, modified, amended or supplemented from time to time through such date are hereinafter collectively referred to as the "Senior Loan Documents."

            WHEREAS, Partnership has issued or will issue one or more notes to Subordinated Creditor evidencing General Partner Subordinated Debt in substantially the form included in Exhibit XVIII to the Credit Agreement (the "Subordinated Notes") pursuant to the Loan Agreement dated as of even date herewith by and between Subordinated Creditor and Partnership in substantially the form included in Exhibit XVIII to the Credit Agreement (the "Subordinated Agreement"); and

            WHEREAS, the Subordinated Notes are secured by:

            (a)  that certain Construction Deed of Trust
         executed by Partnership as trustor, to First American Title Company of Nevada, as trustee, for the benefit of Subordinated Creditor, dated as of even date herewith (the "Subordinated Deed of Trust") and recorded in the Official Records immediately following the Senior Deed of Trust and the Senior Assignment of Rents and Revenues;

            (b) that certain Security Agreement executed by Partnership, as assignor, in favor of Subordinated Creditor; and

            (c)  UCC-1 fixture filings and financing
         statements recorded and filed contemporaneously herewith.

            The Subordinated Note and the documents described in this recital and the immediately preceding recital as of any date, together with any other documents and instruments evidencing, securing, or pertaining to the Subordinated Note, whether now or hereafter existing, as such documents may be consolidated, renewed, replaced, extended, restated, modified, amended or supplemented from time to time through such date in accordance with the terms and conditions of this Agreement, are hereinafter collectively referred to as the "Subordinated Loan Documents;"
  and

            WHEREAS, Senior Lenders are unwilling to provide financial accommodations to Partnership unless
  Subordinated Creditor and Partnership enter into this Agreement;
  and

            WHEREAS, it is a condition precedent to the making of Loans by Senior Lenders under the Credit Agreement that Partnership and Subordinated Creditor shall have executed and delivered this Agreement;

            NOW, THEREFORE, in consideration of the
  premises and in order to induce Senior Lenders to make Loans under the Credit Agreement, the parties hereto hereby agree as follows:

            1.   Certain Defined Terms.  For purposes of
  this Agreement, the following terms shall have the following meanings:

            a.   "Bankruptcy Proceeding" means any
  insolvency, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or other similar proceeding against Partnership, or receivership proceedings, or assignment for the benefit of creditors, or any other marshalling of the assets of Partnership.

            b.   "Distribution of Assets" means any
  distribution of assets of Partnership of any kind or character in exchange for or in payment of the Subordinated Debt, whether (a) a payment, purchase or other acquisition or retirement for cash, property or securities or (b) by way of cancellation, forgiveness or offset of the Subordinated Debt against any Indebtedness owed by Subordinated Creditor to Partnership or (c) payable or deliverable by reason of the payment of any other Indebtedness of Partnership being subordinated to the payment of the Subordinated Debt and, in any case, shall include any assets of any kind or character received by Subordinated Creditor in connection with the realization of security for the Subordinated Debt.

            c. "payment in full," "paid in full" and any similar terms mean payment in full in cash of the Senior
  Obligations, including, without limitation, all principal, interest (whether accruing before or after commencement of a Bankruptcy Proceeding or whether due under the terms of the Credit
  Agreement, but not accrued as a result of the commencement of any such proceeding), costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) of Senior Lenders and Agent as required under the Senior Loan Documents and any advances by Senior Lenders, whether or not deemed obligatory, made (1) to protect the priority, validity or enforceability of the lien of the Senior Deed of Trust, (2) to protect the value or the security of any Collateral pursuant to the Senior Loan Documents, or (3) to cure any Event of Default or Potential Event of Default under any of the Senior Loan Documents. For purposes of this Agreement, the Senior Obligations shall not be deemed to have been paid in full to the extent any payment thereof has been set aside as a result of any proceeding in law or equity.

            d. "Senior Obligations" means all Obligations as that term is defined in the Credit Agreement including, without limitation, all advances made under the Credit Agreement whenever made on or after the Closing Date, any refundings, renewals or extensions of any Indebtedness thereunder or other obligation thereunder and all expenses and attorneys' fees for which Partnership is now or hereafter becomes liable to pay to any Senior Lender.

            e. "Subordinated Debt" means all obligations of Partnership to Subordinated Creditor now or hereafter existing (whether created directly or acquired by assignment or otherwise), with respect to all Indebtedness of Partnership pursuant to the Subordinated Agreement and the other Subordinated Loan
  Documents, and interest and premium, if any, thereon, fees, expenses, indemnity payments, all other amounts payable in respect thereof, and all other amounts due with respect to the foregoing whether arising from breach or contract, in tort or otherwise.

            f.   "Enforcement Action" means any
  foreclosure proceeding, the exercise of any power of sale, the taking of a deed or assignment in lieu of foreclosure, the obtaining of a receiver, or the taking of any other enforcement action against the Collateral or any part thereof, including the taking (except by Managing Partner in the ordinary course of business) of possession, or control of, or the collection of any rents from the Collateral or any part thereof.

            2.  Subordination.

            a. Subordinated Creditor shall not receive or accept any Distribution of Assets from Partnership in respect of principal of or interest on or any other payments in respect of the Subordinated Debt, pursuant to the Subordinated Agreement, the Subordinated Deed of Trust or the other Subordinated Loan
  Documents unless and until payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit; provided, however, that Subordinated Creditor may receive payments permitted under Subsection 7.5 of the Credit Agreement. Upon the occurrence of a Potential Event of Default or Event of Default, Subordinated Creditor hereby covenants to promptly pay over to the Senior Lenders all payments received by Subordinated Creditor during the 90 days preceding the occurrence of such Potential Event of Default or Event of Default. In no event shall the Subordinated Debt be prepaid, in whole or in part, except to the extent permitted by subsection 7.5 of the Credit Agreement, without prior written consent of each Senior Lender.

            b. The Subordinated Deed of Trust and all other Subordinated Loan Documents, the liens thereof, and the rights, powers, and privileges of the trustee and of Subordinated Creditor thereunder are and shall be, with full knowledge and understanding of the effect thereof, unconditionally subject, subordinate, and inferior to the Senior Deed of Trust and all other Senior Loan Documents (including, without limitation, the Senior Security Agreement) and the liens thereof, and the rights, powers, and privileges of the trustee thereunder and of Senior Lenders set forth therein, to the full extent of the Indebtedness now and hereafter secured by the Senior Deed of Trust and all other Senior Loan Documents. In addition, Subordinated Creditor acknowledges that the Subordinated Deed of Trust shall be subject and subordinate to the Skyway Easements and to all leases of space in the Premises.
  The Subordinated Deed of Trust and all other Subordinated Loan Documents, and all of the terms, covenants and conditions and the rights, powers and privileges of the trustee and of Subordinated Creditor thereunder are and shall be subject and subordinate in priority and payment to all of the terms, covenants and conditions of the Senior Deed of Trust and the other Senior Loan Documents (including, without limitation, the Senior Security Agreement) and the rights, powers and privileges of the trustee and of Senior Lenders therein, and to the lien of all renewals, extensions, modifications, amendments, consolidations, spreaders, refinancing, or replacements of the Senior Deed of Trust and the other Senior Loan Documents. Trustee under the Senior Deed of Trust and
  Agent may take any action whatsoever to enforce any term or provision of the Senior Deed of Trust and the other Senior Loan Documents (including, without limitation, the Senior Security Agreement) or to enforce any rights of Agent and Senior Lenders in respect of the Collateral, Subordinated Creditor shall have no right to direct the exercise of any remedy thereunder or with respect thereto and Trustee under the Senior Deed of Trust and Agent shall have no liability for any such action.

            3.   Distributions Held in Trust.  If
  Subordinated Creditor receives any Distribution of Assets of Partnership that Subordinated Creditor is not entitled to retain under the provisions of this Agreement, such payment or assets shall be delivered forthwith by Subordinated Creditor to Agent for the benefit of the Senior Lenders for application to the Senior Obligations, in the form received except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to Agent for the benefit of the Senior Lenders.
  Agent, for the benefit of the Senior Lenders, is irrevocably authorized to supply any endorsement or assignment required under this subsection 3 that may have been omitted. Until so delivered any such payment or collateral shall be held by Subordinated
  Creditor in trust for the Senior Lenders and shall not be commingled with other funds or property of Subordinated Creditor.

            4.   Instruments; Collateral for Senior
  Obligations. If Partnership issues or has issued any instrument or document evidencing the Subordinated Debt (including, without limitation, the Subordinated Loan Documents), each such instrument and document shall bear a conspicuous legend that it is subordinated to the Senior Obligations. Partnership's and Subordinated Creditor's books shall be marked to evidence the subordination of all of the Subordinated Debt to the Senior Obligations. Agent for the Senior Lenders is authorized to examine such books from time to time during normal business hours and to make any notations required by this Agreement.

            5.   Insolvency, Dissolution, Etc. of
  Partnership.

            a. In the event of any dissolution, winding up, liquidation, reorganization or other similar proceedings with respect to Partnership, its property or its operations (whether in a Bankruptcy Proceeding or otherwise), all Senior Obligations (including, without limitation, interest on Senior Obligations at the rate stated in subsection 2.2E of the Credit Agreement from the date of filing any petition in bankruptcy to the date of payment whether or not allowed as a claim) shall first be paid in full before Subordinated Creditor shall be entitled to receive or retain any Distribution of Assets of Partnership with respect to the Subordinated Debt. In any such proceedings, any Distribution of Assets to which Subordinated Creditor would be entitled if the Subordinated Debt were not subordinated to the Senior Obligations shall be paid by the trustee or agent or other person making such payment or distribution, or by Subordinated Creditor if received by it, directly to Agent for the benefit of the Senior Lenders to the extent necessary to make payment in full of all Senior Obligations remaining unpaid, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders.

            b. At any time and from time to time after the occurrence and during the continuation of an Event of Default under the Senior Loan Documents until payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit, Subordinated Creditor shall duly and promptly take such action as Agent for the benefit of the Senior Lenders may reasonably request (i) to collect the Subordinated Debt for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (ii) to execute and deliver to any Senior Lenders such powers of attorney, assignments, or other instruments as it may reasonably request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (iii) to collect and receive any and all payments or distributions that may be payable or deliverable upon or with respect to the Subordinated Debt. Subordinated Creditor shall have the rights provided in subsection 20(b) that result from any payment to Senior Lenders under this subsection 5(b).

            6.   Power of Attorney.

            a. Subordinated Creditor hereby irrevocably authorizes and empowers Agent for the benefit of the Senior
  Lenders (and its representative or representatives) to demand, sue for, collect and receive all payments and distributions under the Subordinated Agreement and give acquittance therefor and to file and enforce claims and proofs of claims or suit and take all such other actions (including, without limitation, voting the Subordinated Debt (including in connection with any liquidation, reorganization or arrangement) or enforcing any security interest or other lien securing payment of the Subordinated Debt) in the name of Subordinated Creditor or otherwise, as the Senior Lenders determine to be necessary or appropriate at any time and from time to time after the occurrence and during the continuation of an Event of Default under the Senior Loan Documents; provided however, that if Agent has failed to file a proof of claim with respect to the Subordinated Debt in any Bankruptcy Proceeding and 7 or fewer calendar days remain until the claims' bar date in such proceeding, then, in such event, Subordinated Creditor may file such proof of claim. This authorization to file and enforce claims and proofs of claims and to vote such claims (the "Authorization") includes the authorization to vote or decline to vote such claims on any matter whatsoever and specifically includes the authority to vote such claims to approve a plan of reorganization, including such plan that provides for the distribution on the Subordinated Debt of only equity in the reorganized debtor. Additionally, Agent may, pursuant to the Authorization, decline to take certain actions with respect to the Subordinated Debt, including, by way of example and not limitation, declining to request adequate protection for Subordinated Creditor's collateral or declining to object to any priming lien thereon. In the event any Governmental Authority or other Person does not recognize or accept Agent's right to act on behalf of the Subordinated Creditor pursuant to this Section 6a, Subordinated Creditor agrees to take such lawful action as is directed by Agent in accordance with this Section 6a. In no event shall Subordinated Creditor waive, forgive or cancel any claim Subordinated Creditor may now or hereafter have against Partnership.

            Subordinated Creditor agrees that, upon the commencement of any Bankruptcy Proceeding or action or proceeding against Partnership to recover all or any part of the Subordinated Debt prior to payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit, Agent, on behalf of Senior Lenders, shall have the right to vote the rights of Subordinated Creditor in any such Bankruptcy Proceeding, or action or proceeding against Partnership to recover all or any part of the Subordinated Debt, in a manner that benefits Senior Lenders and without regard to whether Subordinated Creditor is benefitted or receives more than equity interests in Partnership in exchange for its claims against Partnership.

            b. In no event shall any Senior Lender be liable to Subordinated Creditor for any failure to prove the Subordinated Debt, to exercise any right with respect thereto or to collect any sums payable thereon. Subordinated Creditor agrees to protect, indemnify, pay and save harmless, Agent and Senior Obligation Holders from and against any and all claims or demands, asserted by (or on behalf of) Subordinated Creditor and any and all liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) related thereto that Agent or Senior Lender or both may incur or be subject to as a consequence, direct or indirect of any action in foreclosure under the Senior Deed of Trust or other Senior Loan Documents.

            7.   Agreements by Subordinated Creditor.

            a.   Subordinated Creditor has reviewed the
  Credit Agreement, and Subordinated Creditor hereby consents to and approves of the provisions contained therein. Subordinated Creditor acknowledges that there are no conditions precedent to the effectiveness of this Agreement other than execution by Senior Lenders of the Credit Agreement, and that this Agreement is in full force and effect and is binding on Subordinated Creditor upon Subordinated Creditor's execution and delivery of this Agreement, regardless of whether the Senior Lenders obtain collateral or any guaranties from others or take any other action contemplated by Subordinated Creditor. Without affecting the rights of Senior Lenders or Partnership under the Credit Agreement, Subordinated Creditor agrees that, except to the extent that the Credit Agreement provides for the consent of or notice to Subordinated Creditor, the Senior Lenders may, at any time and from time to time, without the consent of or notice to Subordinated Creditor, without incurring responsibility to Subordinated Creditor, and without impairing or releasing the rights of any of the Senior Lenders, or any of the obligations of Subordinated Creditor hereunder:

            (i) change the amount, manner, place or terms of payment or change or extend the time of payment of or renew or alter Senior Obligations or amend the Credit Agreement in any manner or enter into or amend in any manner any other agreement relating to the Senior Obligations (provided, however, that no such amendment shall, without the consent of Subordinated Creditor, affect Subordinated Creditor's right to receive payments as permitted by subsection 7.5 of the Credit Agreement);

            (ii) Sell, exchange, release or otherwise deal with any property by whomever at any time pledged or mortgaged to secure, or however securing, the Senior
         Obligations;

            (iii) Release anyone (including any guarantor) liable in any manner for the payment or collection of the Senior Obligations;

            (iv) Exercise or refrain from exercising any rights against Partnership and others (including any guarantor or Subordinated Creditor);

            (v)  Apply any sums by whomever paid or
         however realized to the Senior Obligations; or

            (vi) Take any other action that otherwise might be deemed to impair the rights of Subordinated Creditor.

            Subordinated Creditor's obligations hereunder shall be performed in accordance with and to the extent required by this Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Notes or the Credit Agreement or any other document related thereto or the rights of the Senior Lenders with respect thereto.
  The obligations of Subordinated Creditor under this Agreement shall be absolute and unconditional irrespective of:

            (i) any lack of genuineness, legality, validity, enforceability or value of the Credit Agreement, the Notes or any other agreement or instrument relating thereto or any Collateral;

            (ii) any failure to pay any taxes that may be payable with respect to the issuance or transfer of the Notes; or any failure to obtain any authorization or approval from or other action by, or to notify or file with, any Governmental Authority required in connection with the issuance or transfer of the Notes;

            (iii) any impossibility or impracticality of performance, force majeure, any act of any government, or any other circumstance that might constitute a defense available to, or a discharge of, the Partnership in respect of the Notes or the Credit Agreement or Subordinated Creditor in respect of this Agreement or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section;

            (iv) the fact that the Senior Obligations or any claim for the Senior Obligations is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable law; or

            (v) whether any Person to whom Senior Lenders make disbursements of the proceeds of the Loans in accordance with the Credit Agreement applies such proceeds for purposes other than those provided for in the Credit Agreement and any such application shall not defeat the subordination herein in whole or in part.

            b. Subordinated Creditor (i) will not, without the prior written consent of the Senior Lenders, accelerate the Subordinated Debt, and (ii) agrees that until payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit, Subordinated Creditor shall neither commence nor join with any other creditor of Partnership to commence any Bankruptcy Proceeding or commence any action or proceeding against Partnership to recover all or any part of the Subordinated Debt before any Governmental Authority or other entity with power to bind the parties to its decisions.

            c. Subordinated Creditor agrees that, until payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit, the Subordinated Loan and the lien of the Subordinated
  Loan Documents shall be subordinate to all leases of space in the Collateral. Senior Lenders and Subordinated Creditor hereby agree that Senior Lenders shall be entitled to seek the appointment of a receiver for the Collateral to collect rents, pursuant to the terms of Senior Loan Documents and the Subordinated Loan Documents, respectively, and this Agreement.


            8.   Waivers.  Partnership and Subordinated
  Creditor each hereby waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to the remedy of specific performance of this Agreement in any action brought therefor by any Senior Lender. To the fullest extent permitted by law, Partnership and Subordinated Creditor each hereby further waives: promptness, diligence, presentment, demand, protest, notice of protest, notice of default or dishonor, notice of payment or nonpayment and any and all other notices and demands of any kind in connection with all negotiable instruments evidencing all or any portion of the Senior Obligations or the Subordinated Debt to which Partnership or Subordinated Creditor may be a party; notice of the acceptance of this Agreement; notice of any loans made, extensions granted or other actions taken in reliance hereon; all other demands and notices of every kind in connection with this Agreement, the Senior Obligations or the Subordinated Debt; any right to require marshalling of the assets of Partnership; any defense based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; any provisions of law that conflict with this Agreement and any legal or equitable discharge of Subordinated Creditor's obligations hereunder; the benefit of any statute of limitations; any rights of setoff, recoupment and counterclaim, promptness and diligence by Agent or Senior
  Lenders; any defenses arising from the incapacity, lack of authority or any disability or other defense of Partnership; any defense based on any Senior Lender's errors or omissions in the administration of
  the Obligations (other than    willful misconduct); any defenses or
  benefits that may be derived from or afforded by law that limit or exonerate guarantors or sureties, including, without limitation, Nevada Revised Statutes Sections 40.430-40.459, 40-475 and
  40.485 as permitted by Nevada Revised Statute Section 40.495, and any successor provisions; and any right to require that the Senior Lenders exhaust any right or take any action against Partnership or any other person or entity or any collateral or pursue any other remedy in the power of Senior Lenders whatsoever..

            9.   Representations and Warranties.
  Subordinated Creditor hereby represents, warrants and covenants to the Senior Lenders, which representations, warranties and covenants shall be true and correct as of the date hereof and throughout the term of this Agreement, that:

            a. Subordinated Creditor has not heretofore assigned or transferred any of the Subordinated Debt, any interest therein or any collateral or security pertaining thereto; Subordinated Creditor is the true and lawful holder and owner of the Subordinated Note; the Subordinated Note and the Subordinated Agreement delivered to the Senior Lenders are true and correct and have not been amended or modified in any way; and the Subordinated Note is free and clear of any defense, offset, counterclaim or other adverse claims and any liens, encumbrances or security interests.

            b. There are no agreements or understandings, written or oral, by Subordinated Creditor with Partnership other than as set forth in the Subordinated Agreement and the Joint Venture Agreement with respect to the obligations evidenced by the Subordinated Agreement and Subordinated Creditor has not heretofore given any subordination in respect of the Subordinated Debt.

            c. Each of the representations and warranties given by Subordinated Creditor in the Circus Completion Guaranty is true, correct and complete in all material respects and is incorporated in this Agreement as if set forth fully in this Agreement.

            10. Negative Covenants. Until payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit, without the consent of all Senior Lenders:

            a.   Except as expressly permitted in this
  Agreement and the Credit Agreement, Partnership shall not, directly or indirectly, make any payment on account of or grant a security interest in, mortgage, pledge, assign or transfer any properties to satisfy or secure all or any part of the Subordinated Debt or in any way amend or modify the Subordinated Note, the Subordinated Agreement or any other Subordinated Loan Document.

            b.   Except as expressly permitted in this
  Agreement, Subordinated Creditor shall not demand or accept, directly or indirectly, from Partnership or any Affiliate of Partnership, any payment or collateral to satisfy or secure all or any part of or exercise any remedy under the Subordinated Debt nor shall Subordinated Creditor release, exchange, extend the time of payment of, compromise, set off or otherwise discharge or enforce any part of the Subordinated Debt or in any way amend or modify the Subordinated Debt, the Subordinated Loan Documents or this
  Agreement.

            c. Subordinated Creditor shall not hereafter give any subordination in respect of the Subordinated Debt, convert any or all of the Subordinated Debt to capital stock or other securities of Partnership, or transfer or assign any of the Subordinated Debt to any person other than the Senior Lenders without the consent of Senior Lenders.

            d. Partnership will not issue any instrument, security or other writing evidencing any part of the Subordinated Debt other than the Subordinated Note, and Subordinated Creditor shall not receive any such writing or transfer or assign any of the Subordinated Debt, except upon the prior written approval of the Senior Lenders.

            e.   The Subordinated Debt and the Subordinated
  Loan Documents shall not be cross-defaulted or cross-collateralized with any other loan or any security interest encumbering any other property other than pursuant to the provisions of the Credit Agreement and the Subordinated Agreement (it being understood that a cross-default is a default of an obligor that occurs under the terms of one agreement as a direct and express result of a default by such obligor under the terms of another agreement).

            f. Subordinated Creditor shall not transfer or assign the Subordinated Debt or the Subordinated Loan Documents or any claim that Subordinated Creditor has or may have against Partnership or the Premises, without Senior Lenders' prior written consent, which may be granted or denied in Senior Lenders' sole and complete discretion. In the event that Subordinated Creditor, its nominee or designee, obtains title to the Collateral pursuant to an Enforcement Action or otherwise, Subordinated Creditor shall not thereafter transfer its interest in the Collateral without Senior Lenders' prior written consent, which may be granted or denied in Senior Lenders' sole and complete discretion. Neither Partnership nor Subordinated Creditor otherwise shall take or permit any action prejudicial to or inconsistent with the priority of the Senior Lenders over Subordinated Creditor that is created by this Agreement.

            11.  Put and Call Option.

            a.   In the event that Subordinated Creditor
  violates any provision of subsection 6(a) or 7(b) or begins any Enforcement Action or (other than as expressly permitted by subsection 6(a)) attempts to assert any of its rights in any Bankruptcy Proceeding which assertion could prevent Agent on behalf of Senior Lenders from exercising the rights granted to Agent and Senior Lenders by Subordinated Creditor in accordance with subsection 6(a) or challenges or attempts to invalidate the rights granted to Agent and Senior Lenders in subsection 6(a), then, and upon the demand of Agent on behalf of the Senior
  Lenders, Subordinated Creditor will, at the time, in the manner and otherwise as hereinafter set forth, cause the Senior Obligations to be paid in full. Such payment in full shall be made by Subordinated Creditor not later than 12:00 noon (Pacific Time) on a Business
  Day at the Funding and Payment Office not less than 5 (five) days after the date of such demand for purchase, at a purchase price of the total of the then unpaid principal amount of the Loans, plus unpaid interest thereon accrued (or that otherwise would accrue but for the commencement of a Bankruptcy Proceeding) to the date of payment in full of such purchase price, plus the unpaid amount of all other Senior Obligations (collectively, the "Purchase Price").
  The Purchase Price shall be paid by Subordinated Creditor in immediately available funds to the Agent. Promptly after such payment, each Senior Lender holding a Note shall deliver and endorse such Note without recourse over to Subordinated Creditor and shall assign its interests under the Collateral Documents to Subordinated Creditor. Subordinated Creditor hereby agrees that the payment in full of the Purchase Price made by it hereunder shall be without recourse to or representation or warranty (other than the representation and warranty by each Senior Lender that it is the legal and beneficial owner of the Senior Obligations held by such Senior Lender free and clear of any adverse claim) by any such Senior Lenders.

            (b)  IF SUBORDINATED CREDITOR SHALL
  FAIL TO PAY THE PURCHASE PRICE, AS AFORESAID,
  SUBORDINATED CREDITOR (I) AGREES THAT IT WILL BE
  UNCONDITIONALLY LIABLE TO THE SENIOR LENDERS
  FOR LIQUIDATED DAMAGES (FOR THE LOSS OF A
  BARGAIN AND NOT AS A PENALTY), FOR THE AMOUNT
  OF SUCH PURCHASE PRICE PLUS 10% OF THE AMOUNT
  OF THE PURCHASE PRICE AND ALL COSTS AND
  EXPENSES, IF ANY, INCURRED BY THE SENIOR LENDERS
  IN ENFORCING THIS AGREEMENT AND (II) IRREVOCABLY
  WAIVES TO THE FULL EXTENT PERMITTED BY
  APPLICABLE LAW ANY RIGHT OR DEFENSE
  SUBORDINATED CREDITOR MAY HAVE TO CAUSE THE
  SENIOR LENDERS TO PROVE THE CAUSE OR AMOUNT OF
  SUCH DAMAGES OR TO MITIGATE THE SAME. THE
  AMOUNT PAID TO AND RETAINED BY SENIOR LENDERS
  UNDER THIS SECTION ARE LIQUIDATED DAMAGES AND
  SHALL BE SENIOR LENDERS' SOLE REMEDY IN THE
  EVENT OF SUBORDINATED CREDITOR'S  FAILURE TO PAY
  THE PURCHASE PRICE.  THE PARTIES HERETO
  EXPRESSLY AGREE AND ACKNOWLEDGE THAT SENIOR
  LENDERS' ACTUAL DAMAGES IN THE EVENT OF A
  DEFAULT BY SUBORDINATED CREDITOR WOULD BE
  EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN
  AND THAT THE AMOUNT OF THE PURCHASE PRICE PLUS
  10% OF THE AMOUNT OF THE PURCHASE PRICE
  REPRESENTS THE PARTIES REASONABLE ESTIMATE OF
  SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE
  CONTRARY CONTAINED IN THIS SECTION 11(b), SENIOR
  LENDERS AND SUBORDINATED CREDITOR AGREE THAT
  THIS LIQUIDATED DAMAGES PROVISION IS NOT
  INTENDED AND SHOULD NOT BE DEEMED OR
  CONSTRUED TO LIMIT IN ANY WAY SUBORDINATED
  CREDITOR'S INDEMNITY OBLIGATIONS UNDER SECTIONS
  6 AND 12.

       (c) At any time after the occurrence and during the continuation of an Event of Default under the Senior Loan
  Documents Subordinated Creditor shall be entitled, but shall not be obligated, to pay in full or cause payment in full of the Purchase Price. Subordinated Creditor shall give each Senior Lender and Agent written notice of its intention to make such payment no less than 5 Business Days prior to the proposed payment date. Such payment shall be made no later than noon on such proposed payment date in the amount of the Purchase Price described in subsection 11(a) above at the Funding and Payment Office in immediately available Funds to the Agent. Promptly after such payment, each Senior Lender holding a Note shall deliver and endorse such Note without recourse over to Subordinated Creditor and shall assign its interests under the Collateral Documents to Subordinated Creditor. Subordinated Creditor agrees that the payment in full of the Senior Obligations made by it hereunder shall be without recourse to or representation or warranty (other than the representation and warranty by each Senior Lender that it is the legal and beneficial owner of the Senior Obligations held by such Senior Lender free and clear of any adverse claims) by any such Senior Lenders.


            12.  Taxes, Authorizations, Etc.  (a)
  Subordinated Creditor will pay any stamp or other tax (including any interest and penalties) with respect to the payment in full of the Senior Obligations pursuant to Section 11 of this Agreement. If any such tax is paid by the Senior Lenders, Subordinated Creditor will, upon demand of the Senior Lenders and whether or not such tax shall be correctly or legally asserted, indemnify the Senior Lenders for such payment, together with any interest, penalties and expenses in connection therewith.

            (b) Subordinated Creditor will use its best efforts to obtain any authorization or approval (including exchange control approval) or other action by, and will give any notice to or make any filing with, any Governmental Authority required in connection with the transfer of the Notes to Subordinated Creditor upon any purchase pursuant to this Agreement.

            13. Financial Matters. Subordinated Creditor has established adequate and independent means of obtaining from Partnership on a continuing basis financial and other information pertaining to the financial condition of Partnership. Subordinated Creditor agrees to keep adequately informed from such means of any facts, events or circumstances that might in any way affect Subordinated Creditor's risks hereunder, and Subordinated Creditor further agrees that no Senior Lender shall have any obligation to disclose to Subordinated Creditor information or material acquired by such Senior Lender in the course of its relationship with Partnership. Subordinated Creditor understands that there may be various agreements among the Senior Lenders and Partnership evidencing and governing the Senior Obligations and Subordinated Creditor acknowledges and agrees that such agreements are not intended to confer any benefits on Subordinated Creditor and that no Senior Lender shall have any obligation to Subordinated Creditor or any other Person to exercise any rights, enforce any remedies, or take any actions that may be available to it under such agreements.

            14. Reliance. Subordinated Creditor understands that in reliance upon the terms and provisions of this Agreement, specific monetary and other obligations are being entered into and will be entered into by the Senior Lenders that would not be made or entered into but for reliance on this Agreement. Subordinated Creditor further understands that this Agreement constitutes a continuing offer to all persons who become holders of, or continue to hold Senior Obligations (whether such Senior Obligations was created or acquired before or after the date of this Agreement).

            15.  Insurance Proceeds and Condemnation
  Awards. In the event of a casualty to the buildings or improvements constructed on the Premises or a condemnation or taking under a power of eminent domain of the Premises, or the buildings or improvements thereon, Senior Lenders shall have a first and prior interest in and to any payments, awards, proceeds, distributions, or consideration arising from any such event (the "Award"), provided that if the amount of the Award is in excess of all Senior Obligations, such excess Award shall be paid to or held by Senior Lenders (or any other person) for the benefit of the persons or entities legally entitled thereto. Notwithstanding the foregoing, in the event of casualty or condemnation, Senior Lenders shall release the Awards from any such event to Partnership if and to the extent required by the terms and conditions of the Senior Loan Documents in order to repair and restore the Premises in accordance with the terms and provisions of the Senior Loan Documents. Awards made available to Partnership for the repair or restoration of the buildings or improvements on the Premises shall not be subject to attachment by Subordinated Creditor.

            16.  Amendments, Etc.  No amendment,
  modification, termination or waiver of any provision of this Agreement, or consent to any departure by Subordinated Creditor or Partnership therefrom, shall in any event be effective without the written concurrence of Requisite Lenders under the Credit Agreement. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            17. Entire Agreement. This writing is intended by Subordinated Creditor, Partnership and Senior Lenders as the final expression of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement. There are no conditions to the full effectiveness of this Agreement, other than execution by Senior Lenders of the Credit Agreement. If there is any conflict between the terms hereof and the terms of any other documents executed in connection with the Credit Agreement, the terms of such documents shall be read together so as to provide the Senior Lenders with the broadest possible range of rights and remedies.

            18. Notices. Any communications between and among Agent, Senior Lenders, Subordinated Creditor and
  Partnership and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex, facsimile transmission or cable by 5:00 p.m. (Pacific Time) on a Business Day to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon Agent or Senior Lenders or Subordinated Creditor or Partnership under or relating to this Agreement shall not be effective until received.

            19.  Expenses.  Subordinated Creditor and
  Partnership jointly and severally agree to pay, upon demand, to Agent for the benefit of the Senior Lenders the amount of any and all reasonable expenses, including the reasonable fees and expenses of their respective counsel, that the Senior Lenders may incur in connection with the exercise or enforcement of any of their rights or interests hereunder.

            20.  Validity of the Subordinated Debt and
  Senior Obligations.

            a.   The provisions of this Agreement
  subordinating the Subordinated Debt are solely for the purpose of defining the relative rights of the Senior Lenders and Subordinated Creditor and shall not impair, as between Subordinated Creditor and Partnership, the obligation of Partnership, which is unconditional and absolute, to pay the Subordinated Debt in accordance with its terms, nor shall any such provisions, except as otherwise set forth herein, prevent Subordinated Creditor from exercising all remedies otherwise permitted by applicable law or under any instrument or agreement evidencing the Subordinated Debt upon default thereunder, subject to the rights of the Senior Lenders hereunder to receive cash, property or securities or any other Distribution of Assets otherwise payable or deliverable to Subordinated Creditor until the payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit. This agreement shall provide no rights or remedies to any Person other than Agent, Senior Lenders and Subordinated Creditor.

            b. Subordinated Creditor shall be subrogated to all rights of the Senior Lenders against Partnership in respect of any amounts paid to the Senior Lenders directly or indirectly by Subordinated Creditor pursuant to the provisions of this Agreement; provided that Subordinated Creditor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until payment in full of all Senior Obligations (including without limitation, any Protective Advances), the termination of all Commitments and the expiration or cancellation of all Letters of Credit.

            c. This Agreement is effective notwithstanding any defect in the validity or enforceability of any instrument or document evidencing the Senior Obligations.

            21.  Termination.  This Agreement is a
  continuing agreement and shall remain in full force and effect until three-hundred sixty-seven (367) days after payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit. Neither the dissolution nor the bankruptcy or dissolution of Subordinated Creditor shall effect a termination hereof. Until payment in full of all Senior Obligations, the termination of all Commitments, and the expiration or cancellation of all Letters of Credit, any Senior Lender may, without notice to Subordinated Creditor, extend or continue credit and make other financial accommodations to or for the account of Partnership in reliance upon this Agreement.

            22. Successors. This Agreement shall be binding upon Subordinated Creditor and its successors and assigns. This Agreement shall inure to the benefit of Senior Lenders, Agent, Partnership and their respective successors and assigns.
  Subordinated Creditor shall not assign this Agreement or any of the rights or obligations of Subordinated Creditor hereunder without the prior written consent of all Senior Lenders. Subject to subsection
  10.1 of the Credit Agreement and as part of an assignment, participation or any transfer of its interests in any Loan, any Senior Lenders may, without notice or consent, assign its interest in this Agreement in whole or in part. The terms and provisions of this Agreement shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon Senior Lenders and Agent shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

            23.  Counterparts.  This Agreement may be
  executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

            24.  Duties of Senior Lenders Limited.  THE
  RIGHTS GRANTED TO THE SENIOR LENDERS IN THIS
  AGREEMENT ARE SOLELY FOR THEIR PROTECTION
  AND NOTHING HEREIN CONTAINED (I) IMPOSES ON
  ANY SENIOR LENDER ANY DUTIES WITH RESPECT TO
  ANY PROPERTY EITHER OF PARTNERSHIP OR OF
  SUBORDINATED CREDITOR HERETOFORE OR
  HEREAFTER RECEIVED BY ANY SENIOR LENDER NOR
  (II) SHALL BE DEEMED TO CONSTITUTE ANY SENIOR
  LENDER THE AGENT OF SUBORDINATED CREDITOR
  FOR ANY PURPOSE NOR CREATE ANY FIDUCIARY DUTY
  BETWEEN ANY SENIOR LENDER AND SUBORDINATED
  CREDITOR.  AS BETWEEN SENIOR LENDERS AND
  SUBORDINATED CREDITOR, NO SENIOR LENDER HAS
  ANY DUTY TO PRESERVE RIGHTS AGAINST PRIOR
  PARTIES ON ANY INSTRUMENT OR CHATTEL PAPER
  RECEIVED FROM PARTNERSHIP OR SUBORDINATED
  CREDITOR AS COLLATERAL SECURITY FOR THE
  SENIOR OBLIGATIONS OR ANY PORTION THEREOF.  AS
  BETWEEN SENIOR LENDERS AND SUBORDINATED
  CREDITOR, NO ACTION OR INACTION WITH RESPECT
  TO ANY COLLATERAL FOR THE SENIOR OBLIGATIONS;
  NOR ANY AMENDMENT TO ANY OF THE SENIOR LOAN
  DOCUMENTS OR ANY OTHER INSTRUMENT OR
  AGREEMENT RELATING TO, SECURING OR
  GUARANTEEING ANY OF THE SENIOR OBLIGATIONS;
  NOR ANY EXERCISE OR NON-EXERCISE OF ANY RIGHT,
  POWER OR REMEDY UNDER OR IN RESPECT OF ANY OF
  THE SENIOR OBLIGATIONS OR ANY INSTRUMENT OR
  AGREEMENT RELATING TO, SECURING OR
  GUARANTEEING ANY OF THE SENIOR OBLIGATIONS;
  NOR ANY WAIVER, CONSENT, RELEASE, INDULGENCE,
  EXTENSION, RENEWAL, MODIFICATION, DELAY OR
  OTHER ACTION, INACTION OR OMISSION IN RESPECT
  OF ANY OF THE SENIOR OBLIGATIONS OR ANY
  INSTRUMENT OR AGREEMENT RELATING TO,
  SECURING OR GUARANTEEING ANY OF THE SENIOR
  OBLIGATIONS SHALL IN ANY EVENT GIVE RISE TO ANY
  CLAIM AGAINST ANY SENIOR LENDER OR ANY
  OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF SUCH
  SENIOR LENDER.

            25.  Additional Documentation.  Partnership and
  Subordinated Creditor shall execute and deliver to the Agent such further instruments and shall take such further action as Agent or any Senior Lender may at any time reasonably request in order to carry out the provisions and intent of this Agreement.

            26. Severability. In case any provision in or obligation under this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            27.  Waiver of Jury Trial.  SUBORDINATED
  CREDITOR, PARTNERSHIP, AGENT AND EACH SENIOR
  LENDER EACH HEREBY AGREES TO WAIVE ITS
  RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM
  OR CAUSE OF ACTION BASED UPON OR ARISING OUT
  OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Subordinated Creditor, Partnership, and by their acceptance of the benefits hereof, Agent and each Senior Lender each (i) acknowledges that this waiver is a material inducement for Subordinated Creditor, Partnership, Agent and each Senior Lender Holder to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement and that each will continue to rely on the waiver in related future dealings (ii) further warrants and represents that each has reviewed this waiver with legal counsel, and that each knowingly and voluntarily waives jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY
  NOT BE MODIFIED EITHER ORALLY OR IN WRITING,
  AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT
  AMENDMENTS, RENEWALS, SUPPLEMENTS OR
  MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

            28.  Governing Law.   THIS AGREEMENT
  SHALL BE GOVERNED BY, AND CONSTRUED AND
  ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS
  OF THE STATE OF NEVADA, WITHOUT REGARD TO
  CONFLICTS OF LAWS PRINCIPLES.

            29.  Consent to Jurisdiction and Service of
  Process.  ALL JUDICIAL PROCEEDINGS BROUGHT
  AGAINST SUBORDINATED CREDITOR ARISING OUT OF
  OR RELATING TO THIS AGREEMENT MAY BE BROUGHT
  IN ANY STATE OR FEDERAL COURT OF COMPETENT
  JURISDICTION IN THE STATE OF NEVADA, AND BY
  EXECUTION AND DELIVERY OF THIS AGREEMENT
  SUBORDINATED CREDITOR ACCEPTS FOR ITSELF AND
  IN CONNECTION WITH ITS PROPERTIES, GENERALLY
  AND UNCONDITIONALLY, THE EXCLUSIVE
  JURISDICTION OF THE AFORESAID COURTS AND
  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS
  AND IRREVOCABLY AGREES TO BE BOUND BY ANY
  JUDGMENT RENDERED THEREBY IN CONNECTION
  WITH THIS AGREEMENT. Subordinated Creditor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Subordinated Creditor at its address provided in
  Section 18, such service being hereby acknowledged by Subordinated Creditor to be sufficient for personal jurisdiction in any action against Subordinated Creditor in any such court and to be otherwise effective and binding service in every respect.
  Nothing herein shall affect the right to serve process in any other manner permitted by law.

            30.  All Action Required to be Lawful.  No
  provision of this Agreement shall require any party hereto to take any action or fail to take any action that would violate any Gaming Law.

            31.  Capacity of Subordinated Creditor.  This
  Agreement applies to Subordinated Creditor only in its capacity as a holder of General Partner Subordinated Debt.

       [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, Subordinated Creditor and Partnership each has caused this Agreement to be duly executed and delivered for the benefit of the Senior Lenders by its officer thereunto duly authorized as of the date first above written.

                      Partnership

                      CIRCUS AND ELDORADO JOINT
  VENTURE
                      a Nevada general partnership

                      By:  GALLEON, INC.,
                           a Nevada Corporation
                           Its:  Managing General Partner

                           By:
  _________________________

  Title:________________________

                      Notice
                      Address:  c/o Circus Circus
  Enterprises,                            Inc.
                                2880 Las Vegas
  Boulevard South
                                Las Vegas, Nevada
  89109
                                Attention:  General
  Counsel

                      By:  ELDORADO LIMITED
  LIABILITY COMPANY
                      Its:  General Partner

                           By:  ELDORADO HOTEL
  ASSOCIATES
                                LIMITED
  PARTNERSHIP, a Nevada
                                Limited Partnership
                           Its: manager

                                By:  HOTEL-
                                       CASINO
                                       MANAGEMEN
                                       T, INC.,
                                     a Nevada
  corporation
                                Its: general partner

                                     By:
  ____________________

  Title:___________________

                                By:  RECREATIONA
                                       L
                                       ENTERPRISES,
                                       INC., a Nevada
                                       corporation
                                Its: general partner


  By:_____________________

  Title:__________________


                      Notice
                      Address:  c/o Eldorado Hotel
  Casino
                                345 N. Virginia Street
                                Reno, Nevada 89508
                                Attention:  General
  Counsel

                      By:  EXECUTIVE COMMITTEE

                           By:
  ________________________

  Title:_______________________

                           By:
  ________________________

  Title:_______________________

  NOTICE:   THIS SUBORDINATION AND DEBT PUT
              AGREEMENT CONTAINS PROVISIONS THAT
              ALLOW THE PERSON OBLIGATED ON YOUR
              REAL PROPERTY SECURITY TO OBTAIN A
              LOAN, A PORTION OF WHICH MAY BE
              EXPENDED FOR OTHER PURPOSES THAN
              IMPROVEMENT OF THE PROPERTY.


                      SUBORDINATED CREDITOR

                      CIRCUS CIRCUS ENTERPRISES,
  INC.

                      By:
  ___________________________
                           Title:


                      Notice
                      Address:  2880 Las Vegas Boulevard South
                                Las Vegas, Nevada 89109
                                Attention:  General Counsel

   Accepted this _____ day of
   ______________, 1995:

   AGENT

   FIRST INTERSTATE BANK OF NEVADA,
   N.A.

       By:__________________________
       Title:_______________________

   Notice
   Address: Suite 400
            3800 Howard Hughes Parkway
            Las Vegas, Nevada  89109
            Attention:_________________

   STATE OF NEVADA    )
                      ) ss
   COUNTY OF                    )


            This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
   ______________________________________________ of/for CIRCUS AND
   ELDORADO JOINT VENTURE.



   ____________________________
   Notary Public




   STATE OF NEVADA    )
                      ) ss
   COUNTY OF                    )


            This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
   ______________________________________________ of/for CIRCUS AND
   ELDORADO JOINT VENTURE.



   ____________________________
   Notary Public

   STATE OF NEVADA    )
                      ) ss
   COUNTY OF                    )


            This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
   ______________________________________________ of/for CIRCUS AND
   ELDORADO JOINT VENTURE.



   ____________________________
   Notary Public




   STATE OF NEVADA    )
                      ) ss
   COUNTY OF                    )


            This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
   ______________________________________________ of/for CIRCUS AND
   ELDORADO JOINT VENTURE.



   ____________________________
   Notary Public

   STATE OF NEVADA    )
                      ) ss
   COUNTY OF                    )


            This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
   ______________________________________________ of/for CIRCUS CIRCUS
   ENTERPRISES, INC.



   ____________________________
   Notary Public




   STATE OF NEVADA    )
                      ) ss
   COUNTY OF                    )


            This instrument was acknowledged before me on May ___, 1995, by ____________________________________ as
   ______________________________________________ of/for      FIRST INTERSTATE
   BANK OF NEVADA, N.A.



   ____________________________
   Notary Public

                               SCHEDULE 1


                      Description of Real Property